Filed Pursuant to Rule 424(b)(3)
Registration No. 333-218478

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Navig8 Product Tankers Inc:

I am pleased to inform you that on May 23, 2017, Navig8 Product Tankers Inc (which we refer to as “Navig8”) entered into an Agreement and Plan of Merger (which we refer to as the “Merger Agreement”) with Scorpio Tankers Inc. and STI Merger Subsidiary Company Limited, a wholly-owned subsidiary of Scorpio Tankers Inc. (which we refer to as “Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Navig8, and, following the merger, Navig8 will continue its corporate existence as the surviving corporation (which we refer to as the “Surviving Corporation”) and will be a wholly-owned subsidiary of Scorpio Tankers Inc. (which transactions we refer to as the “Merger”).

In addition, in connection with the execution of the Merger Agreement, on May 23, 2017, Scorpio Tankers Inc. entered into a stock purchase and sale agreement (the “Stock Purchase Agreement”) with Navig8 Product Tankers (E-Ships) Inc., a wholly-owned subsidiary of Navig8 (which we refer to as “Navig8 E-Ships”) to acquire from Navig8 E-Ships certain of its subsidiaries that own four LR1 tankers (which transaction we refer to as the “NPTI Vessel Acquisition”). The NPTI Vessel Acquisition closed on June 14, 2017 and was not conditioned on the affirmative vote of the shareholders of Navig8.

If the Merger is completed, the holders of common shares, par value $0.01 per share, of Navig8 (the “Navig8 common shares”) and certain Navig8 equity awards will receive an aggregate of 55,000,000 common shares, par value $0.01 per share, of Scorpio Tankers Inc. (the “Scorpio common shares”) (as may be adjusted pursuant to the Merger Agreement). Based on 46,765,617 Navig8 common shares outstanding as of the date hereof (which assumes the accelerated vesting of 129,737 restricted stock units upon the closing of the Merger) it is estimated you will receive approximately 1.176 Scorpio common shares for each Navig8 common share that you own (which we refer to as the “Estimated Exchange Ratio”). Holders of Navig8 common shares who have perfected dissenters’ rights, if any, that may be available under Marshall Islands law will not receive Scorpio common shares in exchange for their Navig8 common shares. Additionally, any Navig8 common shares held by Navig8, Scorpio Tankers Inc., Merger Sub or their respective subsidiaries will be canceled and no merger or other consideration will be delivered for those canceled shares. The aggregate number of shares to be issued as merger consideration will not be adjusted to reflect changes in the price of Navig8 common shares or Scorpio common shares prior to the completion of the Merger. Scorpio Tankers Inc. has agreed to list all of the Scorpio common shares to be issued in connection with the Merger on the New York Stock Exchange (which we refer to as the “NYSE”).

The value of the merger consideration will fluctuate with the market price of Scorpio common shares. You should obtain current share price quotations of Scorpio common shares, which are listed on the NYSE under the symbol “STNG.” Navig8 common shares are listed on the OTC market maintained by the Norwegian Association of Stockbroking Companies (which we refer to as the “Norwegian OTC”) under the symbol “EIGHT.” Based on the closing price of Scorpio common shares on the NYSE of $4.20 on May 23, 2017, the last trading day before the public announcement of the Merger Agreement after the close of trading on May 23, 2017, the aggregate consideration was $231.0 million. Based on the closing price of Scorpio common shares on the NYSE of $3.56 on August 3, 2017, the latest practicable date before the date of this proxy statement/prospectus, the aggregate consideration was $195.8 million.

You are cordially invited to attend a special meeting of the shareholders of Navig8 (which we refer to as the “Special Meeting”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, New York, 10019, on August 29, 2017, at 10:00 a.m. local time, to vote on the approval of the Merger Agreement. As described in the accompanying proxy statement/prospectus, the board of directors of Navig8 Product Tankers Inc (which we refer to as the “NPTI board of directors”), upon the recommendation of a transaction committee of the NPTI board of directors comprised solely of disinterested directors (which we refer to as the “NPTI transaction committee”) has unanimously approved the Merger Agreement and determined that the Merger, the Merger Agreement and the transactions contemplated thereby are in the best interests of NPTI (defined below) and the Navig8 shareholders.

The NPTI board of directors, acting upon the unanimous recommendation of the NPTI transaction committee, unanimously recommends that you vote “FOR” the approval of the Merger Agreement.

Navig8 cannot complete the Merger unless Navig8 shareholders representing at least a majority of the issued and outstanding Navig8 common shares approve the Merger Agreement.

Pursuant to a voting agreement, certain holders of Navig8 common shares have agreed, subject to the terms and conditions in such voting agreement, to vote all of their respective Navig8 common shares, which represent in the aggregate 77% of the issued and outstanding Navig8 common shares (or 30% of the issued and outstanding Navig8 common shares if the NPTI board of directors or NPTI transaction committee makes an adverse recommendation change regarding the Merger) in favor of the Merger at the Special Meeting.

The notice of Special Meeting and the proxy statement/prospectus that accompany this letter provide you with extensive information about the Special Meeting, the Merger Agreement, the Merger and other related matters. You are encouraged to read these materials carefully, including the section in the proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please read the enclosed proxy statement/prospectus and promptly complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided in accordance with the directions set forth on the proxy card.

Thank you for your support.

Sincerely,

Nicolas Busch
Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August 14, 2017, and is first being mailed or otherwise delivered, along with the attached proxy card, to holders of Navig8 common shares on or about August 14, 2017.

ADDITIONAL INFORMATION

Scorpio Tankers Inc. files annual reports with and furnishes other information to the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). This proxy statement/prospectus incorporates by reference important business and financial information about Scorpio Tankers Inc. and its subsidiaries from documents that are not included in this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section “Where You Can Find More Information.” You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at http://www.sec.gov.

You may also request copies of these documents, without charge, including documents incorporated by reference into this proxy statement/prospectus, by writing or telephoning Scorpio Tankers Inc. as follows:

Monaco

Scorpio Tankers Inc.

9, Boulevard Charles III

Monaco 98000

Telephone: +377-9798-5716

New York

Scorpio Tankers Inc.

150 East 58th Street

New York, New York 10155, USA

Telephone: +1 212-542-1616

In addition, if you have questions about the Merger or the Special Meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Navig8, at the following address and telephone number:

Navig8 Product Tankers Inc

2nd Floor, Kinnaird House

1 Pall Mall East, London

SW1Y 5AU

Telephone: +44 (0)20 7467 5888

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by August 21, 2017 (which is six business days before the date of the Special Meeting) in order to receive them before the Special Meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

References in this proxy statement/prospectus to “Scorpio Tankers” refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. References to “Scorpio Tankers Inc.” refer to Scorpio Tankers Inc. and not to any of its subsidiaries. References to “Scorpio common shares” refer to the common shares, par value $0.01 per share, of Scorpio Tankers Inc. References to “NPTI” refer to Navig8 Product Tankers Inc and/or one or more of its subsidiaries, as the context requires. References to “Navig8” refer to Navig8 Product Tankers Inc and not to any of its subsidiaries. References to “Navig8 common shares” refer to common shares, par value $0.01 per share, of Navig8.

Unless otherwise indicated, all references to “dollars,” “US dollars” and “$” in this proxy statement/prospectus are to United States dollars, and references to “NOK” refer to Norwegian Kroners. However, unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in United States dollars. This proxy statement/prospectus uses the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of tankers.

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-218478) filed with the SEC by Scorpio Tankers Inc., constitutes a prospectus of Scorpio Tankers Inc. under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”) with respect to the Scorpio common shares to be issued to holders of Navig8 common shares pursuant to the Merger Agreement.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of Navig8 with respect to the Special Meeting, at which holders of Navig8 common shares will be asked to consider and vote on, among other matters, a proposal to approve the Merger Agreement, including the transactions contemplated therein.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to holders of Navig8 common shares nor the issuance by Scorpio Tankers Inc. of its common shares pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation.

The information concerning Scorpio Tankers contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Scorpio Tankers Inc., and information concerning NPTI contained in this proxy statement/prospectus has been provided by Navig8.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 29, 2017

To Shareholders of Navig8 Product Tankers Inc:

You are invited to attend a special meeting of shareholders (which we refer to as the “Special Meeting”) of Navig8 Product Tankers Inc, (“Navig8”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, New York, 10019, on August 29, 2017, at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 23, 2017 (which, as may be amended, we refer to as the “Merger Agreement”), including the transactions contemplated therein, entered into with Scorpio Tankers Inc. and Merger Sub, pursuant to which, among other things, Merger Sub will merge with and into Navig8, and, following the Merger, Navig8 will continue its corporate existence as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

As described in the accompanying proxy statement/prospectus, the NPTI board of directors, upon the unanimous recommendation of a transaction committee of the NPTI board of directors comprised solely of disinterested directors, has unanimously approved the Merger Agreement and determined that the Merger, the Merger Agreement and the transactions contemplated thereby are in the best interests of NPTI and the NPTI shareholders. The NPTI board of directors, upon the unanimous recommendation of the NPTI transaction committee, unanimously recommends that you vote “FOR” the approval of the Merger Agreement.

The proxy statement/prospectus that accompanies this notice provides extensive information about the Special Meeting, the Merger Agreement, the Merger and other related matters. You are urged to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. A copy of the Merger Agreement is included in the proxy statement/prospectus as Annex A.

Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card. If you do attend the Special Meeting and wish to vote in person, you may do so notwithstanding the fact that you previously submitted or appointed a proxy. Your vote is very important, regardless of the number of shares you own. Accordingly, please submit your proxy whether or not you plan to attend the Special Meeting in person. Proxies must be received by 12:00 p.m. Central European Time on August 28, 2017.

Only holders of record of Navig8 common shares at the close of business on August 11, 2017, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Each Navig8 common share entitles its holder to one vote on all matters that come before the Special Meeting.

Please note, however, that if your Navig8 common shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the meeting, you must obtain a legal proxy in your name from your broker, bank, trustee or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting. Please also bring to the Special Meeting your account statement or letter from your bank or broker evidencing your beneficial ownership of Navig8 common shares as of the record date and valid government-issued photo identification.

If you have questions about the Merger or the Special Meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Navig8 at Navig8 Product Tankers Inc, 2nd Floor, Kinnaird House, 1 Pall Mall East, London, SW1Y 5AU or by telephone at +44 (0)20 7467 5888.

By Order of the Board of Directors,

Daniel Chu Secretary

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE SPECIAL MEETING

The following are answers to some questions that you, as a shareholder of Navig8, may have regarding the Merger and the matters being considered at the Special Meeting. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the Annexes to this proxy statement/prospectus and the section “Where You Can Find More Information” beginning on page 184.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Navig8 Product Tankers Inc (which we also refer to as “Navig8”), Scorpio Tankers Inc. and Merger Sub have entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Navig8, and, following the Merger, Navig8 will continue its corporate existence as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. You are receiving this proxy statement/prospectus in connection with the solicitation by the NPTI board of directors of proxies of holders of Navig8 common shares to vote in favor of the Merger Agreement.

Navig8 is holding a Special Meeting to obtain the shareholder approval necessary to adopt the Merger Agreement. Approval of the Merger Agreement by shareholders representing at least a majority of the issued and outstanding Navig8 common shares is required for the completion of the Merger.

This proxy statement/prospectus constitutes both a proxy statement of Navig8 and a prospectus of Scorpio Tankers Inc. It is a proxy statement because the NPTI board of directors is soliciting proxies from its shareholders. It is a prospectus because Scorpio Tankers Inc. will issue to holders of Navig8 common shares its Scorpio common shares as consideration for the exchange of outstanding Navig8 common shares in the Merger.

Your vote is very important, regardless of the number of shares you own. Accordingly, please submit your proxy whether or not you plan to attend the Special Meeting in person. Proxies must be received by 12:00 p.m. Central European Time on August 28, 2017.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the Merger Agreement, including the transactions contemplated therein. You are not being asked to vote to approve the NPTI Vessel Acquisition, which closed on June 14, 2017 and which was not conditioned on the affirmative vote of the shareholders of Navig8. As a condition to the completion of the Merger, holders of at least a majority of the issued and outstanding Navig8 common shares must approve the Merger Agreement. If the Merger Agreement is not approved by holders of at least a majority of the issued and outstanding Navig8 common shares, the Merger will not be completed.

Q:	What will I receive for my Navig8 common shares if the Merger is completed?

A:

If the Merger is completed, holders of Navig8 common shares and certain Navig8 equity awards will receive an aggregate of 55,000,000 Scorpio common shares (as may be adjusted if, prior to the consummation of the Merger, the outstanding common shares of Scorpio Tankers Inc. has changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split or stock combination, in accordance with the Merger Agreement). Based on 46,765,617 Navig8 common shares outstanding as of the date hereof (which assumes the accelerated vesting of 129,737 restricted stock units upon the closing of the Merger) it is estimated you will receive approximately 1.176 Scorpio common shares for each Navig8 common share that you own. Holders of Navig8 common shares who have perfected dissenters’ rights, if any, that may be available under Marshall Islands law will not receive Scorpio common shares in exchange for their Navig8 common shares. Additionally, any Navig8 common shares held by Navig8, Scorpio Tankers Inc., Merger Sub or their respective subsidiaries will be canceled and no merger or other consideration will be delivered for those canceled shares. Under the Merger Agreement, the aggregate number of shares to be issued as merger consideration will not be adjusted to reflect changes in the price of Navig8 common shares or Scorpio common shares prior to the completion of the Merger.

The value of the merger consideration will fluctuate with the market price of Scorpio common shares. You should obtain current share price quotations of Scorpio common shares, which are listed on the NYSE under the symbol “STNG.” Navig8 common shares are listed on the Norwegian OTC under the symbol “EIGHT.” Based on the closing price of Scorpio common shares on the NYSE of $4.20 on May 23, 2017, the last trading day before the public announcement of the Merger Agreement after the close of trading on May 23, 2017, the Estimated Exchange Ratio represented approximately $4.94 in Scorpio common shares for each Navig8 common share. Based on the closing price of Scorpio common shares on the NYSE of $3.56 on August 3, 2017 the latest practicable date before the date of this proxy statement/prospectus, the Estimated Exchange Ratio represented approximately $4.19 in Scorpio common shares for each Navig8 common share.

Scorpio Tankers Inc. will not issue any fractional common shares. Instead, each holder of Navig8 common shares otherwise entitled to a fraction of a Scorpio common share will be entitled to receive an amount of cash (without interest) determined by multiplying the fractional share interest to which the holder would otherwise be entitled by the average of the volume weighted average price per share of Scorpio common shares on the NYSE for the five trading days ending on and including the trading day prior to the closing date of the Merger. See “The Merger — Merger Consideration.”

Q:	When and where is the Navig8 Special Meeting?

A:	The Special Meeting of shareholders of Navig8 will be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, NY, 10019, on August 29, 2017, at 10:00 a.m. local time, unless adjourned or postponed to a later time.

Q:	Who can vote at the Special Meeting?

A:	Shareholders of record as of the close of business on August 11, 2017, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. On the record date, there were 46,635,880 Navig8 common shares issued and outstanding and entitled to vote at the Special Meeting. You may vote all of the Navig8 common shares you owned as of the close of business on the record date. All Navig8 common shares that were outstanding as of the close of business on the record date are entitled to one vote per share.

Some of the Navig8 shareholders hold their shares through a broker, bank, trustee or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	If your Navig8 common shares are registered directly in your name in Navig8’s register of shareholders with the Norwegian Central Securities Depository (Nw. Verdipapirsentralen) (which we refer to as the “VPS”), then you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by Navig8. As the shareholder of record, you have the right to grant a proxy or vote in person at the meeting.

•

If your Navig8 common shares are held in a stock brokerage account or otherwise by a broker, bank, trustee or other nominee, then you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, trustee or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote your Navig8 common shares. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy in your name from your broker, bank, trustee or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting. You would also need to bring to the Special Meeting your account statement or letter from your bank or broker evidencing your beneficial ownership of Navig8 common shares as of the record date and valid government-issued photo identification.

Q:	What vote is required to approve the Merger Agreement?

A:	The Merger Agreement is required to be approved by shareholders representing at least a majority of the issued and outstanding Navig8 common shares on the record date for the Special Meeting. Pursuant to a voting agreement, certain holders of Navig8 common shares have agreed, subject to the terms and conditions in the Voting Agreement, to vote all of their respective Navig8 common shares, which represents in the aggregate 77% of the issued and outstanding Navig8 common shares (or 30% of the issued and outstanding Navig8 common shares if the NPTI board of directors or NPTI transaction committee makes an adverse recommendation change regarding the Merger) in favor of the Merger at the Special Meeting.

Q:	What if I do not vote or do not fully complete my proxy card?

A:	If you do not vote your Navig8 common shares with respect to the proposal to approve the Merger Agreement, including the transactions contemplated therein, it will have the same effect as a vote against the proposal. However, if the proposal to approve the Merger Agreement, including the transactions contemplated therein, is approved and the Merger is completed, your Navig8 common shares will be converted into the right to receive the merger consideration even though you did not vote.

If you submit a proxy without specifying the manner in which you would like your Navig8 common shares to be voted, your Navig8 common shares will be voted “FOR” approval of the Merger Agreement.

Q:	What do I need to do now?

A:	If you are a shareholder of record, after carefully reading and considering the information contained in, and incorporated by reference into, this document, please complete, date, sign and return the enclosed proxy card. See “The Special Meeting — Voting; Proxies; Revocation.” Your vote is very important, regardless of the number of shares you own. Accordingly, please submit your proxy whether or not you plan to attend the Special Meeting in person. Proxies must be received by Navig8’sVPS Registrar, DNB Bank no later than 12:00 p.m. Central European Time on August 28, 2017.

If you are a beneficial owner, you should instruct your bank, broker, trustee or other nominee to vote your Navig8 common shares. If you do not instruct your bank, broker, trustee or other nominee, it will not be able to vote your Navig8 common shares. Please check with your bank, broker, trustee or other nominee and follow the voting procedures it provides. Your bank, broker, trustee or other nominee will advise you whether you may submit voting instructions by telephone or via the Internet. See “The Special Meeting —Voting; Proxies.”

Q:	May I change my vote after I have submitted a proxy?

A:	Yes. If your Navig8 common shares are registered directly in your name, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may complete and submit a signed written notice of revocation to Navig8’s VPS Registrar at the address below:

DNB Bank ASA Registrar Department

c/o Navig8 Product Tankers Inc

P.O. Box 1600

Sentrum, N-0021 Oslo, Norway

Or by email to vote@dnb.no.

•	Second, you may complete and submit a new proxy card. Your latest vote actually received by Navig8 before the Special Meeting will be counted, and any earlier votes will be automatically revoked.

•	Third, you may attend the Special Meeting and vote in person. Any earlier proxy will thereby be automatically revoked. However, simply attending the Special Meeting without voting will not revoke any earlier proxy you may have given.

If your Navig8 common shares are held in “street name” by a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote and any deadlines for the receipt of those instructions.

Q:	If I want to attend the Special Meeting, what do I do?

A:	You should come to the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, NY, 10019, at 10:00 a.m. local time, on August 29, 2017. If you hold your Navig8 common shares in “street name,” you will need to bring your account statement or letter from your bank or broker evidencing your beneficial ownership of Navig8 common shares as of the record date and valid government-issued photo identification to be admitted to the meeting. Shareholders of record as of the record date for the Special Meeting can vote in person at the Special Meeting. If your Navig8 common shares are held in “street name,” then you are not the shareholder of record and you must bring to the Special Meeting, in addition to the account statement or letter from your bank or broker evidencing your beneficial ownership of Navig8 common shares as of the record date and valid government-issued photo identification, a legal proxy in your name from your broker, bank, trustee or other nominee and present it to the inspector of election with your ballot.

Q:	What happens if I transfer or sell my Navig8 common shares before the Special Meeting or before completion of the Merger?

A:	If you transfer or sell your Navig8 common shares after the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will have transferred the right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your Navig8 common shares through the effective time of the Merger.

Q:	What if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your Navig8 common shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your Navig8 common shares are voted.

Q:	When is the Merger expected to be completed?

A:	NPTI and Scorpio Tankers are working to complete the Merger as quickly as possible. In addition to shareholder approval at the Special Meeting, other important conditions to the completion of the Merger exist. Assuming the satisfaction or waiver of all of the conditions in the Merger Agreement, NPTI and Scorpio Tankers expect to complete the Merger in the third quarter of 2017. The Merger Agreement contains an end date and time of July 7, 2017 for the completion of the Merger, which pursuant to the terms of the Merger Agreement, was extended to September 20, 2017. For a discussion of the conditions to the completion of the Merger, see the sections “The Merger Agreement — Conditions to the Merger Agreement.”

v

Q:	Following the completion of the Merger, what percentage of outstanding Scorpio common shares will Navig8 shareholders own?

A:	If the Merger is completed, the holders of Navig8 common shares and certain Navig8 equity awards will receive an aggregate of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement). Immediately following the closing of the Merger, 55,000,000 Scorpio common shares is estimated to represent approximately 24% of the outstanding Scorpio common shares, excluding the effect of the Scorpio Public Offering (as defined herein), and approximately 19.7% of the outstanding Scorpio common shares, taking into account the 50 million shares issued in the Scorpio Public Offering (in each case, excluding the effect of Scorpio common shares that may be issued upon the exercise of the warrants issued, or expected to be issued, to Navig8 Group in connection with certain termination payments described herein).

Q:	What are the material United States federal income tax consequences of the Merger to holders of Navig8 common shares?

A:	For a U.S. Holder (as defined in “Material Tax Considerations”), the Merger will be treated for United States, or U.S., federal income tax purposes as a taxable sale by such holder of the Navig8 common shares that such holder surrenders in the Merger for Scorpio common shares received in the Merger. Generally, for U.S. federal tax purposes, a U.S. Holder will recognize income (or loss) to the extent the fair market value of the Scorpio common shares and any cash received is greater than (or, in the case of a tax loss, less than) the U.S. Holder’s adjusted tax basis in its Navig8 common shares.

For a Non-U.S. Holder (as defined in “Material Tax Considerations”), any gain realized on the receipt of Scorpio common shares in the Merger generally will not be subject to U.S. federal income or withholding tax unless such Non-U.S. Holder has certain connections to the United States.

See “Material Tax Considerations” for a discussion of the material U.S. federal income tax consequences of (i) the Merger and (ii) owning and disposing of Scorpio common shares.

Q:	Are there risks I should consider in deciding whether to vote for the Merger Agreement?

A:	Yes. There is a non-exhaustive list of risk factors that you should consider carefully in connection with the Merger. See “Risk Factors” beginning on page 25.

Q:	How will holders of Navig8 common shares receive the merger consideration?

A:	Following the Merger, if you are a shareholder of record at the effective time of the Merger, you will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your Navig8 common shares. You must return the completed letter of transmittal and surrender your Navig8 common shares as described in the instructions, and you will receive the merger consideration after the exchange agent receives your completed letter of transmittal and/or such other documents that may be required by the exchange agent. See “The Merger — Conversion of Navig8 common shares; Exchange of Certificates.”

Q:	How will holders of Navig8 common shares with common shares listed on the Norwegian OTC receive the merger consideration?

A:	The holders of Navig8 common shares as of the date of the closing of the Merger, which will be registered as holders of common shares in Navig8’s register of shareholders with VPS, on the second trading day after the date of the closing of the Merger (which we refer to as the “VPS Record Date”), will receive Scorpio common shares as merger consideration, without any further action on the part of the holders of Navig8 common share. For each Navig8 common share recorded as held as of the VPS Record Date, each holder of such Navig8 common share will effectively receive approximately 1.176 Scorpio common shares and cash in lieu of fractional shares. Scorpio Tankers Inc. will not issue any fractional common shares.

For the purposes of determining the right to merger consideration, Navig8 will look solely to its register of shareholders with the VPS as of the expiry of the VPS Record Date, which will show holders of Navig8 common shares as of expiry of the closing date of the Merger. See the section “The Merger — Conversion of Navig8 common shares; Exchange of Certificates.”

Q:	Do I have dissenters’ or appraisal rights for my Navig8 common shares in connection with the Merger?

A:	Holders of Navig8 common shares may be entitled to dissenters’ rights under the Business Corporations Act of the Marshall Islands (which we refer to as the “BCA”), provided they satisfy the special criteria and conditions set forth in the BCA. Failure to strictly comply with the BCA may result in your waiver of, or inability to, exercise dissenters’ rights. For more information regarding dissenters’ rights, see “Dissenters’ Rights.”

Q:	What will happen in the Merger to Navig8 Preference Shares?

A:	At the closing of the Merger, each outstanding share of Navig8 Series A Cumulative Redeemable Perpetual Preferred Stock (which we refer to as the “Navig8 Preference Shares”) will be converted into the right to receive an amount of cash equal to the amount that would have been paid to the holder of such share upon its redemption pursuant to the statement of designation, as amended, for the Navig8 Preference Shares. If the Merger is completed on the terms currently agreed, such amount would equal 120% of the par value and accrued but unpaid dividends thereon, which as of July 31, 2017 was $39.0 million. On May 23, 2017, Navig8 gave notice of redemption to all holders of Navig8 Preference Shares indicating that such shares would be redeemed by Navig8 upon the closing of the Merger (as defined in “The Merger Agreement — Effect on Navig8 Preference Shares”). For more information on treatment of Navig8 Preference Shares, see the section “The Merger — Treatment of Navig8 Preference Shares.”

Q:	What will happen in the Merger to Navig8 share options?

A:	Upon the closing of the Merger, all issued and outstanding share options of Navig8 (whether or not then vested and exercisable) will terminate and be cancelled in exchange for the right to receive certain Option Merger Consideration (as defined in “The Merger Agreement — Effect on Navig8 Share Options”), less any applicable withholding taxes. If the exercise price applicable to the Navig8 common shares underlying a Navig8 share option is equal to or greater than the value of the merger consideration, such share option will terminate and be canceled in exchange for no consideration. As of the closing of the Merger, each holder of a Navig8 share option shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration related to such Navig8 share option. For more information on the Navig8 share options and Option Merger Consideration, see the section “The Merger — Treatment of Navig8 Share Options.”

Q:	What will happen in the Merger to Navig8 restricted stock units?

A:	Upon the closing of the Merger, all of the issued and outstanding Navig8 restricted stock units will become fully vested and shall terminate and be canceled in exchange for the right to receive the Per Share Merger Consideration (as defined in “The Merger Agreement — Effect on Navig8 Restricted Stock Units”), less any applicable withholding taxes. As of the closing of the Merger, each holder of a restricted stock unit shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. For more information on Navig8’s equity incentive plan and the Per Share Merger Consideration, see the section “The Merger — Treatment of Navig8 Restricted Stock Units.”

Q:	What will happen if the Merger is not completed?

A:	If the Merger is not completed for any reason, you will not receive any consideration for your Navig8 common shares, and Navig8 will remain an independent company with its common shares traded on the Norwegian OTC.

Q:	Who can help answer my additional questions about the Merger or voting procedures?

A:	If you have more questions about the Merger, including the procedures for voting your Navig8 common shares, you should contact Navig8’s VPS Registrar at DNB Bank ASA Registrar Department, c/o Navig8 Product Tankers Inc, P.O. Box 1600 Sentrum, N-0021, Oslo, Norway, or by email to vote@dnb.no. If a bank, broker, trustee or other nominee holds your Navig8 common shares, then you should also contact your bank, broker, trustee or other nominee for additional information.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and does not contain all of the information that might be important to you. Navig8 Product Tankers Inc and Scorpio Tankers Inc. and their respective subsidiaries urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes and the documents incorporated by reference into this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section “Where You Can Find More Information.” Each item in this summary includes a page reference to direct you to a more complete description of the topic presented in this summary.

Information about the Parties to the Merger Agreement

Scorpio Tankers Inc. (page 114)

Scorpio Tankers Inc., a Marshall Islands corporation, provides seaborne transportation of refined petroleum products worldwide through its subsidiaries. As of August 3, 2017, Scorpio Tankers operated a fleet consisting of 82 wholly-owned tankers (23 LR2 tankers, four LR1 tankers, 14 Handymax tankers and 41 MR tankers) with a weighted average age of approximately 2.4 years, and 20 time or bareboat chartered-in tankers (nine Handymax tankers, nine MR tankers, and two LR2 tankers). In addition, as of the same date, Scorpio Tankers had contracts for the construction of four newbuilding MR product tankers. These vessels are expected to be delivered to Scorpio Tankers throughout the remainder of 2017 and first quarter of 2018.

Scorpio’s common shares are listed on the NYSE under the symbol “STNG.”

Additional information about Scorpio Tankers Inc. and its subsidiaries can be found on Scorpio Tankers Inc.’s website at http://www.scorpiotankers.com. The information contained in, or that can be accessed through, Scorpio Tankers Inc.’s website is not incorporated into, and does not constitute part of, this proxy statement/prospectus. For additional information about Scorpio Tankers, see “Where You Can Find More Information.” The mailing address of Scorpio Tankers Inc. is 9, Boulevard Charles III, Monaco 98000, and the telephone number is +377-9798-5716.

STI Merger Subsidiary Company Limited

Merger Sub is a Marshall Islands corporation and a wholly-owned subsidiary of Scorpio Tankers Inc. Merger Sub was organized on May 19, 2017 solely for the purpose of facilitating the Merger with Navig8. It has not carried on any activities to date except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. The mailing address of STI Merger Subsidiary Company Limited is 9, Boulevard Charles III, Monaco 98000, and the telephone number is +377-9798-5716.

Navig8 Product Tankers Inc (page 127)

Navig8 is a Marshall Islands corporation which together with its subsidiaries owns and operates LR1 and LR2 tankers with fuel-efficient specifications and carrying capacities between 74,000 dwt and 113,000 dwt in the international shipping markets. NPTI operates 23 eco-design product tankers, of which eight are LR1s and 15 are LR2s delivered between 2015 and 2017. These vessels were financed through bank debt, sale leaseback transactions and cash on hand. All of NPTI’s vessels are operated in pools managed by entities related to NPTI, including Navig8 Ltd. and its subsidiaries, which we refer to as the “Navig8 Group.”

Navig8’s common shares are listed on the Norwegian OTC under the symbol “EIGHT.”

Additional information about Navig8 and its subsidiaries can be found on Navig8’s website at http://www.navig8producttankers.com. The information contained in, or that can be accessed through, Navig8’s website is not incorporated into, and does not constitute part of, this proxy statement/prospectus. The mailing address of NPTI is 2nd Floor, Kinnaird House, 1 Pall Mall East, London, SW1Y 5AU and the telephone number is +44 (0)20 7467 5888.

Risk Factors (page 25)

The Merger and an investment in Scorpio common shares involve risks, some of which are related to the Merger. In considering the Merger and the Merger Agreement, you should carefully consider the information about these risks set forth under the section “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus.

The Merger (page 43)

On May 23, 2017, Scorpio Tankers entered into definitive agreements to acquire NPTI’s 27 operating product tankers, including, among others, the Merger Agreement between Navig8, Scorpio Tankers Inc. and Merger Sub.

Pursuant to the Merger Agreement, Scorpio Tankers will acquire NPTI, including its 23 operating product tanker vessels, consisting of eight LR1 tankers and 15 LR2 tankers with fuel-efficient specifications and carrying capacities between 74,000 and 113,000 dwt, with a weighted average age of approximately 1.0 year, through a stock-for stock merger, for aggregate consideration of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement). Pursuant to the Merger Agreement, Merger Sub will merge with and into Navig8, and, following the Merger, Navig8 will continue its corporate existence under the BCA as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. The terms and conditions of the Merger are contained in the Merger Agreement, which is described in this proxy statement/prospectus and is included in this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the legal agreement that governs the Merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger are qualified by reference to the Merger Agreement, and the other related agreements filed as exhibits hereto. In addition to shareholder approval at the Special Meeting, other important conditions to the completion of the Merger exist. Assuming the satisfaction or waiver of all of the conditions in the Merger Agreement, NPTI and Scorpio Tankers expect to complete the Merger in the third quarter of 2017. However, NPTI and Scorpio Tankers cannot assure you when or if the Merger will occur.

In addition, in connection with the execution of the Merger Agreement, on May 23, 2017, Scorpio Tankers Inc. entered into the Stock Purchase Agreement with Navig8 E-Ships to acquire from Navig8 E-Ships certain of its subsidiaries (the “Seller Subsidiaries”) that own four LR1 tankers, consisting of the Navig8 Excel, Navig8 Excelsior, Navig8 Expedite and Navig8 Exceed, (which we refer to as the “NPTI Acquisition Vessels”), for an aggregate purchase price of $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt (inclusive of accrued interest). We refer to this transaction as the “NPTI Vessel Acquisition.” The NPTI Vessel Acquisition closed on June 14, 2017. The purchase price is subject to adjustment, post-closing, as set forth in the Stock Purchase Agreement, based on the final determination of the net asset or net liability position of the Seller Subsidiaries as of June 14, 2017 (which is expected to be determined during the third quarter of 2017). The NPTI Acquisition Vessels are currently operating in the Navig8 Group’s LR8 pool and are expected to be delivered to a Scorpio Group pool during the third quarter of 2017.

Assumption of Indebtedness (page 43)

If the Merger is completed, Scorpio Tankers will assume the existing indebtedness of NPTI (inclusive of obligations under sale and leaseback arrangements). As of June 14, 2017, Scorpio Tankers assumed $112.9 million of such existing indebtedness (excluding accrued interest) in connection with the closing of the NPTI Vessel Acquisition, and intends to assume an additional aggregate amount of $809.5 million of existing indebtedness (which was the amount outstanding as of July 31, 2017) in connection with the closing of the Merger.

Furthermore, NPTI is party to loan facilities and bareboat charter arrangements with financial institutions and leasing companies. Certain of these agreements require the consent of those financial institutions and leasing companies in order to consummate the Merger, which is a “change of control” as defined under those agreements. We refer to these as “Change of Control Consents.” In addition, all of the loan facilities and bareboat charter arrangements require the consent of those financial institutions and leasing companies in order to move NPTI’s vessels into the Scorpio Group Pools (as defined below), change the technical manager to managers within the Scorpio Group (as defined below), rename NPTI’s vessels, add each NPTI vessel onto Scorpio Tankers’ insurance policies, align certain of the financial covenants with those in Scorpio Tankers’ existing credit facilities, and put in place such other logical changes and amendments to the loan facilities and bareboat charter arrangements in order Scorpio Tankers to be able to place NPTI’s vessels into the Scorpio Group Pools. We refer to these as “Technical Consents.”

Scorpio Tankers has been actively approaching each of the financial institutions and leasing companies in order to obtain their consent and expects to have all of such consents in place prior to the consummation of the Merger. While Scorpio Tankers has received commitments from each of NPTI’s financial institutions to provide the required consents, Scorpio Tankers has not received a Change of Control Consent or Technical Consent from Bank of Communications Financial Leasing Co. Ltd. (which we refer to as “BCFL”), one of NPTI’s leasing companies. To the extent Scorpio Tankers is unable to obtain the required Change of Control Consent or Technical Consent from such leasing company prior to the consummation of the Merger, it has arranged a commitment from ABN AMRO Bank N.V. (which we refer to as “ABN AMRO”) to refinance the bareboat charter arrangements. In addition, Scorpio Tankers has not received a Technical Consent from CMB Financial Leasing Co. Ltd (which we refer to as “CMBFL”), one of NPTI’s other leasing companies. While Scorpio Tankers expects to receive this Technical Consent prior to the closing of the Merger, the receipt of such consent is not a condition to the closing of the Merger.

ABN AMRO Credit Facility (page 44)

In connection with the Merger, Scorpio Tankers received a commitment from ABN AMRO for a credit facility consisting of a senior secured term loan facility of up to $225.0 million and a junior secured term loan facility of up to $40.0 million (which we refer to as the “ABN AMRO Credit Facility”). This facility was put in place as a ‘back-stop’ whereby its proceeds may be used to repay outstanding indebtedness relating to nine of the NPTI vessels Scorpio Tankers will acquire in the Merger in the event that the financial institutions and leasing companies through which NPTI has outstanding borrowings relating to such vessels do not provide the consents required to consummate the Merger. As of August 3, 2017, Scorpio Tankers has obtained such consents for six of the NPTI vessels but has not yet obtained a Change of Control or Technical Consent from BCFL relating to the remaining three NPTI vessels. As a result, in the event that Scorpio Tankers is unable to obtain such consents from BCFL at the time that all conditions to closing the Merger have been satisfied or waived, Scorpio Tankers and NPTI would consummate the Merger, and the $111.2 million outstanding (as of July 31, 2017) under BCFL’s sale and leaseback arrangement together with a pre-payment penalty of $11.1 million would be due and payable at closing.

Borrowings under this credit facility will be made available during the period from the closing date of the facility until 60 days thereafter. Availability under this senior secured term loan facility has been voluntarily reduced by Scorpio Tankers and is now expected to be the lower of $79.5 million and 60% of the aggregate fair market value of the respective vessels securing the loan. Availability under this junior secured term loan facility has been voluntarily reduced by Scorpio Tankers and is now expected to be the lower of $13.25 million and 10% of the aggregate fair market value of the respective vessels securing the loan. Borrowings under the senior secured term loan facility are expected to bear interest at a rate of LIBOR plus 2.65% per annum and borrowings under the junior secured term loan facility are expected to bear interest at a rate of LIBOR plus a weighted average margin of 4.87% per annum. In the event that borrowings are made under this facility, it will mature on the date five years from the drawdown date and the junior secured term loan facility will mature on the date 18 months from the drawdown date.

The remaining terms and conditions, including covenants, of this credit facility are expected to be similar to those in Scorpio Tankers’ existing credit facilities. This credit facility is subject to customary conditions precedent and the execution of definitive documentation.

Merger Consideration (page 44)

If the Merger is completed, holders of Navig8 common shares and certain Navig8 equity awards will receive an aggregate of 55,000,000 Scorpio common shares (as may be adjusted if, prior to the consummation of the Merger, the outstanding common shares of Scorpio Tankers Inc. has changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split or stock combination, in accordance with the Merger Agreement). Immediately following the closing of the Merger, 55,000,000 Scorpio common shares is estimated to represent approximately 24% of the outstanding Scorpio common shares, excluding the effect of the Scorpio Public Offering (defined below), and approximately 19.7% of the outstanding Scorpio common shares, taking into account the 50 million shares issued in the Scorpio Public Offering (in each case, excluding the effect of Scorpio common shares that may be issued upon the exercise of the warrants issued, or expected to be issued, to Navig8 Group in connection with certain termination payments described herein). Based on 46,765,617 Navig8 common shares outstanding as of the date hereof (which assumes the accelerated vesting of 129,737 restricted stock units upon the closing of the Merger) it is estimated you will receive approximately 1.176 Scorpio common shares for each Navig8 common share that you own. Holders of Navig8 common shares who have perfected dissenters’ rights that may be available under Marshall Islands law, if any, will not receive Scorpio common shares in exchange for their Navig8 common shares. Additionally, any Navig8 common shares held by Navig8, Scorpio Tankers Inc., Merger Sub or their respective subsidiaries will be canceled and no merger or other consideration will be delivered for those canceled shares. Under the Merger Agreement, the aggregate number of shares to be issued as merger consideration will not be adjusted to reflect changes in the price of Navig8 common shares or Scorpio common shares prior to the completion of the Merger. Scorpio Tankers Inc. has agreed to list all of the Scorpio common shares to be issued in connection with the Merger on the NYSE.

Scorpio Tankers Inc. will not issue any fractional common shares. Instead, each holder of Navig8 common shares otherwise entitled to a fraction of a Scorpio common share will be entitled to receive an amount of cash (without interest) determined by multiplying the fractional share interest to which the holder would otherwise be entitled by the average of the volume weighted average price per share of Scorpio common shares on the NYSE for the five trading days ending on and including the trading day prior to the closing date of the Merger.

In addition, at the closing of the Merger, each outstanding Navig8 Preference Share will be converted into the right to receive an amount of cash equal to the amount that would have been paid to the holder of such share upon its redemption pursuant to the statement of designation, as amended, for the Navig8 Preference Shares. If the Merger is completed on the terms currently agreed, such amount would equal 120% of the par value and accrued but unpaid dividends thereon, which as of July 31, 2017 was $39.0 million. As of July 31, 2017, there were $30 million in aggregate principal amount of Navig8 Preference Shares outstanding (excluding dividends that have been accrued). On May 23, 2017, Navig8 gave notice of redemption to all holders of the Navig8 Preference Shares indicating that such shares would be redeemed by Navig8 upon the closing of the Merger. Scorpio Tankers expects the aggregate amount paid to holders of Navig8 Preference Shares to equal approximately $39.5 million, which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.9 million (which assumes that dividends accrued through August 31, 2017) and the redemption premium of $6.6 million. The final amount will be determined at closing based on the aggregate principal amount plus accrued and unpaid dividends at that date multiplied by the redemption premium. Dividends will accrue at an annualized rate of 14% through August 2017 and increase 2% per quarter thereafter subject to a maximum rate of 18%.

Comparative Market Prices and Share Information (page 22)

The value of the merger consideration will fluctuate with the market price of Scorpio common shares. You should obtain current share price quotations for Scorpio common shares, which are listed on the NYSE under the symbol “STNG”. Navig8 common shares are listed on the Norwegian OTC under the symbol “EIGHT”. The last traded value of the Navig8 common shares on the Norwegian OTC was NOK95 per share on March 4, 2016, the most recent date Navig8 common shares were traded, (or approximately $11.17 per share based on the NOK/USD exchange rate of NOK8.50/U.S. $1.00 on that date). On May 23, 2017, the last trading day before the public announcement of the Merger Agreement after the close of trading on May 23, 2017, the closing price of Scorpio common shares on the NYSE was $4.20 per share. Based on the foregoing, the Estimated Exchange Ratio for the Merger of 1.176 Scorpio common shares for each Navig8 common share represented approximately $4.94 in Scorpio common shares for each Navig8 common share. Based on the closing price of Scorpio common shares on the NYSE of $3.56 on August 3, 2017, the latest practicable date before the date of this proxy statement/prospectus, the Estimated Exchange Ratio represented approximately $4.19 in Scorpio common shares for each Navig8 common share.

Treatment of Navig8 Preference Shares (page 46)

On May 23, 2017, Navig8 gave notice of redemption to all holders of the Navig8 Preference Shares indicating that such shares would be redeemed upon the closing of the Merger. Each Navig8 Preference Share issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive an amount of cash equal to the amount that would have been paid to the holder of such share upon its redemption pursuant to the statement of designation, as amended, for the Navig8 Preference Shares, which we also refer to as the “Per Share Redemption Consideration,” less any applicable withholding taxes. As of the closing of the Merger, all Navig8 Preference Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Redemption Consideration. Scorpio Tankers expects the aggregate amount paid to holders of Navig8 Preference Shares to equal approximately $39.5 million, which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.9 million (which assumes that dividends accrued through August 31, 2017) and the redemption premium of $6.6 million. The final amount will be determined at closing based on the aggregate principal amount plus accrued and unpaid dividends at that date multiplied by the redemption premium. Dividends will accrue at an annualized rate of 14% through August 2017 and increase 2% per quarter thereafter subject to a maximum rate of 18%. For a full description of the treatment of Navig8 Preference Shares and the per share redemption consideration, please see the section “The Merger Agreement — Effect on Navig8 Preference Shares.”

Treatment of Navig8 Share Options (page 46)

Upon the closing of the Merger, by virtue of the Merger and without any action on the part of any holder of Navig8 share options, each then outstanding Navig8 share option (whether or not then vested and exercisable) will terminate and be cancelled in exchange for the right to receive the Option Merger Consideration (as defined in “The Merger Agreement — Effect on Navig8 Share Options”) less any applicable withholding taxes. If the exercise price applicable to the Navig8 common shares underlying the Navig8 share option is equal to or greater than the value of the merger consideration, such share option shall terminate and be canceled in exchange for no consideration. As of the closing of the Merger, each holder of a Navig8 share option shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration related to such Navig8 share option pursuant to the Merger Agreement. For a full description of the treatment of Navig8 Share Options, please see the section “The Merger Agreement — Effect on Navig8 Share Options.”

Treatment of Navig8 Restricted Stock Units (page 46)

Upon the closing of the Merger, by virtue of the Merger and without any action on the part of any holder of Navig8 restricted stock units, each then outstanding Navig8 restricted stock unit will become fully vested and will terminate and be canceled in exchange for the right to receive the Per Share Merger Consideration (as defined in “The Merger Agreement — Effect on Navig8 Restricted Stock Units”), less any applicable withholding taxes. As of the closing of the Merger, each holder of a restricted stock unit shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. For a full description of the treatment of Navig8 restricted stock units, please see the section “The Merger Agreement — Effect on Navig8 Restricted Stock Units.”

NPTI Board of Directors’ Recommendation (page 59)

The NPTI board of directors designated Michael Fabiano and Patrick Fallon to serve on the NPTI transaction committee for the purpose of evaluating, reviewing and negotiating strategic alternatives involving NPTI, including the Merger and the Merger Agreement, and making a recommendation to the NPTI board of directors with respect to any such strategic alternatives. On May 23, 2017, the NPTI transaction committee unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NPTI and the Navig8 shareholders, declared advisable the Merger Agreement and the transactions contemplated thereby and recommended approval of the Merger Agreement and the transactions contemplated thereby to the NPTI board of directors. In the course of reaching its decision to recommend the approval of the Merger Agreement and the transactions contemplated thereby, the NPTI transaction committee considered a number of factors in its deliberations. Those factors are described in the section “The Merger — NPTI’s Reasons for the Merger; Recommendation to the Navig8 Shareholders — NPTI Transaction Committee.”

After considering such recommendation, the NPTI board of directors unanimously approved the Merger Agreement and determined that the Merger, the Merger Agreement and the transactions contemplated thereby are in the best interests of NPTI and the Navig8 shareholders. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the NPTI board of directors considered a number of factors in its deliberations. Those factors are described in the section “The Merger — NPTI’s Reasons for the Merger; Recommendation to the Navig8 Shareholders — NPTI Board of Directors.” The NPTI board of directors unanimously recommends that you vote “FOR” the approval of the Merger Agreement.

In considering the recommendation of the NPTI board of directors, Navig8 shareholders should be aware that some of NPTI’s directors and executive officers may have interests in the Merger and the other transactions contemplated by the Merger Agreement that are different from, or in addition to, the interests they may have as shareholders. See “The Merger — Interests of Navig8’s Directors and Executive Officers in the Merger.”

Opinion of PJT Partners (page 63)

On May 22, 2017, PJT Partners LP (which we refer to as “PJT Partners”) rendered its opinion to the NPTI board of directors and the NPTI transaction committee to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration per

Navig8 common share to be received by the holders of Navig8 common shares in the Merger was fair, from a financial point of view, to such holders.

The full text of PJT Partners’ written opinion, dated as of May 22, 2017, is attached as Annex D to this proxy statement/prospectus. PJT Partners’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion. NPTI encourages you to read the opinion carefully in its entirety. PJT Partners’ opinion does not constitute a recommendation to any holder of Navig8 common shares as to how any shareholder should vote or act with respect to the Merger or any other matter. For a description of the opinion that the NPTI board of directors and the NPTI transaction committee received from PJT Partners, see “The Merger — Opinion of PJT Partners.”

Vessel Valuations of the Independent Appraisers (page 75)

NPTI obtained valuations of the vessels contained in its fleet from two third-party broker and appraisal firms, Fearnleys Asia (Singapore) Pte Ltd (“Fearnleys Asia”) and Clarkson Valuations Limited (“Clarksons Valuations”), and Scorpio Tankers obtained valuations of the vessels contained in its fleet from five third-party broker and appraisal firms, Maersk Broker K/S, Clarksons Valuations, Compass Maritime Services LLC, Fearnleys AS and Arrow Valuations Ltd. (collectively, the “Appraisers”), in each case, as of December 31, 2016.

The valuations were obtained in the ordinary course of each company’s operations in relation to the fleet valuation and the companies did not pay any additional transaction-based fees for the valuations. The full text of the valuations, which sets forth the assumptions made and limitations on the review undertaken in connection with the valuations, is included as Annex F to this proxy statement/prospectus.

The Special Meeting (page 40)

The Special Meeting of shareholders of Navig8 will be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, NY, 10019, on August 29, 2017, at 10:00 a.m. local time, unless adjourned or postponed to a later time. At the Special Meeting, holders of Navig8 common shares will be asked to approve the Merger Agreement, including the transactions contemplated therein.

The Merger Agreement is required to be approved by shareholders representing at least a majority of the issued and outstanding Navig8 common shares on the record date for the Special Meeting. Shareholders of record as of the close of business on August 11, 2017, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. On the record date, there were 46,635,880 Navig8 common shares issued and outstanding and entitled to vote at the Special Meeting. All Navig8 common shares that were outstanding as of the close of business on the record date are entitled to one vote per share.

Pursuant to a voting agreement, certain holders of Navig8 common shares have agreed, subject to the terms and conditions in such voting agreement, to vote all of their respective Navig8 common shares, which represent in the aggregate 77% of the issued and outstanding Navig8 common shares (or 30% of the issued and outstanding Navig8 common shares if the NPTI board of directors or NPTI transaction committee makes an adverse recommendation change regarding the Merger) in favor of the Merger at the Special Meeting.

Tax Considerations (page 173)

For a U.S. Holder (as defined in “Material Tax Considerations”), the Merger will be treated for United States, or U.S., federal income tax purposes as a taxable sale by such holder of the Navig8 common shares that such holder surrenders in the Merger for Scorpio common shares received in the Merger. Generally, for U.S.

federal tax purposes, a U.S. Holder will recognize income (or loss) to the extent the fair market value of the Scorpio common shares and any cash received is greater than (or, in the case of a tax loss, less than) the U.S. Holder’s adjusted tax basis in its Navig8 common shares.

For a Non-U.S. Holder (as defined in “Material Tax Considerations”), any gain realized on the receipt of Scorpio common shares in the Merger generally will not be subject to U.S. federal income or withholding tax unless such Non-U.S. Holder has certain connections to the United States.

See “Material Tax Considerations” for a discussion of the material U.S. federal income tax consequences of (i) the Merger and (ii) owning and disposing of Scorpio common shares.

Dissenters’ Rights (page 170)

Holders of Navig8 common shares may be entitled to dissenters’ rights under the BCA, provided they satisfy the special criteria and conditions set forth in the BCA. Failure to strictly comply with of the provisions of the BCA may result in waiver of, or inability to, exercise dissenters’ rights. A copy of Sections 100 and 101 of the BCA is attached as Annex E to this proxy statement/prospectus.

Key Terms of the Merger Agreement

Conditions to the Merger Agreement (page 89)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the obligations of Scorpio Tankers and Navig8 to complete the Merger are subject to the satisfaction of the following conditions:

•	no applicable law or order preventing or prohibiting the consummation of the Merger shall be in effect;

•	the affirmative vote of the holders of at least a majority of the outstanding Navig8 common shares for the Merger Agreement (which we refer to as “Navig8 Shareholder Approval”) shall have been obtained;

•	the registration statement, of which this proxy statement/prospectus forms a part, shall have become effective under the U.S. Securities Act and shall not be subject to any stop order or any proceedings seeking any such stop order;

•	the Scorpio common shares included in the merger consideration shall have been approved for listing on the NYSE, subject to completion of the Merger;

•	an additional independent director reasonably acceptable to the NPTI board of directors (such approval not to be unreasonably withheld) shall have been appointed to the Scorpio Tankers Inc. board of directors, effective as of the closing of the Merger (this condition was satisfied on July 17, 2017 when the Scorpio Tankers Inc. board of directors appointed Merrick Rayner to serve on Scorpio Tankers Inc.’s board of directors effective upon the closing of the Merger and, in accordance with the terms of the Merger Agreement, has received the consent of the NPTI board of directors for such appointment); and

•	the underwritten offering of Scorpio common shares, pursuant to which the aggregate gross proceeds to be received by Scorpio Tankers will not exceed $200 million, excluding the exercise of up to $30 million of a customary over-allotment option (which we refer to collectively as the “Scorpio Public Offering”) shall have been consummated. This condition was satisfied on May 24, 2017 when Scorpio Tankers Inc. priced its underwritten public equity offering for 50.0 million of its common shares at a public offering price of $4.00 per share.

The obligations of Navig8 to effect the Merger are further subject to the satisfaction or waiver by Navig8 of the following additional conditions:

•	the representations and warranties of Scorpio Tankers Inc. and Merger Sub in the Merger Agreement shall be true and correct as of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications; and

•	Scorpio Tankers Inc. and Merger Sub shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or complied with by them under the Merger Agreement on or prior to the closing date of the Merger.

The obligations of Scorpio Tankers Inc. and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Scorpio Tankers Inc. of the following additional conditions:

•	the representations and warranties of Navig8 in the Merger Agreement shall be true and correct as of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications;

•	Navig8 shall have performed and complied, in all material respects, with each of the covenants and obligations required to be performed by it under the Merger Agreement on or prior to the closing date of the Merger; and

•	certain consents and waivers obtained prior to the date of the Merger Agreement shall remain in full force and effect on the closing date of the Merger.

No Solicitation by NPTI of Alternative Proposals; Withdrawal of Board Recommendation (page 85)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, and subject to the exceptions summarized below, Navig8 has agreed that it and its subsidiaries will not, nor will it authorize or permit (and it will instruct and use reasonable best efforts to cause) its officers, directors, employees and any representative retained by NPTI, directly or indirectly, to:

•	solicit, initiate or knowingly take any action to facilitate, encourage or assist any inquiry, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to the submission of, an Acquisition Proposal (as defined in the Merger Agreement);

•	enter into or participate in any discussions or negotiations with, furnish any information relating to NPTI, or afford access to the business, properties, assets, books or records of NPTI, to any third party with respect to inquiries regarding, or the making of, an Acquisition Proposal;

•	fail to publicly make when required by the Merger Agreement, qualify, withdraw, or modify or amend in a manner adverse to Scorpio Tankers Inc., the recommendation of either the NPTI transaction committee or the NPTI board of directors;

•	approve, endorse, recommend, enter into (or agree or publicly propose any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal, with the exception of a confidentiality agreement with a third party to whom NPTI is permitted to provide information, as described in more detail below; or

•	grant any waiver or release under any standstill or similar agreement or any takeover statute or similar provision in Navig8’s articles of incorporation or bylaws.

Under the terms of the Merger Agreement, Navig8 agreed that it would (and would instruct and use reasonable best efforts to cause their officers, directors, employees and any representative retained by them to)

immediately cease any discussions or negotiations with any person that may have been ongoing with respect to an Acquisition Proposal conducted prior to May 23, 2017. NPTI agreed to promptly advise Scorpio Tankers Inc. of any Acquisition Proposal or any inquiries or other communications regarding the making of an Acquisition Proposal that are received by, or any non-public information with regard to such proposal is requested from, Navig8 or its representatives.

If, prior to obtaining the Navig8 Shareholder Approval, following the receipt of a bona fide written Acquisition Proposal made after May 23, 2017 that did not result from an intentional breach of the non-solicitation provisions and that the NPTI transaction committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), Navig8 may, in response to such Acquisition Proposal, furnish non-public information with respect to Navig8 to the person making such Acquisition Proposal and engage in discussions or negotiations with such person, except that prior to furnishing any such non-public information relating to Navig8, Navig8 enters into a confidentiality agreement with the person making the Acquisition Proposal with terms no less favorable to Navig8 than those contained in the confidentiality agreement between Navig8 and Scorpio Tankers Inc., and promptly (but in any event within 24 hours) following the furnishing of any such non-public information to such person, NPTI provides such non-public information to Scorpio Tankers Inc. (to the extent such non-public information has not been previously provided to Scorpio Tankers Inc.).

Termination of the Merger Agreement (page 90)

The Merger Agreement provides for certain termination rights for Scorpio Tankers Inc. and Navig8 (even after the vote of the holders of Navig8 common shares). The Merger Agreement may be terminated at any time prior to the closing of the Merger by mutual written agreement of Scorpio Tankers Inc. and Navig8; or by either Scorpio Tankers Inc. or Navig8, if:

•	the closing of the Merger has not occurred on or before July 7, 2017 (which we refer to, as it may be extended, as the “End Date”); provided, that (1) if the Special Meeting shall not have occurred by such date and all other conditions to the Merger (other than obtaining Navig8 Shareholder Approval, the registration statement becoming effective under the U.S. Securities Act and the Scorpio common shares included in the merger consideration being approved for listing on the NYSE) shall have been satisfied or are capable of being satisfied by such date, then Scorpio Tankers Inc. or Navig8 may extend the End Date to September 20, 2017 (unless a material breach by the party proposing to extend the End Date of its covenants or agreements contained in the Merger Agreement is the primary cause of the failure to consummate the Merger on or prior to the End Date), and (2) if the Special Meeting shall have been adjourned or postponed, the End Date will be extended by a corresponding number of days On July 7, 2017, the End Date was extended to September 20, 2017;

•	the Special Meeting has concluded and the Navig8 Shareholder Approval has not been obtained; or

•	any law or order prohibits any party from consummating the Merger and such prohibition shall have become final and nonappealable.

The Merger Agreement may also be terminated by Scorpio Tankers Inc., if:

•	an Adverse Recommendation Change (as defined in the Merger Agreement) has occurred;

•	prior to taking the vote to adopt the Merger Agreement at the Special Meeting, NPTI intentionally and materially breaches any of its non-solicitation obligations set out in the Merger Agreement;

•

prior to receipt of the Navig8 Shareholder Approval, the NPTI transaction committee or the NPTI board of directors fails publicly to reaffirm its recommendation for the Merger Agreement within ten business days of an Acquisition Proposal being publicly announced (for purposes of this provision, all references to 15% in the definition of “Acquisition Proposal” set forth in the Merger Agreement shall be replaced with 50%);

•	a Navig8 terminable breach has occurred (as defined under “The Merger Agreement — Termination of the Merger Agreement”); provided that Scorpio Tankers Inc. shall not have the right to terminate the Merger Agreement pursuant to a Navig8 terminable breach if Scorpio Tankers Inc. or Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement, which breach would result in the failure of any of the representation and warranty or covenant conditions to the closing of the Merger Agreement.

The Merger Agreement may also be terminated by Navig8 if:

•	a Scorpio terminable breach has occurred (as defined under “The Merger Agreement — Termination of the Merger Agreement); provided that Navig8 shall not have the right to terminate the Merger Agreement pursuant to a Scorpio terminable breach if Navig8 is then in breach of any of its covenants or agreements set forth in the Merger Agreement, which breach would result in the failure of any of the representation and warranty or covenant conditions to the closing of the Merger Agreement.

Voting Agreement (page 94)

Concurrently with the execution of the Merger Agreement, Scorpio Tankers Inc. entered into a voting agreement (which we refer to as the “Voting Agreement”) with certain holders of Navig8 common shares named therein that beneficially own, in aggregate, approximately 77% of the issued and outstanding Navig8 common shares. We refer to them collectively as the “Navig8 Holders.” Pursuant to the Voting Agreement, each Navig8 Holder agreed, subject to the terms and conditions in the Voting Agreement, to vote all of its Navig8 common shares (or its pro rata portion of 30% of the issued and outstanding Navig8 common shares if the NPTI transaction committee or NPTI board of directors changes its recommendation regarding the Merger in accordance with the Merger Agreement) in favor of the Merger and the authorization and approval of the Merger Agreement and the transactions contemplated thereby and to waive dissenters’ rights, if any, that may be available under Marshall Islands law.

The Navig8 Holders further agreed not to (i) transfer any of the shares covered by the Voting Agreement, beneficial ownership thereof or any other interest therein except to parties that are, or become, party to the Voting Agreement, (ii) take any action that if taken by Navig8 would constitute an intentional and material breach under the non-solicitation provisions of the Merger Agreement, or (iii) directly or indirectly engage in any transaction constituting a Short Sale (as defined in the Voting Agreement) relating to Scorpio common shares, any security convertible into or exercisable or exchangeable for Scorpio common shares, or any other Scorpio Tankers Inc. securities until the earlier of the consummation of the Merger or the termination of the Voting Agreement.

If each of the following occurs: (i) the Merger Agreement is terminated by Scorpio Tankers Inc. or Navig8 because (a) the Special Meeting has concluded and the Navig8 Shareholder Approval has not been obtained, or (b) the Merger has not occurred on or before the End Date, and at such time the Special Meeting has concluded and the Navig8 Shareholder Approval has not been obtained, and (ii) prior to the taking of a vote to adopt the Merger Agreement at the Special Meeting, an Acquisition Proposal shall have been made and shall not have been withdrawn and (iii) prior to the first anniversary of the date of termination of the Merger Agreement, Navig8 enters into a definitive agreement with respect to any Acquisition Proposal (regardless of when received) or any Acquisition Proposal (regardless of when received) shall have been consummated (for purposes of this provision, all references to 15% in the definition of “Acquisition Proposal” set forth in the Merger Agreement shall be replaced with 50%), then each Navig8 Holder that did not vote all of its Navig8 common shares (without reduction) at the Special Meeting in favor of the Merger and the authorization and approval of the Merger

Agreement and the transactions contemplated thereby will be required to pay to Scorpio Tankers Inc. within five business days after receipt thereof any Excess Value (as defined in the Voting Agreement) it receives as a result of the transfer of its Navig8 common shares or Navig8 Preference Shares, a distribution or dividend by Navig8, or otherwise, in each case, in such alternative transaction.

Interests of Navig8’s Directors and Executive Officers in the Merger (page 77)

When considering your vote, you should be aware that certain of NPTI’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Navig8 shareholders generally. Interests of directors and executive officers that may differ from or be in addition to the interests of the Navig8 shareholders generally include:

•	the Merger Agreement provides for the termination and cancellation of Navig8 restricted stock units and Navig8 share options, which were previously granted to certain NPTI executive officers, in exchange for the right to receive certain consideration, including Scorpio common shares;

•	NPTI directors and officers are entitled to continued indemnification and insurance coverage for a period of six years following the effective date of the Merger, under the Merger Agreement;

•	NPTI’s fleet is contracted to operate in various product tanker pools managed by entities related to the Navig8 Group, which is controlled by NPTI’s executive officers. In addition, NPTI contracts with other affiliates of Navig8 Group for technical, commercial and administrative management services for its fleet. In connection with the Merger, these pooling, technical, commercial and administrative management arrangements will be terminated, and Scorpio Tankers will make certain payments to the Navig8 Group in connection with such termination; and

•	service agreements with NPTI’s executive officers, who are also employees of the Navig8 Group, will be terminated, and these individuals will be entitled to receive certain termination payments and prorated portions of minimum annual bonuses.

Scorpio Tankers Inc. has agreed, in connection with the third and fourth bullets, to make cash payments to the Navig8 Group and the NPTI executive officers of $18.9 million in aggregate and to issue or to pay the cash equivalent of 1.5 million Scorpio common shares.

In connection with the issuance of these shares, a warrant to purchase an aggregate of 222,224 Scorpio common shares was issued to Navig8 Limited on June 9, 2017 in connection with the NPTI Vessel Acquisition and a second warrant to purchase an aggregate of 1,277,776 Scorpio common shares is expected to be issued at the closing of the Merger, with each warrant to be exercisable on a pro-rata basis upon the redelivery of each NPTI vessel from the applicable Navig8 Group product tanker pool. These interests are discussed in more detail in the section entitled “The Merger — Interests of Navig8’s Directors and Executive Officers in the Merger.” The NPTI transaction committee and the NPTI board of directors were aware of the different or additional interests described herein and considered these interests along with other matters in recommending approval of the Merger Agreement.

Rights as a Scorpio Tankers Inc. Shareholder Will be Different from Rights as a Holder of Navig8 Common Shares (page 159)

Upon the completion of the Merger, Navig8 common shares will be converted into the right to receive a portion of the merger consideration, consisting of an aggregate of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement). As a result, holders of Navig8 common shares will become Scorpio common shareholders and, as such, their rights will be governed principally by Scorpio Tankers Inc.’s articles of incorporation and bylaws. These rights differ from the existing rights of holders of Navig8 common shares, which are governed principally by Navig8’s articles of incorporation and bylaws. Both Scorpio Tankers Inc. and Navig8 are governed by the BCA. For a summary of the material differences between the rights of Scorpio Tankers shareholders and the existing rights of holders of Navig8 common shares, see the section “Comparison of Rights of Scorpio Tankers Inc. Shareholders and Holders of Navig8 Common Shares.”

NPTI Vessel Acquisition

Pursuant to the Stock Purchase Agreement, Navig8 E-Ships agreed to deliver and sell 100% of the issued and outstanding capital stock of the Seller Subsidiaries that collectively own the NPTI Acquisition Vessels in exchange for $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt (inclusive of accrued interest). The NPTI Vessel Acquisition closed on June 14, 2017. The purchase price is subject to adjustment, post-closing, as set forth in the Stock Purchase Agreement based on the final determination of the net asset or net liability position of the Seller Subsidiaries as of June 14, 2017 (which is expected to be determined during the third quarter of 2017). The NPTI Acquisition Vessels are currently operating in the Navig8 Group’s LR8 pool and are expected to be delivered to a Scorpio Group pool during the third quarter of 2017.

The terms and conditions of the NPTI Vessel Acquisition are contained in the Stock Purchase Agreement, which is described in this proxy statement/prospectus and is included in this proxy statement/prospectus as Annex C. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the NPTI Vessel Acquisition are qualified by reference to the Stock Purchase Agreement.

Risk Factors (page 25)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL

AND OTHER DATA OF SCORPIO TANKERS

The following tables set forth Scorpio Tankers’ selected consolidated financial data as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012. The selected data is derived from Scorpio Tankers’ audited consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (which we refer to as “IFRS”) as issued by the International Accounting Standards Board (which we refer to as “IASB”). The information set forth below is only a summary that you should read together with Scorpio Tankers’ audited consolidated financial statements for the years ended December 31, 2016, 2015 and 2014 and audited consolidated balance sheets as of December 31, 2016 and 2015, together with the notes thereto, as well as the section “Item 5. Operating and Financial Review and Prospects,” which are contained in Scorpio Tankers’ annual report on Form 20-F for the year ended December 31, 2016, which was filed with the SEC on March 16, 2017 and incorporated by reference herein. Scorpio Tankers’ audited consolidated financial statements for the years ended December 31, 2013 and 2012 and audited consolidated balance sheets as of December 31, 2014, 2013 and 2012 are derived from Item 3A. Selected Financial Data included in its annual report on Form 20-F for the fiscal year ended December 31, 2016. Historical results are not necessarily indicative of future results. For more information, see the section “Where You Can Find More Information.”

	For the year ended December 31,
In thousands of U.S. dollars except per share and share data	2016	2015	2014	2013	2012
Consolidated income statement data
Revenue
Vessel revenue	$522,747	$755,711	$342,807	$207,580	$115,381
Operating expenses
Vessel operating costs	(187,120)	(174,556)	(78,823)	(40,204)	(30,353)
Voyage expenses	(1,578)	(4,432)	(7,533)	(4,846)	(21,744)
Charterhire	(78,862)	(96,865)	(139,168)	(115,543)	(43,701)
Depreciation	(121,461)	(107,356)	(42,617)	(23,595)	(14,818)
General and administrative expenses	(54,899)	(65,831)	(48,129)	(25,788)	(11,536)
Write down of vessels held for sale and net loss on sales of vessels	(2,078)	(35)	(3,978)	(21,187)	(10,404)
Write-off of vessel purchase options	—	(731)	—	—	—
Gain on sale of VLGCs	—	—	—	41,375	—
Gain on sale of VLCCs	—	—	51,419	—	—
Gain on sale of Dorian shares	—	1,179	10,924	—	—
Re-measurement of investment in Dorian	—	—	(13,895)	—	—

Total operating expenses	(445,998)	(448,627)	(271,800)	(189,788)	(132,556)

Operating income / (loss)	76,749	307,084	71,007	17,792	(17,175)

	For the year ended December 31,
In thousands of U.S. dollars except per share and share data	2016	2015	2014	2013	2012
Other (expense) and income, net
Financial expenses	(104,048)	(89,596)	(20,770)	(2,705)	(8,512)
Realized gain on derivative financial instruments	—	55	17	3	443
Unrealized gain / (loss) on derivative financial instruments	1,371	(1,255)	264	567	(1,231)
Financial income	1,213	145	203	1,147	35
Share of income from associate	—	—	1,473	369	—
Other expenses, net	(188)	1,316	(103)	(158)	(97)

Total other expense, net	(101,652)	(89,335)	(18,916)	(777)	(9,362)

Net (loss) / income	$(24,903)	$217,749	$52,091	$17,015	$(26,537)

(Loss) / earnings per common share:(1)
Basic (loss) / earnings per share	$(0.15)	$1.35	$0.30	$0.12	$(0.64)
Diluted (loss) / earnings per share	$(0.15)	$1.20	$0.30	$0.11	$(0.64)
Cash dividends declared per common share	$0.500	$0.495	$0.390	$0.130	—
Basic weighted average shares outstanding	161,118,654	161,436,449	171,851,061	146,504,055	41,413,339
Diluted weighted average shares outstanding	161,118,654	199,739,326	176,292,802	148,339,378	41,413,339

	As of December 31,
In thousands of U.S. dollars	2016	2015	2014	2013	2012
Balance sheet data
Cash and cash equivalents	$99,887	$200,970	$116,143	$78,845	$87,165
Vessels and drydock	2,913,254	3,087,753	1,971,878	530,270	395,412
Vessels under construction	137,917	132,218	404,877	649,526	50,251
Total assets	3,230,187	3,523,455	2,804,643	1,646,676	573,280
Current and non-current debt(2)	1,882,681	2,049,989	1,571,522	167,129	142,459
Shareholders’ equity	1,315,200	1,413,885	1,162,848	1,450,723	414,790

	For the year ended December 31,
In thousands of U.S. dollars	2016	2015	2014	2013	2012
Cash flow data
Net cash inflow/(outflow)
Operating activities	$178,511	$391,975	$93,916	$(5,655)	$(1,928)
Investing activities	31,333	(703,418)	(1,158,234)	(935,101)	(90,155)
Financing activities	(310,927)	396,270	1,101,616	932,436	142,415

(1)	Basic (loss) / earnings per share is calculated by dividing the net (loss) / income attributable to equity holders of the parent by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by adjusting the net (loss) / income attributable to equity holders of the parent and the weighted average number of common shares used for calculating basic earnings per share for the effects of all potentially dilutive shares. Such potentially dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.
(2)	Current and non-current debt as of December 31, 2016, 2015, 2014, 2013 and 2012 is shown net of deferred financing fees of $37.4 million, $55.8 million, $47.1 million, $2.4 million and $3.5 million, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF NPTI

The following tables set forth NPTI’ selected consolidated financial data as of and for the years ended December 31, 2016, 2015 and 2014, as well as for the period August 6, 2013 (date of inception) to December 31, 2013. The selected data is derived from NPTI’s audited consolidated financial statements, which have conformity with accounting principles generally accepted in the United States of America. The information set forth below is only a summary that you should read together with NPTI’s audited consolidated financial statements for the years ended December 31, 2016 and 2015 and audited consolidated balance sheets as of December 31, 2016 and 2015, together with the notes thereto, included herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NPTI – Selected Operating Data”, included herein. NPTI’s audited consolidated financial statements for the years ended December 31, 2014 and for the period August 6, 2013 (date of inception) to December 31, 2013 and audited consolidated balance sheets as of December 31, 2014 and 2013 are not included herein. Historical results are not necessarily indicative of future results. For more information, see the section “Where You Can Find More Information.”

	For the year ended December 31,			August 6, 2013 (date of inception) to December 31, 2013
In thousands of US Dollars, unless otherwise stated	2016	2015	2014
Condensed consolidated statements of operations
Operating revenue
Vessel revenue	$108,201	$38,226	$11,588	$—
Total operating revenue	108,201	38,226	11,588	—
Gain on sale of vessels	—	24,144	—	—

Operating expenses
Vessel expenses	(46,711)	(24,762)	(9,564)	—
Depreciation	(28,175)	(466)	—	—
General and administrative expenses	(8,268)	(7,020)	(3,658)	(556)

Total operating expenses	(83,154)	(32,248)	(13,222)	(556)

Net operating gain / loss	$25,047	$30,122	$(1,634)	$(556)

Financial items
Interest income	51	119	414	122
Interest expense and finance costs	(30,209)	(3,528)	—	—
Other financial items	13	12	3	—

Net financial items	(30,145)	(3,397)	417	122

Total income (loss) before tax	(5,098)	26,725	$(1,217)	$(434)

Income tax	(74)	(69)	—	—

Net income / (loss)	$(5,172)	$26,656	$(1,217)	$(434)

Earnings per common share:
Basic	$(0.13)	$0.67	$(0.03)	$(0.02)
Diluted	$(0.13)	$0.67	$(0.03)	$(0.02)
Basic weighted average shares outstanding (‘000)	40,569	39,711	35,296	19,317
Diluted weighted average shares outstanding (‘000)	40,569	39,768	35,296	19,317

	As of December 31,
In thousands of US Dollars, unless otherwise stated	2016	2015	2014	2013
Balance Sheet Data
Cash and cash equivalents	$34,276	$4,480	$114,147	$213,714
Vessels, net	1,169,121	100,886	—	—
Vessels under construction	56,542	451,504	284,553	103,565
Total assets	1,316,311	581,516	409,364	317,345
Current and non-current debt	843,060	133,154	—	—
Preferred Stock	20,614	—	—	—
Total shareholders’ equity	444,521	440,507	408,711	316,373

	For the year ended December 31,			August 6, 2013 (date of inception) to December 31, 2013
In thousands of US Dollars, unless otherwise stated	2016	2015	2014
Cash Flow Data
Net cash provided by:
Operating activities	$6,288	$(1,103)	$(9,684)	$(28)
Investing activities	(521,090)	(238,779)	(183,438)	(97,536)
Financing activities	544,598	130,215	93,555	311,278

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table shows information about the pro forma financial condition and results of operations, including per share data, of Scorpio Tankers after giving effect to the merger. The table sets forth selected unaudited pro forma condensed combined income statement and balance sheet data, including per share data, for the financial year ended December 31, 2016. The selected unaudited pro forma condensed combined financial information presented below has been prepared on a basis consistent in all material respects with the accounting policies of Scorpio Tankers in accordance with IFRS as issued by the IASB.

The selected unaudited pro forma condensed combined financial data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information have been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

The information presented below should be read together with the historical financial statements of Scorpio Tankers, which are available on Scorpio Tankers’ Form 20-F for the year ended December 31, 2016 and incorporated by reference in this Form F-4 and the historical financial statements of NPTI for the year ended December 31, 2016, which are included elsewhere in this proxy statement/prospectus. Moreover, this information was prepared assuming the Merger values the entire issued share capital of Navig8 at approximately $199.7 million using a closing price per Scorpio common share of $3.63 on August 2, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information). This pro forma condensed combined financial data has not been updated for the price of Scorpio common shares as of the date of this proxy statement/prospectus.

For the year ended December 31, 2016
Unaudited Pro Forma Condensed Combined Statement of Operations
(in thousands of U.S. Dollars except for share and per share amounts)
Revenue	631,110
Operating income	106,934
Net loss	(24,294)
Per Share Data:
Basic and diluted weighted average shares outstanding	267,618,654
Basic and diluted loss per share	(0.09)

As of December 31, 2016
Unaudited Pro Forma Condensed Combined Statement of Financial Position
(in thousands of U.S. Dollars)
Cash and cash equivalents	283,322
Vessels and drydock	3,914,505
Vessels under construction	183,416
Total assets	4,514,106
Current and non-current debt(1)	2,746,474
Shareholders’ equity	1,684,357

(1)	Current and non-current debt as of December 31, 2016 is shown net of unamortized deferred financing fees of $39.6 million.

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables present, as of December 31, 2016, selected historical, pro forma and pro forma equivalent per share financial information for Scorpio common shares and Navig8 common shares. You should read this information in conjunction with, and the information is qualified in its entirety by (i) the consolidated financial statements of Scorpio Tankers and notes thereto incorporated by reference into this proxy statement/prospectus, (ii) the consolidated financial statements of NPTI and notes thereto included elsewhere in this proxy statement/prospectus, and (iii) the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Information” and notes thereto included elsewhere in this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find More Information.”

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of acquisition accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the Merger. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of Merger-related costs, or other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results.

The following tables assume the issuance of 55 million Scorpio common shares in connection with the Merger. The pro forma data in the tables assume that the Merger occurred on January 1, 2016 for income statement purposes and on December 31, 2016 for balance sheet purposes, and that the Merger is accounted for as a business combination.

Scorpio Tankers	As of and for the year ended December 31, 2016
Basic and diluted earnings per share
Historical	$(0.15)
Pro forma combined	(0.09)
Dividends declared per common share
Historical	0.50
Pro forma combined	0.50
Book value per share
Historical	7.53
Pro forma combined	5.99

The unaudited equivalent pro forma per share combined information for NPTI set forth below shows the effect of the Merger from the perspective of a holder of Navig8 common shares. The information was calculated by multiplying the unaudited pro forma combined per share data for Scorpio common shares by the exchange ratio of 1.1761.

NPTI	As of and for the year ended December 31, 2016
Basic and diluted earnings per share
Historical	$(0.13)
Equivalent pro forma combined	(0.11)
Dividends per share
Historical	—
Equivalent pro forma combined	0.59
Book value per share
Historical	9.48
Equivalent pro forma combined	7.05

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Scorpio common shares are listed on the NYSE under the symbol “STNG.” The table below sets forth, for the periods indicated, the per share high and low sales prices for Scorpio common shares as reported on the NYSE. Although Navig8’s common shares are listed on the Norwegian OTC under the symbol “EIGHT”, the limited volume of trading precludes an established trading market for Navig8’s common shares, and, accordingly, per share high and low sales prices for Navig8’s common shares are not available for comparable periods.

	Scorpio Common Shares NYSE
	High	Low
	(in US$)
For the Year Ended
December 31, 2016	7.99	3.61
December 31, 2015	11.64	7.50
December 31, 2014	11.91	6.48
December 31, 2013	12.48	6.92
December 31, 2012	7.50	4.93
For the Quarter Ended
June 30, 2017	4.60	3.42
March 31, 2017	4.93	3.50
December 31, 2016	5.00	3.61
September 30, 2016	5.53	4.05
June 30, 2016	6.70	4.10
March 31, 2016	7.99	4.66
December 31, 2015	10.33	7.50
September 30, 2015	11.64	8.34
June 30, 2015	10.51	8.92
March 31, 2015	9.64	7.64
Most Recent Six Months
August 2017 (through and including August 3, 2017)	3.74	3.56
July 2017	4.17	3.68
June 2017	4.20	3.42
May 2017	4.59	3.57
April 2017	4.60	3.90
March 2017	4.79	3.73
February 2017	4.48	3.50

The above table shows only historical data. The data may not provide meaningful information to holders of Navig8 common shares in determining whether to approve the Merger Agreement, including the transactions contemplated therein. Holders of Navig8 common shares are urged to obtain current market quotations for Scorpio common shares and Navig8 common shares and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus, when considering whether to approve the Merger Agreement. For more information, see the section “Where You Can Find More Information.”

On May 23, 2017, the last trading day before the public announcement of the Merger Agreement after the close of trading on May 23, 2017, the closing price of Scorpio common shares on the NYSE was $4.20. On August 3, 2017, the latest practicable date before the date of this proxy statement/prospectus, the closing price of Scorpio common shares on the NYSE was $3.56.

Holders of Navig8 common shares will not receive the merger consideration until the Merger is completed, which may occur a substantial period of time after the Special Meeting, or not at all. There can be no assurance as to the trading prices of Navig8 common shares or Scorpio common shares at the time of the completion of the Merger. The market prices of Navig8 common shares and Scorpio common shares are likely to fluctuate prior to completion of the Merger and cannot be predicted.

The table below sets forth the dividends declared per Scorpio common share for the periods indicated Navig8 did not declare any dividends during these periods.

Scorpio Tankers Inc. Dividends per Share (in US$)
For the Year Ended
December 31, 2016	0.500
December 31, 2015	0.495
December 31, 2014	0.390
December 31, 2013	0.130
December 31, 2012	—

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, strategic objectives, strategic opportunities, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the Merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only Scorpio Tankers Inc.’s or Navig8’s beliefs regarding future events, which are inherently uncertain. Forward-looking statements are typically identified by words such as “anticipates,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “may,” “might,” “plans,” “projects,” “schedule,” “should,” “target,” “will,” or “would” and similar expressions, although not all forward-looking information contains these identifying words.

By their very nature, forward-looking statements require Scorpio Tankers Inc. and Navig8 to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that Scorpio Tankers Inc.’s or Navig8’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that Scorpio Tankers Inc.’s or Navig8’s assumptions may not be correct and that Scorpio Tankers Inc.’s or Navig8’s objectives, strategic goals and priorities will not be achieved. Navig8 and Scorpio Tankers Inc. caution readers not to place undue reliance on these statements, as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the Merger does not close when expected or at all because required shareholder approval is not received or other conditions to the closing are not satisfied on a timely basis or at all; that Navig8 and Scorpio Tankers Inc. may be required to modify the terms and conditions of the Merger Agreement to achieve shareholder approval, or that the anticipated benefits of the Merger are not realized as a result of such things as the weakness of the economy and competitive factors in the seaborne transportation in which NPTI and Scorpio Tankers do business; general market conditions, including the market for vessels and fluctuations in spot and charter rates and vessel values; the availability of financing and refinancing; the effects of competition in the markets in which NPTI or Scorpio Tankers operate; disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; the supply of and demand for vessels comparable to the vessels of NPTI or Scorpio Tankers; delays and cost overruns in construction projects; NPTI or Scorpio Tankers’ level of indebtedness; changes in operating and maintenance costs, including bunker prices, drydocking and insurance costs; the availability of skilled workers and the related labor costs; the failure of counterparties to fully perform their contracts; the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic and foreign operations; judicial or regulatory judgments and legal proceedings; the ability to successfully integrate the two companies; the risk that expected synergies and benefits of the Merger will not be realized within the expected time frame or at all; reputational risks; and other factors that may affect future results of NPTI or Scorpio Tankers, including changes in trade policies, changes in tax laws, technological and regulatory changes, and adverse developments in general market, business, economic, labor, regulatory and political conditions.

Navig8 and Scorpio Tankers Inc. caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the Merger and the future results of NPTI or Scorpio Tankers, including factors described in Scorpio Tankers Inc.’s annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein and other important factors described in Scorpio Tankers Inc.’s filings with the SEC. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on Scorpio Tankers Inc.’s or Navig8’s forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, Navig8 and Scorpio Tankers Inc. do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should consider carefully the risks described below, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on approval of the Merger Agreement. As a holder of Navig8 common shares, following completion of the Merger you will be subject to all risks inherent in the business of Scorpio Tankers. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section “Where You Can Find More Information.”

Risks Related to the Merger

Because the aggregate merger consideration is fixed and the market price of Scorpio common shares may fluctuate, holders of Navig8 common shares cannot be certain of the precise value of the merger consideration that they will receive in the Merger.

If the Merger is completed, the holders of Navig8 common shares and Navig8 equity awards will receive an aggregate of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement). Based on 46,765,617 Navig8 common shares outstanding as of the date hereof (which assumes the accelerated vesting of 129,737 restricted stock units upon the closing of the Merger) it is estimated you will receive approximately 1.176 Scorpio common shares for each Navig8 common share that you own. The aggregate number of shares to be issued as merger consideration will not be adjusted to reflect changes in the price of Navig8 common shares or Scorpio common shares prior to the completion of the Merger.

Therefore, holders of Navig8 common shares will receive a fixed number of Scorpio common shares based on the aggregate merger consideration of 55,000,000 Scorpio common shares, and holders of Navig8 common shares will not receive a number of shares that will be determined based on a fixed market value. The market value of Scorpio common shares and the market value of Navig8 common shares at the effective time of the Merger may vary significantly from their respective values on the date that the Merger Agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the Special Meeting.

See “Comparative Per Share Market Price and Dividend Information” for certain historical market price information about Scorpio common shares. Variations in share prices may be the result of various factors, including Scorpio Tankers’ and NPTI’s respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The merger consideration will not be adjusted to reflect any changes in the market value of Scorpio common shares or Navig8 common shares.

At the time of the Special Meeting, holders of Navig8 common shares will not know the precise value of the merger consideration they will be entitled to receive for their Navig8 common shares on the day the Merger closes. Holders of Navig8 common shares are urged to obtain a current market quotation for Scorpio common shares and Navig8 common shares.

The market price for Navig8 common shares may be affected by factors different from those affecting the Scorpio common shares.

Upon completion of the Merger, holders of Navig8 common shares will be entitled to become holders of Scorpio common shares. NPTI’s businesses differ from those of Scorpio Tankers, and accordingly the results of operations of Scorpio Tankers will be affected by factors different from those currently affecting the results of operations of NPTI. The market price for Scorpio common shares may be affected by, among other factors, actual or anticipated fluctuations in the quarterly and annual results of Scorpio Tankers Inc. and those of other public companies in its industry; mergers and strategic alliances in the crude tanker and product tanker industries; market conditions in the crude tanker and product tanker industries; changes in government regulation; the failure of securities analysts to publish research about us after this offering, or shortfalls in its operating results from levels forecast by securities analysts; announcements concerning Scorpio Tankers Inc. or its competitors;

and the general state of the securities market. For a discussion of the risks related to Scorpio Tankers and of certain factors to consider in connection with its business, you should carefully review this document and the documents incorporated by reference, including the factors described in Scorpio Tankers Inc.’s annual report on Form 20-F for the year ended December 31, 2016.

The announcement and pendency of the Merger could adversely affect each of Scorpio Tankers’ and NPTI’s business, results of operations and financial condition.

The announcement and pendency of the merger could cause disruptions in and create uncertainty surrounding Scorpio Tankers’ and NPTI’s business, including affecting Scorpio Tankers’ and NPTI’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Scorpio Tankers’ or NPTI’s business, results of operations and financial condition, regardless of whether the Merger is completed. In particular, Scorpio Tankers and NPTI could potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, each of Scorpio Tankers and NPTI has expended, and continues to expend, significant management resources, in an effort to complete the Merger, which are being diverted from Scorpio Tankers’ and NPTI’s day-to-day operations.

If the Merger is not completed, Scorpio Tankers Inc.’s stock price may fall to the extent that the current price of Scorpio common shares reflects a market assumption that the Merger will be completed. In addition, the failure to complete the Merger may result in negative publicity or a negative impression of Scorpio Tankers in the investment community and may affect Scorpio Tankers’ relationship with employees, customers, suppliers and other partners in the business community.

There is no assurance when or if the Merger will be completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the approval of the Merger Agreement by holders of a majority of the outstanding Navig8 common shares. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger. Each party’s obligation to complete the Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Merger Agreement. As a result of these conditions, there is no assurance that the Merger will be completed on the terms or timeline currently contemplated, or at all.

Certain of NPTI’s directors and executive officers have interests in the Merger that differ from, or are in addition to, the interests of holders of Navig8 common shares.

When considering your vote, you should be aware that certain of Navig8’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Navig8 shareholders generally. Interests of directors and executive officers that may differ from or be in addition to the interests of the Navig8 shareholders generally include:

•	the Merger Agreement provides for the termination and cancellation of Navig8 restricted stock units and Navig8 share options, which were previously granted to certain NPTI executive officers, in exchange for the right to receive certain consideration, including Scorpio common shares;

•	NPTI directors and officers are entitled to continued indemnification and insurance coverage for a period of six years following the effective date of the Merger, under the Merger Agreement;

•

NPTI’s fleet is contracted to operate in various product tanker pools managed by entities related to the Navig8 Group, which is also a shareholder of Navig8. In addition, NPTI contracts with other affiliates of Navig8 Group for technical, commercial and administrative management services for its fleet. In connection with the Merger, these pooling, technical, commercial and administrative management arrangements will be terminated, and Scorpio Tankers Inc. will make certain payments to the Navig8 Group in connection with such termination; and

•	service agreements with NPTI’s executive officers, who are also employees of the Navig8 Group, will be terminated, and these individuals will be entitled to receive certain termination payments and prorated portions of minimum annual bonuses.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Navig8’s Directors and Executive Officers in the Merger”.

Certain rights of Navig8’s shareholders will change as a result of the Merger.

Upon completion of the Merger, holders of Navig8 common shares will no longer be shareholders of Navig8 but will be shareholders of Scorpio Tankers Inc. There will be certain differences between your current rights as a holder of Navig8 common shares, on the one hand, and the rights to which you will be entitled as a Scorpio Tankers Inc. shareholder, on the other hand. For a more detailed discussion of the differences in the rights of holders of Navig8 common shares and Scorpio Tankers Inc. shareholders, see the section “Comparison of Rights of Scorpio Tankers Inc. Shareholders and Holders of Navig8 Common Shares”.

The Merger Agreement and Voting Agreement contains provisions that could discourage a potential competing acquirer of NPTI or could result in any competing proposal being at a lower price than it might otherwise be.

The Merger Agreement contains “no shop” provisions that, subject to certain exceptions, restrict NPTI’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of NPTI. Even if the NPTI board of directors withdraws or qualifies its recommendation in favor of approving the Merger Agreement, NPTI will still be required to submit the matter to a vote of its shareholders at the Special Meeting, unless the Merger Agreement is terminated. In addition, Scorpio Tankers Inc. generally has an opportunity to offer to modify the terms of the Merger in response to any competing Acquisition Proposal that may be made before the NPTI board of directors may withdraw or qualify its recommendation. In some circumstances upon termination of the Merger Agreement, NPTI may be required to pay to Scorpio Tankers Inc. a termination fee of $2.5 million or $10 million (depending on the circumstance under which the Merger Agreement was terminated).

The Voting Agreement also contains provisions that could deter a potential competing proposal. Subject to the terms and conditions in the Voting Agreement, certain holders of Navig8 common shares have agreed, subject to the terms and conditions in such voting agreement, to vote all of their respective Navig8 common shares, which represent in the aggregate 77% of the issued and outstanding Navig8 common shares (or 30% of the issued and outstanding Navig8 common shares if the NPTI board of directors or NPTI transaction committee makes an adverse recommendation change regarding the Merger) in favor of the Merger at the Special Meeting. Because the Navig8 Holders could be required to make payments to Scorpio Tankers Inc. in certain circumstances if the Navig8 Shareholder Approval is not obtained, such shareholders may choose to vote all of their Navig8 common shares in favor of the approval of the Merger Agreement despite an adverse recommendation change by the NPTI board of directors.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of NPTI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

While the Merger Agreement is in effect, NPTI and Scorpio Tankers’ businesses are subject to restrictions on their business activities.

Under the Merger Agreement, Navig8, Scorpio Tankers Inc. and their respective subsidiaries are subject to certain restrictions on the conduct of their respective businesses and generally must operate their respective businesses in the ordinary course prior to completing the Merger (unless Navig8 or Scorpio Tankers Inc. obtains the other’s consent, as applicable, which is not to be unreasonably withheld, conditioned or delayed), which may restrict NPTI’s and Scorpio Tankers’ ability to exercise certain of their respective business strategies. These restrictions may prevent NPTI and Scorpio Tankers from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits, incurring indebtedness or making changes to their respective businesses prior to the completion of the Merger or termination of the Merger Agreement, as applicable. These restrictions could have an adverse effect on NPTI’s and Scorpio Tankers’ respective businesses, financial results, financial condition or stock price.

Holders of Navig8 common shares will have a reduced ownership and voting interest in Scorpio Tankers Inc. after the Merger and will exercise less influence over management.

Holders of Navig8 common shares currently have the right to vote in the election of directors to the NPTI board of directors and on certain other matters affecting NPTI. Following the Merger, each holder of Navig8 common shares will be entitled to become a shareholder of Scorpio Tankers Inc. with a percentage ownership of Scorpio Tankers Inc. that is much smaller than the shareholder’s percentage ownership of Navig8. Immediately following the closing of the Merger, 55,000,000 Scorpio common shares is estimated to represent approximately 24% of the outstanding Scorpio common shares, excluding the effect of the Scorpio Public Offering, and approximately 19.7% of the outstanding Scorpio common shares, taking into account the 50 million shares issued in the Scorpio Public Offering (in each case, excluding the effect of Scorpio common shares that may be issued upon the exercise of the warrants issued, or expected to be issued, to Navig8 Group in connection with certain termination payments described herein). Because of this, the Navig8 shareholders will have substantially less influence on the management and policies of Scorpio Tankers than they now have with respect to the management and policies of NPTI.

The combined company may not realize all of the anticipated benefits of the merger.

Scorpio Tankers and NPTI believe that the Merger will provide benefits to the combined company as described elsewhere in this proxy statement/prospectus. However, there is a risk that some or all of the expected benefits of the Merger may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the control of Scorpio Tankers, including but not limited to the strength or weakness of the economy and competitive factors in the areas where Scorpio Tankers and NPTI do business, the effects of competition in the markets in which Scorpio Tankers or NPTI operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic or foreign operations. The challenge of coordinating previously separate businesses makes evaluating the business and future financial prospects of the combined company following the Merger difficult. Scorpio Tankers and NPTI have operated and, until completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing relationships nor result in decreased revenues or dividends. The past financial performance of each of Scorpio Tankers and NPTI may not be indicative of their future financial performance. Realization of the anticipated benefits in the Merger will depend, in part, on the combined company’s ability to successfully integrate Scorpio Tankers’ and NPTI’s businesses. The combined company will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the Merger and the coordination of the two companies’ operations could have an adverse effect on the business, financial results, financial condition or the share price of the combined company following the Merger. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the Merger may impact the financial performance of the combined company, the price of Scorpio Tankers Inc.’s common shares and the ability of Scorpio Tankers Inc. to pay dividends on its common shares. The declaration of dividends by Scorpio Tankers Inc. will be at the discretion of its board of directors.

Scorpio Tankers and NPTI have incurred and expect to incur substantial transaction fees and costs in connection with the Merger and related NPTI Vessel Acquisitions.

Scorpio Tankers and NPTI have incurred and expect to incur additional material non-recurring expenses in connection with the Merger and completion of the transactions contemplated by the Merger Agreement, including costs relating to the early termination of NPTI’s existing service agreements with the Navig8 Group and the NPTI executive officers, the redemption of all outstanding Navig8 Preference Shares and the NPTI Vessel Acquisition. Scorpio Tankers and NPTI have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Scorpio Tankers and NPTI after completion of the Merger. Even if the Merger is not completed, Scorpio Tankers and NPTI will need to pay certain costs relating to the Merger incurred prior to the date the Merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. As of June 30, 2017, the total material non-recurring expenses Scorpio Tankers and NPTI have each incurred in connection with the Merger are approximately $32.5 million and $10.1 million, respectively. Scorpio Tankers and NPTI expect to incur additional, material non-recurring expenses of approximately $0.5 million and $4.5 million, respectively prior to, or upon the closing of the Merger.

Scorpio Tankers and NPTI may be unsuccessful in obtaining the consent from certain of NPTI’s lenders, with respect to the consummation of the Merger.

Consummation of the transactions contemplated under the Merger Agreement constitute, among other things, a “change of control” under certain of NPTI’s outstanding financing arrangements with financial institutions and leasing companies. Scorpio Tankers and NPTI have obtained Change of Control Consents and Technical Consents in connection with the consummation of the Merger other than the Change of Control consent from BCFL and the Technical Consents of certain other leasing company counterparties. The receipt of BCFL’s Change of Control consent and the Technical Consents of BCFL and the other leasing counterparties are not conditions to the closing of the Merger. As a result, in the event that Scorpio Tankers is unable to obtain such consents from BCFL at the time that all conditions to closing the Merger have been satisfied or waived, Scorpio Tankers and NPTI would consummate the Merger, and the $111.2 million outstanding (as of July 31, 2017) under BCFL’s sale and leaseback arrangement together with a pre-payment penalty of $11.1 million would be due and payable at closing. As described above, Scorpio Tankers has obtained a commitment, subject to customary conditions, from ABN AMRO to provide financing for these amounts that may become due and payable under the BCFL financing arrangement upon the closing of the Merger. Of the total amounts available under the ABN AMRO Credit Facility, up to $92.75 million is expected to be available to finance the three vessels securing the BCFL sale and leaseback arrangement. The remaining $30.3 million required to refinance this facility would need to be funded from Scorpio Tankers cash on hand. While based on preliminary discussions with BCFL, Scorpio Tankers believes that it will be successful in obtaining their consent to the acquisition, there can be no assurance that such consent will be obtained on acceptable terms or at all.

Significant demands will be placed on Scorpio Tankers as a result of the Merger.

As a result of the pursuit and completion of the Merger, significant demands will be placed on the managerial, operational and financial personnel and systems of Scorpio Tankers. Scorpio Tankers cannot assure you that their systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the Merger. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the Merger.

The unaudited pro forma condensed combined financial information of Scorpio Tankers and NPTI is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the Merger.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Scorpio Tankers and NPTI, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the Merger. In addition, the pro forma combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the Merger. Accordingly, the historical and pro forma financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Scorpio Tankers and NPTI operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the Merger. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

In preparing the pro forma financial information contained in this proxy statement/prospectus, Scorpio Tankers has given effect to, among other items, the completion of the Merger, the payment of the Merger consideration and estimated transaction costs. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by Scorpio Tankers and NPTI in connection with the Merger. For more information, see the section “Unaudited Pro Forma Condensed Combined Financial Information.”

Scorpio Tankers will assume the existing indebtedness of NPTI if the Merger is completed, which may impose additional operating and financial restrictions on Scorpio Tankers (beyond those that currently exist) which, together with the resulting debt services obligations, could significantly limit the combined company’s ability to execute its business strategy, and increase the risk of default under its debt obligations once the Merger is completed.

Scorpio Tankers intends to assume existing indebtedness (inclusive of obligations under sale and leaseback arrangements). As of June 14, 2017, Scorpio Tankers assumed $112.9 million of such existing indebtedness in connection with the closing of the NPTI Vessel Acquisition (excluding accrued interest), and intends to assume an additional aggregate amount of $809.5 million of existing indebtedness (which was the amount outstanding as of July 31, 2017) in connection with the closing of the Merger. Scorpio Tankers’ current secured credit facilities require it to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in Scorpio Tankers’ fleet.

Because some of the ratios and covenants are dependent on the market value of vessels, should charter rates or vessel values decline in the future, the combined company may be required to take action to reduce its debt or to act in a manner contrary to its business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond the combined company’s control, including changes in the economic and business conditions in the shipping markets in which the combined company will operate, may affect its ability to comply with these covenants. No assurance can be provided that the combined company will meet these ratios or satisfy its financial or other covenants or that its lenders will waive any failure to do so.

These financial and other covenants may adversely affect the combined company’s ability to finance future operations or limit its ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict the combined company’s flexibility in planning for changes in its business and the industry and make it more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or the combined company’s inability to maintain the required financial ratios under, its credit facilities would prevent it from borrowing additional money under its credit facilities and could result in a default under its credit facilities. If a default occurs under the combined company’s credit facilities, the lenders could elect to declare the issued and outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of the combined company’s assets. Furthermore, the combined company’s debt agreements contain cross-default provisions that may be triggered if it defaults under the terms of any one of its financing agreements. In the event of default by the combined company under one of its debt agreements, the lenders under its other debt agreements could determine that the combined company is in default under its other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including the combined company’s vessels, even if the combined company were to subsequently cure such default. In the event of such acceleration or foreclosure, the combined company might not have sufficient funds or other assets to satisfy all of its obligations, which would have a material adverse effect on its business, results of operations and financial condition.

Following the completion of the Merger, the combined company’s ability to meet its cash requirements, including the combined company’s debt service obligations, will be dependent upon its operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting its operations, many of which are or may be beyond the combined company’s control. The combined company cannot provide assurance that its business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If the combined company’s operating results, cash flow or capital resources prove inadequate, it could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt and other obligations. If the combined company is unable to service its debt, it could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance its debt or seek additional equity capital, and the combined company may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow the combined company to service its debt obligations or may have an adverse impact on its business. The combined company’s debt agreements may limit its ability to take certain of these actions. The combined company’s failure to generate sufficient operating cash flow to pay its debts or to successfully undertake any of these actions could have a material adverse effect on the combined company. These risks may be increased as a result of the increased amount of indebtedness of the combined company following the completion of the Merger.

In addition, the degree to which the combined company may be leveraged as a result of the indebtedness assumed in connection with the Merger or otherwise could materially and adversely affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make the combined company more vulnerable to general adverse economic, regulatory and industry conditions, could limit its flexibility in planning for, or reacting to, changes and opportunities in the markets in which it competes.

Resales of Scorpio common shares following the Merger may cause the market value of Scorpio common shares to decline.

Pursuant to the terms of the Merger Agreement, Scorpio Tankers Inc. will issue 55,000,000 Scorpio common shares at the effective time of the Merger. In addition, in consideration for the early redelivery of the NPTI vessels from the Navig8 Group product tanker pools, Scorpio Tankers Inc. has agreed to issue 1.5 million Scorpio common shares to the Navig8 Group. In connection with the issuance of these shares, a warrant to purchase an aggregate of 222,224 Scorpio common shares was issued to Navig8 Limited on June 9, 2017 in connection with the NPTI Vessel Acquisition and a second warrant to purchase an aggregate of 1,277,776 Scorpio common shares is expected to be issued at the closing of the Merger, with each warrant to be exercisable on a pro-rata basis upon the redelivery of each NPTI vessel from the applicable Navig8 Group product tanker pool. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Scorpio common shares. The increase in the number of Scorpio common shares may lead to sales of such Scorpio common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Scorpio common shares.

The market value of Scorpio common shares may decline as a result of the Merger.

The market value of Scorpio common shares may decline as a result of the Merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Scorpio Tankers’ and NPTI’s businesses are not realized or if the transaction costs related to the Merger are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by the market or if the effect of the Merger on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Scorpio Tankers Inc. is organized under the laws of the Marshall Islands and a substantial portion of its assets will continue to be, and many of its directors and executive officers will continue to reside, outside of the United States after the Merger and as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in the Marshall Islands.

Scorpio Tankers Inc. is organized under the laws of the Marshall Islands. After the Merger, substantially all of the combined company’s assets will be located outside the United States, and all, except for Messrs. Robert Bugbee, Cameron Mackey, Brian Lee, and Reidar Brekke, of the combined company’s directors and executive officers will reside outside the United States. In addition, all of the experts named in this proxy statement/prospectus reside outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of the combined company and such directors, executive officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in the Marshall Islands by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

Risks Related to Scorpio Tankers

You should read and consider the risk factors specific to Scorpio Tankers that will also affect the combined company after completion of the Merger. These risks are described in Scorpio Tankers Inc.’s annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section “Where You Can Find More Information.”

Risks Relating to Scorpio common shares

The price of Scorpio common shares after the Merger may be volatile.

The price of Scorpio common shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in Scorpio Tankers Inc.’s quarterly and annual results and those of other public companies in its industry;

•	mergers and strategic alliances in the crude tanker and product tanker industries;

•	market conditions in the crude tanker and product tanker industries;

•	changes in government regulation;

•	the failure of securities analysts to publish research about Scorpio Tankers after the Merger, or shortfalls in Scorpio Tankers’ operating results from levels forecast by securities analysts;

•	announcements concerning Scorpio Tankers Inc. or its competitors; and

•	the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for Scorpio common shares may be equally volatile.

Scorpio Tankers Inc. may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Scorpio common shares.

Scorpio Tankers Inc. may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or its equity incentive plan, without shareholder approval, in a number of circumstances.

Scorpio Tankers Inc.’s issuance of additional common shares or other equity securities of equal or senior rank would have the following effects, among others:

•	its existing shareholders’ proportionate ownership interest in it will decrease;

•	the amount of cash available for dividends payable on its common shares may decrease; and

•	the relative voting strength of each previously outstanding common share may be diminished; and the market price of its common shares may decline.

INFORMATION ABOUT THE COMBINED COMPANY

In this section, references to “we”, “us” and “our” and to the “Combined Company” are references to the combined company resulting from the Merger. All statistics and other financial information in this section are presented on a pro forma basis, giving effect to the Merger.

Overview

We provide seaborne transportation of refined petroleum products worldwide. Following the Merger, our fleet is expected to consist of 105 wholly owned or finance leased tankers, with a weighted average age of approximately 2.0 years and aggregate carrying capacity of 7.7 million dwt, and 20 time or bareboat chartered-in tankers which we operate. In addition, we have contracts for the construction of four newbuilding product tankers with expected deliveries throughout the remainder of 2017 and the first quarter of 2018. We refer to the Combined Company’s vessels collectively as the “Combined Fleet.”

The Combined Fleet

The following table summarizes key information about the Combined Fleet as of August 3, 2017, including the expected employment of the NPTI vessels as soon as commercially practicable following the consummation of the Merger and NPTI Vessel Acquisition:

Owned and Finance Leased Vessels

	Vessel Name	Year Built	DWT	Ice Class	Employment	Vessel Type
	Owned vessels
1	STI Brixton	2014	38,734	1A	SHTP(1)	Handymax
2	STI Comandante	2014	38,734	1A	SHTP(1)	Handymax
3	STI Pimlico	2014	38,734	1A	Time Charter(5)	Handymax
4	STI Hackney	2014	38,734	1A	SHTP(1)	Handymax
5	STI Acton	2014	38,734	1A	SHTP(1)	Handymax
6	STI Fulham	2014	38,734	1A	SHTP(1)	Handymax
7	STI Camden	2014	38,734	1A	SHTP(1)	Handymax
8	STI Battersea	2014	38,734	1A	SHTP(1)	Handymax
9	STI Wembley	2014	38,734	1A	SHTP(1)	Handymax
10	STI Finchley	2014	38,734	1A	SHTP(1)	Handymax
11	STI Clapham	2014	38,734	1A	SHTP(1)	Handymax
12	STI Poplar	2014	38,734	1A	Time Charter(5)	Handymax
13	STI Hammersmith	2015	38,734	1A	SHTP(1)	Handymax
14	STI Rotherhithe	2015	38,734	1A	SHTP(1)	Handymax
15	STI Amber	2012	49,990	—	SMRP(2)	MR
16	STI Topaz	2012	49,990	—	SMRP(2)	MR
17	STI Ruby	2012	49,990	—	SMRP(2)	MR
18	STI Garnet	2012	49,990	—	SMRP(2)	MR
19	STI Onyx	2012	49,990	—	SMRP(2)	MR
20	STI Fontvieille	2013	49,990	—	SMRP(2)	MR
21	STI Ville	2013	49,990	—	SMRP(2)	MR
22	STI Duchessa	2014	49,990	—	SMRP(2)	MR
23	STI Opera	2014	49,990	—	SMRP(2)	MR
24	STI Texas City	2014	49,990	—	SMRP(2)	MR
25	STI Meraux	2014	49,990	—	SMRP(2)	MR
26	STI San Antonio	2014	49,990	—	SMRP(2)	MR
27	STI Venere	2014	49,990	—	SMRP(2)	MR
28	STI Virtus	2014	49,990	—	SMRP(2)	MR

	Vessel Name	Year Built	DWT	Ice Class	Employment	Vessel Type
29	STI Aqua	2014	49,990	—	SMRP(2)	MR
30	STI Dama	2014	49,990	—	SMRP(2)	MR
31	STI Benicia	2014	49,990	—	SMRP(2)	MR
32	STI Regina	2014	49,990	—	SMRP(2)	MR
33	STI St. Charles	2014	49,990	—	SMRP(2)	MR
34	STI Mayfair	2014	49,990	—	SMRP(2)	MR
35	STI Yorkville	2014	49,990	—	SMRP(2)	MR
36	STI Milwaukee	2014	49,990	—	SMRP(2)	MR
37	STI Battery	2014	49,990	—	SMRP(2)	MR
38	STI Soho	2014	49,990	—	SMRP(2)	MR
39	STI Memphis	2014	49,995	—	SMRP(2)	MR
40	STI Tribeca	2015	49,990	—	SMRP(2)	MR
41	STI Gramercy	2015	49,990	—	SMRP(2)	MR
42	STI Bronx	2015	49,990	—	SMRP(2)	MR
43	STI Pontiac	2015	49,990	—	SMRP(2)	MR
44	STI Manhattan	2015	49,990	—	SMRP(2)	MR
45	STI Queens	2015	49,990	—	SMRP(2)	MR
46	STI Osceola	2015	49,990	—	SMRP(2)	MR
47	STI Notting Hill	2015	49,687	1B	Time Charter(6)	MR
48	STI Seneca	2015	49,990	—	SMRP(2)	MR
49	STI Westminster	2015	49,687	1B	Time Charter(6)	MR
50	STI Brooklyn	2015	49,990	—	SMRP(2)	MR
51	STI Black Hawk	2015	49,990	—	SMRP(2)	MR
52	STI Galata	2017	49,990	—	SMRP(2)	MR
53	STI Bosphorus	2017	49,990	—	SMRP(2)	MR
54	STI Leblon	2017	49,990	—	Spot(7)	MR
55	STI La Boca	2017	49,990	—	Spot(7)	MR
56	Navig8 Exceed	2016	74,000	—	SPTP(3)	LR1
57	Navig8 Excel	2016	74,000	—	SPTP(3)	LR1
58	Navig8 Excellence	2016	74,000	—	SPTP(3)	LR1
59	Navig8 Excelsior	2016	74,000	—	SPTP(3)	LR1
60	Navig8 Executive	2016	74,000	—	SPTP(3)	LR1
61	Navig8 Expedite	2016	74,000	—	SPTP(3)	LR1
62	Navig8 Experience	2016	74,000	—	SPTP(3)	LR1
63	Navig8 Express	2016	74,000	—	SPTP(3)	LR1
64	Navig8 Precision	2016	74,000	—	SPTP(3)	LR1
65	Navig8 Prestige	2016	74,000	—	SPTP(3)	LR1
66	Navig8 Pride	2016	74,000	—	SPTP(3)	LR1
67	Navig8 Providence	2016	74,000	—	SPTP(3)	LR1
68	STI Broadway	2014	109,999	—	SLR2P(4)	LR2
69	STI Condotti	2014	109,999	—	SLR2P(4)	LR2
70	STI Elysees	2014	109,999	—	SLR2P(4)	LR2
71	STI Madison	2014	109,999	—	SLR2P(4)	LR2
72	STI Orchard	2014	109,999	—	SLR2P(4)	LR2
73	STI Park	2014	109,999	—	SLR2P(4)	LR2
74	STI Sloane	2014	109,999	—	SLR2P(4)	LR2
75	Navig8 Solidarity	2015	109,999	—	SLR2P(4)	LR2
76	STI Alexis	2015	109,999	—	SLR2P(4)	LR2
77	STI Carnaby	2015	109,999	—	SLR2P(4)	LR2

	Vessel Name	Year Built	DWT	Ice Class	Employment	Vessel Type
78	STI Connaught	2015	109,999	—	SLR2P(4)	LR2
79	STI Kingsway	2015	109,999	—	SLR2P(4)	LR2
80	STI Lauren	2015	109,999	—	SLR2P(4)	LR2
81	STI Lombard	2015	109,999	—	SLR2P(4)	LR2
82	STI Oxford	2015	109,999	—	SLR2P(4)	LR2
83	STI Rose	2015	109,999	—	Time Charter(8)	LR2
84	STI Savile Row	2015	109,999	—	SLR2P(4)	LR2
85	STI Spiga	2015	109,999	—	SLR2P(4)	LR2
86	STI Veneto	2015	109,999	—	SLR2P(4)	LR2
87	STI Winnie	2015	109,999	—	SLR2P(4)	LR2
88	Navig8 Sanctity	2016	109,999	—	SLR2P(4)	LR2
89	Navig8 Solace	2016	109,999	—	SLR2P(4)	LR2
90	Navig8 Stability	2016	109,999	—	SLR2P(4)	LR2
91	Navig8 Steadfast	2016	109,999	—	SLR2P(4)	LR2
92	Navig8 Supreme	2016	109,999	—	SLR2P(4)	LR2
93	Navig8 Symphony	2016	109,999	—	SLR2P(4)	LR2
94	STI Grace	2016	109,999	—	SLR2P(4)	LR2
95	STI Jermyn	2016	109,999	—	SLR2P(4)	LR2
96	STI Rambla	2017	109,999	—	SLR2P(4)	LR2
97	STI Selatar	2017	109,999	—	SLR2P(4)	LR2
98	Navig8 Gallantry	2016	113,000	—	SLR2P(4)	LR2
99	Navig8 Goal	2016	113,000	—	SLR2P(4)	LR2
100	Navig8 Grace	2016	113,000	—	SLR2P(4)	LR2
101	Navig8 Guard	2016	113,000	—	SLR2P(4)	LR2
102	Navig8 Guide	2016	113,000	—	SLR2P(4)	LR2
103	Navig8 Gauntlet	2017	113,000	—	SLR2P(4)	LR2
104	Navig8 Gladiator	2017	113,000	—	SLR2P(4)	LR2
105	Navig8 Gratitude	2017	113,000	—	SLR2P(4)	LR2

	Total owned DWT		7,683,235

Bareboat / time chartered-in vessels

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel Type	Charter Type	Daily Base Rate	Expiry(9)
	Bareboat / time chartered-in vessels
106	Kraslava	2007	37,258	1B	SHTP(1)	Handymax	Time charter	$11,250	13-May-18(10)
107	Krisjanis Valdemars	2007	37,266	1B	SHTP(1)	Handymax	Time charter	$11,250	13-Mar-18(11)
108	Silent	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(12)
109	Single	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(12)
110	Star I	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(12)
111	Sky	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
112	Steel	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
113	Stone I	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
114	Style	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(13)
115	STI Beryl	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	18-Apr-25(14)
116	STI Le Rocher	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	21-Apr-25(14)
117	STI Larvotto	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	28-Apr-25(14)

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel Type	Charter Type	Daily Base Rate	Expiry(9)
118	Vukovar	2015	49,990	—	SMRP(2)	MR	Time charter	$17,034	01-May-18
119	Zefyros	2013	49,999	—	SMRP(2)	MR	Time charter	$13,000	08-Dec-17(15)
120	Gan-Trust	2013	51,561	—	SMRP(2)	MR	Time charter	$13,050	06-Jan-18(16)
121	CPO New Zealand	2011	51,717	—	SMRP(2)	MR	Time charter	$15,250	12-Sep-18(17)
122	CPO Australia	2011	51,763	—	SMRP(2)	MR	Time charter	$15,250	01-Sep-18(17)
123	Ance	2006	52,622	—	SMRP(2)	MR	Time charter	$13,500	12-Oct-17(18)
124	Densa Alligator	2013	105,708	—	SLR2P(3)	LR2	Time charter	$14,360	17-Aug-17(19)
125	Densa Crocodile	2015	105,408	—	SLR2P(3)	LR2	Time charter	$14,750	06-Jan-18(20)

	Total bareboat or time chartered-in DWT		1,008,191

Newbuildings currently under construction

	Vessel Name	Yard	DWT	Vessel type
126	Hull 2605 — TBN STI San Telmo	HMD(21)	52,000	MR
127	Hull 2606 — TBN STI Donald C Trauscht	HMD(21)	52,000	MR
128	Hull 2607 — TBN STI Esles II	HMD(21)	52,000	MR
129	Hull 2608 — TBN STI Jardins	HMD(21)	52,000	MR

	Total newbuilding product tankers DWT		208,000

	Total Fleet DWT		8,899,426

(1)	This vessel operates in or is expected to operate in the Scorpio Handymax Tanker Pool, or SHTP. SHTP is operated by Scorpio Commercial Management (“SCM”). SHTP and SCM are related parties to the Combined Company.
(2)	This vessel operates in or is expected to operate in the Scorpio MR Pool, or SMRP. SMRP is operated by SCM. SMRP is a related party to the Combined Company.
(3)	This vessel operates in or is expected to operate in the Scorpio Panamax Tanker Pool or SPTP. SPTP is operated by SCM. SPTP is a related party to the Combined Company.
(4)	This vessel operates in or is expected to operate in the Scorpio LR2 Pool, or SLR2P. SLR2P is operated by SCM. SLR2P is a related party to the Combined Company.
(5)	This vessel is currently time chartered-out to an unrelated third-party for three years at $18,000 per day. This time charter is scheduled to expire in January 2019.
(6)	This vessel is currently time chartered-out to an unrelated third-party for three years at $20,500 per day. This time charter is scheduled to expire in December 2018.
(7)	This vessel is currently employed under a short-term time charter-out agreement with an unrelated third party, following which this vessel is expected enter the SMRP. We consider short-term time charters (less than one year) as spot market voyages.
(8)	This vessel is currently time chartered-out to an unrelated third-party for three years at $28,000 per day. This time charter is scheduled to expire in February 2019.
(9)	Redelivery from the charterer is plus or minus 30 days from the expiry date.
(10)	In February 2017, we entered into a new time charter-in agreement for one year at $11,250 per day effective May 2017. We have an option to extend the charter for an additional year at $13,250 per day.

(11)	In February 2017, we entered into a new time charter-in agreement for one year at $11,250 per day effective March 2017. We have an option to extend the charter for an additional year at $13,250 per day.
(12)	In December 2016, we entered into an agreement to bareboat-in this vessel, which was previously time chartered-in by Scorpio Tankers for $15,600 per day. The time charter-in contract was cancelled in January 2017 and replaced by the new bareboat contract at a rate of $7,500 per day. The agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.
(13)	In December 2016, we entered into an agreement to bareboat-in this vessel at a rate of $6,000 per day. The agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.
(14)	In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day. The selling price was $29.0 million and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market based prices. Additionally, a deposit of $4.35 million was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised, or refunded to us at the expiration of the agreement.
(15)	In June 2017, we entered into a new time charter-in agreement for six months at $13,000 per day. We have options to extend this charter for a further six months at $13,250 per day and, should the initial option be exercised, a second option for an additional year at $14,500 per day.
(16)	We have an option to extend the charter for an additional year at $15,000 per day.
(17)	We have an option to extend the charter for an additional year at $16,000 per day.
(18)	We have an option to extend the charter for an additional year at $15,000 per day.
(19)	We have an option to extend the charter for an additional six months at $15,385 per day.
(20)	In June 2017, we entered into a new time charter-in agreement for six months at $14,750 per day. We have an option to extend this charter for an additional six months at $15,750 per day. This vessel was delivered to us in July 2017.
(21)	These newbuilding vessels are being constructed at HMD (Hyundai Mipo Dockyard Co. Ltd. of South Korea). Three vessels are expected to be delivered throughout the remainder of 2017 and one vessel is expected to be delivered in the first quarter of 2018.

Chartering Strategy of the Combined Company

It is our intention to employ, as soon as commercially practicable after certain NPTI vessels are delivered to us for commercial management services and the closing of each of the NPTI Vessel Acquisition and the Merger, all of the NPTI vessels and in spot market-oriented tanker pools which are managed by members of the Scorpio group of companies, which we refer to as the “Scorpio Group.”

Generally, the Combined Company will operate its vessels in commercial pools, on time charters or in the spot market, consistent with the strategy currently employed by Scorpio Tankers, as described under “Information About Scorpio Tankers — Chartering Strategy.” Please also see “— Management of the Combined Fleet — Early Transfer of Commercial Management.”

Management of the Combined Fleet

The Combined Fleet will be technically and commercially managed by Scorpio Ship Management S.A.M (which we refer to as “SSM”) and Scorpio Commercial Management S.A.M. (which we refer to as “SCM”), respectively, in accordance with the terms of the Amended and Restated Master Agreement, as described under “Information About Scorpio Tankers — Fleet Management.” Please also see “Information about NPTI —Certain Relationships and Related Party Transactions — Pool and Commercial Management Agreements”.

As part of the Merger, Scorpio Tankers has entered into agreements with certain entities and persons related to NPTI to terminate various arrangements relating to the employment of certain members of NPTI senior management, the operation of NPTI’s vessels and certain pooling arrangements in exchange for cash payments of in aggregate $18.9 million and the issuance of 1.5 million Scorpio common shares (which includes termination payments to be paid under the employment arrangements of certain members of NPTI senior management). To facilitate the issuance of Scorpio common shares that are registered under the Securities Act for resale, Scorpio Tankers Inc. has issued a warrant on June 9, 2017 (the “First Warrant”) and plans to issue a second warrant in connection with the closing of the Merger (the “Second Warrant”). The First Warrant and the Scorpio common shares issuable upon exercise of such warrant have been registered for resale on June 14, 2017. Subject to its terms and conditions, the First Warrant may be exercised on a pro-rata basis for up to an aggregate of 222,224 of Scorpio common shares at an exercise price of $0.01 per share upon the redelivery date of each of the four NPTI Acquisition Vessels from the applicable Navig8 Group product tanker pool (the date on which any NPTI vessel is redelivered from a Navig8 Group product tanker pool, a “Redelivery Date”).

Scorpio Tankers Inc. may at its option, and in the event that registered Scorpio common shares cannot be delivered on the applicable Redelivery Date Scorpio Tankers Inc. shall be required to, satisfy its obligation to deliver such registered shares, by delivering a cash payment to Navig8 in immediately available funds on such Redelivery Date equal to the number of Scorpio common shares that is required to be delivered on such Redelivery Date multiplied by the average of the volume weighted average price per share of the Scorpio common shares on the NYSE for the five (5) consecutive trading days ending on and including the trading day prior to the relevant Redelivery Date.

The Second Warrant is expected to be issued on similar terms to the First Warrant at the closing of the Merger, and will be exercisable on a pro-rata basis for an aggregate of 1,277,776 Scorpio common shares at an exercise price of $0.01 per share upon the Redelivery Date of each of the 23 remaining NPTI vessels. The Company will not issue the Second Warrant, or make any cash payment in lieu of a share issuance upon an exercise thereunder if the Merger does not close.

Early Transfer of Commercial Management

Up to 11 NPTI vessels are expected to be redelivered from the applicable Navig8 Group product tanker pools to the NPTI subsidiary that owns each such vessel prior to the closing of the Merger. To facilitate the transition of the commercial management of these vessels, SCM has agreed to provide commercial management services to these NPTI vessels upon delivery to the relevant NPTI subsidiary and prior to the closing of the Merger. Such transfer of commercial management requires the consent of the counterparties under the financing arrangements relating to these vessels. While Scorpio Tankers and NPTI expect to obtain the required consents, failure to obtain such consents may result in the relevant vessels temporarily trading in the spot market or being left idle until such consents are obtained or the closing of the Merger, which may have an negative impact on such vessels’ earnings during this time period. Neither Scorpio Tankers nor NPTI expects that proceeding with this arrangement will delay or impede the completion of the Merger.

Administrative Services

The Combined Company will receive administrative services from Scorpio Services Holding Limited (which we refer to as “SSH”), including administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services, in accordance with the terms of the Amended Administrative Services Agreement, as described under “Information About Scorpio Tankers — Fleet Management.”

Board of Directors and Executive Management

After the Merger, members of Scorpio’s board of directors and executive management will continue to serve in such positions of the Combined Company. In addition, with effect from the consummation of the Merger, Scorpio Tankers Inc. has resolved to appoint an additional independent director to the Scorpio Tankers Inc. board of directors. Scorpio Tankers Inc. has identified Merrick Rayner to serve on Scorpio’s board of directors effective upon the closing of the Merger and, in accordance with the terms of the Merger Agreement, has received the consent of the NPTI board of directors for such appointment. For information about Scorpio Tankers Inc.’s board of directors and executive management, please see “Information About Scorpio Tankers — Fleet Management.”

THE SPECIAL MEETING

This proxy statement/prospectus is being provided to holders of Navig8 common shares as part of a solicitation of proxies by the NPTI board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting of shareholders of Navig8 will be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, NY, 10019, on August 29, 2017, at 10:00 a.m. local time, unless adjourned or postponed to a later time.

Purpose of the Special Meeting

The purpose of the Special Meeting is to consider and vote upon the approval of the Merger Agreement, including the transactions contemplated therein, pursuant to which, among other things, Merger Sub will merge with and into Navig8, and, following the merger, Navig8 will continue its corporate existence as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc.

Approval and Recommendation of the NPTI Transaction Committee and the NPTI Board of Directors

The NPTI board of directors, upon the unanimous recommendation of a transaction committee of the NPTI board of directors comprised solely of disinterested directors, has unanimously approved the Merger Agreement and determined that the Merger, the Merger Agreement and the transactions contemplated thereby are in the best interests of NPTI and the Navig8 shareholders. The NPTI board of directors, upon the unanimous recommendation of the NPTI transaction committee, unanimously recommends that you vote “FOR” the approval of the Merger Agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Navig8 common shares at the close of business on the record date, August 11, 2017, are entitled to notice of and to vote at the Special Meeting. As of the close of business on the record date, there were 46,635,880 Navig8 common shares issued and outstanding and entitled to vote at the Special Meeting. All Navig8 common shares that were outstanding as of the close of business on the record date are entitled to one vote per share.

Upon the request of any shareholder at the Special Meeting or prior thereto for purposes germane to the Special Meeting, NPTI will provide at the Special Meeting a list of shareholders as of the record date.

Quorum

One-third of the total voting rights of the total issued and outstanding shares of Navig8 common stock present in person or by proxy shall constitute a quorum for the purposes of the meeting. If you submit a properly executed proxy card, you will be considered part of the quorum.

Abstentions will be deemed present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum but broker “non-votes” will not be treated as common shares that are present. Navig8 common shares held in “street name” by a bank, broker, trustee or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker, trustee or other nominee, and Navig8 common shares with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

If a quorum is not present or if there are not sufficient votes for the approval of the Merger Agreement, NPTI expects that the Special Meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required

The Merger Agreement is required to be approved by shareholders representing at least a majority of the issued and outstanding Navig8 common shares on the record date for the Special Meeting. Pursuant to the Voting Agreement, certain holders of Navig8 common shares have agreed, subject to the terms and conditions in such voting agreement, to vote all of their respective Navig8 common shares representing 77% of the Navig8 common shares (or 30% of the issued and outstanding Navig8 common shares if the NPTI board of directors changes its recommendation regarding the Merger) in favor of the Merger at the Special Meeting.

Voting by Directors and Executive Officers

As of the date of this proxy statement/prospectus, directors and executive officers of NPTI personally owned (directly or indirectly) and had the right to vote approximately 0.36% of the issued and outstanding Navig8 common shares entitled to be voted at the Special Meeting. Entities affiliated with directors and executive officers of NPTI owned (directly and indirectly) and had the right to vote approximately 68% of the issued and outstanding Navig8 common shares entitled to be voted at the Special Meeting.

Voting; Proxies

If you were a holder of record of Navig8 common shares at the close of business on the record date, you may vote in person by attending the Special Meeting or, to ensure that your shares are represented at the Special Meeting, you may authorize a proxy to vote. To vote by proxy, after carefully reading and considering the information contained in, and incorporated by reference into, this document, please fill out, sign and date the proxy card and then mail your signed proxy card in the enclosed envelope, as soon as possible so that your shares may be voted at the Special Meeting.

All Navig8 common shares represented by each properly executed and valid proxy received by 12:00 p.m. Central European Time on August 28, 2017 will be voted in accordance with the instructions given on the proxy. If a holder of Navig8 common shares executes a proxy card without giving instructions, the Navig8 common shares represented by that proxy card will be voted “FOR” each of the proposals.

Your vote is very important, regardless of the number of shares you own. Accordingly, please submit your proxy whether or not you plan to attend the Special Meeting in person. Proxies must be received by 12:00 p.m. Central European Time on August 28, 2017.

If your Navig8 common shares are held beneficially in “street name”, you should instruct your bank, broker, trustee or other nominee to vote your shares. If you do not instruct your bank, broker, trustee or other nominee, it will not be able to vote your shares. Please check with your bank, broker, trustee or other nominee and follow the voting procedures it provides. Your bank, broker, trustee or other nominee will advise you whether you may submit voting instructions by telephone or via the Internet.

Revocations

If your Navig8 common shares are registered directly in your name, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may complete and submit a signed written notice of revocation to Navig8’s VPS Registrar at the address below:

DNB Bank ASA Registrar Department

c/o Navig8 Product Tankers Inc

P.O. Box 1600

Sentrum, N-0021 Oslo, Norway

Or by email to vote@dnb.no

•	Second, you may complete and submit a new proxy card. Your latest vote actually received by Navig8 before the Special Meeting will be counted, and any earlier votes will be automatically revoked.

•	Third, you may attend the Special Meeting and vote in person. Any earlier proxy will thereby be automatically revoked. However, simply attending the meeting without voting will not revoke any earlier proxy you may have given.

If your Navig8 common shares are held in “street name” by a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote and any deadlines for the receipt of those instructions.

Failure to Vote or Specify Vote

If you do not vote your Navig8 common shares with respect to the proposal to approve the Merger Agreement, including the transactions contemplated therein, it will have the same effect as a vote against the proposal. However, if the proposal to approve the Merger Agreement, including the transactions contemplated therein, is approved and the Merger is completed, your Navig8 common shares will be converted into the right to receive the merger consideration even though you did not vote.

If you submit a proxy without specifying the manner in which you would like your Navig8 common shares to be voted, your Navig8 common shares will be voted “FOR” approval of the Merger Agreement.

Dissenters’ Rights of Appraisal

Holders of common shares of Marshall Islands corporations may have the right under Marshall Islands law to dissent from a merger and to receive the “fair value” of such shares, as determined by the High Court of the Republic of the Marshall Islands. Shareholders awarded “fair value” for his, her or its shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. Shareholders may be entitled to dissenters’ rights under the BCA, provided they satisfy the special criteria and conditions set forth in the BCA. Failure to strictly comply with the BCA may result in waiver of, or inability to, exercise dissenters’ rights. A copy of Sections 100 and 101 of the BCA is attached as Annex E to this proxy statement/prospectus. Also see “Dissenter’s Rights.”

Questions and Additional Information

If you have more questions about the Merger, including the procedures for voting your Navig8 common shares you should contact Navig8’s VPS Registrar at DNB Bank ASA Registrar Department, c/o Navig8 Product Tankers Inc, P.O. Box 1600 Sentrum, N-0021, Oslo, Norway, or by email to vote@dnb.no. If a bank, broker, trustee or other nominee holds your Navig8 common shares, then you should also contact your bank, broker, trustee or other nominee for additional information.

THE MERGER

Transaction Structure

On May 23, 2017, Scorpio Tankers entered into definitive agreements to acquire NPTI’s 27 operating product tankers (at that time), including among others, the Merger Agreement between Navig8, Scorpio Tankers Inc. and Merger Sub.

Pursuant to the Merger Agreement, Scorpio Tankers Inc. will acquire NPTI, including its 23 operating product tanker vessels, consisting of eight LR1 tankers and 15 LR2 tankers with fuel-efficient specifications and carrying capacities between 74,000 and 113,000 dwt, with a weighted average age of approximately 1.0 year, through a stock-for stock merger, for aggregate consideration of 55,000,000 Scorpio Tankers Inc. common shares (as may be adjusted pursuant to the Merger Agreement). Pursuant to the Merger Agreement, Merger Sub will merge with and into Navig8, following the Merger, Navig8 will continue its corporate existence under the BCA as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. The terms and conditions of the Merger are contained in the Merger Agreement, which is described in this proxy statement/prospectus and is included in this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the legal agreement that governs the Merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger are qualified by reference to the Merger Agreement. In addition to shareholder approval at the Special Meeting, other important conditions to the completion of the Merger exist. Assuming the satisfaction or waiver of all of the conditions in the Merger Agreement, NPTI and Scorpio Tankers expect to complete the Merger in the third quarter of 2017. However, NPTI and Scorpio Tankers cannot assure you when or if the Merger will occur.

In addition, in connection with the execution of the Merger Agreement, on May 23, 2017 Scorpio Tankers Inc. entered into the Stock Purchase Agreement with Navig8 E-Ships to acquire from Navig8 E-Ships the Seller Subsidiaries that own the NPTI Acquisition Vessels, for an aggregate purchase price of $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt (inclusive of accrued interest). The NPTI Vessel Acquisition closed on June 14, 2017. The purchase price is subject to adjustment, post-closing, as set forth in the Stock Purchase Agreement, based on the final determination of the net asset or net liability position of the Seller Subsidiaries as of June 14, 2017 (which is expected to be determined during the third quarter of 2017). The NPTI Acquisition Vessels are currently operating in the Navig8 Group’s LR8 pool and are expected to be delivered to a Scorpio Group pool during the third quarter of 2017. If the Merger is consummated, the consideration transferred as part of the NPTI Vessel Acquisition will remain with NPTI through closing of the Merger and will form part of the balance sheet of the combined company (subject to the terms and conditions of the Merger Agreement).

Assumption of Indebtedness

If the Merger is completed, Scorpio Tankers will assume the existing indebtedness of NPTI (inclusive of obligations under sale and leaseback arrangements). As of June 14, 2017, Scorpio Tankers assumed $112.9 million of such existing indebtedness in connection with the closing of the NPTI Vessel Acquisition (exclusive of accrued interest), and intends to assume an additional aggregate amount of $809.5 million of existing indebtedness (which was the amount outstanding as of July 31, 2017) in connection with the closing of the Merger.

Furthermore, NPTI is party to loan facilities and bareboat charter arrangements with financial institutions and leasing companies. Certain of these agreements require the consent of those financial institutions and leasing companies in order to consummate the Merger, which is a “change of control” as defined under those agreements. In addition, all of the loan facilities and bareboat charter arrangements require the consent of those financial institutions and leasing companies in order to move NPTI’s vessels into the Scorpio Group Pools, change the technical manager to managers within the Scorpio Group, rename NPTI’s vessels, add each NPTI vessel onto Scorpio Tankers’ insurance policies, align certain of the financial covenants with those in Scorpio

Tankers’ existing credit facilities, and put in place such other logical changes and amendments to the loan facilities and bareboat charter arrangements in order Scorpio Tankers to be able to place NPTI’s vessels into the Scorpio Group Pools.

Scorpio Tankers has been actively approaching each of the financial institutions and leasing companies in order to obtain their consent and expects to have all of such consents in place prior to the consummation of the Merger. While Scorpio Tankers has received commitments from each of NPTI’s financial institutions to provide the required consents, Scorpio Tankers has not received a signed Change of Control Consent or Technical Consent from BCFL, one of NPTI’s leasing companies. To the extent Scorpio Tankers is unable to obtain the required Change of Control Consent or Technical Consent from such leasing company prior to the consummation of the Merger, it has arranged a commitment from ABN AMRO to refinance the bareboat charter arrangements. In addition, Scorpio Tankers has not received a Technical Consent from CMBFL, one of NPTI’s other leasing companies. While Scorpio Tankers expects to receive this Technical Consent prior to the closing of the Merger, the receipt of such consent is not a condition to the closing of the Merger.

ABN AMRO Credit Facility

In connection with the Merger, Scorpio Tankers received a commitment from ABN AMRO for a credit facility consisting of a senior secured term loan facility of up to $225.0 million and a junior secured term loan facility of up to $40.0 million. This facility was put in place as a ‘back-stop’ whereby its proceeds may be used to repay outstanding indebtedness relating to nine of the NPTI vessels Scorpio Tankers will acquire in the Merger in the event that the financial institutions and leasing companies through which NPTI has outstanding borrowings relating to such vessels do not provide the consents required to consummate the Merger. As of August 3, 2017, Scorpio Tankers has obtained such consents for six of the NPTI vessels but has not yet obtained a Change of Control or Technical Consent from BCFL relating to the remaining three NPTI vessels. As a result, in the event that Scorpio Tankers is unable to obtain such consents from BCFL at the time that all conditions to closing the Merger have been satisfied or waived, Scorpio Tankers and NPTI would consummate the Merger, and the $111.2 million outstanding (as of July 31, 2017) under BCFL’s sale and leaseback arrangement together with a pre-payment penalty of $11.1 million would be due and payable at closing.

Borrowings under this credit facility will be made available during the period from the closing date of the facility until 60 days thereafter. Availability under this senior secured term loan facility has been voluntarily reduced by Scorpio Tankers and is now expected to be the lower of $79.5 million and 60% of the aggregate fair market value of the respective vessels securing the loan. Availability under this junior secured term loan facility has been voluntarily reduced by Scorpio Tankers and is now expected to be the lower of $13.25 million and 10% of the aggregate fair market value of the respective vessels securing the loan. Borrowings under the senior secured term loan facility are expected to bear interest at a rate of LIBOR plus 2.65% per annum and borrowings under the junior secured term loan facility are expected to bear interest at a rate of LIBOR plus a weighted average margin of 4.87% per annum. In the event that borrowings are made under this facility, it will mature on the date five years from the drawdown date and the junior secured term loan facility will mature on the date 18 months from the drawdown date.

The remaining terms and conditions, including covenants, of this credit facility are expected to be similar to those in Scorpio Tankers’ existing credit facilities. This credit facility is subject to customary conditions precedent and the execution of definitive documentation.

Merger Consideration

If the Merger is completed, holders of Navig8 common shares and certain Navig8 equity awards will receive an aggregate of 55,000,000 Scorpio common shares (as may be adjusted if, prior to the consummation of the Merger, the outstanding common shares of Scorpio Tankers Inc. has changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split or stock combination, in accordance with the Merger Agreement). Based on 46,765,617 Navig8 common shares outstanding as of the date hereof (which assumes the accelerated vesting of 129,737 restricted stock units upon the closing of the Merger) it is estimated you will receive approximately 1.176 Scorpio common shares for each Navig8 common share that you own. Holders of Navig8 common shares who have perfected dissenters’ rights that may be available under Marshall Islands law, if any, will not receive Scorpio common shares in exchange for their Navig8 common shares. Additionally, any Navig8 common shares held by Navig8, Scorpio Tankers, Merger Sub or their respective subsidiaries will be canceled and no merger or other consideration will be delivered for those canceled shares. Under the Merger Agreement, the aggregate number of shares to be issued as merger consideration will not be adjusted to reflect changes in the price of Navig8 common shares or Scorpio common shares prior to the completion of the Merger. Scorpio Tankers Inc. has agreed to list all of the Scorpio Tankers Inc. common shares to be issued in connection with the Merger.

The value of the merger consideration will fluctuate with the market price of Scorpio common shares. Holders of Navig8 common shares should obtain current share price quotations for Scorpio common shares, which are listed on the NYSE under the symbol “STNG.” Navig8 common shares are listed on the Norwegian OTC under the symbol “EIGHT.” Based on the closing price of Scorpio common shares on the NYSE of $4.20 on May 23, 2017, the last trading day before the public announcement of the Merger Agreement after the close of trading on May 23, 2017, the Estimated Exchange Ratio represented approximately $4.94 in Scorpio common shares for each Navig8 common share. Based on the closing price of Scorpio common shares on the NYSE of $3.56 on August 3, 2017, the latest practicable date before the date of this proxy statement/prospectus, the Estimated Exchange Ratio represented approximately $4.19 in Scorpio common shares for each Navig8 common share.

Scorpio Tankers Inc. will not issue any fractional common shares. Instead, each holder of Navig8 common shares otherwise entitled to a fraction of a Scorpio common share will be entitled to receive an amount of cash (without interest) determined by multiplying the fractional share interest to which the holder would otherwise be entitled by the average of the volume weighted average price per share of Scorpio common shares on the NYSE for the five trading days ending on and including the trading day prior to the closing date of the Merger.

In addition, at the closing of the Merger, each outstanding Navig8 Preference Share will be converted into the right to receive an amount of cash equal to the amount that would have been paid to the holder of such share upon its redemption pursuant to the statement of designation, as amended, for the Navig8 Preference Shares. If the Merger is completed on the terms currently agreed, such amount would equal 120% of the par value and accrued but unpaid dividends thereon, which as of July 31, 2017, was $39.0 million. As of July 31, 2017, there were $30 million in aggregate principal amount of Navig8 Preference Shares outstanding (excluding dividends that have been accrued). On May 23, 2017, Navig8 gave notice of redemption to all holders of the Navig8 Preference Shares. Scorpio Tankers expects the aggregate amount paid to holders of Navig8 Preference Shares to equal approximately $39.5 million, which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.9 million (which assumes that dividends accrued through August 31, 2017) and the redemption premium of $6.6 million. The final amount will be determined at closing based on the aggregate principal amount plus accrued and unpaid dividends at that date multiplied by the redemption premium. Dividends will accrue at an annualized rate of 14% through August 2017 and increase 2% per quarter thereafter subject to a maximum rate of 18%.

Conversion of Navig8 Common Shares

The conversion of Navig8 common shares into the right to receive the merger consideration will occur automatically upon completion of the Merger. As soon as reasonably practicable after completion of the Merger, an exchange agent will exchange stock certificates or book entry shares representing Navig8 common shares for merger consideration to be received by holders of Navig8 common shares pursuant to the terms of the Merger Agreement.

Following the Merger, if you are a shareholder of record at the effective time of the Merger, you will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your

Navig8 common shares. You must return the completed letter of transmittal and surrender your Navig8 common shares as described in the instructions, and you will receive the merger consideration after the exchange agent receives your completed letter of transmittal and/or such other documents that may be required by the exchange agent.

The holders of Navig8 common shares as of the date of the closing of the Merger, which will be registered as holders of common shares in Navig8’s register of shareholders with VPS, on the second trading day after the date of the closing of the Merger, will receive Scorpio common shares as merger consideration, without any further action on the part of the holders of Navig8 common shares. For each Navig8 common share recorded as held as of the VPS Record Date, each holder of such Navig8 common share will effectively receive approximately 1.176 Scorpio common shares and cash in lieu of fractional shares. Scorpio Tankers Inc. will not issue any fractional common shares. For the purposes of determining the right to merger consideration, Navig8 will look solely to its register of shareholders with the VPS as of the expiry of the VPS Record Date, which will show Navig8 shareholders as of expiry of the closing date of the Merger.

Treatment of Navig8 Preference Shares

On May 23, 2017, Navig8 gave notice of redemption to all holders of the Navig8 Preference Shares indicating that such shares would be redeemed upon the closing of the Merger. Each Navig8 Preference Share issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive an amount of cash equal to the amount that would have been paid to the holder of such share upon its redemption pursuant to the statement of designation, as amended, for the Navig8 Preference Shares, which we also refer to as the “Per Share Redemption Consideration,” less any applicable withholding taxes. As of the closing of the Merger, all Navig8 Preference Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Redemption Consideration. Scorpio Tankers expects the aggregate amount paid to holders of Navig8 Preference Shares to equal approximately $39.5 million, which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.9 million (which assumes that dividends accrued through August 31, 2017) and the redemption premium of $6.6 million. The final amount will be determined at closing based on the aggregate principal amount plus accrued and unpaid dividends at that date multiplied by the redemption premium. Dividends will accrue at an annualized rate of 14% through August 2017 and increase 2% per quarter thereafter subject to a maximum rate of 18%. For a full description of the treatment of Navig8 Preference Shares and the per share redemption consideration, please see the section “The Merger Agreement — Effect on Navig8 Preference Shares.”

Treatment of Navig8 Share Options

Upon the closing of the Merger, by virtue of the Merger and without any action on the part of any holder of Navig8 share options, each then outstanding Navig8 share option (whether or not then vested and exercisable) will terminate and be cancelled in exchange for the right to receive certain Option Merger Consideration (as defined in “The Merger Agreement — Effect on Navig8 Share Options”) less any applicable withholding taxes. If the exercise price applicable to the Navig8 common shares underlying the Navig8 share option is equal to or greater than the value of the merger consideration, such share option shall terminate and be canceled in exchange for no consideration. As of the closing of the Merger, each holder of a Navig8 share option shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration related to such Navig8 share option pursuant to the Merger Agreement. For a full description of the treatment of Navig8 Share Options, please see the section “The Merger Agreement — Effect on Navig8 Share Options.”

Treatment of Navig8 Restricted Stock Units

Upon the closing of the Merger, by virtue of the Merger and without any action on the part of any holder of Navig8 restricted stock units, each then outstanding Navig8 restricted stock unit will become fully vested and will terminate and be canceled in exchange for the right to receive the Per Share Merger Consideration (as defined in “The

Merger Agreement — Effect on Navig8 Restricted Stock Units”), less any applicable withholding taxes. As of the closing of the Merger, each holder of a restricted stock unit shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. For a full description of the treatment of Navig8 restricted stock units, please see the section “The Merger Agreement — Effect on Navig8 Restricted Stock Units.”

Background of the Merger

The board of directors and management of Scorpio Tankers Inc. and the board of directors and management of NPTI each regularly monitor the shipping and financial markets for opportunities that may be available to achieve their respective long-term operational and financial goals. Each company’s board of directors and management regularly considers various strategic transactions to create long-term value for their respective shareholders, including, among others, business combinations, divestitures, acquisitions and other strategic and commercial relationships.

In recent years, Scorpio Tankers Inc. and NPTI became familiar with each other’s companies in the course of their respective operations in the shipping industry and because the two companies have pursued similar strategies involving building a fleet of modern, eco-product tankers.

SSM, a member of the Scorpio Group, also acts as the technical manager for certain NPTI vessels. In May 2015, Scorpio agreed to acquire three newbuild LR2 tankers from NPTI. These vessels were delivered to Scorpio in the second and third quarters of 2015.

Between December 2015 and February 2016, representatives of NPTI and Scorpio Tankers Inc. held preliminary discussions to explore a potential business combination. The parties also entered into a mutual non-disclosure agreement and exchanged certain due diligence information. However, no proposal for a business combination was ultimately made, price was not discussed and the parties decided not to pursue further discussion regarding a business combination at that time.

During this period, Perella Weinberg Partners (which we refer to as “PWP”) was engaged as financial advisor to Scorpio Tankers in connection with a potential business combination with NPTI and participated in the preliminary discussions.

On December 10, 2015, at a regularly scheduled meeting, Scorpio Tankers Inc.’s board of directors discussed the merits of a potential business combination with Navig8 Product Tankers Inc. and authorized Scorpio Tankers Inc.’s management and PWP to continue discussions with Navig8 Product Tankers Inc. regarding a potential combination. PWP’s engagement as Scorpio Tankers’ financial advisor and the entry into a confidentiality agreement with Navig8 Product Tankers Inc. in connection with the potential combination was confirmed and ratified at that meeting.

On February 25, 2016, at a regularly scheduled meeting of Scorpio Tankers Inc.’s board of directors, PWP and Scorpio Tankers Inc.’s management provided a process update to Scorpio Tankers Inc.’s board of directors.

In early October 2016, members of NPTI senior management contacted members of Scorpio Tankers Inc. senior management regarding a potential business combination, following which, Robert Bugbee, Scorpio Tankers Inc.’s President, contacted Nicolas Busch, NPTI’s Chief Executive Officer, to determine NPTI’s interest in exploring a potential business combination. No terms of any such potential combination, including price, were discussed.

On October 5, 2016, NPTI held a meeting of its board of directors. Members of NPTI senior management also attended the meeting. Among other matters, the NPTI board of directors discussed NPTI’s potential strategic options and Scorpio Tankers Inc.’s communications with NPTI’s senior management, including the benefits and risks to NPTI and its shareholders with respect to each option. The NPTI board of directors reviewed the strategic plan and projections prepared by management and discussed the benefits, risks and challenges to NPTI shareholders of a transaction with Scorpio Tankers as compared to remaining as an independent, standalone company. After discussion, the NPTI board of directors authorized senior management to engage with Scorpio Tankers Inc.

In mid October 2016, Mr. Bugbee again spoke with Mr. Busch by telephone to discuss NPTI’s level of interest in exploring a potential business combination. Mr. Bugbee discussed, among other items, the strategic rationale underlying such a transaction and the potential benefits of combining the two companies. No terms of any such potential combination, including price, were discussed. Mr. Busch responded that any decision to engage in discussions regarding a potential business combination would need to be made by the NPTI board of directors, which was scheduled to meet that week.

On October 19, 2016, a representative of NPTI spoke to PWP by telephone to agree how parties would share certain due diligence information, subject to the execution of non-disclosure agreement.

On October 20, 2016, NPTI and Scorpio Tankers Inc. entered into a mutual non-disclosure agreement.

On October 13, October 19 and October 25, 2016, the NPTI board of directors held meetings to discuss, among other items, a potential business combination with Scorpio Tankers and other strategic alternatives. Members of NPTI senior management also attended these meetings. Among other matters, the NPTI board of directors reviewed at these meetings NPTI’s potential strategic options and the potential financial and strategic benefits and risks of a business combination with Scorpio Tankers compared to other strategic options, such as an offering of preferred stock of NPTI. After considering the timeline for a potential business combination, NPTI’s liquidity and operating cash flow forecasts and capital market conditions, the NPTI board of directors determined to raise equity through an offering of preferred stock in the short term, and in late November and early December 2016, NPTI completed a $30 million rights offering of units, which each comprised one share of preferred stock and 2.344 Navig8 common shares, to existing NPTI shareholders on a pro rata basis.

On October 25, 2016, the NPTI board of directors constituted a transaction committee comprised of Michael Fabiano and Patrick Fallon, who are each disinterested directors and are not officers, employees, representatives, agents or affiliates of NPTI, Scorpio Tankers or their affiliates (which is also referred to as the “NPTI transaction committee”) with full power and authority to initiate, investigate, evaluate, develop, explore, respond to and negotiate a potential business combination with Scorpio Tankers or any other alternative transaction and to either reject any such transaction or to make a recommendation to the NPTI board of directors to enter into such a transaction. Following the board meeting, on October 27, 2016, NPTI engaged PJT Partners as its financial advisor with respect to both the rights offering and a potential business combination.

On October 28, 2016, at a regularly scheduled meeting, members of Scorpio Tankers senior management advised the Scorpio Tankers Inc.’s board of directors of the discussions with NPTI regarding a potential business combination. At this meeting, it was agreed that Scorpio Tankers management and PWP would continue exploratory discussions with NPTI and its representatives.

That same day, representatives of PWP contacted representatives of PJT Partners by telephone to convey that PWP had been instructed to work to develop a transaction framework for a potential business combination.

On November 1, 2016, NPTI and Scorpio Tankers Inc. amended their mutual non-disclosure agreement to provide that all communications regarding the potential business combination would be made through PJT Partners.

Between November 2016 and May 2017, representatives of Scorpio Tankers Inc. communicated with representatives of NPTI in connection with each party’s due diligence investigation of the other. This due diligence investigation initially included correspondence, conference calls, due diligence request lists, written responses and reviews of materials in electronic data rooms and subsequently included additional conference calls and in-person meetings.

During this period, the NPTI transaction committee met with representatives of PJT Partners and Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), legal counsel to the NPTI transaction committee, on October 27, October 28, November 14 and November 21, 2016, to discuss, among other items, a potential transaction framework for a potential business combination with Scorpio, due diligence matters and the commercial arrangements in place between NPTI and Navig8 Group. At its November 21, 2016 meeting, the NPTI transaction committee also reviewed materials prepared by PJT Partners that had been requested by the NPTI transaction committee identifying other parties in the shipping industry that might be interested in pursuing a business combination with NPTI, and the NPTI transaction committee determined that these other parties would not make attractive candidates for such a transaction when compared to Scorpio Tankers Inc. because of their market capitalization, the characteristics of their fleet, other strategic initiatives such parties were currently engaged in or the fact that such parties’ equity was illiquid (unlike Scorpio Tankers Inc., whose common stock is traded on the NYSE), and therefore a business combination would not achieve the NPTI transaction committee’s desired result, among others, that NPTI shareholders receive a more liquid form of consideration in exchange for their NPTI common shares.

On December 8, 2016, at a regularly scheduled meeting of Scorpio Tankers Inc.’s board of directors, Scorpio Tankers Inc.’s management team and representatives of PWP updated the board on the status of the discussions to date with NPTI. Representatives of PWP presented certain preliminary financial analyses relating to a potential business combination with NPTI. The Scorpio Tankers Inc. board of directors reiterated its interest in a potential business combination with NPTI, as well as concerns regarding complexity associated with NPTI’s funding requirements and capital structure. The board of directors agreed that PWP would approach NPTI on behalf of Scorpio Tankers Inc. to suggest that Scorpio Tankers Inc. and NPTI jointly discuss with NPTI’s lenders refinancing NPTI’s debt in connection with a potential business combination. The Scorpio Tankers Inc.’s board of directors authorized Scorpio Tankers Inc.’s management and PWP to continue engaging with NPTI, to give NPTI the opportunity to perform due diligence on Scorpio Tankers and to continue discussions with PJT Partners on a transaction framework.

On December 12, 2016, at the direction of Scorpio Tankers Inc., representatives of PWP contacted representatives of PJT Partners to provide an update on the meeting of the Scorpio Tankers Inc.’s board of directors and to convey Scorpio Tankers Inc.’s continued interest in a potential business combination with NPTI. The representatives of PWP proposed that PWP and PJT Partners meet in person to discuss a transaction framework, which the representatives of PWP expected to be based on an adjusted net asset value (which we refer to as “NAV”)-to-adjusted NAV methodology of NPTI and Scorpio Tankers, which is a standard approach for valuing companies in the shipping industry, and to discuss due diligence matters. PWP also highlighted to PJT Partners the importance of having joint discussions with NPTI’s lenders as soon as a preliminary agreement on transaction terms was reached. Later that day, representatives of PJT Partners discussed with the NPTI transaction committee its conversation with PWP, and the NPTI transaction committee directed PJT Partners to meet with PWP.

On December 15, 2016, representatives of PWP and PJT Partners met in New York to discuss a transaction framework for a potential business combination between Scorpio Tankers and NPTI. Based on instructions from Scorpio Tankers Inc., the representatives of PWP shared a preliminary transaction framework for calculating NPTI’s NAV that included (1) the value of NPTI’s vessels, (2) the aggregate principal amount of NPTI’s debt, (3) the cost to redeem NPTI’s preferred stock and (4) other balance sheet items, and then adjusted NPTI’s NAV for (A) change of control, transaction and lender consent costs expected to be incurred in connection with the business combination and (B) certain matters related to NPTI’s operating cash flow and NPTI’s use of sale-leaseback arrangements to finance several of its vessels. At Scorpio Tankers Inc.’s direction, the representatives of PWP also informed the PJT Partners representatives that Scorpio Tankers Inc. would likely need to complete an equity offering in conjunction with any potential combination with NPTI so that the combined entity would be able to maintain a strong balance sheet and sufficient liquidity.

That same day, the NPTI transaction committee held a meeting to discuss Scorpio Tankers’ preliminary transaction framework. Representatives of PJT Partners and Wachtell Lipton also attended the meeting. The

NPTI transaction committee discussed, among other items, Scorpio Tankers’ estimate of NPTI’s NAV and the adjustments Scorpio Tankers proposed to make, as well as the potential methodologies for valuing the Scorpio common shares to be received in any business combination. After discussion, the NPTI transaction committee directed PJT Partners to inform the representatives of PWP that, although the NPTI transaction committee generally agreed that the parties should value each party to the business combination using NAV, NPTI would not be in a position to provide feedback on Scorpio Tankers’ proposed adjustments until NPTI and its representatives were provided with reciprocal due diligence information that would enable NPTI to determine whether any other adjustments should be included in the transaction framework.

On December 16, 2016, the NPTI board of directors (which includes the two members of the NPTI transaction committee) held a regular meeting. Members of NPTI senior management and representatives of PJT Partners also attended the meeting. Representatives of PJT Partners provided an update on the status of discussions to date with Scorpio Tankers and reviewed with the NPTI board of directors the terms of Scorpio Tankers’ preliminary transaction framework. The members of the NPTI transaction committee then reviewed the proposed response to Scorpio Tankers. The NPTI board of directors discussed the progress of the discussions and the potential benefits and risks of a potential business combination and the potential metrics for determining Scorpio Tankers’ NAV and any relevant adjustments to that NAV. The NPTI transaction committee, after taking into account the discussion among the members of the NPTI board of directors, directed PJT Partners to deliver the proposed response to PWP.

That same day, representatives of PJT Partners contacted representatives of PWP to inform them the NPTI transaction committee and NPTI board of directors had reviewed Scorpio Tankers’ proposed framework, and that although they generally agreed to use NAV as the basis of discussion, NPTI would not be in a position to provide feedback on Scorpio Tankers’ proposed adjustments until NPTI and its representatives were provided with reciprocal due diligence information.

On January 18, 2017, Scorpio Tankers made certain due diligence information available in an electronic data room.

On January 20 and January 26, 2017, representatives of PWP and PJT Partners spoke by telephone to discuss NPTI’s due diligence investigation of Scorpio Tankers, including the terms of Scorpio Tankers’ credit facilities and its plans for refinancing facilities that had upcoming maturities.

On January 20 and January 25, 2017, the NPTI transaction committee met to discuss the due diligence information provided by Scorpio Tankers and develop a revised transaction framework. Representatives of PJT Partners and Wachtell Lipton also attended these meetings. The NPTI transaction committee discussed, among other items, Scorpio Tankers’ estimate of NPTI’s NAV and the adjustments Scorpio Tankers proposed to make, the appropriateness of such adjustments and proposed adjustments to Scorpio Tankers’ NAV. The NPTI transaction committee also considered the effect, if any, of the upcoming maturities of several debt financing arrangements on Scorpio Tankers’ NAV. At its meeting on January 25, 2017 and after discussion, the NPTI transaction committee directed PJT Partners to prepare a revised transaction framework based on the discussions with the NPTI transaction committee for review with the NPTI board of directors.

On January 30, 2017, the NPTI board of directors held a meeting to discuss the potential business combination with Scorpio Tankers. Members of NPTI senior management and representatives of PJT Partners and Wachtell Lipton also attended the meeting. Representatives of PJT Partners reviewed the proposed transaction framework they had prepared at the direction and based upon discussions with the NPTI transaction committee. After discussion, the NPTI board of directors, upon the recommendation of the NPTI transaction committee, directed PJT Partners to contact PWP and obtain more information about Scorpio Tankers’ capital structure and proposed equity offering.

On February 1, 2017, representatives of PWP and PJT Partners spoke by telephone to discuss the next steps regarding a potential business combination as well as the capital structure and liquidity requirements of each company and certain due diligence matters. During the discussion, the representatives of PJT Partners emphasized that the NPTI transaction committee’s evaluation of any business combination would include an evaluation of Scorpio Tankers Inc.’s plan for an equity offering and whether the completion of such an offering would be a condition to closing.

On February 7, 2017, Scorpio Tankers Inc. engaged Seward & Kissel LLP as its legal advisor in connection with a potential business combination with NPTI.

On February 13, 2017, at a regularly scheduled meeting of Scorpio Tankers Inc.’s board of directors, Scorpio Tankers Inc. management and representatives of PWP provided an update on the work being undertaken to explore a potential business combination with NPTI and indicated that Scorpio Tankers Inc. management, with input from PWP and Seward & Kissel LLP, were working on certain financial analyses and a draft non-binding proposal to be discussed at the Scorpio Tankers Inc. board of directors meeting taking place on February 23, 2017.

On February 23, 2017, at a regularly scheduled meeting of Scorpio Tankers Inc.’s board of directors, Scorpio Tankers Inc. management and representatives of PWP provided an update on the status of the transaction. Representatives of PWP presented to Scorpio Tankers Inc.’s board of directors certain financial analyses relating to a potential transaction with NPTI. The Scorpio Tankers Inc. board of directors considered, among other items, the strategic rationale of a potential business combination, valuation and transaction structuring, cash costs and other cash outflows associated with the business combination, complexity associated with assumption of NPTI’s credit facilities and sale-leaseback facilities, and sizing of the equity offering required to be completed in conjunction with business combination. Scorpio Tankers Inc.’s board of directors reviewed and extensively discussed with management and PWP a draft non-binding proposal setting out the key terms of the proposed transaction framework developed by management, with input from PWP and Seward & Kissel LLP. The proposal included, among other terms, an all-stock merger with an exchange ratio of 0.85 Scorpio common shares per outstanding Navig8 common share, which would result in the NPTI shareholders owning approximately 19% of the combined company on a pro forma basis (excluding the effect of any Scorpio Tankers equity offering). Scorpio Tankers Inc.’s board of directors confirmed its interest in pursuing a potential business combination with NPTI and approved the submission to the NPTI transaction committee of the non-binding, all-stock proposal. It was noted that if the proposed transaction moved forward, Scorpio Tankers Inc. should also seek exclusivity. At this meeting, it was agreed that Scorpio Tankers Inc. management would engage in negotiations and provide instructions to PWP with a view to reaching agreement on a potential transaction, subject to final approval by the full Scorpio Tankers Inc. board of directors.

On February 27, 2017, PWP, at the direction of Scorpio Tankers Inc.’s board of directors, delivered the preliminary, non-binding, all-stock proposal to PJT Partners, as NPTI’s financial advisor. The exchange ratio of 0.85 included in the proposal was derived using an adjusted NAV-to-adjusted NAV framework that was consistent with the framework representatives of PWP had presented to representatives of PJT Partners in December 2016 and was based on financial information and aggregated, averaged vessel appraisals as of December 31, 2016 for both Scorpio Tankers Inc. and NPTI. The Scorpio Tankers Inc. non-binding proposal contemplated that the parties would agree on a detailed exchange ratio calculation methodology and then apply such methodology to updated financial information and vessel appraisals obtained closer to the signing of a merger agreement. The proposal included a preliminary range of $100 million to $200 million for the proposed equity offering.

Intermittently prior to and during March 2017 there were preliminary contacts by NPTI’s executive officers and directors with other industry parties to gauge interest in a business combination; however, none of these contacts ripened into a full proposal, and the NPTI board of directors did not believe that these parties could offer the benefits that Scorpio Tankers could offer.

The NPTI transaction committee met with its representatives of PJT Partners and Wachtell Lipton on March 1, March 6, March 13 and March 14, 2017 to prepare a response to Scorpio Tankers Inc.’s proposal. The

NPTI transaction committee discussed, among other items, the appropriateness of deducting transaction costs, matters related to operating cash flow or sale-leaseback facilities from NPTI’s NAV and the value to Scorpio Tankers of acquiring 27 vessels in one transaction. After discussion, the NPTI transaction committee developed an alternative transaction framework that included (1) the value of NPTI’s vessels, (2) the aggregate principal amount of NPTI’s debt, (3) the cost to redeem NPTI’s preferred stock and (4) other balance sheet items. However, unlike the Scorpio Tankers’ framework, NPTI proposed to (A) use appraised vessel values as of December 31, 2016, (B) omit Scorpio Tankers’ proposed adjustments to NPTI’s NAV, (C) reduce Scorpio Tankers’ NAV to reflect matters related to the upcoming maturities of Scorpio Tankers’ debt financing arrangements and (D) apply an in-bulk premium to reflect the value to Scorpio Tankers of acquiring a 27-vessel fleet in one transaction. This proposal would result in an exchange ratio of 1.39 Scorpio common shares per outstanding Navig8 common share, which would result in the NPTI shareholders owning approximately 27% of the combined company on a pro forma basis (excluding the effect of any Scorpio Tankers equity offering). In preparing its response, the NPTI transaction committee considered, among other items, the risks associated with Scorpio Tankers’ proposed equity offering, potential strategies to limit any dilution from such equity offering and the status of the discussions with other parties that had expressed interest in a strategic business combination or a sale of vessels.

The NPTI board of directors also met on March 2, March 9 and March 13, 2017 to receive updates from the NPTI transaction committee on the potential business combination with Scorpio Tankers and to review the preliminary contacts with other industry parties. Members of NPTI senior management and representatives of PJT Partners and Wachtell Lipton also attended certain of these meetings. At these meetings, representatives of PJT Partners reviewed the proposed transaction framework that was being prepared at the direction of and based upon discussions with the NPTI transaction committee, and which included an exchange ratio of 1.39 Scorpio common shares per outstanding Navig8 common share. The NPTI board of directors also discussed the benefits, risks and challenges to the NPTI shareholders of a transaction with Scorpio Tankers Inc. as compared to other strategic alternatives, including discussing the benefits and risks of pursuing further contacts with other industry parties and of remaining as an independent, standalone company.

On March 14, 2017, PJT Partners, on behalf of NPTI and at the direction of the NPTI transaction committee, sent PWP a response to Scorpio Tankers Inc.’s proposal that set forth NPTI’s revised transaction framework, which included the proposed exchange ratio of 1.39 Scorpio common shares per outstanding Navig8 common share. The NPTI proposal contemplated setting the exchange ratio using appraisals as of December 31, 2016, which the parties already had in their possession. NPTI also proposed that there would be no financing condition to any business combination, and that Scorpio Tankers Inc. would instead raise equity independently of the proposed business combination before signing a merger agreement.

On March 17, 2017, acting on instructions from Scorpio Tankers Inc. and following discussions with Scorpio Tankers Inc.’s management regarding the terms proposed by NPTI and the terms to be included in the counterproposal, representatives of PWP called representatives of PJT Partners and delivered Scorpio Tankers Inc.’s counterproposal. Among other terms, Scorpio Tankers Inc. agreed to use aggregated, averaged appraised vessel values as of December 31, 2016 to set the exchange ratio, to omit Scorpio Tankers’ proposed deductions from NPTI’s NAV for operating cash flow matters and NPTI’s use of sale-leaseback financing and to omit NPTI’s proposed deduction from Scorpio Tankers’ NAV for certain refinancing matters, which would result in an exchange ratio of 1.11 Scorpio common shares per outstanding Navig8 common share and in the NPTI shareholders owning approximately 23% of the combined company on a pro forma basis (excluding the effect of any Scorpio Tankers equity offering). Scorpio Tankers Inc. reiterated its desire to raise equity following the announcement of the transaction and reaffirmed its position that the closing of any business combination transaction would be contingent on completing the equity offering. At this time, Scorpio Tankers Inc. also requested that NPTI grant Scorpio Tankers Inc. a 45-day exclusivity period.

The NPTI transaction committee met with representatives of PJT Partners and Wachtell Lipton on March 20 and 21, 2017 to prepare a response to Scorpio Tankers Inc.’s proposal. The NPTI transaction committee considered, among other items, Scorpio’s expressed desire to move quickly towards signing a transaction, the likelihood that another party would offer a more compelling offer and specific additions and deductions to each company’s adjusted NAV. The NPTI transaction committee also discussed with representatives of PJT Partners and Wachtell Lipton the risks and benefits associated with an equity financing condition, including the potential financial benefits to NPTI shareholders of contractual anti-dilution protections and the effect that each option would have on closing certainty and Scorpio Tankers’ ability to execute the merger, as well as the governance of the combined company. After discussion, the NPTI transaction committee directed PJT Partners to respond to Scorpio Tankers with an unadjusted NAV-to-unadjusted NAV framework, with no downward or upward adjustment for change of control costs, lender consents, transaction costs, the refinancing of Scorpio’s debt arrangements or any in-bulk premium. This framework would result in an exchange ratio of 1.23 Scorpio common shares per outstanding Navig8 common share and in the NPTI shareholders owning approximately 25% of the combined company on a pro forma basis (excluding the effect of any Scorpio Tankers equity offering). The NPTI transaction committee also instructed PJT Partners to discuss potential anti-dilution protections and the composition of the board of directors of the combined company with PWP.

On March 22, 2017, representatives of PJT Partners called representatives of PWP on behalf of the NPTI transaction committee to deliver NPTI’s counterproposal and review the terms of NPTI’s proposed transaction framework.

On March 24, 2017, acting on instructions from Scorpio Tankers Inc. and following discussions with Scorpio Tankers Inc.’s management regarding the terms proposed by NPTI and the terms to be included in the counterproposal, representatives of PWP called representatives of PJT Partners and delivered Scorpio Tankers Inc.’s counterproposal. Among other terms, Scorpio Tankers Inc. proposed that the NPTI shareholders would receive an aggregate of 55 million Scorpio Tankers Inc. common shares in the business combination, which represented an implied exchange ratio of approximately 1.176 Scorpio common shares per outstanding Navig8 common share and approximately 24% of the outstanding shares of the combined company on a pro forma basis (excluding the effect of the Scorpio Public Offering). The representatives of PWP indicated that they were instructed to inform PJT Partners that this was Scorpio Tankers’ best and final offer. In addition, at Scorpio Tankers Inc.’s direction, PWP informed PJT Partners that certain NPTI shareholders would have the opportunity to participate in Scorpio Tankers’ proposed equity raise but would not receive contractual anti-dilution protections. The representatives of PWP also discussed with the representatives of PJT Partners the potential addition of an independent director to Scorpio Tankers Inc. board of director following closing of the Merger and reiterated Scorpio Tankers Inc.’s request for a 45-day exclusivity period.

Over the next week, representatives of Scorpio Tankers, NPTI and their respective advisors engaged in extensive negotiations of the key terms of the proposed business combination. The NPTI transaction committee met on March 27, 2017 with representatives of PJT Partners and Wachtell Lipton to discuss these negotiations, and the NPTI board of directors held meetings on March 28 and March 31, 2017 to review the proposed key terms of the business combination.

On April 1, 2017, the parties agreed to continue discussions on the basis that, among other items: (1) Scorpio Tankers would issue 55 million Scorpio common shares in the business combination, implying an exchange ratio of approximately 1.176 Scorpio common shares per outstanding Navig8 common share; (2) closing of the business combination would be conditioned on the completion of an equity offering by Scorpio Tankers; (3) the parties would work collaboratively to determine the size of the equity offering, and Scorpio Tankers would provide NPTI and its representatives with visibility into the bookbuilding process; (4) NPTI would have the ability to terminate the merger agreement if the equity offering was not priced within seven days of the business combination announcement date; (5) the Scorpio common shares received by the NPTI shareholders would not be subject to a contractual lock-up that would restrict those shareholders from selling such Scorpio common shares; and (6) at the closing of the business combination, Scorpio Tankers would appoint one additional independent director who would be reasonably acceptable to the NPTI board of directors.

During the next week, Scorpio Tankers Inc., NPTI and their legal and financial advisors negotiated the terms of a mutual 30-day exclusivity agreement, which they executed on April 6, 2017.

Between April 7 and April 10, 2017, Scorpio Tankers Inc., NPTI and their respective legal and financial advisors discussed coordination between the parties and responsibilities for various workstreams, including among others, outreach to NPTI’s lenders, due diligence, drafting of transaction agreements, preparation of financial information required for the Scorpio Tankers equity offering and the registration statement of which this proxy statement/prospectus forms a part and engagement of an underwriter and other preparations required for the Scorpio Tankers equity offering.

On April 10, 2017, a special meeting of Scorpio Tankers Inc.’s board of directors was held to update the board on the status of the proposed combination transaction, including the parties’ mutual, non-binding agreement on the proposed transaction’s principal terms and the entry by Scorpio Tankers Inc. and NPTI into a binding exclusivity agreement. Representatives of Seward and Kissel LLP and PWP were also present at this meeting.

On April 12, 2017, Scorpio Tankers Inc. engaged Morgan Stanley & Co. LLC as the underwriter for its equity offering, which would be launched following signing of the merger agreement. Between April 12 and May 23, 2017, representatives of Scorpio Tankers Inc. and NPTI had frequent communications with Morgan Stanley and its legal advisor in preparation for the equity offering.

During this period, the NPTI transaction committee held regular update meetings with representatives of PJT Partners and Wachtell Lipton, members of NPTI senior management and other members of the NPTI board of directors on April 13, April 20, April 28, May 4 and May 11, 2017 to discuss progress on the business combination.

On April 24, 2017, representatives of Seward & Kissel LLP, on behalf of Scorpio Tankers, shared with representatives of Wachtell Lipton, on behalf of NPTI, a draft of the merger agreement and a draft of the voting agreement to be executed by certain NPTI shareholders concurrently with the signing of the merger agreement. The draft merger agreement and voting agreement contained several provisions that the NPTI transaction committee viewed as problematic, including (1) a “force the vote” provision requiring NPTI to hold a special meeting of the NPTI shareholders to vote on the merger, even if the NPTI transaction committee or the NPTI board of directors changed its recommendation regarding the merger, combined with an unconditional obligation in the voting agreement for all significant shareholders of NPTI to vote, among other items, in favor of the merger and against alternative transactions, (2) that the closing of the merger would be conditioned on, among other items, certain representations and warranties of NPTI being true and correct in any respect, without customary materiality or “Material Adverse Effect” qualifiers, and (3) that NPTI would be required to pay Scorpio a termination fee in the event of termination of the merger agreement in certain circumstances, including if the NPTI shareholders did not approve the merger agreement.

Over the next week, the NPTI transaction committee discussed the draft merger agreement and voting agreement with representatives of Wachtell Lipton and PJT Partners.

On May 2, 2017, representatives of Wachtell Lipton, on behalf of NPTI, delivered a revised draft of the merger agreement and voting agreement to representatives of Seward & Kissel LLP, on behalf of Scorpio Tankers. The revised draft merger agreement and voting agreement provided, among other items, that (1) NPTI would agree to the “force the vote” provision, but that if the NPTI transaction committee or the NPTI board of directors changed its recommendation regarding the merger, the NPTI shareholders signing the voting agreement would be required to vote only 30% of the outstanding Navig8 common shares in favor of the merger and against alternative transactions, (2) at closing, the accuracy of NPTI’s representations and warranties would generally be tested using a “Material Adverse Effect” standard, and (3) NPTI would be required to pay Scorpio Tankers a lower fee in the event the merger agreement was terminated in certain circumstances, and would only pay a higher fee if NPTI entered into or consummated an alternative transaction in certain circumstances within 12 months of the termination of the merger agreement.

Over the next three weeks, Seward & Kissel LLP and Wachtell Lipton, together with representatives of Scorpio Tankers Inc., the NPTI transaction committee, PWP and PJT Partners, engaged in extensive discussions and negotiations concerning, and exchanged numerous drafts of, the proposed merger agreement and voting agreement. During this time period, the parties agreed that if the NPTI transaction committee or the NPTI board of directors changed its recommendation, the NPTI shareholders signing the voting agreement would be required to vote only 30% of the outstanding Navig8 common shares in favor of the merger and against alternative transactions, but that if NPTI subsequently entered into an alternative transaction within 12 months of the termination of the merger agreement, any such shareholders that had voted against the merger could be required to pay over to Scorpio Tankers the incremental value received in such alternative transaction. The parties also agreed that the accuracy of NPTI’s representations and warranties would generally be tested in all material respects or using a Material Adverse Effect standard, and that NPTI would be required to pay Scorpio Tankers a termination fee of approximately 1% of the equity value of NPTI if the merger agreement were terminated because the NPTI shareholders did not approve the merger agreement and of approximately 4% of the equity value of NPTI in certain other circumstances.

On May 5, 2017, a special meeting of Scorpio Tankers Inc.’s board of directors was held to provide the directors with an update on the proposed transaction and workstreams. Representatives of PWP also attended this meeting. The Scorpio Tankers board of directors determined to seek a one week extension of the exclusivity agreement.

On May 6, 2017, Scorpio Tankers Inc. and NPTI extended the exclusivity agreement until May 13, 2017.

On May 12, 2017, a special meeting of Scorpio Tankers Inc.’s board of directors was held to provide the directors with an update on the proposed transaction and workstreams. Representatives of PWP also attended this meeting. The Scorpio Tankers Inc. board of directors determined to seek an additional one week extension of the exclusivity agreement with the ability to extend such exclusivity for one further week, at management’s discretion.

Also on May 12, 2017, the NPTI board of directors held a meeting to discuss the proposed business combination with Scorpio Tankers. Members of NPTI senior management and representatives of PJT Partners and Wachtell Lipton also attended the meeting. Representatives of PJT Partners reviewed the status of the negotiations with Scorpio Tankers and the progress by Scorpio Tankers and NPTI on the preparations for the Scorpio Tankers equity offering. The NPTI board of directors then reviewed cash balance and covenant compliance projections prepared by management and discussed the benefits, risks and challenges to NPTI shareholders of continuing to pursue the proposed business combination with Scorpio Tankers Inc. and extend the exclusivity agreement with Scorpio Tankers Inc. as compared to pursuing other strategic alternatives, including remaining as an independent, standalone company and selling several of NPTI’s vessels to one or more purchasers. After discussion, the NPTI board of directors authorized the NPTI transaction committee to extend the exclusivity period but to condition any such extension on Scorpio Tankers Inc.’s agreement in principle to acquire four NPTI vessels after the completion of the Scorpio Tankers equity offering and prior to the closing of the merger. The NPTI transaction committee then instructed PJT Partners to deliver this proposal to PWP.

Later that day, representatives of PJT Partners contacted representatives of PWP to convey NPTI’s proposal that Scorpio Tankers acquire four NPTI vessels for cash prior to the closing of the merger at market terms to address any NPTI capital needs in the interim. That same day, representatives of PWP, after consultation with senior management of Scorpio Tankers and at the direction of Scorpio Tankers Inc., informed PJT Partners that Scorpio Tankers agreed in principle to acquire four NPTI vessels for cash prior to the closing of the merger, with the specific terms to be discussed.

Following on from previous discussions between members of Scorpio Tankers’ senior management and the Navig8 Group, between May 14 and May 21, 2017, members of Scorpio Tankers’ senior management held more detailed discussions and negotiated with Navig8 Group, which had been allowed by the NPTI transaction committee to directly engage in such negotiations and discussions, regarding the termination of NPTI’s existing pooling, technical, commercial and administrative management arrangements in connection with the Merger. The NPTI transaction committee monitored the status of these discussions and negotiations.

On May 16, 2017, Scorpio Tankers Inc. and NPTI extended the exclusivity agreement until May 21, 2017. In connection with such extension, the parties agreed in principle that following the closing of the equity offering and prior to the closing of the merger, Scorpio Tankers Inc. would acquire four NPTI vessels for cash at market terms.

Over the next week, representatives of Scorpio Tankers, NPTI and their respective financial and legal advisors continued to negotiate the terms of the merger, the Voting Agreement, and the acquisition of the four NPTI vessels. Scorpio Tankers and NPTI also engaged in extensive preparations for Scorpio Inc.’s planned equity offering. The NPTI transaction committee met with representatives of PJT Partners and Wachtell Lipton on May 15 and May 17, 2017 to discuss the negotiations.

On May 22, 2017, Morgan Stanley began the bookbuilding process for Scorpio Tankers Inc.’s proposed equity offering and provided an update on the offering to representatives of Scorpio Tankers and NPTI and to their respective financial and legal advisors.

That same day, the NPTI transaction committee and the NPTI board of directors held a joint meeting to discuss the potential business combination. Members of NPTI senior management and representatives of PJT Partners and Wachtell Lipton also attended the meeting. During this meeting, the NPTI board of directors reviewed NPTI’s strategic alternatives. Representatives of Wachtell Lipton summarized the material terms of the proposed merger agreement, voting agreement and acquisition of four NPTI vessels and reported on the resolution of open issues during the course of negotiations with Scorpio Tankers. PJT Partners reviewed with the NPTI board of directors the financial terms of the proposed transaction, including the final merger consideration that NPTI shareholders would receive of 55 million Scorpio common shares, which represented an implied exchange ratio of approximately 1.176, or $4.86 per Navig8 common share based on the closing price of Scorpio common shares on May 19, 2017, the last trading day before the date of the meeting. In the course of this review, PJT Partners noted that the value of the merger consideration to be received by the NPTI shareholders would also be affected by the outcome of Scorpio Tankers’ planned equity offering and that its financial analyses of the proposed merger consideration could not take into account the impact of Scorpio Tankers’ planned equity offering because the terms of such offering were not determined or calculable. Accordingly, the NPTI transaction committee had directed PJT Partners to prepare its opinion and financial analyses without taking into account the planned equity offering. PJT Partners then reviewed with the NPTI transaction committee and the NPTI board of directors PJT Partners’ financial analysis of the proposed merger consideration, a preliminary version of which analysis had been provided in advance of the meeting. PJT Partners delivered its opinion to the NPTI board of directors and the NPTI transaction committee to the effect that, as of May 22, 2017 and based on and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration per Navig8 common share to be received by the holders of Navig8 common shares in the Merger was fair, from a financial point of view, to such holders. The opinion of PJT Partners is more fully described in the section entitled “—Opinion of PJT Partners.” The NPTI transaction committee then engaged in an extensive discussion of the proposed business combination, including as to the matters discussed below in the section entitled “—Recommendation of the NPTI Board of Directors; NPTI’s Reasons for the Merger.” The NPTI board of directors then engaged in additional discussion of the proposed business combination, including the matters discussed by the NPTI transaction committee, and determined to recess until the next day in order to obtain more information from Morgan Stanley on the book building process for Scorpio’s proposed equity offering.

That same day, the Scorpio Tankers Inc. board of directors held a special meeting with management and representatives of Seward & Kissel LLP and PWP in attendance. Management of Scorpio Tankers Inc. provided an update on the most recent transaction negotiations and the progress of the proposed Scorpio Public Offering. Representatives of PWP reviewed and discussed with the Scorpio Tankers Inc. directors the financial aspects of the proposed transaction between Scorpio Tankers and NPTI. Representatives of Seward & Kissel LLP, external legal counsel, then reviewed with the Scorpio Tankers Inc. directors their fiduciary duties in connection with considering and approving the Merger and the principal terms of the Merger Agreement, the Stock Purchase Agreement and the Voting Agreement. The Scorpio Tankers Inc. directors then agreed to reconvene the following day to vote on the Merger, after having the opportunity to further review the proposed terms of the transactions contemplated thereby.

On May 23, 2017, Morgan Stanley provided an update on the bookbuilding process for Scorpio Tankers’ proposed equity offering to representatives of Scorpio Tankers Inc. and NPTI and to their respective financial and legal advisors.

That same day, the NPTI transaction committee and NPTI board of directors reconvened. The NPTI transaction committee members summarized Morgan Stanley’s update on the bookbuilding process for the Scorpio Tankers Inc. equity offering. The representatives of Wachtell Lipton noted that the terms had not changed since the meeting began on May 22, 2017. After considering the matters it had discussed the previous day, the NPTI transaction committee unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of NPTI and the NPTI shareholders, declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended to the NPTI board of directors that the Merger Agreement and the transactions contemplated thereby be approved by the NPTI board of directors and submitted to the NPTI shareholders for approval. The NPTI board of directors, after considering, among other items, the recommendation of the NPTI transaction committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NPTI and the NPTI shareholders, approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the NPTI shareholders vote to approve the Merger Agreement.

On May 23, 2017, the Scorpio Tankers Inc. board of directors held a special meeting with management and representatives of Seward & Kissel LLP and PWP in attendance. Management of Scorpio Tankers Inc. provided an update on the proposed equity offering and the Merger negotiations. With the assistance of representatives of PWP, the Scorpio Tankers Inc. board of directors further reviewed and discussed the financial aspects of the proposed transaction between Scorpio Tankers and NPTI. Based on the discussions and deliberations at the prior board meetings described in this section, including the May 22, 2017 board meeting, and after considering the terms of the Merger Agreement, the Stock Purchase Agreement and the Voting Agreement, and the other factors described under “—Scorpio Tankers’ Reasons for the Merger,” the Scorpio Tankers Inc. board of directors determined, among other things, that the Merger was fair to and in the best interests of Scorpio Tankers Inc. and its shareholders (other than Navig8 shareholders and their affiliates), and authorized and approved, among other things, the Merger Agreement, the Stock Purchase Agreement, the Voting Agreement, and the transactions contemplated thereby.

Scorpio Tankers’ Reasons for the Merger

In the course of reaching its decision to approve the merger with NPTI, Scorpio’s board of directors consulted with members of its management, as well as its financial and legal advisors, and considered a number of factors, including those described below.

Positive Factors

•	The fact that the Merger will bring together two complementary fleets of newly built ECO vessels, which will cover all product tanker classes, and create a leader in the product tanker segment with a fleet of 105 on-the-water vessels with a weighted average age of 1.9 years, in addition to 19 product tankers time/bareboat chartered-in and six tankers under construction.

•	The view that the Merger represents a unique opportunity for Scorpio Tankers to materially increase its size and scale so that it is better positioned to benefit from a cyclical recovery, without ordering new vessels and adding to the total supply of product tankers globally.

•	The view that NPTI represents the largest and most complementary potential merger partner and that other potential combinations would not provide the scale and potential synergies offered in the Merger.

•	The combined company will have a significant presence across adjacent product tanker segments, which is expected to provide for enhanced customer relationships and increased vessel utilization

•	The combined company’s stronger platform for growth and its positioning to be a leading consolidator in the industry.

•	The companies’ complementary businesses and the potential for synergies and cost savings, arising from scale efficiencies.

•	The enhanced access to equity and debt capital associated with the combined company’s increased size and the strengthening of Scorpio Tanker’s balance sheet attributable to the all-stock nature of the consideration to Navig8’s shareholders coupled with the concurrent equity offering.

•	The capital markets benefits associated with a larger market capitalization, including increased free float and stock liquidity, resulting from the combination with NPTI and the concurrent equity raise.

•	The fact that both Scorpio Tankers and NPTI have received strong support from their respective existing lenders and sale and leaseback counterparties to pursue the combination transaction, including having received various consents from certain lenders and sale and leaseback counterparties to facilitate the Merger.

•	The fact that Navig8’s shareholders which collectively own approximately 77% of Navig8 common shares have reviewed the terms of the Merger and agreed to vote in favor of the transaction.

•	The fact that, after consummation of the Merger, the executive officers of Scorpio Tankers Inc. will manage the combined company, and the combined company’s board of directors will consist of the members of the current Scorpio Tankers Inc. board of directors and one additional independent board member.

Negative Factors

•	The risks and costs associated with the Merger not being completed in a timely manner or at all, even if approved by Scorpio Tankers Inc. board of directors and NPTI’s board of directors and shareholders.

•	The risks and costs associated with diverting management and employee attention and resources from other strategic opportunities and operational matters while working to implement the Merger.

•	Potential litigation arising from the Merger Agreement and/or the Merger.

•	The risk that the value of the consideration payable to Navig8’s shareholders would increase in the event that the value of Scorpio common shares increased prior to closing, as the merger consideration is fixed at 55 million Scorpio common shares.

•	The challenges of completing the Merger and combining the businesses of the two companies, and the risks of not achieving the expected operating efficiencies, growth or cash cost savings from the Merger.

•	The assumption of $938.1 million (as of May 31, 2017) of NPTI’s existing indebtedness.

•	The risk of NPTI receiving a proposal that its board of directors would consider superior to the terms agreed with Scorpio Tankers Inc., and NPTI’s potential termination of the Merger.

•	The transactional costs and expenses expected to be incurred by Scorpio Tankers, as well as by NPTI, in connection with the Merger.

•	The costs that would arise if Scorpio Tankers is not able to obtain the required approvals and consents from certain of NPTI’s sale and leaseback counterparties.

•	The dilutive effect of the Merger and the Scorpio Public Offering on the share ownership of Scorpio Tankers Inc.’s shareholders, even though they would retain majority control of Scorpio Tankers Inc.

•	Restrictions under the Merger Agreement on the conduct of Scorpio Tankers’ business and its ability to pursue other strategic opportunities prior to the completion of the Merger.

•	Other applicable risks associated with Scorpio Tankers, the Merger Agreement and the Merger, including those described under the section captioned “Risk Factors” beginning on page 25.

The above discussion is not exhaustive, but it addresses the material factors considered by Scorpio’s board of directors in connection with the Merger. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the Scorpio Tankers Inc. board of directors does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Scorpio Tankers Inc. board of directors discussed the factors described above, extensively questioned Scorpio Tankers Inc.’s management and Scorpio Tankers Inc.’s legal and financial advisors, and unanimously determined that the Merger was advisable and fair to and in the best interests of Scorpio Tankers Inc. and its shareholders. This determination was made after the Scorpio Tankers Inc. board of directors considered all of the factors as a whole. In addition, individual members of the Scorpio Tankers Inc. board of directors may have given different weight to different factors. This explanation of the Scorpio Tankers Inc. board of director’s reasoning, and all other information presented in this section, is forward- looking in nature and, therefore, should be read in light of the factors discussed under the section captioned “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

NPTI’s Reasons for the Merger; Recommendation of NPTI’s Board of Directors

NPTI Transaction Committee

On October 25, 2016, the NPTI board of directors constituted a transaction committee (which we also refer to as the “NPTI transaction committee”) comprised of Michael Fabiano and Patrick Fallon, neither of whom has any interest in Scorpio Tankers or the Navig8 Group, for the purpose of evaluating, reviewing and negotiating specified strategic alternatives involving NPTI, including the merger with Scorpio Tankers, and making a recommendation to the NPTI board of directors with respect to any such strategic alternatives. The NPTI transaction committee, with the advice and assistance of its legal and financial advisors (Wachtell Lipton and PJT Partners, respectively), evaluated and negotiated the Merger, including the terms and conditions of the Merger Agreement, the Voting Agreement, the Stock Purchase Agreement and the related agreements. On May 23, 2017, the NPTI transaction committee unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NPTI and the Navig8 shareholders, declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended to the NPTI board of directors that the Merger Agreement and the transactions contemplated thereby be approved by the NPTI board of directors and submitted to the NPTI shareholders for approval.

In the course of reaching its determination and making the recommendation described above, the NPTI transaction committee considered a number of factors and a significant amount of information, including substantial discussions with its legal and financial advisors. The principal factors and benefits that the NPTI transaction committee believes support its conclusion are set forth below:

•	Value of Merger Consideration:

•	estimates of the then-current value of NPTI’s assets and Scorpio Tankers’ assets, and the historical trading prices of Scorpio common shares relative to such estimates of asset value, and the limited trading volume of Navig8 common shares;

•	the fact that the merger consideration of 55 million shares and implied exchange ratio for the merger of 1.176 was negotiated based upon the parties’ NAVs as of December 31, 2016;

•	the financial analyses presented by PJT Partners at a joint meeting of the NPTI board of directors and the NPTI transaction committee and the opinion of PJT Partners to the NPTI board of directors and the NPTI transaction committee to the effect that, as of May 22, 2017 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration per Navig8 common share to be received by the holders of Navig8 common shares in the Merger was fair, from a financial point of view, to such holders. See “The Merger—Opinion of PJT Partners;”;

•	the benefit to the NPTI shareholders of significantly enhanced liquidity as a result of receiving Scorpio common shares, which are traded on the NYSE and will not be subject to a contractual lock-up;

•	early indications from the bookbuilding process run by Morgan Stanley, the underwriter for the Scorpio Tankers equity offering that the offering was likely to be successfully completed around the time of announcement at a customary discount to the market price;

•	that, in receiving Scorpio common shares in the Merger, the holders of Navig8 common shares will be provided an opportunity to participate in a combined entity that, among other things, is significantly larger than NPTI, will have a stronger balance sheet and will be capable of pursuing significantly larger growth opportunities, and will participate in the increased diversification of the assets and operations of the combined entity, in each case as compared to NPTI as a standalone entity;

•	that the aggregate number of Scorpio common shares included in the merger consideration was fixed and therefore the value of the merger consideration would increase in the event the market price of Scorpio common shares increased prior to the closing;

•	Capital Structure of NPTI; Operations of the Combined Company:

•	the fact that the NPTI Vessel Acquisition would improve NPTI’s capital position and was not conditioned on the consummation of the Merger;

•	the NPTI transaction committee’s understanding of NPTI and its business as well as its financial performance, results of operations and future prospects, and the NPTI transaction committee’s resulting consideration that the benefit of continuing as an independent company would not be as valuable as the merger consideration being offered because of the potential risks and uncertainties associated with the future prospects of NPTI, in light of NPTI’s projected operating cash flows, leverage, liquidity requirements and cost of capital and the requirement that NPTI comply with certain financial covenants set forth in its credit facilities and sale-leaseback agreements;

•	the combined entity’s improved credit profile and greater financial flexibility due to lower leverage and cost of capital when compared with NPTI as a standalone entity;

•	that an additional independent director would be appointed to the Scorpio board of directors, which enhances the likelihood that the benefits that NPTI expects to achieve as a result of the Merger will be realized;

•	History of Negotiations:

•	that the NPTI transaction committee successfully negotiated an increase of the exchange ratio initially offered by Scorpio Tankers from 0.85 to approximately 1.176;

•	the fact that the financial and other terms and conditions of the merger agreement and the merger were the product of arm’s length negotiations between the parties and provided reasonable assurances that the merger would ultimately be consummated on a timely basis;

•	Terms of the Merger Agreement:

•	the requirement that the Merger Agreement be approved by the affirmative vote of a majority of the outstanding Navig8 common shares at the Special Meeting;

•	a closing condition that a material adverse effect with respect to Scorpio Tankers must not have occurred prior to the closing date, and that certain other representations and warranties regarding Scorpio Tankers’ conduct of business be true and correct in all material respects at the closing;

•	the inclusion of a provision that permits the NPTI transaction committee, under specified circumstances, to respond to and engage in discussions regarding unsolicited proposals to acquire NPTI;

•	the inclusion of a provision that permits the NPTI transaction committee, under specified circumstances, to change or withdraw its recommendation with respect to the Merger Agreement upon receipt of an unsolicited proposal to acquire NPTI that the NPTI transaction committee determines to be financially superior to the holders of Navig8 common shares than the Merger Agreement and the Merger;

•	the ability of the NPTI transaction committee or the NPTI board of directors, under certain circumstances, to change or withdraw its recommendation with respect to the Merger Agreement in response to a material fact, event, change, development, or set of circumstances occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable by NPTI as of the date of the Merger Agreement (subject to certain exceptions), provided that the NPTI transaction committee or NPTI board of directors, as applicable, determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to NPTI shareholders;

•	the other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement,” which the NPTI transaction committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;

•	the fact that Scorpio Tankers’ obligation to complete the Merger is not conditioned on the receipt of regulatory approvals; and

•	the fact that although Scorpio Tankers’ obligation to complete the Merger is conditioned on receipt of equity financing, NPTI was provided with visibility into the bookbuilding process for the equity offering prior to approving the Merger Agreement and could terminate the Merger Agreement if Scorpio’s equity offering was not priced, subject only to customary T+3 settlement, within seven business days of the signing of the Merger Agreement.

The NPTI transaction committee also considered a variety of risks and other potential negative factors concerning the Merger, including the following:

•	the risks and costs to NPTI if the merger is not completed, including uncertainty about the effect of the proposed merger on NPTI’s customers, potential customers, suppliers and other parties, which could cause customers, potential customers and suppliers to seek to change or not enter into business relationships with NPTI. Reasons the transaction may not be completed include, among others, the failure of the parties to obtain the requisite approval of NPTI shareholders (“The Merger Agreement—Conditions to the Merger Agreement”);

•	that the aggregate number of Scorpio common shares included in the merger consideration was fixed and will not be increased to compensate NPTI shareholders in the event of a decline in the price of Scorpio common shares prior to the effective time of the merger;

•	the fact that, if the transaction is not completed as a result of the failure by Scorpio Tankers to consummate its planned equity offering or other reasons, Scorpio Tankers will not be obligated to pay any “reverse termination fee;”

•	the Merger Agreement’s restrictions on the conduct of NPTI’s business prior to the completion of the merger, generally requiring NPTI not to take certain actions with respect to the conduct of its business without the prior consent of Scorpio Tankers, and that such restrictions may delay or prevent NPTI from undertaking business opportunities that may arise pending completion of the Merger;

•	certain provisions of the Merger Agreement that could have the effect of discouraging third party offers for NPTI, including the restriction on NPTI’s ability to solicit third party proposals for alternative transactions and the requirement to hold a vote of the NPTI shareholders even if the NPTI transaction committee or NPTI board of directors changes its recommendation;

•	the possibility that, under certain circumstances under the Merger Agreement, NPTI may be required to pay a termination fee of either $2.5 million or $10 million, as more fully described in the section entitled “The Merger Agreement—Termination Fee”;

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger;

•	the potential risk of diverting management attention and resources from the operation of NPTI’s business and toward completion of the Merger; and

•	various other risks associated with the Merger and the business of Scorpio Tankers and the combined company described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the NPTI transaction committee was aware of and considered the following additional factors:

•	the possibility of an accretive or dilutive impact if the Scorpio Tankers equity offering were completed at a premium or discount, respectively, to market value;

•	the fact that some of NPTI’s directors and executive officers have other interests in the Merger that are in addition to their interests as NPTI shareholders, as more fully described in the section entitled “Interests of Navig8’s Directors and Officers in the Merger”; and

•	NPTI’s prospects for a merger or sale transaction with a company other than Scorpio Tankers, including (1) the NPTI transaction committee’s belief that there were not likely many other potential buyers for NPTI and that, even if another potential buyer made an offer, Scorpio Tankers’ indication of interest was likely to be the highest offer with the greatest liquidity for the NPTI shareholders; (2) the risks associated with an auction process, including, among other things, the risk of significant harm to NPTI’s business if it became known to NPTI’s customers and suppliers that NPTI was seeking to be sold (without assurance that a financially superior proposal would be made or consummated); (3) the risk of losing the Scorpio Tankers proposal or that Scorpio Tankers would lower its implied exchange ratio if NPTI elected to solicit other offers and little or no competitive bidding emerged; (4) the substantial management time and resources that would be required, potentially causing significant management distraction from operating NPTI’s business.

The above discussion is not exhaustive, but it addresses the material factors considered by the NPTI transaction committee in connection with the Merger. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the NPTI transaction committee does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the NPTI transaction committee may have given different weight to different factors. This explanation of the NPTI transaction committee’s reasoning, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

NPTI Board of Directors

On the basis of the NPTI transaction committee’s recommendations and the other factors described below, on May 23, 2017, the NPTI board of directors, among other things, unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NPTI and the NPTI shareholders, approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the NPTI shareholders vote to approve the Merger Agreement.

In the course of reaching its determination and making the recommendation described above, the NPTI board of directors considered:

•	the unanimous determination and recommendation of the NPTI transaction committee;

•	the financial analyses presented by PJT Partners at a joint meeting of the NPTI board of directors and the NPTI transaction committee and the opinion of PJT Partners to the NPTI board of directors and the NPTI transaction committee to the effect that, as of May 22, 2017 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration per Navig8 common share to be received by the holders of Navig8 common shares in the Merger was fair, from a financial point of view, to such holders. See “The Merger—Opinion of PJT Partners;” and

•	the other factors considered by the NPTI transaction committee as described in “—The Recommendation of the NPTI Board of Directors—NPTI Transaction Committee; NPTI’s Reasons for the Merger,” including the positive factors and potential benefits of the Merger and the risks and potentially negative factors relating to the Merger.

The above discussion is not exhaustive, but it addresses the material factors considered by the NPTI board of directors in connection with the Merger. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the NPTI board of directors does not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The NPTI board of directors discussed the factors described above and asked questions of NPTI’s management and its advisors. This determination was made after the NPTI board of directors considered all of the factors as a whole. In addition, individual members of the NPTI board of directors may have given different weight to different factors. This explanation of the NPTI board of directors’ reasoning, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The NPTI board of directors, upon the recommendation of the NPTI transaction committee, unanimously recommends that the NPTI shareholders vote “FOR” the approval of the Merger Agreement.

Opinion of PJT Partners

On May 22, 2017, PJT Partners rendered its opinion to the NPTI board of directors and the NPTI transaction committee to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration per Navig8 common share to be received by the holders of Navig8 common shares in the Merger was fair, from a financial point of view, to such holders.

The full text of PJT Partners’ written opinion, dated as of May 22, 2017, is attached as Annex D to this proxy statement/prospectus. PJT Partners’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion. NPTI encourages you to read the opinion carefully in its entirety.    PJT Partners’ opinion does not constitute a recommendation to any holder of Navig8 common shares as to how any shareholder should vote or act with respect to the Transaction or any other matter. The following summary of PJT Partners’ opinion is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion set forth below, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of NPTI and Scorpio Tankers;

•	reviewed certain internal information concerning the business, financial condition and operations of NPTI and Scorpio Tankers, including certain balance sheet information and information with respect to the assets and liabilities of NPTI and Scorpio Tankers, prepared and furnished to PJT Partners by the management of NPTI and Scorpio Tankers, respectively;

•	reviewed (a) valuations obtained from VesselsValue.com, a third-party, online vessel valuation source, with regard to the fleets owned by NPTI and Scorpio Tankers, respectively, and (b) appraisals prepared by Fearnleys Asia and Clarksons Valuations with regard to the fleet owned by NPTI and provided to PJT Partners by NPTI, and (c) appraisals prepared by Maersk Broker K/S, Clarksons Valuations, Compass Maritime Services LLC, Fearnleys AS and Arrow Valuations Ltd. with regard to the fleet owned by Scorpio Tankers and provided to PJT Partners by Scorpio Tankers, such valuations and appraisals in each case approved for PJT Partners’ use by NPTI’s management (collectively, the “Fleet Valuations”);

•	reviewed certain estimates and forecasts of revenues and expenses relating to Scorpio Tankers’ chartered-in and chartered-out vessels that were based upon rates prepared by a third-party research firm and approved for PJT Partners’ use by NPTI’s management (the “Scorpio Tankers Charter Rate Projections”);

•	held discussions with members of senior management of NPTI concerning, among other things, their evaluation of the Merger and NPTI’s and Scorpio Tankers’ respective businesses and operating environments, financial conditions, prospects and strategic objectives;

•	reviewed certain internal estimates of the transaction costs and expenses estimated by management of NPTI and management of Scorpio Tankers to result from the Merger, prepared by management of NPTI and management of Scorpio Tankers and approved for PJT Partners’ use by NPTI’s management (the “Estimated Transaction Costs”);

•	performed a net asset value analysis for each of NPTI and Scorpio Tankers, on a stand-alone basis and taking into account the Estimated Transaction Costs, using the Fleet Valuations and other information prepared and furnished to PJT Partners by the management of NPTI and Scorpio Tankers, respectively;

•	reviewed the historical market prices and trading activity for the shares of Scorpio common shares;

•	compared financial information of NPTI with publicly available similar information for certain other similar public companies that PJT Partners deemed to be relevant;

•	reviewed a draft, dated May 21, 2017, of the Merger Agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

As the NPTI board of directors and the NPTI transaction committee were aware, PJT Partners did not hold discussions with management of Scorpio Tankers.

In preparing its opinion, with NPTI’s consent, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners without independent verification thereof. With regard to the Fleet Valuations, PJT Partners assumed, with NPTI’s consent, that the Fleet Valuations provide an appropriate basis for evaluating NPTI and Scorpio Tankers and PJT Partners relied upon such Fleet Valuations without independent verification thereof, in preparing its opinion. PJT Partners assumed with NPTI’s consent that the Scorpio Tankers Charter Rate Projections and the assumptions underlying the Scorpio Tankers Charter Rate Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by NPTI’s or Scorpio Tankers’ management, including the Estimated Transaction Costs, have been reasonably prepared in accordance with industry practice and represent the best currently available estimates and judgments as to the matters covered thereby. PJT Partners assumed no responsibility for and expressed no opinion as to the Scorpio Tankers Charter Rate Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to PJT Partners by NPTI’s or Scorpio Tankers’ management, including the Estimated Transaction Costs. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of each of NPTI and Scorpio Tankers since the respective dates of the last financial statements made available to PJT Partners. PJT Partners further relied with NPTI’s consent upon the assurances of the management of NPTI and Scorpio Tankers that they are not aware of any facts that would make the information provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor have PJT Partners been furnished with any such verification and PJT Partners did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of NPTI or Scorpio Tankers. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of NPTI or Scorpio Tankers, nor was PJT Partners furnished with any such evaluations or appraisals other than the Fleet Valuations, nor did PJT Partners evaluate the solvency of NPTI or Scorpio Tankers under any applicable laws.

PJT Partners also assumed with NPTI’s consent that the final executed form of the Merger Agreement would not differ in any material respects from the draft reviewed by PJT Partners and the consummation of the Merger will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on NPTI or Scorpio Tankers or the contemplated benefits of the Merger. PJT Partners did not express any opinion as to any tax or other consequences that might result from the Merger, nor did PJT Partners’ opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that NPTI obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not legal, tax or regulatory advisors and relied upon without independent verification the assessment of NPTI and its legal, tax and regulatory advisors with respect to such matters.

In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving NPTI or its assets. PJT Partners did not consider the relative merits of the Merger as compared to any other business plan or opportunity that might be available to NPTI or the effect of any other arrangement in which NPTI might engage and PJT Partners’ opinion did not address the underlying decision by NPTI to engage in the Merger. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of Navig8 common shares of the consideration to be received by such holders in the Merger, and PJT Partners’ opinion did not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of NPTI or as to the underlying decision by NPTI to engage in the Merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of NPTI’s officers, directors or employees, or any class of such persons, relative to the consideration or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. At the direction of the NPTI board of directors and the NPTI transaction committee, PJT Partners expressed no opinion as to the Scorpio Tankers underwritten equity offering, including the price of any shares that will be offered. In addition, PJT Partners expressed no opinion as to the Vessel Purchase and Sale or the prices or trading ranges at which the Navig8 common shares or the Scorpio common shares will trade at any time.

PJT Partners’ opinion does not constitute a recommendation to any holder of Navig8 common shares as to how any shareholder should vote or act with respect to the Merger or any other matter. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

PJT Partner’s opinion was provided to the NPTI board of directors and the NPTI transaction committee in their capacities as such, in connection with and for the purposes of their evaluation of the Merger only and was not a recommendation as to any action the NPTI board of directors or the NPTI transaction committee should take with respect to the Merger or any aspect thereof.

Summary of Financial Analyses

In accordance with customary investment banking practice for the industry in which NPTI and Scorpio Tankers operate, PJT Partners employed generally accepted valuation methods in arriving at its opinion, including the financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Navig8 common shares but rather made its determination as to fairness, from a financial point of view, to the holders of Navig8 common shares of the merger consideration per Navig8 common share to be received by the holders of Navig8 common shares in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Merger. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In arriving at its opinion, PJT Partners considered the totality of the factors and analyses performed and relied primarily on the Net Asset Value Analyses as summarized below. PJT Partners did not perform a discounted cash flow analysis with respect to either NPTI or Scorpio Tankers because, in each case, no relevant projections existed.

The following is a summary of the material financial analyses contained in the presentation that PJT Partners presented at a joint meeting of the NPTI board of directors and the NPTI transaction committee and that were used in connection with the preparation of its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NPTI or any other parties to the Merger. None of NPTI, PJT Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Fleet Valuations and other financial information prepared and furnished to PJT Partners by or on behalf of the managements of NPTI and Scorpio Tankers, respectively. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 22, 2017, and is not necessarily indicative of current or future market conditions.

Implied Exchange Ratio Analysis

Based on the 55 million Scorpio common shares to be issued as the aggregate merger consideration in the Merger, approximately 46.8 million Navig8 common shares outstanding as of May 22, 2017 (including 129,737 restricted stock units outstanding and adjusting for redelivery to NPTI of 336,963 Navig8 common shares upon cancellation of NPTI’s commercial pool arrangements with affiliated commercial pools), and no in-the-money NPTI share options based on the implied value of the merger consideration per Navig8 common share using the 5-day volume weighted average price per Scorpio common share of $4.15 as of May 19, 2017, the merger consideration per Navig8 common share implied an exchange ratio of approximately 1.176 Scorpio common shares per Navig8 common share, referred to below as the “Implied Exchange Ratio.”

Net Asset Value Analyses

PJT Partners performed a net asset value (“NAV”) analysis for NPTI and Scorpio Tankers, in each case on a standalone basis and on a delivered basis, which took into account the Estimated Transaction Costs and other adjustments to each company’s NAV expected to result from the Merger.

NPTI NAV Analysis

PJT Partners performed a NAV analysis for NPTI on a standalone basis, referred to below as “NPTI Standalone NAV,” based on the Fleet Valuations with regard to the fleet owned by NPTI determined using each of the following valuations and appraisals:

•	VesselsValue.com’s valuation using a 30-day average as of May 19, 2017 (referred to below as “NPTI - VesselsValue.com (30-day Average)”)

•	VesselsValue.com’s valuation of as May 19, 2017 (referred to below as “NPTI - VesselsValue.com (May 19, 2017)”)

•	VesselsValue.com’s valuation as of December 31, 2016 (referred to below as “NPTI - VesselsValue.com (December 31, 2016)”), and

•	appraisals provided to NPTI by Clarksons Valuations and Fearnleys Asia as of December 31, 2016 (referred to below as “NPTI - Clarksons Valuations (December 31, 2016)” and “NPTI - Fearnleys Asia (December 31, 2016),” respectively)

Using each of the Fleet Valuations referred to above and information provided by NPTI’s management, PJT Partners then calculated NPTI’s estimated NAV by adding to each of the Fleet Valuations described above the amount of NPTI’s cash and cash equivalents, NPTI’s net working capital, the estimated value of NPTI’s other assets, including commercial pool arrangements with affiliated commercial pools, the Alpha8 Pool and LR8 Pool, and subtracting NPTI’s total indebtedness, preferred stock (including accreted dividends), and estimated remaining capital expenditures for NPTI’s newbuild vessel. Taking into account the number of issued and outstanding Navig8 common shares as of May 22, 2017 on a fully diluted basis, this analysis resulted in an estimated NAV per Navig8 common share on a standalone basis for each Fleet Valuation as set forth in the table below:

NPTI Standalone NAV

(in millions, except per share data)	NPTI - VesselsValue.com (30-day Average)(2)	NPTI - VesselsValue.com (May 19, 2017)(2)	NPTI - VesselsValue.com (December 31, 2016)(2)	NPTI - Clarksons Valuations (December 31, 2016)(3)	NPTI - Fearnleys Asia (December 31, 2016)(4)
Fully-Delivered Fleet (1)(5)	$1,011.8	$1,010.1	$1,015.0	$1,185.5	$1,232.5
Balance Sheet Cash	$31.6	$31.6	$31.6	$31.6	$31.6
Net Working Capital	$26.1	$26.1	$26.1	$26.1	$26.1
Other Assets(6)	$17.5	$17.5	$17.5	$17.5	$17.5
Gross Asset Value	$1,087.0	$1,085.3	$1,090.3	$1,260.7	$1,307.7
Less: Total Debt	($918.6)	($918.6)	($918.6)	($918.6)	($918.6)
Less: Preferred Stock(6)(7)	($32.1)	($32.1)	($32.1)	($32.1)	($32.1)
Less: Remaining Capital Expenditures	($30.7)	($30.7)	($30.7)	($30.7)	($30.7)
Estimated Aggregate Net Asset Value	$105.5	$103.9	$108.8	$279.3	$326.3
Shares Outstanding (millions)	47.1	47.1	47.1	47.1	47.1
Estimated Net Asset Value per share	$2.24	$2.21	$2.31	$5.93	$6.93

(1)	Vessel valuations and appraisals are commonly used in the shipping industry. The valuations and appraisals are estimates by their nature, and the amount realized upon the actual sale of a vessel could be more or less. The Fleet Valuations were used to calculate NAV for purposes of evaluating the Implied Exchange Ratio.

(2)	VesselsValue.com’s vessel specific, daily updated and automated appraisals are based on a database of known and confirmed ship sales and negotiations, a database of vessel specification data, changes in earnings sentiment and proprietary algorithms. This data is analyzed, categorized, and collated into a relational database and provided as an online service. Such appraisals, as is standard, do not involve a physical inspection of the vessel or its records. The appraisals estimate the approximate value of the vessels on the basis of prompt charter-free delivery as between a willing seller and a willing buyer for cash payment under normal commercial terms. The appraisals relate to the 30-day average as of May 19, 2017, May 19, 2017 and December 31, 2016, as applicable, and are not a guide to the market value of the vessels at any other time. VesselsValue.com has provided only the Fully Delivered Fleet value for the above table. The information in this footnote has been provided by VesselsValue.com.
(3)	The valuations were prepared by Clarksons Valuations. The valuations are based on recent transactions, negotiations and broker’s market knowledge and assume charter-free delivery on a willing buyer, willing seller basis. The valuations relate to December 31, 2016 and are not a guide to the market value of the vessels at any other time. Market values in the shipping industry are highly volatile. The full valuation certificate is reproduced in this joint proxy statement/prospectus as Annex F. The information provided in this footnote has been provided by Clarksons Valuations.
(4)	The valuations were prepared by Fearnleys Asia. The valuations are given on the basis of Fearnleys Asia’s own disclaimer which is to be found on the reverse side of each individual valuation certificate reproduced in this joint proxy statement/prospectus as Annex F. The information in this footnote has been provided by Fearnleys Asia.
(5)	Fully-Delivered Fleet represents the value of respective company’s on-the-water fleet plus value for each company’s newbuild fleet.
(6)	Other Assets includes NPTI’s right to 30% of net revenues on the Alpha8 Pool and LR8 Pool, which had a book value of $2.431 million as of March 31, 2017.
(7)	Includes accreted dividend as of June 30, 2017.

PJT Partners also performed a NAV analysis for NPTI on a delivered basis, referred to below as “NPTI Delivered NAV,” which took into account the Estimated Transaction Costs and adjustments to NPTI’s standalone NAV expected to result from the Merger in the estimated value of NPTI’s other assets, including commercial pool arrangements with affiliated commercial pools, the Alpha8 Pool and LR8 Pool, the change in control premium on the redemption of Navig8 Preference Shares, as set forth in the table below:

NPTI Delivered NAV

(in millions, except per share data)	NPTI - VesselsValue.com (30-day Average)(2)	NPTI - VesselsValue.com (May 19, 2017)(2)	NPTI - VesselsValue.com (December 31, 2016)(2)	NPTI - Clarksons Valuations (December 31, 2016)(3)	NPTI - Fearnleys Asia (December 31, 2016)(4)
Fully-Delivered Fleet(1)	$1,011.8	$1,010.1	$1,015.0	$1,185.5	$1,232.5
Balance Sheet Cash	$31.6	$31.6	$31.6	$31.6	$31.6
Net Working Capital	$26.1	$26.1	$26.1	$26.1	$26.1
Other Assets(5)	$15.1	$15.1	$15.1	$15.1	$15.1
Gross Asset Value	$1,084.6	$1,082.9	$1,087.8	$1,258.3	$1,305.3
Less: Total Debt	($918.6)	($918.6)	($918.6)	($918.6)	($918.6)
Less: Preferred Stock(6)	($32.1)	($32.1)	($32.1)	($32.1)	($32.1)
Less: Remaining Capital Expenditures	($30.7)	($30.7)	($30.7)	($30.7)	($30.7)
Less: Preferred Redemption Premium(7)	($6.4)	($6.4)	($6.4)	($6.4)	($6.4)
Less: Estimated Transaction Costs(8)	($27.2)	($27.2)	($27.2)	($27.2)	($27.2)
Estimated Aggregate Net Asset Value	$69.5	$67.8	$72.8	$243.2	$290.2
Shares Outstanding (millions)	46.8	46.8	46.8	46.8	46.8
Estimated Net Asset Value per share	$1.49	$1.45	$1.56	$5.20	$6.21

(1)	See footnotes 1 and 4 in the table above titled “NPTI Standalone NAV.”

(2)	See footnote 2 in the table above titled “NPTI Standalone NAV.”
(3)	See footnote 3 in the table above titled “NPTI Standalone NAV.”
(4)	See footnote 4 in the table above titled “NPTI Standalone NAV.”
(5)	See footnote 5 in the table above titled “NPTI Standalone NAV.” In addition, NAV was adjusted for the exchange by Navig8 Limited of 336,963 Navig8 common shares for the rights to 30% of net revenues upon cancellation of NPTI’s commercial pool arrangements with affiliated commercial pools. Accordingly, book value of Other Assets was reduced by $2.431 million and the share count was reduced by 336,963 shares.
(6)	See footnote 6 in the table above titled “NPTI Standalone NAV.”
(7)	Represents a 120% change of control premium payable on the outstanding principal and accrued but unpaid dividends payable on the Navig8 Preference Shares.
(8)	NPTI Transaction Costs includes estimates for executive termination costs, pool withdrawal costs, professional fees, corporate administration termination costs and technical management termination costs.

Scorpio Tankers NAV Analysis

PJT Partners performed a NAV analysis for Scorpio Tankers on a standalone basis, referred to below as “Scorpio Tankers Standalone NAV,” based on the Fleet Valuations with regard to the fleet owned by Scorpio Tankers determined using each of the following valuations and appraisals:

•	VesselsValue.com’s valuation using a 30-day average as of May 19, 2017 (referred to below as “Scorpio Tankers - VesselsValue.com (30-day Average)”)

•	VesselsValue.com’s valuation of as May 19, 2017 (referred to below as “Scorpio Tankers - VesselsValue.com (May 19, 2017)”

•	VesselsValue.com’s valuation as of December 31, 2016 (referred to below as “Scorpio Tankers - VesselsValue.com (December 31, 2016)”), and

•	the average of two appraisals for each vessel provided to Scorpio Tankers by, as applicable for each vessel, Maersk Broker K/S, Clarksons Valuations, Compass Maritime Services LLC, Fearnleys AS and Arrow Valuations Ltd. as of December 31, 2016 (referred to below as “Scorpio Tankers - Average Appraisal (December 31, 2016)”

Using each of the Fleet Valuations referred to above and information provided by Scorpio Tankers’ management, PJT Partners then calculated Scorpio Tankers’ estimated NAV by adding to each of the Fleet Valuations described above the amount of Scorpio Tankers’ cash and cash equivalents, Scorpio Tankers’ net working capital, the value/cost of Scorpio Tankers’ bareboat charter-in and charter-out contracts based on the Scorpio Charter Rate Projections, the estimated value of Scorpio Tankers’ other assets, and subtracting Scorpio Tankers’ total indebtedness and estimated remaining capital expenditures for Scorpio Tankers’ newbuild vessels, in each case as provided by Scorpio Tankers’ management and approved for PJT Partners’ use by NPTI management, as set forth in the table below:

Scorpio Tankers Standalone NAV

(in millions, except per share data)	Scorpio Tankers - VesselsValue.com Source (30-day Average)(2)	Scorpio Tankers - VesselsValue.com (May 19, 2017)(2)	Scorpio Tankers - VesselsValue.com (December 31, 2016)(2)	Scorpio Tankers -Average Appraisal (December 31, 2016)(3)
Fully-Delivered Fleet (1) (4)	$2,659.2	$2,652.2	$2,728.3	$2,913.0
Balance Sheet Cash (4)	$158.6	$158.6	$158.6	$158.6
Net Working Capital	$16.2	$16.2	$16.2	$16.2
Time/Bareboat Charter-In Contracts	($7.0)	($7.0)	($7.0)	($7.0)
Time/Bareboat Charter-Out Contracts	$19.8	$19.8	$19.8	$19.8
Other Assets	$20.9	$20.9	$20.9	$20.9
Gross Asset Value	$2,867.7	$2,860.7	$2,936.8	$3,121.5
Less: Total Debt(1)(4)	($2,014.9)	($2,014.9)	($2,014.9)	($2,014.9)
Less: Remaining Capital Expenditures	($176.4)	($176.4)	($176.4)	($176.4)
Estimated Aggregate Net Asset Value	$676.4	$669.4	$745.5	$930.2
Shares Outstanding (millions)	174.6	174.6	174.6	174.6
Estimated Net Asset Value per share	$3.87	$3.83	$4.27	$5.33

(1)	See footnotes 1 and 4 in the table above titled “NPTI Standalone NAV.” In addition, newbuild appraisal values were assumed to be equivalent to appraisals received on newbuild vessels that were delivered to Scorpio Tankers during the first quarter of 2017 as no appraisals for such vessels existed as of December 31, 2016. For purposes of this analysis, vessels that were the subject of Scorpio Tankers’ sale-leaseback were assumed to be owned; as a result, the Fully Delivered Fleet and Total Debt numbers reflect the inclusion of these vessels and the associated liabilities.
(2)	See footnote 2 in the table above titled “NPTI Standalone NAV.”
(3)	Scorpio Tankers advised PJT Partners that the vessel appraisals were prepared in the ordinary course of Scorpio Tankers’ operations to comply with year-end financial reporting requirements and to test Scorpio Tankers’ compliance with certain covenants in its financing arrangements, and that such appraisals, as is standard, do not involve a physical inspection of the vessels or their records.
(4)	On May 8, 2017, Scorpio Tankers announced an agreement to sell two vessels for approximately $55 million in aggregate net proceeds. Upon close, $27.6 million of outstanding debt securing these vessels will be repaid. This transaction is reflected in the Fully-Delivered Fleet value, Balance Sheet Cash and Total Debt in the table.

PJT Partners also performed a NAV analysis for Scorpio Tankers on a delivered basis, referred to below as “Scorpio Tankers Delivered NAV, which took into account the Estimated Transaction Costs and adjustments to

Scorpio Tankers’ standalone NAV expected to result from the Merger, as provided by Scorpio Tankers’ management and approved for PJT Partners’ use by NPTI management, as set forth in the table below:

Scorpio Tankers Delivered NAV

(in millions, except per share data)	Scorpio Tankers - VesselsValue.com (30-day Average)(2)	Scorpio Tankers - VesselsValue.com (May 19, 2017)(2)	Scorpio Tankers - VesselsValue.com (December 31, 2016)(2)	Scorpio Tankers -Average Appraisal (December 31, 2016)(3)
Fully-Delivered Fleet (1)	$2,659.2	$2,652.2	$2,728.3	$2,913.0
Balance Sheet Cash (4)	$158.6	$158.6	$158.6	$158.6
Net Working Capital	$16.2	$16.2	$16.2	$16.2
Time/Bareboat Charter-In Contracts	($7.0)	($7.0)	($7.0)	($7.0)
Time/Bareboat Charter-Out Contracts	$19.8	$19.8	$19.8	$19.8
Other Assets	$20.9	$20.9	$20.9	$20.9
Gross Asset Value	$2,867.7	$2,860.7	$2,936.8	$3,121.5
Less: Total Debt (1)	($2,014.9)	($2,014.9)	($2,014.9)	($2,014.9)
Less: Remaining Capital Expenditures	($176.4)	($176.4)	($176.4)	($176.4)
Less: Estimated Transaction Costs	($16.5)	($16.5)	($16.5)	($16.5)
Estimated Aggregate Net Asset Value	$660.0	$652.9	$729.1	$913.8
Shares Outstanding (millions)	176.1	176.1	176.1	176.1
Estimated Net Asset Value per share	$3.75	$3.71	$4.14	$5.19

(1)	See footnotes 1 and 4 in the table above titled “Scorpio Tankers Standalone NAV.”
(2)	See footnote 2 in the table above titled “NPTI Standalone NAV.”
(3)	See footnote 3 in the table above titled “Scorpio Tankers Standalone NAV.”
(4)	See footnote 4 in the table above titled “Scorpio Tankers Standalone NAV.”

Net Asset Value Analyses - Implied Exchange Ratio Analysis

Using the estimated NAV per Navig8 common share and per Scorpio common share calculated as summarized above, PJT Partners calculated implied exchange ratios by dividing the estimated NAV per Navig8 common share by the estimated NAV per Scorpio common share as summarized in the table below, in each case compared to Implied Exchange Ratio of 1.176x:

Implied Exchange Ratio
NPTI NAV / Scorpio Tankers NAV	Low*	High**
NPTI - VesselsValue.com (30-day Average) / Scorpio Tankers - VesselsValue.com (30-day Average)	0.397x	0.579x
NPTI - VesselsValue.com (May 19, 2017) / Scorpio Tankers – VesselsValue.com (May 19, 2017)	0.391x	0.575x
NPTI - VesselsValue.com (December 31, 2016) / Scorpio Tankers – VesselsValue.com (December 31, 2016)	0.376x	0.541x
NPTI - Clarksons Valuations (December 31, 2016) / Scorpio Tankers - Average Appraisal (December 31, 2016)	1.003x	1.113x
NPTI - Fearnleys Asia (December 31, 2016) / Scorpio Tankers - Average Appraisal (December 31, 2016)	1.196x	1.300x

*	Derived by dividing the NPTI Delivered NAV by the Scorpio Tankers Delivered NAV
**	Derived by dividing the NPTI Standalone NAV by the Scorpio Tankers Standalone NAV

Other Factors

PJT Partners also reviewed and considered other factors, including the following additional analyses.

Total Enterprise Value to Operating Asset Value Analysis

PJT Partners performed an analysis of total enterprise value to operating asset value by reviewing and comparing certain financial information for NPTI to corresponding financial information for the following two publicly-traded liquid product tanker shipping companies (collectively, the “Selected Companies”):

•	Ardmore Shipping Corporation (“Ardmore”), and

•	Scorpio Tankers

Based upon information from public company filings, Wall Street equity research, and valuations prepared by VesselsValue.com for each of Ardmore and Scorpio Tankers as of May 19, 2017, PJT Partners derived for each of the Selected Companies the ratio of total enterprise value to operating asset value, referred to below as “TEV/OAV”, calculated as total enterprise value, referred to below as “TEV”, divided by estimated operating asset value (“OAV”), where TEV means market capitalization plus net debt plus market value of preferred stock and minority interest and less non-operating assets, and OAV means the sum of the value of the vessels comprising each company’s fleet as obtained from VesselsValue.com, an assumed minimum of $500,000 in cash per vessel, net working capital, and, in the case of Scorpio Tankers, the estimated value of Scorpio Tankers’ bareboat charter-in and charter-out contracts based on the Scorpio Charter Rate Projections.

The results of this analysis are summarized in the following table:

Selected Company	TEV/OAV
Ardmore	1.04x
Scorpio Tankers	1.02x

PJT Partners derived implied equity values for NPTI on both a standalone basis and on a delivered basis, using the Fleet Valuations with regard to the fleet owned by NPTI determined using NPTI - VesselsValue.com (May 19, 2017) and information provided by NPTI’s management, by multiplying NPTI’s estimated OAV (calculated as the sum of the valuation of NPTI’s fully-delivered fleet, an assumed minimum of $500,000 in cash per vessel owned by NPTI, and NPTI’s net working capital), by the TEV/OAV multiples observed for Ardmore and Scorpio Tankers and summarized in the table above, and then adding NPTI’s other assets and excess cash and subtracting NPTI’s total indebtedness, preferred stock, estimated remaining capital expenditures for the newbuild vessel, and on an a delivered basis by subtracting the change in control premium on the redemption of Navig8 Preference Shares and the Estimated Transaction Costs for NPTI and other adjustments expected to result from the Merger.

This analysis resulted in implied equity values for NPTI of approximately $142.4 million (based on the TEV/OAV multiple observed for Ardmore of 1.04x and NPTI’s estimated aggregate NAV on a standalone basis), approximately $106.4 million (based on TEV/OAV multiple observed for Ardmore of 1.04x and NPTI’s estimated aggregate NAV on a delivered basis), approximately $123.8 million (based on the TEV/OAV multiple observed for Scorpio Tankers of 1.02x and NPTI’s estimated aggregate NAV on a standalone basis), and approximately $87.8 million (based on the TEV/OAV multiple observed for Scorpio Tankers of 1.02x and NPTI’s estimated aggregate NAV on a delivered basis). Taking into account the number of issued and outstanding Navig8 common shares as of May 22, 2017 on a fully diluted basis, this analysis resulted in an estimated equity value per Navig8 common share as set for in the table below:

NPTI TEV / OAV

	Ardmore estimated TEV/OAV Multiple (1.04x)		Scorpio Tankers estimated TEV/OAV Multiple (1.02x)
(in millions, except per share data)	Based on NPTI Standalone NAV (1)	Based on NPTI Delivered NAV (2)	Based on NPTI Standalone NAV (1)	Based on NPTI Delivered NAV (2)
Fleet Value	$1,010.1	$1,010.1	$1,010.1	$1,010.1
Minimum Cash	$13.5	$13.5	$13.5	$13.5
Net Working Capital	$26.1	$26.1	$26.1	$26.1
Total Operating Asset Value	$1,049.7	$1,049.7	$1,049.7	$1,049.7
Implied TEV/OAV Multiple	1.04x	1.04x	1.02x	1.02x
Implied Total Enterprise Value	$1,088.2	$1,088.2	$1,069.6	$1,069.6
Other Assets	$17.5	$15.1	$17.5	$15.1
Excess Cash	$18.1	$18.1	$18.1	$18.1
Less: Total Debt	($918.6)	($918.6)	($918.6)	($918.6)
Preferred Equity	($32.1)	($32.1)	($32.1)	($32.1)
Remaining Capital Expenditures	($30.7)	($30.7)	($30.7)	($30.7)
Less: Preferred Redemption Premium	—	($6.4)	—	($6.4)
Less: Estimated Transaction Costs	—	($27.2)	—	($27.2)
Estimated Aggregate Equity Value	$142.4	$106.4	$123.8	$87.8
Shares Outstanding (millions)	47.1	46.8	47.1	46.8
Estimated Equity Value per share	$3.02	$2.27	$2.63	$1.88

(1)	See footnotes 1 through 6 in the table above titled “NPTI Standalone NAV”.
(2)	See footnotes 1 through 7 in the table above titled “NPTI Delivered NAV”.

Based on the estimated per share equity values for NPTI calculated as summarized above, PJT Partners calculated implied exchange ratios by dividing the estimated per share equity values for NPTI by the 30-day volume weighted average price per Scorpio common share as of May 19, 2017 of $4.24.    This analysis indicated the following implied exchange ratios, compared, in each case, to the Implied Exchange Ratio of 1.176x:

Implied Exchange Ratio
	Low*	High**
Ardmore estimated TEV/OAV Multiple (1.04x)	0.537x	0.714x
Scorpio Tankers estimated TEV/OAV Multiple (1.02x)	0.443x	0.620x

*	Derived by dividing the estimated per share equity value for NPTI as set forth in table above titled “NPTI TEV / OAV” based on the NPTI Delivered NAV by the 30-day volume weighted average price per Scorpio common share of $4.24 as of May 19, 2017.
**	Derived by dividing the estimated per share equity value for NPTI as set forth in table above titled “NPTI TEV / OAV” based on the NPTI Standalone NAV by the 30-day volume weighted average price per Scorpio common share of $4.24 as of May 19, 2017.

Although PJT Partners identified the Selected Companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of NPTI, no Selected Company is identical to NPTI. Accordingly, PJT Partners’ comparison of the Selected Companies to NPTI and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Companies and those of NPTI. In evaluating the Selected Companies, PJT Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NPTI.

Market Capitalization Analysis

PJT Partners reviewed the 30-day volume weighted average price per Scorpio common shares of $4.24 as of May 19, 2017, referred to below as “Scorpio Tankers 30-day VWAP”, and NPTI’s estimated NAV per share on both a standalone basis and on a delivered basis, using the Fleet Valuations with regard to the fleet owned by NPTI determined using:

•	the average of NPTI - VesselsValue.com (30-day Average) and NPTI - VesselsValue.com (May 19, 2017) (referred to below as “VesselsValue.com (30-day and May 19, 2017 Average)”), and

•	the average of NPTI - Clarksons Valuations (December 31, 2016) and NPTI - Fearnleys Asia (December 31, 2016) (referred to below as “Clarksons Valuations and Fearnleys Asia December 31, 2016 Average”)

PJT Partners calculated implied exchange ratios by dividing:

•	NPTI’s estimated NAV per share on a standalone basis and on a delivered basis determined using VesselsValue.com (30-day and May 19, 2017 Average) by Scorpio Tankers 30-day VWAP (referred to below as “VesselsValue.com (30-day and May 19, 2017 Average) / Scorpio Tankers 30-day VWAP”), and

•	NPTI’s estimated NAV per share on a standalone basis and on a delivered NAV determined using Clarksons Valuations and Fearnleys Asia December 31, 2016 Average by Scorpio Tankers 30-day VWAP, referred to below as “Clarksons Valuations and Fearnleys Asia December 31, 2016 Average / Scorpio Tankers 30-day VWAP”)

This analysis indicated the following implied exchange ratios, compared, in each case, to the Implied Exchange Ratio of 1.176:

Implied Exchange Ratio
	Low*	High**
VesselsValue.com (30-day and May 19, 2017 Average) / Scorpio Tankers 30-day VWAP	0.347x	0.525x
Clarksons Valuations and Fearnleys Asia December 31, 2016 Average / Scorpio Tankers 30-day VWAP	1.347x	1.517x

*	Derived by dividing NPTI’s estimated NAV per share on a delivered basis by the Scorpio Tankers 30-day VWAP
**	Derived by dividing NPTI’s estimated NAV per share on a standalone basis by the Scorpio Tankers 30-day VWAP

General

The terms of the Merger were determined through negotiations between NPTI and Scorpio Tankers and were approved by the NPTI board of directors and the NPTI transaction committee. PJT Partners did not recommend any specific form of consideration to the NPTI board of directors or the NPTI transaction committee or that any specific form of consideration constituted the only appropriate form of consideration for the Merger. The opinion of PJT Partners was only one of the factors taken into consideration by the NPTI board of directors and the NPTI transaction committee in making their determination to approve the Merger.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The NPTI board of directors and the NPTI transaction committee selected PJT Partners because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the shipping sector specifically.

PJT Partners is acting as financial advisor to NPTI in connection with the Merger. As compensation for its services in connection with the Merger, NPTI has paid PJT Partners a work fee in the amount of $150,000 and has agreed to pay PJT Partners a fee in the amount of $500,000 upon PJT Partners advising NPTI that PJT Partners was prepared to deliver its opinion and a fee in the amount of $4.75 million contingent upon the consummation of the Merger, against which fees in the amount of $612,500 previously paid (or agreed to be paid) to PJT Partners will be credited. In addition, NPTI has agreed to reimburse PJT Partners for its out-of-pocket expenses incurred in connection with the Merger and to indemnify PJT Partners for certain liabilities that may arise out of its engagement by NPTI and the rendering of PJT Partners’ opinion.    In the ordinary course of its and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to NPTI or Scorpio Tankers and their respective affiliates and may receive compensation for the rendering of these services. Since the formation of PJT Partners Inc., PJT Partners’ parent company, on October 1, 2015, PJT Partners (i) has acted as financial advisor to NPTI in connection with NPTI’s rights offering in 2016, for which PJT Partners received compensation in the amount of $300,000, and (ii) has not received any compensation from Scorpio Tankers.

Vessel Valuations of the Independent Appraisers

NPTI obtained valuations of the vessels contained in its fleet from two third-party broker and appraisal firms, Fearnleys Asia (Singapore) Pte Ltd (“Fearnleys Asia”) and Clarkson Valuations Limited (“Clarksons Valuations”), and Scorpio Tankers obtained valuations of the vessels contained in its fleet from five third-party broker and appraisal firms, Maersk Broker K/S, Clarksons Valuations, Compass Maritime Services LLC, Fearnleys AS and Arrow Valuations Ltd. (collectively, the “Appraisers”), in each case, as of December 31, 2016. The valuations were obtained in the ordinary course of each company’s operations in order to comply with financial reporting requirements and to test each company’s compliance with certain covenants in their respective financing arrangements. The valuations were used by NPTI and Scorpio Tankers, along with a variety of other reference points and factors, as part of the basis for negotiating the implied exchange ratio, and were provided by NPTI to PJT Partners for consideration in its analysis and opinion. The valuations were considered by the NPTI transaction committee on an aggregated, averaged basis and not on an individual basis in their consideration of the adjusted NAV. The valuations were not prepared in connection with or in contemplation of the Merger, and they do not purport to analyze the fairness of the merger consideration or provide any opinion regarding the Merger. The companies did not pay any additional transaction-based fees for the valuations. The full text of the valuations, which sets forth the assumptions made and limitations on the review undertaken in connection with the valuations, is included as Annex F to this proxy statement/prospectus.

The Appraisers are internationally recognized shipbroking and appraisal firms not affiliated with NPTI or Scorpio Tankers. The Appraisers were engaged to provide the valuations based on their qualifications, experience, and reputations and because they are approved appraisers from the companies’ respective lenders, and the companies report the valuations to their lenders.

The valuations were based on recent transactions, negotiations and broker’s market knowledge and assume charter-free delivery on a willing buyer, willing seller basis. Appraisers are able to refer to actually concluded sales of comparable tonnage for most types, sizes and ages of standard ship types, typically standard bulk carriers, crude or product tankers. The Appraisers then make adjustments based on differences between the ships sold and the one to be valued. These adjustments are made based on quantitative or qualitative differences. Quantitative differences include size, age, capacities, cargo handling equipment, and class survey positions of the vessels. Qualitative differences, which are more difficult to assess, include reputation of building yard, the main engine manufacturers and ship designs of the vessels. These characteristics are hard to quantify, and there will be different opinions on such issues between Appraisers. Furthermore, these factors may vary in importance depending on the market situation, and the value each Appraiser puts on such issues. However, one or several reference sales will give a fairly good indication of the value the market puts on similar vessels with similar tonnage. The valuations relate to December 31, 2016 and are not a guide to the market value of the vessels at any other time. The Appraisers caution that market values in the shipping industry are highly volatile.

Board of Directors and Management of Scorpio Tankers after the Merger

After the Merger, members of Scorpio Tankers Inc. board of directors and executive management will continue to serve in such positions of the combined company. In addition, with effect from the consummation of the Merger, Scorpio Tankers Inc. has resolved to appoint an additional independent director to the board of directors of the combined company. Scorpio Tankers Inc. has identified Merrick Rayner to serve on the board of directors of the combined company effective upon the closing of the Merger and, in accordance with the terms of the Merger Agreement, has received the consent of the NPTI board of directors for such appointment. For information about Scorpio Tankers Inc. board of directors and Executive Management, please see “Information About Scorpio Tankers — Fleet Management.”

Interests of Navig8’s Directors and Executive Officers in the Merger

Certain of the members of the NPTI board of directors and certain of NPTI’s executive officers have financial interests in the Merger that are in addition to, and/or different from, the interests of holders of Navig8 common shares. The members of NPTI’s transaction committee and board of directors were aware of these additional and/or differing interests and potential conflicts and considered them, among other matters, in evaluating, negotiating and approving the Merger Agreement. These interests include the following:

Treatment of Restricted Stock Units and Options

The Merger Agreement provides for the termination and cancellation of Navig8 restricted stock units and Navig8 share options, which were previously granted to certain of NPTI’s executive officers, in exchange for the right to receive certain consideration, including Scorpio common shares. As of June 30, 2017, 129,737 Navig8 restricted stock units were outstanding, 458,646 Navig8 share options were vested and outstanding and 321,149 Navig8 share options were unvested and outstanding. For a discussion of the treatment of Navig8 restricted stock units and Navig8 share options in the Merger and the consideration to be received see “—Treatment of Navig8 Share Options” and “— Treatment of Navig8 Restricted Stock Units.”

Termination Payments to NPTI’s Executive Officers

In connection with the Merger, each of the President, the Chief Executive Officer and the Chief Financial Officer signed settlement agreements with NPTI, pursuant to which such executive officers’ employment will be terminated 45 days after the closing of the Merger (or earlier if agreed) and they will be entitled to:

•	A lump sum cash payment of $3,000,000 to each of the President and Chief Executive Officer and a lump sum cash payment of £700,000 to the Chief Financial Officer pursuant to the terms of their respective services agreements;

•	Three months’ salary payment in lieu of three months’ notice of termination for each of the three individuals referenced in the bullet above pursuant to the terms of their respective services agreements; and

•	Pro rata portion of an annual $30,000 minimum bonus (Chief Financial Officer only) pursuant to the terms of his services agreement.

The Chief Operating Officer and the Chief Technical Officer have not signed termination/settlement agreements with NPTI in connection with the Merger. However, on the basis that the Chief Operating Officer and the Chief Technical Officer will be summarily dismissed under clause 6(b) (in the case of the Chief Operating Officer) or clause 14.4 (in the case of the Chief Technical Officer) of their respective services agreements on or shortly after completion of the Merger, they will be entitled to:

•	Three months’ salary payment in lieu of 3 months’ notice of termination; and

•	Pro rata portion of an annual $30,000 minimum bonus.

Unvested equity awards held by each of NPTI’s executive officers will also vest pursuant to their terms upon the closing of the Merger. See “Unaudited Pro Forma Condensed Combined Financial Information — 4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of December 31, 2016 — B. Pro Forma Adjustments” and “Unaudited Pro Forma Condensed Combined Financial Information — 3. Accounting for the Combination”.

NPTI Pools and Management Agreements

NPTI’s fleet is contracted to operate in various product tanker pools managed by entities related to the Navig8 Group, which is controlled by NPTI’s executive officers. In addition, NPTI contracts with other affiliates of Navig8 Group for technical, commercial and administrative management services for its fleet. In connection with the Merger, these pooling, technical, commercial and administrative management arrangements will be terminated, and Scorpio Tankers Inc. will make certain payments to the Navig8 Group in connection with such termination.

Scorpio Tankers Inc. has agreed, in connection with these agreements and with certain of the matters described above under “— Termination Payments to NPTI’s Executive Officers”, to make cash payments to the Navig8 Group and the NPTI executive officers of $18.9 million in aggregate and to issue or to pay the cash equivalent of 1.5 million Scorpio common shares.

Indemnification and Insurance

The Merger Agreement provides that, for six years after the signing of the Merger Agreement, Scorpio Tankers Inc. will (i) indemnify and hold harmless all present and former officers and directors of NPTI in respect of acts or omissions in their capacities as officers or directors occurring at or prior to the date of the Merger Agreement to the fullest extent permitted by applicable law and (ii) will maintain NPTI’s director and officer insurance policies.

Listing of Scorpio common shares and Delisting of Navig8 common shares

It is a condition to the completion of the Merger that the Scorpio common shares issued pursuant to the Merger Agreement are approved for listing on the NYSE. Scorpio Tankers Inc. must use its reasonable best efforts to obtain the listing and admission for trading of the Scorpio common shares issued as merger consideration on the NYSE. In connection with the Merger, Navig8 common shares will cease to be listed on the Norwegian OTC.

Accounting Treatment

The combination of Scorpio Tankers and NPTI will be accounted for as a business combination using the acquisition method of accounting under the provisions of IFRS 3, “Business Combinations”, with Scorpio Tankers determined as the accounting acquirer under this guidance. The factors that were considered in determining that Scorpio Tankers should be treated as the accounting acquirer in the Merger were the relative voting rights in the combined company, the composition of the board of directors in the combined company, the relative sizes of Scorpio Tankers and NPTI and the composition of senior management of the combined company. The relative sizes of Scorpio Tankers and NPTI were also considered to be factors that supported that conclusion that Scorpio Tankers is the accounting acquirer. Total assets of Scorpio Tankers and NPTI at December 31, 2016 were approximately $3.2 billion and $1.3 billion, respectively. It should also be noted that the carrying value of Scorpio Tankers’ and NPTI’s equity at December 31, 2016 was $1.3 billion and $444.5 million, respectively.

Regulatory Matters Related to the Merger

We believe no regulatory approvals are required in connection with the consummation of the Merger.

THE MERGER AGREEMENT

The following is a summary of material terms of the Merger Agreement, including the effects of those provisions. While Scorpio Tankers Inc. and Navig8 believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is included as Appendix A to, and is incorporated by reference in, this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement shall prevail.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included in this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Scorpio Tankers, NPTI or Merger Sub and their respective affiliates. The Merger Agreement contains representations and warranties by Scorpio Tankers Inc. and Merger Sub, on the one hand, and by Navig8, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Scorpio Tankers Inc. and Merger Sub, on the one hand, and Navig8, on the other hand. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Scorpio Tankers, Merger Sub or NPTI at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Scorpio Tankers’ or NPTI’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, Scorpio Tankers, NPTI, their respective affiliates and their respective businesses incorporated by reference herein, as well as in the Form 20-F, Forms 6-K and other filings that Scorpio Tankers Inc. makes with the SEC.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement by and among Scorpio Tankers Inc., Merger Sub, and Navig8, Merger Sub will be merged with and into Navig8. Following the Merger, the separate existence of Merger Sub will cease and Navig8 will continue its corporate existence as the as the Surviving Corporation.

Upon the closing of the Merger, all of Navig8’s issued and outstanding common shares and certain of Navig8 equity awards will, by virtue of the Merger and without any action on the part of the parties to the Merger Agreement or any holders of Navig8 common shares, be converted into the right to receive an aggregate of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement) less any applicable taxes. Holders of Navig8 common shares who have perfected dissenters’ rights that may be available under Marshall Islands law will not receive Scorpio common shares in exchange for their Navig8 common shares. Additionally, any Navig8 common shares held by Navig8, Scorpio Tankers Inc., Merger Sub or their respective subsidiaries will be canceled and no merger or other consideration will be delivered for those canceled shares.

Effect on Navig8 Preference Shares

Each Navig8 Preference Share issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive certain Per Share Redemption Consideration, less any applicable withholding taxes. As of the closing of the Merger, all Navig8 Preference Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Redemption Consideration.

As used herein, “Per Share Redemption Consideration” means an amount of cash equal to the amount that would have been paid to the holder of such share upon its redemption pursuant to the statement of designation, as amended, for the Navig8 Preference Shares, filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 23, 2016.

Effect on Navig8 Share Options

Upon the closing of the Merger, by virtue of the Merger and without any action on the part of any holder of Navig8 share options, each then outstanding Navig8 share option (whether or not then vested and exercisable) shall terminate and be canceled in exchange for the right to receive the Option Merger Consideration, less any applicable withholding taxes. If the exercise price applicable to the Navig8 common shares subject to such Navig8 share option is equal to or greater than the Transaction Value Per Share, such Navig8 share option shall terminate and be canceled in exchange for no consideration. As of the closing of the Merger, each holder of a Navig8 share option shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration related to such Navig8 share option pursuant to the Merger Agreement.

As used herein, “Option Merger Consideration” means, with respect to each Navig8 share option issued and outstanding immediately prior to the closing of the Merger, an amount of Scorpio common shares equal to (i) the product of (a) the number of Navig8 common shares subject to such Navig8 share option immediately prior to the closing, and (b) the excess, if any, of the Transaction Value Per Share over the exercise price applicable to such Navig8 common shares subject to such Navig8 share option, divided by (ii) the Scorpio Tankers Inc. VWAP. The estimated Option Merger Consideration anticipated to be issued is 0 Scorpio common shares, as all Navig8 share options are currently out of the money.

As used herein, “Transaction Value Per Share” means the product of (i) the Scorpio Tankers Inc. VWAP and (ii) an amount equal to (a) the aggregate merger consideration of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement) divided by (b) the aggregate number of Navig8 common shares, without duplication, issued and outstanding immediately prior to the closing of the Merger or subject to Navig8 restricted stock units issued and outstanding immediately prior to the closing (excluding certain Navig8 common shares pursuant to the Merger Agreement).

As used herein, “Scorpio Tankers Inc. VWAP” means the average of the volume weighted average price per Scorpio common share on the NYSE for the five consecutive trading days ending on and including the day prior to the closing date of the Merger.

Effect on Navig8 Restricted Stock Units

Upon the closing of the Merger, by virtue of the Merger and without any action on the part of any holder of Navig8 restricted stock units, each then outstanding Navig8 restricted stock unit will become fully vested and will terminate and be canceled in exchange for the right to receive the Per Share Merger Consideration, less any applicable withholding taxes. As of the closing of the Merger, each holder of a restricted stock unit shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.

As used herein, “Per Share Merger Consideration” means a number of Scorpio common shares equal to (i) the aggregate merger consideration of 55,000,000 Scorpio common shares (as may be adjusted pursuant to the Merger Agreement) minus the aggregate Option Merger Consideration (if any), divided by (ii) the aggregate number of Navig8 common shares, without duplication, issued and outstanding immediately prior to the closing of the Merger or subject to Navig8 restricted stock units issued and outstanding immediately prior to the closing (excluding certain Navig8 common shares pursuant to the Merger Agreement, subject to certain limited exceptions). The Per Share Merger Consideration is estimated to be 1.176 Scorpio common shares.

Withholding

Each of Computershare Shareowner Services LLC (or such other exchange and paying agent as reasonably acceptable to Scorpio Tankers Inc. and Navig8, the “Exchange Agent”), the Surviving Corporation and Scorpio Tankers Inc. shall be entitled to deduct and withhold from any consideration otherwise payable under the Merger Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax law and shall timely pay such withholding amount to the appropriate governmental authority. If the Exchange Agent, the Surviving Corporation or Scorpio Tankers Inc., as the case may be, so withholds amounts, to the extent timely remitted to the appropriate governmental authority, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to such person in respect of which the Exchange Agent, the Surviving Corporation or Scorpio Tankers Inc., as the case may be, made such deduction and withholding.

Effective Time of the Merger; Closing

The closing of the Merger shall take place: (i) in New York City at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 as soon as possible, but in any event no later than the date that is five (5) business days after the date the conditions to the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing of the Merger) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or (ii) at such other place, at such other time or on such other date as Scorpio Tankers Inc. and Navig8 may mutually agree in writing. The date on which the closing of the Merger actually takes place is referred to as the “Closing Date”.

At the closing of the Merger, Navig8 and Merger Sub shall cause to be filed articles of merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and make all other filings or recordings required by the BCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands (or at such later time as may be mutually agreed upon by Scorpio Tankers Inc., Merger Sub and Navig8 and specified in the Articles of Merger in accordance with the BCA) (the time the Merger becomes effective, the “Effective Time”).

Representations and Warranties

Navig8 made representations and warranties generally qualified by, among other things, matters disclosed in a confidential disclosure letter containing non-public information. Some of these representations and warranties were made as of specified dates. The representations and warranties made by Navig8, relate to, among other things:

•	organization, qualification and good standing;

•	power and authorization to enter into the Merger Agreement and the transactions contemplated thereby;

•	the enforceability of the Merger Agreement;

•	consents required by governmental authorities;

•	the absence of breaches, violations or conflicts with, or any consents required by, the governing documents of NPTI, applicable laws or orders, or certain material contracts of NPTI as a result of entering into the Merger Agreement and consummating the transactions contemplated therein and the performance of their obligations thereunder;

•	the consummation of the Merger Agreement and the transactions contemplated therein will not result in the loss of, or creation or imposition of any lien other than certain permitted liens, on any asset of NPTI;

•	capitalization, including preferred stock, stock options and restricted stock units;

•	subsidiaries of Navig8;

•	outstanding indebtedness of NPTI for borrowed money and cash and cash equivalents;

•	delivery of, and compliance with GAAP in the creation of, certain of Navig8’s financial statements;

•	certain disclosure documents of NPTI required to be provided in connection with the Registration Statement (as defined below), the Proxy Statement (as defined below) or other disclosure requirements;

•	compliance with tax requirements;

•	compliance with laws, orders and permits;

•	absence of certain changes of NPTI since the date of Navig8’s last audited balance sheet;

•	the absence of undisclosed liabilities of NPTI;

•	ownership, classification and proper title of vessels, tangible personal assets and other property;

•	compliance with all maritime guidelines and laws;

•	material contracts, agreements and instruments, and the performance of obligations and absence of any material default thereunder;

•	the absence of pending or threatened litigation;

•	employee benefits;

•	compliance with employment and labor laws;

•	environmental matters;

•	insurance matters;

•	receipt of an opinion from the financial advisor PJT Partners LP;

•	absence of investment banker, broker or other intermediary fees;

•	takeover statutes;

•	interested party transactions; and

•	certain business practices and matters relating to anti-corruption laws.

Many of Navig8’s representations and warranties are qualified by the absence of a “material adverse effect” which means, for purposes of the Merger Agreement, when used with respect to NPTI, any change effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets and liabilities (taken as a whole) or results of operations of NPTI, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a “material adverse effect”: (A) changes or proposed changes in applicable law, GAAP or international financial reporting standards adopted by the International Accounting Standards Board from time to time, or authoritative interpretations thereof, in each case, after the date of the Merger Agreement, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which NPTI operates, (D) acts of war, sabotage or terrorism, or any escalation or worsening of the foregoing, or natural disasters, (E) the execution or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated therein (with certain exceptions) (F) any failure by NPTI to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, (G) the taking of any action required or permitted by, or the failure to take any action prohibited by the Merger Agreement (with certain exceptions), (H) any public disclosure by Scorpio Tankers Inc. regarding its plans with respect to the conduct of Navig8’s business following closing of the Merger, or (I) certain consents and waivers having not been obtained at the closing of the Merger; provided, that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect NPTI, taken as a whole, relative to other entities operating in the industry in which NPTI operates, or (ii) has or would reasonably be expected to materially impair the ability of Navig8 to perform its obligations under the Merger Agreement or materially delay the consummation of the transactions contemplated thereby.

Scorpio Tankers Inc. and Merger Sub made representations and warranties generally qualified by, among other things filings by Scorpio Tankers Inc. with the SEC since January 1, 2016 that are publicly available during the period beginning one business day prior to the date the Merger Agreement was signed and a confidential disclosure letter containing non-public information. Some of these representations and warranties were made as of specified dates. The representations and warranties made by Scorpio Tankers Inc. and Merger Sub relate to, among other things:

•	organization, qualification and good standing;

•	power and authorization to enter into the Merger Agreement and the transactions contemplated thereby;

•	the enforceability of the Merger Agreement;

•	consents required by governmental authorities;

•	the absence of breaches, violations or conflicts with, or any consents required by, the governing documents of Scorpio Tankers Inc. and Merger Sub, applicable laws or orders, or certain material contracts of Scorpio Tankers and Merger Sub as a result of entering into the Merger Agreement and consummating the transactions contemplated therein and the performance of their obligations thereunder;

•	the consummation of the Merger Agreement and the transactions contemplated therein will not result in the loss of, or creation or imposition of any lien other than certain permitted liens, on any asset of Scorpio Tankers Inc. and Merger Sub;

•	capitalization, including preferred stock, stock options and restricted stock units;

•	subsidiaries of Scorpio Tankers Inc.;

•	SEC filings of Scorpio Tankers Inc.;

•	delivery of, and compliance with GAAP in the creation of, certain of Scorpio Tankers Inc.’s financial statements;

•	certain disclosure documents of Scorpio Tankers Inc. and its subsidiaries required to be provided in connection with the Registration Statement, the Proxy Statement or other disclosure requirements;

•	compliance with tax requirements;

•	compliance with laws, orders and permits;

•	absence of certain changes of Scorpio Tankers Inc. and its subsidiaries since the date of Scorpio Tankers Inc.’s last audited balance sheet;

•	the absence of undisclosed liabilities of Scorpio Tankers Inc. and any of its subsidiaries;

•	ownership, classification and proper title of vessels;

•	compliance with all maritime guidelines and laws;

•	environmental matters;

•	the absence of pending or threatened litigation;

•	the absence of investment banker, broker or other intermediary fees;

•	formation of Merger Sub;

•	interested party transactions; and

•	certain business practices and matters relating to anti-corruption laws.

Many of Scorpio Tankers Inc.’s representations and warranties are qualified by the absence of a “material adverse effect” which means, for purposes of the Merger Agreement, when used with respect to Scorpio Tankers Inc., any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business assets and liabilities (taken as a whole) or results of operations of Scorpio Tankers Inc. and its subsidiaries taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a “material adverse effect”: (A) changes or proposed changes in applicable law, GAAP or international financial reporting standards adopted by the International Accounting Standards Board from time to time, or authoritative interpretation thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which Scorpio Tankers Inc. and its subsidiaries operate, (D) acts of war, sabotage, terrorism, or any escalation or worsening of the foregoing, or natural disasters, (E) the execution or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby (with certain exceptions), (F) any failure by Scorpio Tankers Inc. and its subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (with certain exceptions), (G) certain consents and waivers having not been obtained at the closing of the Merger, or (H) the taking of any action required or permitted by, or the failure to take any specific action prohibited by the Merger Agreement (with certain exceptions); provided, that the effect of any matter referred to in clauses (A), (B), (C) or (D) shall only be excluded to the extent that such matter does not disproportionately affect Scorpio Tankers Inc. and its subsidiaries, taken as a whole, relative to other entities operating in the industry in which Scorpio Tankers Inc. and its subsidiaries operate, or (ii) has or would reasonably be expected to materially impair the ability of Scorpio Tankers Inc. or Merger Sub to perform their respective obligations under the Merger Agreement or materially delay the ability of Scorpio Tankers Inc. or Merger Sub to consummate the Transactions.

Conduct of Navig8 Business Pending the Merger

Under the Merger Agreement, Navig8 has agreed that, except, among other things, as expressly required by the Merger Agreement, as required by applicable law or order, for the transactions contemplated in the Vessel Purchase and Sale (as defined below), or with Scorpio Tankers Inc.’s prior written consent, during the period from the date of the Merger Agreement until the closing of the Merger, Navig8 shall, and shall cause its subsidiaries to use its reasonable best efforts to carry on its business in the ordinary course and in a manner consistent with past practice and:

•	preserve intact its present business organization, goodwill and assets;

•	maintain in effect all governmental authorizations required to carry on its business as being conducted as of the date of the Merger Agreement;

•	keep available the services of its present officers and other employees (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such officers and employees); and

•	preserve its present relationships with customers, suppliers and other persons or entities with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such persons other than payments in the ordinary course consistent with past practice).

Until the closing of the Merger, Navig8 has also agreed to comply with a series of negative covenants, agreeing not to take certain actions unless expressly required by the Merger Agreement, as required by applicable law, for the transactions contemplated by the NPTI Vessel Acquisition or with Scorpio Tankers Inc.’s prior written consent.

Conduct of Scorpio Tankers Inc. Pending the Merger

Under the Merger Agreement, Scorpio Tankers Inc. has agreed that, except, among other things, as expressly permitted by the Merger Agreement, as required by applicable law or order, for the transactions contemplated in the Vessel Purchase and Sale, or with Navig8’s prior written consent, during the period from the date of the Merger Agreement until the closing of the Merger, Scorpio Tankers Inc. shall, and shall cause its subsidiaries to use its reasonable best efforts to carry on its business in the ordinary course and in a manner consistent with past practice and:

•	preserve intact its present business organization, goodwill and assets;

•	maintain in effect all governmental authorizations required to carry on its business as being conducted as of the date of the Merger Agreement;

•	keep available the services of its present officers and other employees (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such officers and employees); and

•	preserve its present relationships with customers, suppliers and other persons or entities with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such persons other than payments in the ordinary course consistent with past practice).

Until the closing of the Merger, Scorpio Tankers Inc. has also agreed to comply with a series of negative covenants, agreeing not to take certain actions unless otherwise set forth in such party’s disclosure letter, expressly required by the Merger Agreement, as required by applicable law, for the transactions contemplated by the NPTI Vessel Acquisition or with Navig8’s prior written consent.

No Solicitation by NPTI of Alternative Proposals; Withdrawal of Board Recommendation

Subject to the exceptions summarized below, NPTI has agreed that it and its subsidiaries will not, nor will it authorize or permit (and it will instruct and use reasonable best efforts to cause) its officers, directors, employees and any representative retained by NPTI or any of its subsidiaries, directly or indirectly, to:

•	solicit, initiate or knowingly take any action to facilitate, encourage or assist any inquiry, or make any proposal or offer that constitutes, or would reasonably be expected to lead to the submission of, an Acquisition Proposal (as defined in the Merger Agreement)

•	enter into or participate in any discussions or negotiations with, furnish any information relating to NPTI, or afford access to the business, properties, assets, books or records of NPTI, to any third party with respect to inquiries regarding, or the making of, an Acquisition Proposal;

•	fail to publicly make when required by the Merger Agreement, qualify, withdraw, or modify or amend in a manner adverse to Scorpio Tankers Inc., the recommendation of either the NPTI transaction committee or the NPTI board of directors;

•	approve, endorse, recommend, enter into (or agree or publicly propose any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal, with the exception of a confidentiality agreement with a third party to whom NPTI is permitted to provide information, as described in more detail below; or

•	grant any waiver or release under any standstill or similar agreement or any takeover statute or similar provision in Navig8’s articles of incorporation or bylaws.

Under the terms of the Merger Agreement, Navig8 agreed that it and its subsidiaries would (and would instruct and use reasonable best efforts to cause their officers, directors, employees and any representative retained by them to) immediately cease any discussions or negotiations with any person that may have been ongoing with respect to an Acquisition Proposal conducted prior to May 23, 2017. Navig8 agreed to promptly advise Scorpio Tankers Inc. of any Acquisition Proposal or any inquiries or other communications regarding the making of an Acquisition Proposal that are received by, or any non-public information with regard to such proposal is requested from, Navig8 or its representatives.

If, prior to obtaining the Navig8 Shareholder Approval, following the receipt of a bona fide written Acquisition Proposal made after May 23, 2017 that did not result from an intentional breach of the non-solicitation provisions and that the NPTI transaction committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), Navig8 may, in response to such Acquisition Proposal, furnish non-public information with respect to Navig8 to the person making such Acquisition Proposal and engage in discussions or negotiations with such person, except that prior to furnishing any such non-public information relating to Navig8, Navig8 enters into a confidentiality agreement with the person making the Acquisition Proposal with terms no less favorable to Navig8 than those contained in the confidentiality agreement between Navig8 and Scorpio Tankers Inc., and promptly (but in any event within 24 hours) following the furnishing of any such non-public information to such person, Navig8 provides such non-public information to Scorpio Tankers Inc. (to the extent such non-public information has not been previously provided to Scorpio Tankers Inc.).

The NPTI transaction committee may, following the receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change if the Superior Proposal did not result from an intentional breach or violation of Navig8’s non-solicit obligations, and the NPTI transaction committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Superior Proposal the failure to take action is reasonably likely to be inconsistent with its fiduciary duties to Navig8’s shareholders under applicable law; provided that the NPTI transaction committee may not make such an Adverse Recommendation Change unless: (i) the NPTI transaction committee provides Scorpio Tankers Inc., in writing, at least three business days written notice of its intention to take such action, (ii) the NPTI transaction committee attaches to the notice the proposed transaction agreements and the identity of the third party making such Superior Proposal, (iii) during the three day notice period, if requested by Scorpio Tankers Inc., the NPTI transaction committee shall negotiate with Scorpio Tankers Inc. in good faith to amend the Merger Agreement in such a manner that such Superior Proposal ceases to constitute a Superior Proposal, and (iv) following such notice period, the NPTI transaction committee shall have considered in good faith any proposed amendments to the Merger Agreement and determined in good faith after consultation with its outside legal counsel and financial advisors that such Superior Proposal continues to constitute a Superior Proposal and the failure of the NPTI transaction committee to make an Adverse Recommendation Change in connection with such Superior Proposal is reasonably likely to be inconsistent with its fiduciary duties to Navig8’s shareholders under applicable law.

Prior to obtaining the Navig8 Shareholder Approval, the NPTI transaction committee or NPTI board of directors may make an Adverse Recommendation Change if there has been a material fact, event, change, or set of circumstances (other than an Acquisition Proposal and certain other exceptions) affecting the business, assets or operations of Navig8 and arising after the date of the Merger Agreement that was not known or reasonably foreseeable by the NPTI transaction committee or NPTI board of directors as of or prior to the date of the Merger Agreement (which we refer to as an “Intervening Event”) if the NPTI transaction committee or NPTI board of directors, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors that, in light of such Intervening Event, the failure of the NPTI transaction committee or NPTI board of directors, as applicable, to take such action is reasonably likely to be inconsistent with its fiduciary duties to

Navig8’s shareholders under applicable law. Notwithstanding the above, the NPTI transaction committee and NPTI board of directors are not entitled to make an Adverse Recommendation Change in connection with an Intervening Event unless (i) Navig8 provides Scorpio Tankers Inc., in writing, at least three business days written notice of its intention to take such action, (ii) during such notice period, if requested by Scorpio Tankers Inc., Navig8 shall negotiate with Scorpio Tankers Inc. in good faith to amend the Merger Agreement in such a manner that an Adverse Recommendation Change is no longer warranted as a result of the Intervening Event, and (iii) following such notice period, the NPTI transaction committee or NPTI board of directors, as applicable, shall have considered in good faith any proposed amendments to the Merger Agreement and determined in good faith, after consultation with its outside legal counsel and financial advisors that the failure of the NPTI transaction committee or NPTI board of directors, as applicable, to make an Adverse Recommendation Change in connection with such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties to Navig8’s shareholders under applicable law.

Proxy Statement; Registration Statement and Company Stockholders Meeting

Scorpio Tankers Inc. and Navig8 agreed to use their respective reasonable best efforts to cause the registration statement on Form F-4 to register, under the Securities Act, the shares of Scorpio Tankers Inc.’s issued and outstanding common stock issuable in the Merger (which we refer to as the “Registration Statement”), which includes a prospectus with respect to the Scorpio common shares issuable in the Merger and a proxy statement to be sent to the shareholders of Navig8 relating to the meeting of Navig8’s shareholders (together with any amendments or supplements thereto, the “Proxy Statement”), to be declared effective under the Securities Act as soon as reasonably practicable after such filing. Scorpio Tankers Inc. and Navig8 have agreed to cooperate to supplement and update the Registration Statement and Proxy Statement as necessary in the event new information is required to be added. No amendment or supplement to the Registration Statement or the Proxy Statement will be made by Scorpio Tankers Inc. or Navig8 without the approval of the other party hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, in connection with an Adverse Recommendation Change made in compliance with the terms of the Merger Agreement the parties may amend or supplement the Proxy Statement pursuant to an amendment or supplement to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reason of the NPTI transaction committee for making such an Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing.

Navig8 will, as soon as reasonably practicable, duly call, give notice of, convene and hold a meeting of Navig8’s shareholders for the sole purpose of seeking the affirmative vote of the holders of at least a majority of the outstanding Navig8 common shares for the Merger Agreement, and has agreed not to submit any other proposals in connection with such meeting of Navig8’s stockholders meeting without the prior written consent of Scorpio Tankers Inc.; provided that Navig8 (i) will cause the Proxy Statement to be mailed to Navig8’s shareholders (and, to the extent applicable, the holders of any outstanding Navig8 stock options or restricted stock units) no later than two (2) business days after the Registration Statement is declared effective under the Securities Act, and (ii) shall use its reasonable best efforts to hold the meeting of Navig8’s shareholders on the fifteenth (15) calendar day following the first mailing of the Proxy Statement to Navig8’s shareholders (or if such day is not a business day, on the next succeeding business day). Navig8’s obligations to hold the meeting of Navig8’s shareholders will not be affected by the commencement, public proposal, public disclosure or communication to Navig8 of any Acquisition Proposal, the occurrence of any Intervening Event or the making of any Adverse Recommendation Change. Navig8 will not adjourn or postpone the meeting of Navig8’s shareholders without the prior written consent of Scorpio Tankers Inc. (subject to certain exceptions).

Litigation

Navig8 has agreed to promptly advise Scorpio Tankers Inc. of any action commenced or, to the knowledge of Navig8, threatened against or involving Navig8 and its subsidiaries, any of their respective officers or directors, the transaction committee, or any NPTI vessel, relating to the Merger Agreement or the transactions contemplated thereby and to keep Scorpio Tankers Inc. informed and consult with Scorpio Tankers Inc. regarding the status of such action on an ongoing basis. Navig8 has agreed to cooperate with and give Scorpio Tankers Inc. the opportunity to consult with respect to the defense or settlement of any such action, and not agree to any settlement without the prior written consent of Scorpio Tankers Inc., such consent not to be unreasonably withheld, conditioned or delayed.

Scorpio Tankers Inc. has agreed to promptly advise Navig8 of any action commenced or, to the knowledge of Scorpio Tankers Inc., threatened against or involving Scorpio Tankers Inc. or Merger Sub, any of their respective officers or directors, or any Scorpio Tankers Inc. vessels, relating to the Merger Agreement or the transactions and to keep Navig8 informed and consult with Navig8 regarding the status of the action on an ongoing basis. Scorpio Tankers Inc. has agreed cooperate with and give Navig8 the opportunity to consult with respect to the defense or settlement of any such action and not agree to any settlement without the prior written consent of Navig8, such consent not to be unreasonably withheld, conditioned or delayed.

Company Management

The directors and officers of Merger Sub as of the date of the Merger Agreement will be the initial directors and officers, respectively, of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Appointment to Board

Scorpio Tankers Inc. will take such actions as are necessary to appoint an additional independent director to its board of directors who is reasonably acceptable to the NPTI board of directors (such acceptance not to be unreasonably withheld), which appointment will be effective at the closing of the Merger. This condition was satisfied on July 17, 2017 when the Scorpio Tankers Inc. board of directors appointed Merrick Rayner to serve on Scorpio Tankers Inc.’s board of directors effective upon the closing of the Merger and, in accordance with the terms of the Merger Agreement, has received the consent of the NPTI board of directors for such appointment.

Scorpio Public Offering

Scorpio Tankers Inc. will register its common shares in an underwritten public offering under the Securities Act on terms reasonably acceptable to Scorpio Tankers Inc. pursuant to which the aggregate gross proceeds to be received by Scorpio Tankers Inc. will not be greater than $230 million (which includes an offering of no more than $200 million with no more than $30 million of customary over-allotment options granted to underwriters in connection therewith). Navig8 will use its reasonable best efforts to furnish to Scorpio Tankers Inc. all information concerning Navig8 and its affiliates to be included in the Scorpio Public Offering marketing materials and other Scorpio Tankers Inc. disclosure documents relating to such Scorpio Public Offering and shall provide such other assistance as may be reasonably requested by Scorpio Tankers Inc. or the relevant underwriters in connection with such public offering. The Scorpio Public Offering has been completed. See “Information About Scorpio Tankers — Recent Developments — Scorpio Public Offering.”

Affiliate Contracts

At or prior to the closing of the Merger, Navig8 has agreed take all actions it is permitted to take under (and shall use its reasonable best efforts to cause its affiliates to take all actions such affiliates are permitted to take under) certain affiliate contracts to terminate such contracts, effective as of the closing of the Merger, or amend such contracts so as to eliminate any further liability or obligation of NPTI thereunder arising after the closing of the Merger, and to provide to Scorpio Tankers Inc. evidence of such termination or amendment.

Director and Officer Liability

In addition to the rights of the Indemnified Persons (defined below) set out in Navig8’s (and its subsidiaries’) charter documents or under applicable law, for six years after the closing of the Merger, the

Surviving Corporation will indemnify and hold harmless the present and former officers and directors of NPTI (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against all losses arising out of or pertaining to the fact that the Indemnified Person is or was an officer or director of NPTI, to the fullest extent permitted by applicable law or provided under Navig8’s charter documents in effect on the date of the Merger Agreement; provided that such indemnification will be subject to any limitation imposed from time to time under applicable law. Scorpio Tankers Inc. and the Surviving Corporation have agreed to reasonably cooperate with the Indemnified Person in the defense of any such action. Scorpio Tankers Inc. will also cause to be maintained in effect any exculpation, indemnification and advancement of expenses provisions in Navig8’s charter documents in effect as of immediately prior to the closing of the Merger or in any other agreement to which Navig8 or any of its subsidiaries is a party, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the closing of the Merger was an Indemnified Person.

The Surviving Corporation will either (i) continue to maintain in effect for a period of no less than six years after the closing of the Merger, Navig8’s directors’ and officers’ insurance policies (which we refer to as the “D&O Insurance”) in place as of the date of the Merger Agreement or (ii) purchase comparable D&O Insurance for such six-year period, with terms and conditions at least as favorable (in the aggregate) to the insured individuals as Navig8’s existing D&O Insurance; provided, that Surviving Corporation is not obligated to expend for such policies an aggregate premium amount in excess of 250% of the amount per annum Navig8 paid in its last full fiscal year.

At Navig8’s option, Navig8 may purchase, prior to the closing of the Merger, a prepaid “tail policy” for a period of no more than six years after the closing of the Merger with coverage for the persons who are covered by Navig8’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Navig8’s existing D&O Insurance with respect to matters existing or occurring at or prior to the closing of the Merger; provided, that the aggregate premium for such policies shall not exceed 250% of the amount per annum Navig8 paid in its last full fiscal year. In the event Navig8 elects to purchase such a “tail policy,” the Surviving Corporation will (and Scorpio Tankers Inc. will cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

Stock Exchange Listing

Scorpio Tankers Inc. has agreed to use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to ensure that the Scorpio common shares comprising the aggregate merger consideration are listed on the NYSE prior to or as of the Effective Time, and Navig8 has agreed to cooperate with Scorpio Tankers Inc. with respect to such approval.

Conditions to the Merger Agreement

The obligations of Scorpio Tankers Inc. and Navig8 to complete the Merger are subject to the satisfaction of the following conditions:

•	no applicable law or order preventing or prohibiting the consummation of the Merger shall be in effect;

•	the Navig8 Shareholder Approval shall have been obtained;

•	the registration statement, of which this proxy statement/prospectus forms a part, shall have become effective under the U.S. Securities Act and shall not be subject to any stop order or any proceedings seeking any such stop order;

•	the Scorpio common shares included in the merger consideration shall have been approved for listing on the NYSE, subject to completion of the Merger;

•	an additional independent director reasonably acceptable to the NPTI board of directors (such approval not to be unreasonably withheld) shall have been appointed to the Scorpio Tankers Inc. board of directors, effective as of the closing of the Merger (this condition was satisfied on July 17, 2017 when the Scorpio Tankers Inc. board of directors appointed Merrick Rayner to serve on Scorpio Tankers Inc.’s board of directors effective upon the closing of the Merger and, in accordance with the terms of the Merger Agreement, has received the consent of the NPTI board of directors for such appointment); and

•	the underwritten offering of Scorpio common shares, pursuant to which the aggregate gross proceeds to be received by Scorpio will not exceed $200 million, excluding the exercise of up to $30 million of a customary over-allotment option (which we refer to collectively as the “Scorpio Public Offering”) shall have been consummated. On May 24, 2017 Scorpio Tankers Inc. priced its underwritten public equity offering for 50.0 million of its common shares at a public offering price of $4.00 per share. This condition was satisfied as of May 30, 2017, when the Scorpio Public Offering was completed.

The obligations of Navig8 to effect the Merger are further subject to the satisfaction or waiver by Navig8 of the following additional conditions:

•	the representations and warranties of Scorpio Tankers Inc. and Merger Sub in the Merger Agreement shall be true and correct as of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications; and

•	Scorpio Tankers Inc. and Merger Sub shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or complied with by them under the Merger Agreement on or prior to the closing date of the Merger.

The obligations of Scorpio Tankers Inc. and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Scorpio Tankers Inc. of the following additional conditions:

•	the representations and warranties of Navig8 in the Merger Agreement shall be true and correct as of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications;

•	Navig8 shall have performed and complied, in all material respects, with each of the covenants and obligations required to be performed by it under the Merger Agreement on or prior to the closing date of the Merger; and

•	certain consents and waivers obtained prior to the date of the Merger Agreement shall remain in full force and effect on the closing date of the Merger.

Termination of the Merger Agreement

The Merger Agreement provides for certain termination rights for Scorpio Tankers Inc. and Navig8 (even after the vote of the holders of Navig8 common shares). The Merger Agreement may be terminated at any time prior to the closing of the Merger by mutual written agreement of Scorpio Tankers Inc. and Navig8; or by either Scorpio Tankers Inc. or Navig8, if:

•	the closing of the Merger has not occurred on or before July 7, 2017 (which we refer to, as it may be extended, as the “End Date”); provided, that (1) if the Special Meeting shall not have occurred by such date and all other conditions to the Merger (other than obtaining Navig8 Shareholder Approval, the registration statement becoming effective under the U.S. Securities Act and the Scorpio common shares included in the merger consideration being approved for listing on the NYSE) shall have been satisfied or are capable of being satisfied by such date, then Scorpio Tankers Inc. or Navig8 may extend the End Date to September 20, 2017 (unless a material breach by the party proposing to extend the End Date of its covenants or agreements contained in the Merger Agreement is the primary cause of the failure to consummate the Merger on or prior to the End Date), and (2) if the Special Meeting shall have been adjourned or postponed, the End Date will be extended by a corresponding number of days. On July 7, 2017, the End Date was extended to September 20, 2017;

•	the Special Meeting has concluded and the Navig8 Shareholder Approval has not been obtained; or

•	any law or order prohibits any party from consummating the Merger and such prohibition shall have become final and nonappealable.

The Merger Agreement may also be terminated by Scorpio Tankers Inc., if:

•	an Adverse Recommendation Change (as defined in the Merger Agreement) has occurred;

•	prior to taking the vote to adopt the Merger Agreement at the Special Meeting, Navig8 intentionally and materially breaches any of its non-solicitation obligations set out in the Merger Agreement;

•	prior to receipt of the Navig8 Shareholder Approval, the NPTI transaction committee or the NPTI board of directors fails publicly to reaffirm its recommendation for the Merger Agreement within ten business days of an Acquisition Proposal being publicly announced (for purposes of this provision, all references to 15% in the definition of “Acquisition Proposal” set forth in the Merger Agreement shall be replaced with 50%);

•	(i) Navig8 shall have breached or failed to perform any of its covenants or obligations set forth in the Merger Agreement (other than its non-solicitation covenants and obligations), or (ii) any representation or warranty of Navig8 shall have become untrue, in each case of clauses (i) and (ii), which breach or failure to perform or to be true, individually or in the aggregate has resulted or would reasonably be expected to result in a failure of the representation and warranty or covenant conditions to the Merger Agreement (such circumstance, a “Navig8 terminable breach”); provided that Scorpio Tankers Inc. shall not have the right to terminate the Merger Agreement pursuant to a Navig8 terminable breach if Scorpio Tankers Inc. or Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement, which breach would result in the failure of any of the representation and warranty or covenant conditions to the closing of the Merger Agreement.

The Merger Agreement may also be terminated by Navig8 if:

•	(i) Scorpio Tankers Inc. and Merger Sub have breached or failed to perform any of its respective covenants or obligations set forth in the Merger Agreement, or (ii) any representation or warranty of Scorpio Tankers Inc. and Merger Sub shall have become untrue, in each case of clauses (i) and (ii), which breach or failure to perform or to be true, individually or in the aggregate, has resulted or would reasonably be expected to result in a failure of a representation and warranty or covenant condition to the Merger Agreement (such circumstance a “Scorpio terminable breach”); provided that Navig8 shall not have the right to terminate the Merger Agreement pursuant to a Scorpio terminable breach if Navig8 is then in breach of any of its covenants or agreements set forth in the Merger Agreement, which breach would result in the failure of any of the representation and warranty or covenant conditions to the closing of the Merger Agreement

Termination Fee

If the Merger Agreement is terminated by Scorpio Tankers Inc. or Navig8 because (i) Navig8 Shareholder Approval shall not have been obtained after a vote of Navig8’s shareholders has been taken and completed at the meeting of Navig8’s shareholders to approve the Merger Agreement or at any adjournment or postponement thereof or (ii) the Merger has not closed by the End Date (as it may be extended pursuant to the Merger Agreement) at a time when Scorpio Tankers Inc. could have terminated the Merger Agreement because Navig8 Shareholder Approval shall not have been obtained after a vote of Navig8’s shareholders has been taken and completed at the meeting of Navig8’s shareholders to approve the Merger Agreement or at any adjournment or postponement thereof, then Navig8 will be required to pay a termination fee of $2.5 million in cash to Scorpio Tankers Inc.

If the Merger Agreement is terminated by Scorpio Tankers Inc. or Navig8 (i) because (a) an Adverse Recommendation Change has occurred, (b) prior to taking the vote to adopt the Merger Agreement at a meeting of Navig8’s shareholders to approve the Merger Agreement or at any adjournment or postponement thereof,

Navig8 intentionally and materially breaches any of its non-solicitation obligations set out in the Merger Agreement, or (c) prior to receipt of Navig8 Shareholder Approval, the NPTI transaction committee or the NPTI board of directors fails publicly to reaffirm its recommendation of the Merger Agreement within ten business days of an Acquisition Proposal being publicly announced (for purposes of this provision, all references to 15% in the definition of “Acquisition Proposal” set forth in the Merger Agreement shall be replaced with 50%), or (ii) the Merger has not closed by the End Date at a time when the Merger Agreement could have been terminated pursuant to section (i) of this paragraph, Navig8 will be required to pay a termination fee of $10 million.

In addition, if (i) the Merger Agreement is terminated (a) as a result of a Navig8 Terminable Breach, (b) by Navig8 or Scorpio Tankers Inc. in the event that Navig8 does not obtain Navig8 Shareholder Approval at the meeting of Navig8’s shareholders to approve the Merger Agreement or (c) by Navig8 or Scorpio Tankers Inc. in the event that the closing of the Merger has not occurred by the End Date and Scorpio Tankers Inc. could terminate the Merger Agreement pursuant to sections (i)(a) or (i)(b) of this paragraph, (ii) at any time after the date of the Merger Agreement and (x) in the case of a termination pursuant to section (i)(a) of this paragraph or the closing of the Merger not having occurred by the End Date at such time that Scorpio Tankers Inc. could have terminated the Merger Agreement pursuant to section (i)(a) of this paragraph, prior to the applicable breach an Acquisition Proposal (with 50% being substituted for references to 15% in the definition thereof for the purposes of this provision) is made and has not been withdrawn or (y) in the case of a termination due to section (i)(b) of this paragraph or in the event that the closing of the Merger has not occurred by the End Date at such time that Scorpio Tankers Inc. could have terminated the Merger Agreement pursuant to section (i)(b) of this paragraph, prior to the taking of a vote to adopt the Merger Agreement an Acquisition Proposal has been made and has not been withdrawn (with 50% being substituted for references to 15% in the definition thereof for the purposes of this provision), and (iii) prior to the first anniversary of the date of such termination, Navig8 enters into a definitive agreement with respect to any Acquisition Proposal or any such Acquisition Proposal shall have been consummated, then Navig8 will be required to pay to Scorpio Tankers Inc. a fee in the amount of $10 million in cash (less any payment made by Navig8 pursuant to the other paragraphs set forth in this Termination Fee section).

Amendments and Waivers

Any provision of the Merger Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment or waiver on behalf of Navig8 requires the approval of the NPTI transaction committee, and (ii) after Navig8 Shareholder Approval has been obtained there will be no amendment or waiver that would require the further approval of the stockholders of Navig8 under the BCA unless such amendment is subject to stockholder approval.

The parties have agreed that no waiver will be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of the Merger Agreement, and no failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Merger Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law.

Subject to the foregoing two paragraphs, at any time prior to the Effective Time, whether before or after the meeting of Navig8’s shareholders to approve the Merger Agreement, the parties (and Scorpio Tankers Inc. on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the other party, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of the other party or with any conditions to its own obligations.

Governing Law and Venue; Waiver of Jury Trial

The Merger Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except (a) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger and (b) all matters relating to the fiduciary duties of the NPTI board of directors and transaction committee are subject to the laws of the Republic of the Marshall Islands.

Each of the parties to the Merger Agreement consented to the jurisdiction of any state or federal court sitting in Manhattan in New York City or in the Federal Southern District in the State of New York and any appellate court therefrom located in New York, New York and irrevocably agreed that all actions or proceedings relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement may be litigated in such courts.

Each of the parties to the Merger Agreement irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Certain Definitions

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest by a third party relating to any transaction or series of related transactions involving (i) any direct or indirect acquisition, lease or other disposition of assets of the Navig8 or its subsidiaries (including any NPTI vessels or voting securities of Navig8’s subsidiaries) equal to, individually or in the aggregate, 15% or more of the fair market value of the consolidated assets of Navig8 and its subsidiaries or to which 15% or more of the consolidated net income or revenues of the Navig8 and its subsidiaries for the then most recently completed four quarter period are attributable, (ii) any direct or indirect acquisition of 15% or more of the total outstanding equity or voting securities of Navig8, including by way of tender offer or exchange offer, (iii) a merger, consolidation, spin-off, share exchange (including a split-off), business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving Navig8 or any of its subsidiaries involving (A) 15% or more of the consolidated assets of Navig8 and its subsidiaries, or assets of Navig8 and/or any of its subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated net income or revenues of Navig8 for the then most recently completed four quarter period or (B) 15% or more of the total outstanding equity or voting securities of Navig8 or (iv) a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Navig8.

“Vessel Purchase and Sale” means the sale by Navig8 Product Tankers (E-Ships) Inc. of four of its subsidiaries that own the vessels named Navig8 Excel, Navig8 Excelsior, Navig8 Expedite and Navig8 Exceed to Scorpio Tankers for cash, in each case pursuant to a stock purchase and sale agreement entered into as of the date of the Merger Agreement between Scorpio Tankers Inc. and Navig8 Product Tankers (E-Ships) Inc.

THE VOTING AGREEMENT

The following is a summary of material terms of the Voting Agreement, including the effects of those provisions. While Scorpio Tankers Inc. and Navig8 believe this description covers the material terms of the Voting Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Voting Agreement, which is included as Appendix B to, and is incorporated by reference in, this proxy statement/prospectus. We urge you to read the Voting Agreement carefully and in its entirety. In the event of any discrepancy between the terms of the Voting Agreement and the following summary, the Voting Agreement shall prevail.

Concurrently with the execution of the Merger Agreement, Scorpio Tankers Inc. entered into the Voting Agreement with certain holders of Navig8 common shares named therein that beneficially own an aggregate of approximately 77% of the issued and outstanding Navig8 common shares to facilitate the Merger. The NPTI shareholders that are party to the Voting Agreement are Navig8 Ltd., certain members of Navig8’s executive management, including Gary Brocklesby, Nicolas Busch, Jason Klopfer, and Geir Frode Abelsen, and certain investment funds managed by Avenue Capital Management II LP, Monarch Alternative Capital LP, GSO Capital Partners LP, and Oceanic Investment Management Limited.

Agreement to Vote. Pursuant to the Voting Agreement, each Navig8 Holder agreed, subject to the terms and conditions in the Voting Agreement, to vote all of its Navig8 common shares (or its pro rata portion of 30% of the issued and outstanding Navig8 common shares if the NPTI transaction committee or NPTI board of directors changes its recommendation regarding the Merger in accordance with the Merger Agreement) in favor of the Merger and the authorization and approval of the Merger Agreement and the transactions contemplated thereby and to waive dissenters’ rights, if any, that may be available under Marshall Islands law.

Payment of Excess Value. If each of the following occurs: (i) the Merger Agreement is terminated by Scorpio Tankers Inc. or Navig8 because (a) the Special Meeting has concluded and the Navig8 Shareholder Approval has not been obtained, or (b) the Merger has not occurred on or before the End Date, and at such time the Special Meeting has concluded and the Navig8 Shareholder Approval shall has not been obtained, and (ii) prior to the taking of a vote to adopt the Merger Agreement at the Special Meeting, an Acquisition Proposal shall have been made and shall not have been withdrawn and (iii) prior to the first anniversary of the date of termination of the Merger Agreement, Navig8 enters into a definitive agreement with respect to any Acquisition Proposal (regardless of when received) or any Acquisition Proposal (regardless of when received) shall have been consummated (for purposes of this provision, all references to 15% in the definition of “Acquisition Proposal” set forth in the Merger Agreement shall be replaced with 50%), then each Navig8 Holder that did not vote all of its Navig8 common shares (without reduction) at the Special Meeting in favor of the Merger and the authorization and approval of the Merger Agreement and the transactions contemplated thereby will be required to pay to Scorpio Tankers Inc. within five business days after receipt thereof any Excess Value (as defined in the Voting Agreement) it receives as a result of the transfer of its Navig8 common shares or Navig8 Preference Shares, a distribution or dividend by Navig8, or otherwise, in each case, in such alternative transaction.

Prohibition on Transfers. Each Navig8 Holder agreed that during the term of the Voting Agreement the Navig8 Holder will not transfer any of the shares covered by the Voting Agreement, beneficial ownership thereof or any other interest therein except for a transfer of such shares (which transfer includes all beneficial ownership, voting rights and other interests therein) to (i) another Navig8 Holder or (ii) a third party that, prior to the effectiveness of the transfer, executes a joinder to the Voting Agreement.

Short Sales. Each Navig8 Holder agreed that, from the date of the Voting Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, it will not directly or indirectly engage in any transaction constituting a Short Sale (as defined in the Voting Agreement) relating to Scorpio common shares, any security convertible into or exercisable or exchangeable for Scorpio common shares, or any other Scorpio Tankers Inc. securities.

No Solicitation. Each Navig8 Holder agreed that it will not (and it will cause its subsidiaries and controlled affiliates and its and their respective representatives not to), directly or indirectly, take any action that if taken by Navig8 would constitute an intentional and material breach under the no solicitation provisions of the Merger Agreement. Each Navig8 Holder agreed immediately to cease and cause to be terminated all discussions or negotiations, if any, conducted by such Navig8 Holder prior to the date of the Voting Agreement with any third party with respect to any Acquisition Proposal.

Termination. The Voting Agreement will terminate upon and have no further force or effect on the earliest to occur of (i) the time the Merger becomes effective, and (ii) the date on which the Merger Agreement has been terminated in accordance with its terms. The prohibition on transferring any of the shares covered by the Voting Agreement survives the termination of the Voting Agreement until the later of (a) the date on which it is no longer possible for the provisions above in the section “— Payment of Excess Value” to be applicable, and (b) such Navig8 Holder has received its Per Share Merger Consideration in accordance with the Merger Agreement.

Fees and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the Voting Agreement will be paid by the party incurring such costs and expenses.

Governing Law. The Voting Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the applications of the laws of any jurisdiction other than the State of New York, except to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information of the combined company is presented to illustrate the proposed combination of Scorpio Tankers, and NPTI, which was announced on May 23, 2017, in addition to the offering of common shares whereby Scorpio Tankers Inc. issued 50 million common shares in an underwritten public offering on May 30, 2017. On May 23, 2017, Scorpio Tankers Inc. entered into a Merger Agreement with Navig8 Product Tankers Inc, and STI Merger Subsidiary Company Limited, a wholly-owned subsidiary of Scorpio Tankers Inc., pursuant to which STI Merger Subsidiary Company Limited will merge with and into Navig8 Product Tankers Inc, and Navig8 Product Tankers Inc will continue its corporate existence as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 are based upon, derived from, and should be read in conjunction with the historical audited financial statements of Scorpio Tankers which are available in Scorpio Tankers Inc.’s Form 20-F for the year ended December 31, 2016, and incorporated by reference in this proxy statement/prospectus and the historical audited financial statements of NPTI for the year ended December 31, 2016 included in this proxy statement/prospectus. Scorpio Tankers’ historical audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. NPTI’s historical audited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. For purposes of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise. Neither the reconciliation to IFRS nor the resulting pro forma financial information have been audited.

The accompanying unaudited pro forma condensed combined financial information give effect to adjustments that are (i) directly attributable to the combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statement of operations, are expected to have a continuing impact on the consolidated results. The unaudited condensed combined balance sheet gives effect to the combination as if it occurred on December 31, 2016 and the unaudited condensed combined statement of operations give effect to the combination as if it happened on January 1, 2016.

The combination of Scorpio Tankers and NPTI will be accounted for as a business combination using the acquisition method of accounting under the provisions of International Financial Reporting Standard 3, “Business Combinations”, (which we refer to as “IFRS 3”), with Scorpio Tankers Inc. selected as the accounting acquirer under this guidance. Refer to Note 3 below for further details surrounding the combination.

The unaudited pro forma condensed combined financial information has been prepared by management of Scorpio Tankers Inc. in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under IFRS 3, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of NPTI’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Occasionally, an acquirer will make a bargain purchase, which is a business combination in which the consideration amount is less than the aggregate of the assets acquired and the liabilities assumed. Before recognizing a gain on a bargain purchase, the acquirer shall reassess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and shall recognize any additional assets or liabilities that are identified in that review. If that shortfall remains, the acquirer shall recognize the resulting gain in earnings on the acquisition date. The gain shall be attributed to the acquirer. Certain current market based assumptions were used which will be updated in purchase accounting upon completion of the combination. Scorpio Tankers’ management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, a preliminary review of U.S. GAAP to IFRS differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the combination, management of Scorpio Tankers will conduct a final review. As a result of that review, management of Scorpio Tankers may identify further differences that, when finalized, could have a material impact on this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management of Scorpio Tankers in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the combination occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the combination. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings or operating synergies, which may be realized subsequent to the combination or the impact of any non-recurring activity and one-time transaction-related or integration-related items. Moreover, the pro forma adjustments represent best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

Subsequent to the effective date of the Merger, any transactions occurring between Scorpio Tankers and NPTI will be considered intercompany transactions and eliminated. Scorpio Tankers and NPTI did not have any relationship that could be considered as intercompany transactions as of and for the year ended December 31, 2016. Therefore, no eliminations have been made in the unaudited pro forma financial information.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the above referenced historical audited consolidated financial statements of both Scorpio Tankers and NPTI and management’s discussion and analysis of financial condition and results of operations of NPTI.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2016

In thousands of U.S. dollars	Historical Scorpio Tankers December 31, 2016	Historical NPTI U.S. GAAP December 31, 2016	Pro Forma Adjustments	Notes 4(B)	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$99,887	$34,276	$149,159	(1), (2)	$283,322
Accounts receivable	42,329	19,574	—		61,903
Prepaid expenses and other current assets	9,067	2,891	5,103	(3)	17,061
Related party prepaid expenses and other assets	—	5,103	(5,103)	(3)	—
Derivative financial instruments	116	—	—		116
Inventories	6,122	2,986	—		9,108

Total current assets	157,521	64,830	149,159		371,510

Non-current assets
Restricted cash	—	9,380	—		9,380
Vessels and drydock	2,913,254	1,169,121	(167,870)	(1), (2)	3,914,505
Vessels under construction	137,917	56,542	(11,043)	(2)	183,416
Other assets	21,495	16,438	(2,638)	(2)	35,295

Total non-current assets	3,072,666	1,251,481	(181,551)		4,142,596

Total assets	$3,230,187	$1,316,311	$(32,392)		$4,514,106

Current liabilities
Current portion of long-term debt	353,012	79,120	(889)	(1), (2)	431,243
Accounts payable	9,282	—	891	(3)	10,173
Accrued expenses	23,024	—	50,078	(2), (3)	73,102
Accounts payable and accrued expenses	—	4,506	(4,506)	(3)	—
Related party payable and accrued expenses	—	2,113	(2,113)	(3)	—

Total current liabilities	385,318	85,739	43,461		514,518

Non-current liabilities
Long-term debt	1,529,669	763,940	21,622	(1), (2)	2,315,231
Other non-current liabilities	—	1,497	(1,497)	(2)	—

Total non-current liabilities	1,529,669	765,437	20,125		2,315,231

Total liabilities	1,914,987	851,176	63,586		2,829,749

Redeemable preferred stock	—	20,614	(20,614)	(2)	—
Shareholders’ equity
Issued, authorized and fully paid-in share capital:
Share capital	2,247	469	596	(1), (2)	3,312
Additional paid-in capital	1,756,769	424,219	(31,459)	(1), (2)	2,149,529
Treasury shares	(443,816)	—	—		(443,816)
Retained earnings / (accumulated deficit)	—	19,833	(44,501)	(2)	(24,668)

Total shareholders’ equity	1,315,200	444,521	(75,364)		1,684,357

Total liabilities and shareholders’ equity	$3,230,187	$1,316,311	$(32,392)		$4,514,106

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

In thousands of U.S. dollars except per share and share data	Historical Scorpio Tankers December 31, 2016	Historical NPTI December 31, 2016	Pro Forma Adjustments	Notes 5(B)	Pro Forma Combined
Revenue
Vessel revenue	$522,747	$108,201	$162	(1)	$631,110
Operating expenses
Vessel operating costs	(187,120)	(46,711)	13,822	(2)	(220,009)
Voyage expenses	(1,578)	—	—		(1,578)
Charterhire	(78,862)	—	(13,822)	(2)	(92,684)
Depreciation	(121,461)	(28,175)	4,976	(1)	(144,660)
General and administrative expenses	(54,899)	(8,268)	—		(63,167)
Loss on sales of vessels	(2,078)	—	—		(2,078)

Total operating expenses	(445,998)	(83,154)	4,976		(524,176)

Operating income	76,749	25,047	5,138		106,934

Other (expense) and income, net
Financial expenses	(104,048)	(30,209)	643	(1)	(133,614)
Unrealized gain on derivative financial instruments	1,371	—	—		1,371
Financial income	1,213	51	—		1,264
Other income (expenses), net	(188)	13	—		(175)

Total other expense, net	(101,652)	(30,145)	643		(131,154)

Net loss before tax	$(24,903)	$(5,098)	$5,781		$(24,220)

Income tax	—	(74)	—		(74)

Net loss	$(24,903)	$(5,172)	$5,781		$(24,294)

Basic weighted average shares outstanding	161,118,654		106,500,000		267,618,654
Diluted weighted average shares outstanding	161,118,654		106,500,000		267,618,654
Basic and diluted loss per share	$(0.15)				$(0.09)

1. Description of Transaction

As described more fully elsewhere in this proxy statement/prospectus, on May 23, 2017, Scorpio Tankers Inc., Merger Sub, a wholly-owned subsidiary of Scorpio Tankers Inc. and Navig8 Product Tankers Inc entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Navig8 Product Tankers Inc, and, Navig8 Product Tankers Inc will continue its corporate existence as the Surviving Corporation and will be a wholly-owned subsidiary of Scorpio Tankers Inc. As a result of the Merger, the combined company is expected to become one of the world’s leading product tanker companies with a modern fleet of 105 owned or finance leased product tankers and 20 time or bareboat chartered-in product tankers, in addition to four product tankers currently under construction. The Merger is subject to approval by the shareholders of Navig8 Product Tankers Inc at the Special Meeting and the Merger is expected to close in the third quarter of 2017. Completion of the Merger is also subject to the execution of certain definitive documents, customary closing conditions and regulatory approvals.

Shareholders of Navig8 Product Tankers Inc at the time the Merger is completed will receive shares in Scorpio Tankers Inc. as merger consideration. Pursuant to the Merger Agreement, Scorpio Tankers Inc. will issue 55 million shares to shareholders of Navig8 Product Tankers Inc as merger consideration, which gives holders of

Navig8 common shares the right to receive effectively 1.176 shares in Scorpio Tankers Inc. for each share held in Navig8 Product Tankers Inc. Immediately following the closing of the Merger, 55,000,000 Scorpio common shares is estimated to represent approximately 24% of the outstanding shares of the combined company on a pro forma basis, excluding the effect of the Scorpio Public Offering, and approximately 19.7% of the outstanding shares of the combined company on a pro forma basis, taking into account the 50 million shares issued in the Scorpio Public Offering (in each case, excluding the effect of Scorpio common shares that may be issued upon the exercise of the warrants issued, or expected to be issued, to Navig8 Group in connection with certain termination payments described herein).

The Merger values the entire issued share capital of Navig8 Product Tankers Inc at approximately $199.7 million at a closing share price of $3.63 on August 2, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information). The value of the consideration that Navig8’s shareholders will receive when the Merger is completed will ultimately be based on the closing date share price of Scorpio common shares on the closing date of the Merger, and could materially change.

Scorpio common shares are currently listed for trading on the NYSE, and Navig8 common shares are currently listed for trading on the Norwegian OTC. Following the closing of the Merger, Scorpio common shares will continue to be listed on the NYSE and Navig8 common shares will be delisted from the Norwegian OTC.

2. Accounting Policies

During the preparation of this unaudited pro forma condensed combined financial information, management of Scorpio Tankers Inc. has performed a preliminary review and comparison of NPTI’s U.S. GAAP accounting policies with Scorpio Tankers’ IFRS accounting policies. For purposes of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise. Neither the reconciliation to IFRS nor the resulting pro forma financial information have been audited.

Following the consummation of the combination, management will conduct a final review of NPTI’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of NPTI’s statement of operations or reclassification of assets or liabilities to conform to Scorpio Tankers’ accounting policies and classifications, as required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

3. Accounting for the Combination

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Scorpio Tankers and NPTI. The acquisition method of accounting, based on IFRS 3, uses the fair value concepts defined in IFRS 13, “Fair Value Measurement”, (which we refer to as “IFRS 13”). Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the purchase price allocation included herein is preliminary and has been presented solely for the purpose of providing pro forma financial information and will be revised as additional information becomes available and as additional analyses are performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Scorpio Tankers’ management’s approach to deriving these estimates is described below. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future consolidated financial statements.

The combination of Scorpio Tankers and NPTI will be accounted for as a business combination using the acquisition method of accounting under the provisions of IFRS 3, “Business Combinations”, with Scorpio

Tankers determined as the accounting acquirer under this guidance. The factors that were considered in determining that Scorpio Tankers should be treated as the accounting acquirer in the Merger were the relative voting rights in the combined company, the composition of the board of directors in the combined company, the relative sizes of Scorpio Tankers and NPTI and the composition of senior management of the combined company. With respect to the relative voting rights in the combined company, it is noted that after the completion of the Merger, the current Scorpio Tankers Inc. shareholders and the current holders of Navig8 common shares will own approximately 76.0% and 24.0% of the combined company, respectively. There is one common shareholder of both Scorpio Tankers Inc. and Navig8 Product Tankers Inc owning approximately 2% and 22% of each company’s outstanding common shares, respectively, and the effect of this common ownership was considered. The analysis of the relative voting rights in a business combination involving entities with common shareholders should consider the former shareholder groups of the combining entities and not the individual owners that are common to the combining entities. The former shareholder group that retains or receives the largest portion of the voting rights in the combined entity would be the accounting acquirer, absent the consideration of any of the other factors provided in IFRS 3. In this transaction, since the current Scorpio Tankers Inc. shareholders, including the one common shareholder owning approximately 2% of Scorpio Tankers Inc. and 22% of Navig8 Product Tankers Inc, will own approximately 76.0% of the combined company and current holders of Navig8 common shares, including the one common shareholder, will own 24.0% of the combined company, the Scorpio Tankers Inc. shareholder group will receive the largest voting percentage in the combined company. Scorpio Tankers Inc. management believes that the relative voting rights in the combined company along with the composition of the board of directors and senior management in the combined company were the most significant factors in determining that Scorpio Tankers is the accounting acquirer.

With respect to the composition of the board of directors in the combined company, after the Merger, members of Scorpio’s board of directors will continue to serve in such positions of the combined company. In addition, with effect from the consummation of the Merger, Scorpio Tankers Inc. has resolved to appoint an additional independent director to its board of directors. The composition of the board of directors points to Scorpio Tankers as the accounting acquirer.

The relative sizes of Scorpio Tankers and NPTI were also considered to be factors that supported that conclusion that Scorpio Tankers is the accounting acquirer. Total assets of Scorpio Tankers and NPTI at December 31, 2016 were approximately $3.2 billion and $1.3 billion, respectively. It should also be noted that the carrying value of Scorpio Tankers’ and NPTI’s equity at December 31, 2016 was $1.3 billion and $444.5 million, respectively.

The composition of the board of directors and senior management of the combined company, wherein all of Scorpio Tankers Inc.’s directors and officers will be retained while no directors or senior management of NPTI will be retained also played a role in the determination of the accounting acquirer (other than one independent director to be appointed by Scorpio Tankers Inc. effective upon the closing of the Merger as described above).

The date of the Merger Agreement is May 23, 2017. For pro forma purposes, the valuation of consideration transferred is based on the number of common shares to be issued by Scorpio Tankers Inc. and Scorpio Tankers Inc.’s closing share price of $3.63 on August 2, 2017, the most practicable date used for preparation of the pro forma condensed combined financial information. The value of the consideration that Navig8’s shareholders will receive when the combination is completed will ultimately be based on the closing date share price of Scorpio Tankers Inc.’s common shares on the final date of the combination, which could materially change.

The following represents the preliminary purchase price calculation (in thousands, except per share data, total amounts may not recalculate due to rounding):

Navig8 outstanding shares as of March 31, 2017	46,973
Accelerated vesting of RSUs	130	(a)
Cancellation of Pool Revenue Share Rights Agreement	(337)	(b)
Stock option cancellation	—	(c)

Navig8 outstanding shares pro forma for closing	46,766
Exchange ratio	1.1761
Scorpio common stock issued to Navig8 shareholders	55,000
Closing price per share on August 2, 2017	$3.63
Total estimated purchase price	$199,650

(a)	In March 2017, Navig8 granted 129,737 restricted stock units to certain executive officers. These units convert into common shares upon a change of control. Accordingly, these have been included as part of the estimated closing share count.
(b)	Commensurate with the date of the execution of the Merger Agreement of May 23, 2016, the Pool Management Revenue Share Rights agreement, along with the shares issued under such agreement, were cancelled.
(c)	Navig8 Product Tankers Inc granted a total of 779,795 stock options to its executive officers in 2015, 2016 and 2017. These options are exercisable to the extent that they are in the money and any unvested options vest upon a change of control. No shares have been assumed to be issued under these option agreements upon the change of control as they are all currently out of the money.

When calculating the total estimated purchase price consideration above, Scorpio Tankers has assumed that no dissenter rights will be exercised.

The following represents the calculation of the bargain purchase price and the allocation of the total purchase price based on management’s preliminary valuation of NPTI’s identifiable tangible and intangible assets acquired and liabilities assumed as of December 31, 2016 (in thousands, total amounts may not recalculate due to rounding):

Total estimated purchase price consideration	199,650
Fair value of net assets acquired and liabilities assumed	207,973

Bargain purchase	(8,323)

Current assets	64,830
Restricted cash	9,380
Vessels, net	1,001,251
Vessels under construction	45,499
Other assets	13,800
Accounts payable and accrued expenses	(21,253)
Debt (current and non-current)	(865,993)
Embedded derivative on redeemable preferred shares	(6,590)
Redeemable preferred shares	(32,951)

Fair value of net assets acquired and liabilities assumed	207,973

For pro forma purposes, the fair value of NPTI’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value and this is in excess of the consideration amount. Scorpio Tankers’ management has reassessed whether Scorpio Tankers’ management has correctly identified all of the assets acquired and all of the liabilities assumed and this excess remains. Based on these calculations, Scorpio Tankers shall recognize the resulting gain in earnings on the acquisition date. The calculation of the bargain purchase or goodwill will also be based on the closing date share price of Scorpio common shares on the final date of the combination, which could materially change.

The fair value of assets acquired and liabilities assumed will be determined in accordance with the principles set forth under IFRS 13, Fair Value Measurement. As of December 31, 2016, approximately 93% of NPTI’s total assets were comprised of vessels or vessels under construction. Upon closing, the carrying value of these assets will be adjusted to reflect management’s best estimates of fair value which will consider current market values obtained from at least two independent ship brokers. The remaining assets mostly include working capital type items and will be adjusted to their net realizable value, if necessary.

Furthermore, as of December 31, 2016, 99% of NPTI’s total liabilities consisted of secured indebtedness or obligations due under sale and leaseback arrangements. The fair value of such arrangements will be determined using the income approach, which will consider the future cash flows that a market participant would expect to receive from holding the liability as an asset. In applying this approach, an estimate will be made for the effective cost of financing that could be obtained by NPTI in the market at or near the closing date of the Merger. This estimate will consider the terms of recently executed credit facilities in addition to Scorpio Tankers’ assessment of prevailing market conditions for financing arrangements under similar terms, conditions and counterparty creditworthiness.

The fair value of NPTI’s preference shares will be determined by calculating their liquidation value as these shares will be settled at closing in accordance with terms of their agreement as a result of the change of control.

Should the above valuation exercise of NPTI’s assets, liabilities and preference shares result in a bargain purchase gain on the closing date, Scorpio Tankers shall reassess whether it has correctly identified all of the assets acquired or liabilities assumed and it will review the procedures used to measure such amounts.

With regard to the NPTI Acquisition Vessels, as mentioned above, Scorpio Tankers’ original intentions were to acquire NPTI and its entire fleet of 27 vessels. Prior to signing the Merger Agreement, Scorpio Tankers and NPTI agreed that Scorpio Tankers would acquire the NPTI Acquisition Vessels in June prior to the closing of the Merger in order to provide NPTI with additional liquidity through the closing date of the Merger. In order to acquire the NPTI Acquisition Vessels, Scorpio Tankers paid $42.2 million in cash, which was the agreed upon value of the vessels of $156.0 million in aggregate less the debt that was assumed of $113.8 million (including accrued interest). Since the transferred funds of $42.2 million will form part of the balance sheet that Scorpio Tankers will acquire when the Merger closes, any cash remaining on the balance sheet from such transfer will be part of the purchase price allocation. Given this context, Scorpio Tankers considers that the cash paid for these vessels is included within the merger consideration of 55 million common shares, and therefore accounted for the impact of the NPTI Acquisition Vessels as a separate transaction, with offsetting effects on the net assets of the combined company, within the pro forma financial information.

Scorpio Tankers Inc.’s closing share price on the day prior to the Merger announcement (May 23, 2016) was $4.20 per share and Scorpio Tankers Inc. agreed to issue 55 million shares (valuing the announced consideration at $231.0 million). Although common shares of Navig8 Product Tankers Inc are listed on the Norwegian OTC under the symbol “EIGHT”, the limited volume of trading precludes an established trading market for these common shares, and, accordingly, per share prices for Navig8 Product Tankers Inc’s common shares are not available. For purposes of the pro forma information, the closing share price on August 2, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information) of $3.63 has been used and has been compared with a fair valuation of NPTI’s net assets as of December 31, 2016 which we have estimated to be $199.7 million, implying that Scorpio Tankers would record a bargain purchase gain of $8.3 million. The terms of the transaction, however, were largely based on the net asset valuations of Scorpio Tankers and NPTI at May 26, 2017.

The following provides sensitivities to changes in the purchase price due to changes in Scorpio Tankers Inc.’s share price (total amounts may not recalculate due to rounding):

(in thousands except per share data)	Price per Scorpio share	NPTI exchanged shares	Total purchase price consideration	(Bargain purchase gain) / goodwill
August 2, 2017	3.63	55,000	199,650	(8,323)
Decrease of 20%	2.90	55,000	159,500	(48,473)
Increase of 20%	4.36	55,000	239,800	31,827

Occasionally, an acquirer will make a bargain purchase, which is a business combination in which the consideration amount is less than the aggregate of the assets acquired and the liabilities assumed. Before recognizing a gain on a bargain purchase, the acquirer shall reassess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and shall recognize any additional assets or liabilities that are identified in that review. If that shortfall remains, the acquirer shall recognize the resulting gain in earnings on the acquisition date. The gain shall be attributed to the acquirer.

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of December 31, 2016

A.	Adjustments and reclassifications from U.S. GAAP to IFRS

NPTI’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. For purpose of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, as applicable, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise.

This reconciliation from U.S. GAAP to IFRS has not been audited. Furthermore, this is not intended to be a complete reconciliation from U.S. GAAP to IFRS as certain differences are adjusted for as part of the fair value adjustments included in the preliminary pro forma purchase price allocation.

B.	Pro Forma Adjustments

The following table and subsequent notes describe the purchase accounting fair value adjustments, other pro forma adjustments and reclassifications made to NPTI’s balance sheet as of December 31, 2016 to conform to Scorpio Tankers’ classification and presentation.

In thousands of U.S. dollars	Equity Offering and NPTI Acquisition Vessels(1)			Adjustments(2)			Reclassifications(3)			Total
Assets
Current assets
Cash and cash equivalents	$188,700	(a	)	$(39,541)	(a	)	$—			$149,159
Accounts receivable	—			—			—			—
Prepaid expenses and other current assets	—			—			5,103	(a	)	5,103
Related party prepaid expenses and other assets	—			—			(5,103)	(a	)	(5,103)
Derivative financial instruments	—			—			—			—
Inventories	—			—			—			—

Total current assets	188,700			(39,541)			—			149,159

Non-current assets
Restricted cash	—			—			—			—
Vessels and drydock	(35,089)	(b	)	(132,781)	(b	)	—			(167,870)
Vessels under construction	—			(11,043)	(b	)	—			(11,043)
Other assets	—			(2,638)	(c	)	—			(2,638)

Total non-current assets	(35,089)			(146,462)			—			(181,551)

Total assets	$153,611			$(186,003)			$—			$(32,392)

Current liabilities
Current portion of long-term debt	(388)	(b	)	(501)	(e	)	—			(889)
Accounts payable	—			—			891	(b	)	891
Accrued expenses	—			44,350	(d	)	5,728	(b	)	50,078
Accounts payable and accrued expenses	—			—			(4,506)	(b	)	(4,506)
Related party payable and accrued expenses	—			—			(2,113)	(b	)	(2,113)

Total current liabilities	(388)			43,849			—			43,461

Non-current liabilities
Long-term debt	(2,443)	(b	)	24,065	(e	)	—			21,622
Other non-current liabilities	—			(1,497)	(f	)	—			(1,497)

Total non-current liabilities	(2,443)			22,568			—			20,125

Total liabilities	(2,831)			66,417			—			63,586

Redeemable preferred stock	—			(20,614)	(g	)	—			(20,614)
Shareholders’ equity
Issued, authorized and fully paid-in share capital:
Share capital	500	(a	)	96	(h	)	—			596
Additional paid-in capital	188,200	(a	)	(219,659)	(d	), (h)	—			(31,459)
Treasury shares	—			—			—			—
Retained earnings / (accumulated deficit)	—			(44,501)	(d	)	—			(44,501)

Total shareholders’ equity	188,700			(264,064)			—			(75,364)

Total liabilities and shareholders’ equity	$185,869			$(218,261)			$—			$(32,392)

(1)	Equity Offering and NPTI Acquisition Vessels

a.	As more fully described elsewhere in this proxy statement/prospectus, Scorpio Tankers closed on an Underwritten Public Offering of 50 million of its common shares on May 30, 2017 at an issuance price of $4.00 per share. The successful completion of this offering was a condition to the Merger. Accordingly, the estimated net proceeds of this offering, after underwriters’ discounts, commissions and estimated expenses, of $188.7 million have been included in the pro forma balance sheet.

b.	In connection with the Merger, Scorpio Tankers agreed to acquire the NPTI Acquisition Vessels, which are three 2016-built and one 2015 built LR1 tankers, for an aggregate purchase price of $156.0 million. This transaction closed on June 14, 2017. As part of this transaction, Scorpio Tankers assumed the existing indebtedness of $112.9 million (as of June 14, 2017, exclusive of accrued interest) relating to these vessels, which are currently financed under NPTI’s senior secured credit facility with Credit Agricole. The net cash payment for these vessels of $42.2 million (the purchase price less assumed debt and accrued interest) is a cash outflow for Scorpio Tankers and a cash inflow for NPTI. Accordingly, there is no cash impact to the pro forma balance sheet. These adjustments are as follows:

(i)	Vessels, net — the aggregate carrying value of the NPTI Acquisition Vessels was $191.1 million as of December 31, 2016. This adjustment gives effect to the difference in the carrying amount and the aggregate purchase price of $156.0 million. We believe that the purchase price of these vessels approximates fair market value based on indicative values for similar vessels that we have received from shipbrokers.

(ii)	Debt — Scorpio Tankers’ management’s estimated the fair value of the debt which will be assumed as part of the acquisition of these four vessels was measured using the income approach, which takes into account the future cash flows that a market participant would expect to receive from holding the liability as an asset. As a result of this exercise, it was determined that the carrying amounts of this debt as of December 31, 2016 was $4.3 million greater than fair value. This determination was made as the average implicit rate in this facility was approximately 4.85% based on the carrying values as of December 31, 2016, taking into consideration the margin on these facilities and Scorpio Tankers’ management’s estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party. Scorpio Tankers’ management’s estimate of fair value adjusted this carrying value such that the average implicit rate increased to approximately 5.75% which is Scorpio Tankers’ management’s best estimate for the effective cost of financing that could be obtained in the market in July 2017.

(iii)	Unamortized debt issuance costs — given the determination of fair value of the debt which will be assumed as part of the acquisition of these four vessels, all unamortized debt issuance costs of $1.5 million were eliminated as part of the fair value measurement. This amount is shown as an offset to the fair value adjustment of debt described above.

(2)	Pro Forma Adjustments

a.	Cash and cash equivalents —

(i)

Navig8 Preference Shares will be redeemed as part of the Merger . According to the terms of the Navig8 Preference Shares, upon a change of control, Navig8 Product Tankers Inc must redeem all of the Navig8 Preference Shares at a redemption price equal to the sum of $10 per share ($30 million in aggregate) plus any accrued and unpaid dividends, multiplied by a factor of 1.20 (reflecting the redemption premium).

The aggregate repayment has therefore been determined to be $39.5 million which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.9 million (which assumes that dividends accrued through August 31, 2017) and the redemption premium of $6.6 million.

b.	Vessels and Vessels under construction —

(i)	Vessels and drydock — The estimated fair value and the book value of the NPTI vessels, including those held under finance leases and excluding the NPTI Acquisition Vessels, as of December 31, 2016 was $845.3 million and $978.0 million, respectively, giving rise to a preliminary purchase price allocation adjustment of $132.8 million. The estimated fair value is based on management’s estimates after considering market values obtained from independent ship brokers, which are inherently uncertain, and based on charter free vessels. In addition, vessel values are highly volatile; as such, these estimates may not be indicative of the current or future basic market value of the vessels or prices that could be achieved if the vessels were sold.

(ii)	Vessels under construction — The estimated fair value and the book value of the NPTI vessels under construction as of December 31, 2016 were $45.5 million and $56.5 million, respectively, giving rise to a preliminary purchase price allocation adjustment of $11.0 million. The estimated fair value is based on management’s estimates after considering market values obtained from independent ship brokers, which are inherently uncertain, and based on charter free vessels. In addition, vessel values are highly volatile; as such, these estimates may not be indicative of the current or future basic market value of the vessels or prices that could be achieved if the vessels were sold.

c.	Other assets — Navig8 Product Tankers Inc was party to a Pool Management Revenue Share Rights agreement with each of the pools that its vessels operated in. This agreement enabled Navig8 Product Tankers Inc to receive a 30% share of the net revenues derived from the commercial management of the pools in exchange for 336,963 shares of Navig8 Product Tankers Inc common stock. A $2.6 million asset in relation to this agreement is reflected within Other assets on NPTI’s balance sheet as of December 31, 2016. This agreement was cancelled on the date of execution of the Merger Agreement of May 23, 2017 and the shares were returned to NPTI and cancelled. Accordingly, this asset has been eliminated on a pro forma basis.

d.	Accrued expenses — estimated transaction costs

(i)	A total of $33.0 million has been estimated as Scorpio Tankers’ transaction costs to completing the Merger. The actual transaction costs incurred could differ materially from this estimate. These costs include an estimate of $16.1 million of advisory and other professional fees and $16.9 million of costs related to the early termination of NPTI’s existing service agreements. $5.5 million of these termination fees will be settled via an issuance of 1.5 million of our common shares. For purposes of this pro forma condensed combined financial information, we have assumed an issuance price of $3.77 per share for the 222,224 warrants issued on June 9, 2017 (which represents the average of the high and low price during that day of trading), and $3.63 per share for the remaining 1,277,776 warrants (which represents the closing price as of August 2, 2017, the most practicable date used for preparation of the pro forma condensed combined financial information) which are expected to be issued upon the closing of the Merger. The cash transaction costs have been recorded to accrued expenses and retained earnings and the share based transaction costs have been recorded to additional paid in capital and retained earnings on a pro forma basis.

(ii)	A total of $14.6 million has been estimated as NPTI’s transaction costs to completing the Merger. The actual transaction costs incurred could differ materially from this estimate. These costs include an estimate of $7.0 million of advisory and other professional fees and $7.6 million of executive termination costs. These amounts have been recorded as part of the purchase price allocation.

e.	Long term debt — NPTI’s long-term debt consists of secured borrowings, obligations due under finance leases, and unamortized debt issuance costs (which have been recorded as a contra-liability).

(i)	Secured Debt — The preliminary purchase price allocation estimates the fair value of NPTI’s debt, all of which will be assumed as part of the Merger. Fair value was measured using the income approach, which takes into account the future cash flows that a market participant would expect to receive from holding the liability as an asset. As a result of this exercise, it was determined that the carrying amounts of this debt as of December 31, 2016 was $12.4 million greater than fair value. This determination was made as the average implicit rate in these facilities ranged from 3.5% to 4.0% (depending on the facility) based on the carrying values as of December 31, 2016, taking into consideration the margin on these facilities and an estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party. The estimate of fair value adjusted these carrying values such that the average implicit rate increased to a range of 5.5% to 6.0% which is Scorpio Tankers’ management’s best estimate for the effective cost of financing that could be obtained in the market in July 2017. Accordingly, the purchase price allocation adjustment was adjusted for this revaluation.

(ii)	Obligations due under sale and leaseback financing facilities — The preliminary purchase price allocation estimates the fair value of obligations due under NPTI’s sale and leaseback arrangements, all of which will be assumed as part of the Merger. Fair value was measured using the income approach, which takes into account the future cash flows that a market participant would expect to receive from holding the liability as an asset. As a result of this exercise, it was determined that the carrying amounts of these liabilities were $9.0 million less than fair value. This determination was made as the average implicit rate in one of the sale and leaseback facilities, which was entered into in 2015, is approximately 7.0% based on the carrying values as of December 31, 2016, taking into consideration the fixed margin on this facility and an estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party. The estimate of fair value adjusted this facility’s carrying value such that the average implicit rate decreased to approximately 6.0%, which is Scorpio Tankers’ management’s best estimate for the effective cost of financing that could be obtained in the market in July 2017. Accordingly, the purchase price allocation adjustment was adjusted for this revaluation.

(iii)	Unamortized debt issuance costs — Given the determination of fair value of NPTI’s secured debt and obligations due under sale leaseback arrangements above, all unamortized debt issuance costs of $29.1 million were eliminated as part of the fair value measurement. Additionally, we expect to pay an aggregate of $2.2 million in debt issuance costs as part of the backstop ABN AMRO Credit Facility and to obtain various other consents from NPTI’s lenders. These amounts have been reflected as debt issuance costs on a pro-forma basis.

f.

Other non-current liabilities and Navig8 Preference Shares — as described above, the Navig8 Preference Shares will be redeemed as part of the Merger due to the change of control. According to the terms of the Navig8 Preference Shares, upon a change of control, Navig8

Product Tankers Inc must redeem all of the Navig8 Preference Shares at a redemption price equal to the sum of $10 per share ($30 million in aggregate) plus any accrued and unpaid dividends, multiplied by a redemption premium of 1.20. The aggregate repayment has therefore been determined to be $39.5 million which reflects the redemption price of $30.0 million, accrued and unpaid dividends of $2.9 million (which assumes that dividends accrue through August 31, 2017) and the redemption premium of $6.6 million.

NPTI’s other non-current liabilities consist of the fair value of the embedded derivative on the Navig8 Preference Shares which relates to the redemption premium on such shares as described above. The carrying value of this derivative liability was $1.5 million as of December 31, 2016. Given the purchase obligation that is triggered upon a change of control, this instrument qualifies as an embedded derivative liability, with the value of such liability largely determined based on the estimated probability of a change of control. A 100% probability of a change of control has been assumed for purposes of this pro forma condensed combined financial information, which values the embedded derivative liability at the full amount of its settlement value of $6.6 million. The calculation of the fair value of the embedded derivative is therefore as follows (in thousands of USD):

Face value of preference shares	30,000
Accumulated dividends through August 31, 2017	2,951

Pro forma preference share liability	32,951	a
Redemption premium factor	1.20	b
Total amount due upon a change of control	39,541	a * b = c

Amount attributed to embedded derivative	6,590	c - a

According to the terms of the Merger Agreement, upon closing, each redeemable preferred share will be converted into the right to receive the Per Share Redemption Consideration, which is defined as the amount of cash equal to the price per share payable in order to redeem an issued and outstanding share of NPTI’s redeemable preferred shares on the Closing Date. As such, the aggregate Per Share Redemption Consideration will represent a liability of NPTI at the closing date and has therefore been classified accordingly within the purchase price allocation (separated between the preference share liability of $32.9 million and the redemption premium liability of $6.6 million). This liability is expected to be settled by Scorpio Tankers on the closing date in accordance with the terms of the Merger Agreement. Accordingly, the Preference Share liability of $20.6 million and the embedded derivative liability of $1.5 million, which reflects the carrying values as of December 31, 2016, have been settled on a pro forma basis.

g.	Equity — The following adjustments have been made to equity:

	Share capital	Additional paid in capital	Retained earnings	Shareholders’ equity
Share consideration to Navig8	550	199,100	—	199,650	(i)
Estimated net proceeds of underwritten public offering	500	188,200	—	188,700	(ii)
Elimination of Navig8’s historic equity balances	(469)	(424,219)	(19,833)	(444,521)
Estimated Scorpio Tankers transaction costs — cash	—	—	(27,516)	(27,516)
Estimated Scorpio Tankers transaction costs — share-based	15	5,460	(5,475)	—
Bargain purchase gain arising from the Merger	—	—	8,323	8,323

	596	(31,459)	(44,501)	(75,364)

(i)	Represents the common shares of Scorpio Tankers Inc. issued to Navig8’s shareholders as consideration for the Merger. This amount is based on the issuance of 55 million common shares, par value $0.01 per share, at a price of $3.63 per share, which is the closing price on the NYSE on August 2, 2017 (the most practicable date used for preparation of the pro forma condensed combined financial information).

(ii)	The Merger was conditioned upon the successful completion of the Scorpio Tankers Underwritten Public Offering of 50 million of Scorpio common shares. This offering closed on May 30, 2017 and the estimated net proceeds, after underwriters’ discounts, commissions and expenses are expected to be $188.7 million.

(1)	Pro Forma Reclassifications

a.	NPTI’s Related party prepaid expenses and other assets balance were reclassified to Prepaid expenses and other current assets to conform to Scorpio Tankers’ classification and presentation.

b.	Certain balances within NPTI’s accounts payable and accrued expenses were reclassified to accounts payable or accrued expenses to conform to Scorpio Tankers’ classification and presentation. NPTI combines accounts payable and accrued expenses into a single line item on its financial statements (with third party and related party distinctions) whereas Scorpio Tankers distinguishes these balances separately. Accordingly, the following reclassifications were made

December 31, 2016
Per NPTI
Accounts payable and accrued expenses	4,506
Related party payable and accrued expenses	2,113

6,619

Reclassified to conform to Scorpio Tankers presentation
Accounts payable	891
Accrued expenses	5,728

6,619

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Year Ended December 31, 2016

(A)	Adjustments from U.S. GAAP to IFRS

NPTI’s historical audited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S dollars. For purpose of preparing the unaudited pro forma condensed combined financial information, NPTI’s historical audited financial statements prepared under U.S. GAAP were reconciled to IFRS, as applicable, based on a preliminary IFRS analysis. No material adjustments were identified as a result of this exercise.

This reconciliation from U.S. GAAP to IFRS has not been audited. Furthermore, this is not intended to be a complete reconciliation from U.S. GAAP to IFRS as certain differences are adjusted for as part of the fair value adjustments included in the preliminary pro forma purchase price allocation.

(B)	Pro Forma Adjustments

The following table and subsequent notes describe the purchase accounting fair value adjustments, other pro forma adjustments and reclassifications made to NPTI’s statement of operations for the year ended December 31, 2016 to conform to Scorpio Tankers’ classification and presentation.

In thousands of U.S. dollars except per share and share data	Adjustments(1)			Reclassifications(2)			Total
Revenue
Vessel revenue	$162	(a	)	$—			$162
Operating expenses
Vessel operating costs	—			13,822	(a	)	13,822
Voyage expenses	—			—			—
Charterhire	—			(13,822)	(a	)	(13,822)
Depreciation	4,976	(b	)	—			4,976
General and administrative expenses	—			—			—
Loss on sales of vessels	—			—			—

Total operating expenses	4,976			—			4,976

Operating income	5,138			—			5,138

Other (expense) and income, net
Financial expenses	643	(c	)	—			643
Unrealized gain on derivative financial instruments	—			—			—
Financial income	—			—			—
Other income (expenses), net	—			—			—

Total other expense, net	643			—			643

Net loss before tax	$5,781			$—			$5,781

Income tax	—			—			—

Net loss	$5,781			$—			$5,781

(1)	Pro Forma Adjustments

The following notes describe the pro forma adjustments made to NPTI’s statement of operations for the year ended December 31, 2016.

a.	Revenue — Navig8 Product Tankers Inc was party to a Pool Management Revenue Share Rights agreement with each of the pools that its vessels operated in. This agreement enabled Navig8 Product Tankers Inc to receive a 30% share of the net revenues derived from the commercial management of the pools in exchange for 336,963 shares of Navig8 Product Tankers Inc common stock. $0.2 million was recorded as an offset to revenue in connection with this agreement during year ended 2016, which relates to $0.6 million of revenue received under the arrangement, offset by $0.8 million of amortization of the asset recorded at the inception of the agreement. This agreement was cancelled on the date of execution of the Merger Agreement of May 23, 2017 and the shares were returned to NPTI and cancelled. Accordingly, this amount has been eliminated on a pro forma basis.

b.	Depreciation — Depreciation expense for the year ended December 31, 2016 has been reduced by $5.0 million as a consequence of the fair value adjustment to the carrying balance of these vessels, which the remaining estimated useful lives range from 23 years to 25 years, as part of the preliminary purchase price allocation. Pro forma depreciation expense was based off the following:

i.	Scorpio Tankers’ management has applied its accounting policy for the depreciation of vessels and drydock whereby (i) Depreciation is calculated on a straight-line basis to the estimated residual value over the anticipated useful life of the vessel from date of delivery and (ii) for an acquired or newly built vessel, a notional drydock component is allocated from the vessel’s cost and depreciated on a straight-line basis to the next estimated drydock.

ii.	Scorpio Tankers’ management has assumed that under International Accounting Standard 17, Leases, the NPTI vessels held under sale and leaseback arrangements with purchase options will be depreciated over their remaining useful lives (rather than the remaining lease term), as it is reasonably certain that these purchase options will be exercised at the expiration of each lease given the exercise price of the option.

c.	Financial expenses —

i.	Deferred financing fee amortization — unamortized deferred charges relating to NPTI’s secured debt were eliminated and reflected in the fair value assessment of the debt. NPTI has recognized $2.2 million as amortization expense in connection with these deferred charges during the year ended December 31, 2016 and accordingly, this amount is included as a reduction to interest expense on a pro forma basis.

ii.	Secured debt interest expense- the preliminary purchase price allocates the estimated fair value of NPTI’s debt, all of which will be assumed as part of the Merger, as $16.7 million less than carrying value (inclusive of the debt assumed for the NPTI Acquisition vessels). This determination was made as the average implicit rate in these facilities ranged from 3.5% to 4.0% (depending on the facility) based on the carrying values as of December 31, 2016, taking into consideration the margin on these facilities and Scorpio Tankers’ management’s estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party. Scorpio Tankers’ management’s estimate of fair value adjusted these carrying values such that the average implicit rate increased to a range of 5.5% to 6.0% which is Scorpio Tankers’ management’s best estimate for the effective cost of financing that could be obtained in the market in July 2017. Accordingly, we have increased interest expense on a pro forma basis by $1.8 million to reflect the amortization of this fair value adjustment during 2016.

iii.	Obligations due under sale and leaseback financing facilities — the preliminary purchase price allocates the estimated fair value of NPTI’s finance leases, all of which will be assumed as part of the Merger, as $9.0 million greater than carrying value. This determination was made as the average implicit rate in one of the sale and leaseback facilities, which was entered into in 2015, is approximately 7.0% based on the carrying values as of December 31, 2016, taking into consideration the fixed margin on this facility and Scorpio Tankers’ estimate of the variable portion of interest by using the forward interest rate curve calculated from interest swap rates, as published by a third party. Scorpio Tankers’ estimate of fair value adjusted this facility’s carrying value such that the average implicit rate decreased to approximately 6.0%, which is Scorpio Tankers’ best estimate for the effective cost of financing that could be obtained in the market in July 2017. Accordingly, we have decreased interest expense on a pro forma basis by $0.2 million to reflect the amortization of this fair value adjustment during 2016.

Scorpio Tankers is currently exempt from income taxation in the United States under Section 883 and the Treasury Regulations thereunder. It is expected that the combined company will continue to meet such exemption. Accordingly, the above pro forma adjustments have not been given effect to any income tax considerations.

(2)	Pro Forma Reclassifications

a.	Vessel operating costs and Charterhire — NPTI incurred $13.8 million in charterhire expense in 2016 related to three vessels that were time chartered-in for a portion of the year. NPTI recorded this expense within vessel operating expense whereas Scorpio Tankers records such expenses on a separate line item. Accordingly, this expense has been reclassified to Charterhire expense on a pro forma basis.

6. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of the combined company. The pro forma basic and diluted weighted average shares outstanding are a combination of historic Scorpio common shares and the shares issued as part of the combination to holders of Navig8 common shares at an implied exchange ratio of 1.176 Scorpio common share per Navig8 common share, and the estimated 50 million Scorpio common shares from the completion of an underwritten public offering.

The combined company unaudited pro forma condensed combined statement of operations results in a net loss for the year ended December 31, 2016. Accordingly, Scorpio Tankers Inc.’s Convertible Notes interest expense, deferred financing amortization and the potentially dilutive securities relating to the conversion of the Convertible Notes (representing 34,049,792 shares of common stock) along with the potentially dilutive impact of Scorpio Tankers Inc.’s 12,613,585 unvested shares of restricted stock were excluded from the computation of diluted earnings per share.

The weighted average numbers of common shares outstanding were calculated as follows for the year ended December 31, 2016:

(shares in thousands)	Scorpio Tankers Inc.	Navig8 Product Tankers Inc	Pro Forma Combined
Weighted average number of common shares outstanding:
Basic weighted average shares — as reported	161,119	40,569	201,688
Share consideration issued for the Merger	55,000	(40,569)	14,431
Underwritten public offering of common shares	50,000	—	50,000
Estimated Scorpio Tankers transaction costs-Share based	1,500	—	1,500

Basic weighted average shares — pro forma	267,619	—	267,619
Dilutive effect of Restricted stock	—	—	—
Dilutive effect of Convertible Notes	—	—	—

Diluted weighted average shares — pro forma	267,619	—	267,619

INFORMATION ABOUT SCORPIO TANKERS

Scorpio Tankers Inc.

Scorpio Tankers Inc., a Marshall Islands corporation, provides seaborne transportation of refined petroleum products worldwide through its subsidiaries. Scorpio Tankers Inc. began its operations in October 2009 with three vessels. In April 2010, Scorpio Tankers Inc. completed its initial public offering on the NYSE and commenced the trading of its common shares under the symbol “STNG.” As of August 3, 2017, Scorpio Tankers operated a fleet consisting of 82 wholly-owned tankers (23 LR2 tankers, four LR1 tankers, 14 Handymax tankers and 41 MR tankers) with a weighted average age of approximately 2.4 years, and 20 time or bareboat chartered-in tankers (nine Handymax tankers, nine MR tankers, and two LR2 tankers). In addition, as of the same date, Scorpio Tankers had contracts for the construction of four newbuilding MR product tankers. These vessels are expected to be delivered to Scorpio Tankers throughout the remainder of 2017 and first quarter of 2018. Scorpio common shares are listed on the NYSE under the symbol “STNG.”

Chartering Strategy

Scorpio Tankers operates its vessels primarily in commercial pools, on time charters or in the spot market. With respect to the vessels of NPTI, Scorpio Tankers intends to employ, as soon as commercially practicable following the closing of the Merger and NPTI Vessel Acquisition, all of the vessels of NPTI in Scorpio Group Pools (as defined below) subject to, the earlier termination of any non-Scorpio Group Pool (as defined below) arrangement in place for such vessels at the time of the consummation of the Merger.

Commercial Pools. To increase vessel utilization and thereby revenues, Scorpio Tankers participates in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment (which we refer to as “COAs”), thus generating higher effective time charter equivalent revenues than otherwise might be obtainable in the spot market. As of August 3, 2017, 95 of the vessels in Scorpio Tankers’ fleet operated in, or were expected to operate in the Scorpio Group Pools which are managed by members of the Scorpio group of companies (which we refer to as the “Scorpio Group”).

Time Charters. Time charters provide a fixed and stable cash flow for a known period of time. Time charters also mitigate, in part, the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. Scorpio Tankers may in the future, opportunistically look to enter its vessels into time charter contracts. Scorpio Tankers may also enter into time charter contracts with profit sharing agreements, which enable it to benefit if the spot market increases. As of August 3, 2017, five of the vessels in Scorpio Tankers’ fleet were employed under long-term time charters (with initial terms of one year or greater).

Spot Market. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, Scorpio Tankers pays voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable Scorpio Tankers to capture increased profit margins during periods of improvements in tanker rates. As of August 3, 2017, two MR product tankers that were recently delivered to Scorpio Tankers were operating directly in the spot market. These vessels are employed under short term time charter contracts (less than 120 days) prior to their expected entry into the Scorpio MR Pool.

Fleet Management

Scorpio Tankers’ vessels are commercially managed by SCM and technically managed by SSM, each a related party of Scorpio Tankers Inc. and a member of the Scorpio Group, pursuant to an Amended and Restated Master Agreement, between Scorpio Tankers Inc., SCM and SSM. The Amended and Restated Master Agreement may be terminated by any party upon 24 months’ notice, unless terminated earlier in accordance with the provisions thereof. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of Scorpio Tankers’ vessels, in which case a payment equal to 24 months of management fees will apply. Scorpio Tankers expects that additional vessels it acquires in the future will also be managed under the Amended and Restated Master Agreement or on substantially similar terms, including the NPTI Acquisition Vessels and the vessels of NPTI that it expects to acquire upon consummation of the Merger (as soon as commercially practicable following the closing of the Merger and NPTI Vessel Acquisition). The NPTI Acquisition Vessels are expected to join the Scorpio Group Pools during the third quarter of 2017.

In addition, SSH, a related party of Scorpio Tankers Inc. and a member of the Scorpio Group, provides Scorpio Tankers with certain administrative services pursuant to an Amended Administrative Services Agreement, which may be terminated by us upon two years notice.

Scorpio Tankers Inc.’s arrangements with SCM, SSM and SSH are described in further detail below.

Commercial Management. SCM’s commercial management services include securing employment, in the spot market and on time charters, for Scorpio Tankers’ vessels. SCM also manages the Scorpio Group Pools. When Scorpio Tankers’ vessels are operating in one of the Scorpio Group Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to Scorpio Tankers’ LR1/Panamax vessels, $250 per vessel per day with respect to Scorpio Tankers’ LR2 vessels, and $325 per vessel per day with respect to each of Scorpio Tankers’ Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of Scorpio Tankers’ vessels that are not operating in any of the Scorpio Group Pools, Scorpio Tankers pays SCM a fee of $250 per vessel per day for each LR1/Panamax and LR2 vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture.

Technical Management. SSM’s technical management services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. Scorpio Tankers currently pays SSM $685 per vessel per day to provide technical management services for each of Scorpio Tankers’ vessels. This fee is based on contracted rates that were the same as those charged to other, third party vessels managed by SSM at the time the management agreements were entered into. Scorpio Tankers expects the same fees to be applicable in respect of the NPTI Acquisition Vessels and the vessels of NPTI that it expects to acquire upon consummation of the Merger.

Administrative Services. SSH’s administrative services include the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. Scorpio Tankers reimburses SSH for the reasonable direct or indirect expenses it incurs in providing Scorpio Tankers with the administrative services described above. The services provided to Scorpio Tankers by SSH may be sub-contracted to other entities within the Scorpio Group. Further, SSH has agreed, on behalf of itself and other members of the Scorpio Group, that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.

Directors and Executive Management

Set forth below are the names, ages and positions of Scorpio Tankers Inc.’s directors and executive officers as of the date of this proxy statement/prospectus. Scorpio’s board of directors is elected annually, and each director elected holds office for a three-year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The terms of Scorpio Tankers Inc.’s Class II directors expire at the 2018 annual meeting of shareholders, the terms of Scorpio Tankers Inc.’s Class III directors expire at the 2019 annual meeting of shareholders and the terms of the Class I directors expire at the 2020 annual meeting of shareholders. Officers are elected from time to time by vote of Scorpio’s board of directors and hold office until a successor is elected.

Certain of Scorpio Tankers Inc.’s officers participate in business activities not associated with it. As a result, they may devote less time to Scorpio Tankers than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both Scorpio Tankers Inc. as well as shareholders of other companies which they may be affiliated, including other Scorpio Group companies. This may create conflicts of interest in matters involving or affecting Scorpio Tankers and its customers and it is not certain that any of these conflicts of interest will be resolved in Scorpio Tankers’ favor. While there are no formal requirements or guidelines for the allocation of their time between Scorpio Tankers’ business and the business of members of the Scorpio Group, their performance of their duties will be subject to the ongoing oversight of Scorpio’s board of directors.

NAME	AGE	POSITION
Emanuele A. Lauro	38	Chairman, Class I Director, and Chief Executive Officer
Robert Bugbee	57	President and Class II Director
Cameron Mackey	48	Chief Operating Officer and Class III Director
Brian Lee	50	Chief Financial Officer
Filippo Lauro	41	Vice President
Luca Forgione	41	General Counsel
Anoushka Kachelo	37	Secretary
Alexandre Albertini	40	Class III Director
Ademaro Lanzara	75	Class I Director
Marianne Økland	55	Class III Director
Jose Tarruella	46	Class II Director
Reidar Brekke	55	Class II Director
Merrick Rayner*	62	Class I Director

*	Mr. Merrick Rayner has agreed to serve on the board of directors of Scorpio Tankers Inc. effective immediately after the closing of the Merger.

Biographical information concerning the directors and executive officers listed above is set forth below.

Emanuele A. Lauro, Chairman and Chief Executive Officer

Emanuele A. Lauro, Scorpio Tankers Inc.’s founder, serves and has served as Chairman and Chief Executive Officer since the closing of Scorpio Tankers Inc.’s initial public offering in April 2010. Mr. Lauro also co-founded and serves as Chairman and Chief Executive Officer of Scorpio Bulkers (NYSE: SALT), since its formation in 2013, and as Director of the Standard Club since May 2013. He joined the Scorpio Group in 2003 and has continued to serve there in a senior management position since 2004. Under Mr. Lauro’s leadership, Scorpio Group has grown from an owner of three vessels in 2003 to become a leading operator and manager of over 210 vessels in 2016. Over the course of the last several years, Mr. Lauro has founded and developed all of the Scorpio Group Pools in addition to several other ventures such as Scorpio Logistics, which owns and operates specialized assets engaged in the transshipment of dry cargo commodities and invests in coastal transportation and port infrastructure developments in Asia and Africa since 2007. Mr. Lauro has a degree in international business from the European Business School, London. Mr. Lauro is the brother of Scorpio Tankers Inc.’s Vice President, Mr. Filippo Lauro.

Robert Bugbee, President and Director

Robert Bugbee serves and has served as a Director and President since the closing of Scorpio Tankers Inc.’s initial public offering in April 2010. He has more than 30 years of experience in the shipping industry. Mr. Bugbee also co-founded and serves as President and Director of Scorpio Bulkers. He joined the Scorpio Group in February 2009 and has continued to serve there in a senior management position. Prior to joining Scorpio Group, Mr. Bugbee was a partner at Ospraie Management LLP between 2007 and 2008, a company which advises and invests in commodities and basic industry. From 1995 to 2007, Mr. Bugbee was employed at OMI Corporation, or OMI, a NYSE-listed tanker company which was sold in 2007. While at OMI, Mr. Bugbee served as President from January 2002 until the sale of the company, and before that served as Executive Vice President since January 2001, Chief Operating Officer since March 2000, and Senior Vice President from August 1995 to June 1998. Mr. Bugbee joined OMI in February 1995. Prior to this, he was employed by Gotaas-Larsen Shipping Corporation since 1984. During this time he took a two year sabbatical beginning 1987 for the M.I.B. Program at the Norwegian School for Economics and Business administration in Bergen. He has a B.A. (Honors) from London University.

Cameron Mackey, Chief Operating Officer and Director

Cameron Mackey serves and has served as Scorpio Tankers Inc.’s Chief Operating Officer since the closing of its initial public offering in April 2010 and as a Director since May 2013. Mr. Mackey also serves as Chief Operating Officer of Scorpio Bulkers. He joined Scorpio Group in March 2009, where he continues to serve in a senior management position. Prior to joining Scorpio Group, he was an equity and commodity analyst at Ospraie Management LLC from 2007 to 2008. Prior to that, he was Senior Vice President of OMI Marine Services LLC from 2004 to 2007, where he was also in Business Development from 2002 to 2004. He has been employed in the shipping industry since 1994 and, earlier in his career, was employed in unlicensed and licensed positions in the merchant navy, primarily on tankers in the international fleet of Mobil Oil Corporation, where he held the qualification of Master Mariner. He has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, a B.S. from the Massachusetts Maritime Academy and a B.A. from Princeton University.

Brian Lee, Chief Financial Officer

Brian Lee serves and has served as Scorpio Tankers Inc.’s Chief Financial Officer since the closing of its initial public offering in April 2010. He joined Scorpio Group in April 2009 where he continues to serve in a senior management position. He has been employed in the shipping industry since 1998. Prior to joining Scorpio Group, he was the Controller of OMI from 2001 until the sale of the company in 2007. Mr. Lee has an M.B.A. from the University of Connecticut and has a B.S. in Business Administration from the University at Buffalo, State University of New York.

Filippo Lauro, Vice President

Mr. Filippo Lauro serves and has served as an executive officer of Scorpio Tankers Inc. with the title of Vice President since May 27, 2015. Mr. Lauro also serves and has served as Vice President of Scorpio Bulkers since June 2016. He joined Scorpio Group in 2010 and has continued to serve there in a senior management position. Prior to joining Scorpio Group, Mr. Lauro was the founder of and held senior executive roles in several private companies, primarily active in real estate, golf courses and resorts development. Mr. Lauro is the brother of Scorpio Tankers Inc.’s Chairman and Chief Executive Officer, Mr. Emanuele Lauro.

Luca Forgione, General Counsel

Luca Forgione serves and has served as General Counsel since the closing of Scorpio Tankers Inc.’s initial public offering in April 2010 and has served as Secretary until December 2, 2013. Mr. Forgione also serves as

General Counsel of Scorpio Bulkers. He joined Scorpio Group in August 2009 where he continues to serve as General Counsel. He is licensed as a lawyer in his native Italy and as a Solicitor of the Supreme Court of England & Wales. Mr. Forgione has more than ten years of shipping industry experience and has worked in the fields of shipping, offshore logistics, commodity trading and energy since the beginning of his in-house career, most recently with Constellation Energy Commodities Group Ltd. in London, and now part of Exelon (NYSE: EXC) from 2007 to 2009, and previously with Coeclerici S.p.a. in Milan from 2004 to 2007. He has experience with all aspects of the supply chain of drybulk and energy commodities (upstream and downstream), and has developed considerable understanding of the regulatory and compliance regimes surrounding the trading of physical and financial commodities as well as the owning, managing and chartering of vessels. Mr. Forgione was a Tutor in International Trade Law and Admiralty Law at University College London (U.K.) and more recently a Visiting Lecturer in International Trade Law at King’s College (U.K.). He has a Master’s Degree in Maritime Law from the University of Southampton (U.K.) and a Law Degree from the University of Genoa (Italy).

Anoushka Kachelo, Secretary

Anoushka Kachelo serves and has served as Scorpio Tankers Inc.’s Secretary since December 2, 2013. Mrs. Kachelo also serves as Secretary of Scorpio Bulkers. She joined Scorpio Group in September 2010 as Senior Legal Counsel. Mrs. Kachelo is a Solicitor of the Supreme Court of England & Wales and has worked in the fields of commodity trading, energy and asset finance. Prior to joining the Scorpio Group, Mrs. Kachelo was Legal Counsel for the Commodities Team at JPMorgan (London) and prior to that in private practice for the London office of McDermott Will & Emery and Linklaters. She has a BA in Jurisprudence from the University of Oxford (U.K.).

Ademaro Lanzara, Director

Ademaro Lanzara serves and has served on Scorpio’s board of directors since the closing of its initial public offering in April 2010. Mr. Lanzara serves and has served as Chairman of BPV Finance (International) Plc Dublin since 2008. He also serves and has served as Chairman of NEM Sgr SpA Vicenza since November 2013. Mr. Lanzara previously served as the deputy Chairman and Chairman of the Audit Committee of Cattolica Life Inc. Dublin from 2011 to July 2017 and as Chairman of BPVI Fondi Sgr SpA, Milano from April 2012 until November 2013. From 1963 to 2006, Mr. Lanzara held a number of positions with BNL spa Rome, a leading Italian banking group, including Deputy Group CEO, acting as the Chairman of the Credit Committee and Chairman of the Finance Committee. He also served as Chairman and/or director of a number of BNL controlled banks or financial companies in Europe, the United States and South America. He formerly served as a director of each of Istituto dell’Enciclopedia Italiana fondata da Giovanni Treccani Spa, Rome, Italy, the Institute of International Finance Inc. in Washington DC, Compagnie Financiere Edmond de Rothschild Banque, in Paris, France, ABI-Italian Banking Association in Rome, Italy, FITD-Interbank deposit Protection Fund, in Rome, Italy, ICC International Chamber of Commerce Italian section, Rome, Italy and Co-Chairman Round Table of Bankers and Small and Medium Enterprises, European Commission, in Brussels, Belgium. Mr. Lanzara has an economics degree (graduated magna cum laude) from the University of Naples, a law degree from the University of Naples and completed the Program for Management Development (PMD) at Harvard Business School.

Alexandre Albertini, Director

Alexandre Albertini serves and has served on Scorpio’s board of directors since the closing of its initial public offering in April 2010. Mr. Albertini has more than 20 years of experience in the shipping industry. He has been employed by Marfin Management SAM, a drybulk ship management company, since 1997 and has served as its CEO since October 2010. Marfin operates 13 vessels, providing services such as technical, commercial, and crew management as well as insurance, legal, financial, and information technology. He also serves as President of Ant. Topic srl, a vessel and crewing agent based in Trieste, Italy. Mr. Albertini serves on the board of a private company in addition to various trade associations; BIMCO, Monaco Chamber of Shipping, Intermanager, FEDEM and was recently appointed as a Director of The Steamship Mutual Underwriting Association (Bermuda) Limited.

Marianne Økland, Director

Marianne Økland serves and has served on Scorpio’s board of directors since April 2013. Ms. Økland is also a Managing Director of Avista Partners, a London based consultancy company that provides advisory services and raises capital. In addition, she is a non-executive director at each of IDFC Limited, IDFC NOFHC, IDFC Alternatives (India), and the National Bank of Greece. She also serves on the Audit Committees of IDFC Limited and the National Bank of Greece. Previously, she was a non-executive director at NLB (Slovenia) and Islandsbanki (Iceland). Between 1993 and 2008, Ms. Økland held various investment banking positions at JP Morgan Chase & Co. and UBS where she focused on debt capital raising and structuring. Ms. Økland has led many transactions for large Nordic banks and insurance companies, including some of the most significant mergers and acquisitions in these sectors. Between 1988 and 1993, Ms. Økland headed European operations of Marsoft, a Boston, Oslo and London based consulting firm that advises banks and large shipping, oil and raw material companies on shipping strategies and investments. Ms. Økland holds a M.Sc. degree in Finance and Economics from the Norwegian School of Economics and Business Administration where she also worked as a researcher and taught mathematics and statistics.

Jose Tarruella, Director

Jose Tarruella serves and has served on Scorpio’s board of directors since May 2013. Mr. Tarruella is also the founder and Chairman of Camino de Esles s.l., a high-end restaurant chain with franchises throughout Madrid, Spain, since 2007. Prior to forming Camino de Esles, Mr. Tarruella was a Director in Group Tragaluz, which owns and operates restaurants throughout Spain. Mr. Tarruella also acted as a consultant for the Spanish interests of Rank Group plc (LSE: RNK.L) a leading European gaming-based entertainment business. He has been involved in corporate relations for Esade Business School in Madrid. He earned an International MBA from Esade Business School in Barcelona and an MA from the University of Navarre in Spain.

Reidar C. Brekke, Director

Reidar C. Brekke serves and has served on Scorpio’s board of directors since December 2016. Mr. Brekke has over 20 years’ experience in the international energy, container logistics and transportation sector. He also serves as a member of the board of directors of Diana Containerships Inc. (NASDAQ: DCIX), a position he has held since June 2010. Mr. Brekke has served as a board member and President of Intermodal Holdings LP, an investor and operator of marine containers, owned by a New York based investment firm, since 2012, and is currently a board member of a privately-held company involved in container logistics. From 2008 to 2012, Mr. Brekke served as President of Energy Capital Solution Inc., a company that provides strategic and financial advisory services to international shipping, logistics and energy related companies. From 2003 to 2008, he served as Manager of Poten Capital Services LLC, a registered broker-dealer specialized in the maritime sector. Prior to 2003, Mr. Brekke served as Chief Financial Officer, then President and Chief Operating Officer, of SynchroNet Marine, a logistics service provider to the global container transportation industry. He also held various senior positions with AMA Capital Partners LLC (formerly American Marine Advisers), a merchant banking firm focused on the maritime and energy industries. Furthermore, Mr. Brekke has been an adjunct professor at Columbia University’s School of International and Public Affairs — Center for Energy, Marine Transportation and Public Policy. Mr. Brekke graduated from the New Mexico Military Institute in 1986 and has an MBA from the University of Nevada, Reno.

Merrick Rayner, Director (appointment effective as of the closing of the Merger)

Mr. Merrick Rayner has been appointed to serve on the board of directors of Scorpio Tankers Inc., effective as of the closing of the Merger. Mr. Rayner has over 40 years of experience in the tanker business. From 1974 to 2003, Mr. Rayner was a broker at H. Clarkson & Company Limited shipbrokers, with experience in both the deep sea tanker chartering business as well as new and second hand vessel sale and purchase. From 1987 to 1989 Mr. Rayner served as Director of Clarkson Sale and Purchase Division. From 1989 until leaving H. Clarkson &

Company Limited in 2003, he was a director of the company, and also served as a director of Clarkson Research Studies from 1992 until 2003. In 2003 Mr. Rayner joined E.A. Gibson’s shipbrokers as a broker, where he developed the company’s time charter group. He also served as a director of Gibson’s from 2012 until his retirement in 2016. Mr. Rayner currently resides in the United Kingdom.

Scorpio Tankers’ Relationship with Scorpio Group and Other of its Affiliates

Scorpio Tankers believes that one of its principal strengths is its relationship with the Scorpio Group. Scorpio Tankers’ vessel operations are managed under the supervision of its board of directors, by its management team and by members of the Scorpio Group, including SCM and SSM. Scorpio Tankers’ relationship with the Scorpio Group provides access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which Scorpio Tankers believes allows it to compete more effectively and operate its vessels on a cost efficient basis. Scorpio Tankers can provide no assurance, however, that it will realize any benefits from its relationship with the Scorpio Group.

The Scorpio Group is owned and controlled by the Lolli-Ghetti family, of which Messrs. Emanuele Lauro, Scorpio Tankers Inc.’ Founder, Chairman and Chief Executive Officer, and Filippo Lauro, Scorpio Tankers Inc.’s Vice President, are members. In addition, all of Scorpio Tankers’ executive officers serve in similar management positions in certain other companies within the Scorpio Group, and Mr. Emanuele Lauro and Mr. Bugbee, Scorpio Tankers Inc.’s Chief Executive Officer and President, respectively, and other members of Scorpio Tankers’ senior management have a minority equity interest in SSH, a member of the Scorpio Group and the entity that provides Scorpio Tankers with certain administrative services.

These responsibilities and relationships could create conflicts of interest between Scorpio Tankers, on the one hand, and SCM, SSM, SSH, or other Scorpio Group companies, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in Scorpio Tankers’ fleet versus vessels managed by other members of the Scorpio Group. For example, SCM and SSM, Scorpio Tankers’ commercial manager and technical manager, respectively, may give preferential treatment to vessels that are time chartered-in by related parties because Messrs. Lauro and members of their family may receive greater economic benefits. As a result of these conflicts, such Scorpio Group companies, who have limited contractual duties, may favor their own or other owner’s interests over Scorpio Tankers’ interests. These conflicts may have unfavorable results for Scorpio Tankers and its shareholders.

Recent Developments

NPTI Vessel Acquisition

In connection with the Merger, on May 23, 2017, Scorpio Tankers entered into the Stock Purchase Agreement with Navig8 E-Ships to acquire from Navig8 E-Ships the Seller Subsidiaries that own the NPTI Acquisition Vessels, for an aggregate purchase price of $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt (inclusive of accrued interest). The NPTI Vessel Acquisition closed on June 14, 2017. The purchase price is subject to adjustment, post-closing, as set forth in the Stock Purchase Agreement, based on the final determination of the net asset or net liability position of the Seller Subsidiaries as of June 14, 2017 (which is expected to be determined during the third quarter of 2017). The NPTI Acquisition Vessels are currently operating in the Navig8 Group’s LR8 pool and are expected to be delivered to a Scorpio Group pool during the third quarter of 2017. If the Merger is consummated, the consideration transferred as part of the NPTI Vessel Acquisition is expected to remain with NPTI through closing of the Merger and will form part of the balance sheet of the Combined Company. Scorpio Tankers used a portion of the proceeds from the Scorpio Tankers Underwritten Public Offering to fund the purchase price of the NPTI Acquisition Vessels.

NPTI Employment and Vessel Operation Arrangement

As part of the Merger, Scorpio Tankers has entered into agreements with certain entities and persons related to Navig8 Product Tankers Inc to terminate various arrangements relating to the employment of certain members of NPTI senior management, the operation of NPTI’s vessels and certain pooling arrangements in exchange for cash payments of in aggregate $18.9 million and the issuance or the payment of the cash equivalent of 1.5 million shares. In connection with the issuance of these shares, a warrant to purchase an aggregate of 222,224 Scorpio common shares was issued to Navig8 Limited on June 9, 2017 in connection with the NPTI Vessel Acquisition and a second warrant to purchase an aggregate of 1,277,776 Scorpio common shares is expected to be issued at the closing of the Merger, with each warrant to be exercisable on a pro-rata basis upon the redelivery of each NPTI vessel from the applicable Navig8 Group product tanker pool.

Scorpio Public Offering

It was a condition to the Merger that Scorpio Tankers Inc. price the Scorpio Public Offering. This condition was satisfied on May 24, 2017 when Scorpio Tankers Inc. priced its underwritten public equity offering for 50.0 million of its common shares at a public offering price of $4.00 per share.

NPTI Lender Consents

NPTI is party to loan facilities and bareboat charter arrangements with financial institutions and leasing companies. Certain of these agreements require the consent of those financial institutions and leasing companies in order to consummate the Merger, which is a “change of control” as defined under those agreements. We refer to these as “Change of Control Consents.” In addition, all of the loan facilities and bareboat charter arrangements require the consent of those financial institutions and leasing companies in order to move NPTI’s vessels into the Scorpio Group Pools, change the technical manager to managers within the Scorpio Group, rename NPTI’s vessels, add each NPTI vessel onto Scorpio Tankers’ insurance policies, align certain of the financial covenants with those in Scorpio Tankers’ existing credit facilities, and put in place such other logical changes and amendments to the loan facilities and bareboat charter arrangements in order for Scorpio Tankers to be able to place NPTI’s vessels into the Scorpio Group Pools. We refer to these as “Technical Consents.” Scorpio Tankers has been actively approaching each of the financial institutions and leasing companies in order to obtain their consent and expects to have all of such consents in place prior to the consummation of the Merger. While Scorpio Tankers has received commitments from each of NPTI’s financial institutions to provide Scorpio Tankers with the required consents, Scorpio Tankers has not received a Change of Control Consent or Technical Consent from BCFL, one of NPTI’s leasing companies. To the extent Scorpio Tankers is unable to obtain the required Change of Control Consent or Technical Consent from such leasing company prior to the consummation of the Merger, Scorpio Tankers has arranged a commitment from ABN AMRO (which is described below) to refinance the bareboat charter arrangements. In addition Scorpio Tankers has not received a Technical Consent from CMBFL, one of NPTI’s other leasing companies. While Scorpio Tankers expects to receive this Technical Consent prior to closing the Merger, the receipt of such consent is not a condition to the closing of the Merger.

Up to 11 NPTI vessels are expected to be redelivered from the applicable Navig8 Group product tanker pools to the NPTI subsidiary that owns each such vessel prior to the closing of the Merger. To facilitate the transition of the commercial management of these vessels, SCM has agreed to provide commercial management services to these NPTI vessels upon delivery to the relevant NPTI subsidiary and prior to the closing of the Merger. Such transfer of commercial management requires the consent of the counterparties under the financing arrangements relating to these vessels. While Scorpio Tankers and NPTI expect to obtain the required consents, failure to obtain such consents may result in the relevant vessels temporarily trading in the spot market or being left idle until such consents are obtained or the closing of the Merger, which may have an negative impact on such vessels’ earnings during this time period. Neither Scorpio Tankers nor NPTI expects that proceeding with this arrangement will delay or impede the completion of the Merger.

ABN AMRO Credit Facility

In connection with the Merger, Scorpio Tankers received a commitment from ABN AMRO for a credit facility consisting of a senior secured term loan facility of up to $225.0 million and a junior secured term loan facility of up to $40.0 million. This facility was put in place as a ‘back-stop’ whereby its proceeds may be used to repay outstanding indebtedness relating to nine of the NPTI vessels Scorpio Tankers will acquire in the Merger in the event that the financial institutions through which NPTI has outstanding borrowings relating to such vessels do not provide the consents required to consummate the Merger. As of August 3, 2017, Scorpio Tankers has obtained such consents for six of the NPTI vessels but has not yet obtained a signed Change of Control or Technical Consent from BCFL relating to the remaining three NPTI vessels. As a result, in the event that Scorpio Tankers is unable to obtain such consents from BCFL at the time that all conditions to closing the Merger have been satisfied or waived, Scorpio Tankers and NPTI would consummate the Merger, and the $111.2 million outstanding (as of July 31, 2017) under BCFL’s sale and leaseback arrangement together with a pre-payment penalty of $11.1 million would be due and payable at closing.

Borrowings under this credit facility will be made available during the period from the closing date of the facility until 60 days thereafter. Availability under this senior secured term loan facility has been voluntarily reduced by Scorpio Tankers and is now expected to be the lower of $79.5 million and 60% of the aggregate fair market value of the respective vessels securing the loan. Availability under this junior secured term loan facility has been voluntarily reduced by Scorpio Tankers and is now expected to be the lower of $13.25 million and 10% of the aggregate fair market value of the respective vessels securing the loan. Borrowings under the senior secured term loan facility are expected to bear interest at a rate of LIBOR plus 2.65% per annum and borrowings under the junior secured term loan facility are expected to bear interest at a rate of LIBOR plus a weighted average margin of 4.87% per annum. In the event that borrowings are made under this facility, it will mature on the date five years from the drawdown date and the junior secured term loan facility will mature on the date 18 months from the drawdown date.

The remaining terms and conditions, including covenants, of this credit facility are expected to be similar to those in Scorpio Tankers’ existing credit facilities. This credit facility is subject to customary conditions precedent and the execution of definitive documentation.

Sale of Vessels

In June and July 2017, Scorpio Tankers sold two of its 2013-built MR product tankers, STI Emerald and STI Sapphire, respectively, for $56.4 million in aggregate. Scorpio Tankers expects to record an aggregate loss of $9.2 million in connection with this transaction during the second quarter of 2017. Additionally, in June 2017 Scorpio Tankers repaid the aggregate outstanding indebtedness relating to these vessels under the BNP Paribas Credit Facility of $27.6 million and expects to write-off an aggregate of $0.5 million of deferred financing fees upon repayment.

Sale and Leaseback of Three Vessels

In April 2017, Scorpio Tankers executed agreements with BCFL to sell and leaseback, on a bareboat basis, three 2013-built MR product tankers, STI Beryl, STI Le Rocher and STI Larvotto. The selling price was $29.0 million per vessel and Scorpio Tankers has agreed to bareboat charter-in the vessels for a period of up to eight years for $8,800 per day per vessel. Each bareboat agreement is expected to be accounted for as an operating lease.

Scorpio Tankers has the option to purchase these vessels beginning at the end of the fifth year of the agreements through the end of the eighth year of the agreements. Additionally, a deposit of $4.35 million per vessel was retained by the buyers and will either be applied to the purchase price of the vessel if a purchase option is exercised, or refunded to Scorpio Tankers at the expiration of the agreement.

These vessel sales closed in April 2017 and as a result, Scorpio Tankers repaid all amounts outstanding under its 2011 Credit Facility of $42.2 million and recorded a $14.2 million loss on sales of vessels in April 2017.

DVB 2017 Credit Facility

In April 2017, Scorpio Tankers refinanced the outstanding indebtedness related to STI Wembley, STI Milwaukee, STI Seneca and STI Alexis by repaying an aggregate of $86.8 million on its DVB Credit Facility that was entered into in September 2016, and drawing down an aggregate of $81.4 million under its DVB 2017 Credit Facility that was entered into in March 2017. The drawdown amounts and dates were as follows:

Drawdown amount
(in millions of U.S. dollars)	Drawdown date	Collateral
$28.3	April 2017	STI Alexis
18.9	April 2017	STI Seneca
17.9	April 2017	STI Milwaukee
16.3	April 2017	STI Wembley

7.50% Senior Unsecured Notes due 2017

On March 28, 2017, Scorpio commenced a cash tender offer for its outstanding 7.50% senior unsecured notes due 2017 for consideration of $25.00 per $25.00 principal amount of the 7.50% senior unsecured notes due 2017, plus accrued and unpaid interest. The tender offer provided for an early tender deadline of April 11, 2017 and an expiration date of April 25, 2017. Scorpio Tankers Inc. accepted for payment an aggregate of 250,419 7.50% senior unsecured notes due 2017 that were validly tendered and not properly withdrawn in accordance with the terms of the tender offer, for an aggregate purchase price of $6.3 million (excluding accrued interest).

8.25% Senior Unsecured Notes due 2019

On March 31, 2017, Scorpio Tankers Inc. closed the issuance of $50.0 million aggregate principal amount of its 8.25% senior unsecured notes due 2019. On April 17, 2017, it issued an additional $7.5 million aggregate principal amount of 8.25% senior unsecured notes due 2019 in connection with the underwriter’s exercise in full of its overallotment option. The aggregate net proceeds of the 8.25% senior unsecured notes due 2019, after estimated fees and expenses, were approximately $55.3 million.

Scorpio Tankers Inc. may redeem the 8.25% senior unsecured notes due 2019, at its option, in whole or in part, at any time on or after December 1, 2018, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. It used a portion of the net proceeds from the issuance of the 8.25% senior unsecured notes due 2019 to fund the tender offer for its 7.50% senior unsecured notes due 2017 and it may also use a portion of the net proceeds from the issuance of the 8.25% senior unsecured notes due 2019 to repay any 7.50% senior unsecured notes due 2017 not repurchased in the tender offer. Any remaining net proceeds from the issuance of the 8.25% senior unsecured notes due 2019 are expected to be used for general corporate purposes and working capital.

Vessel Delivery and Related Debt Drawdown

In July 2017, Scorpio Tankers took delivery of STI Leblon and STI La Boca, MR product tankers that were under construction with HMD. As part of these deliveries, Scorpio Tankers drew down $21.0 million from its 2017 Credit Facility in June 2017 to partially finance the purchase of STI Leblon and $21.0 million from its 2017 Credit Facility in July 2017 to partially finance the purchase of STI La Boca.

In April 2017, Scorpio Tankers took delivery of STI Bosphorus, an MR product tanker that was under construction by HMD. As part of this delivery, Scorpio Tankers drew down $20.4 million from its 2017 Credit Facility to partially finance the purchase of this vessel.

Dividend Declaration

On April 26, 2017, Scorpio’s board of directors declared a quarterly cash dividend of $0.01 per share, payable on or about June 14, 2017 to all shareholders as of May 11, 2017.

Convertible Senior Notes due 2019

On May 11, 2017, the conversion rate of Scorpio Tankers Inc.’s convertible senior notes due 2019, (which we refer to as the “Convertible Notes”), was adjusted to reflect a cash dividend with respect to Scorpio Tankers Inc.’s common shares. The new conversion rate for the Convertible Notes was adjusted to 98.1588 Scorpio common shares per $1,000 principal amount of the Convertibles Notes, representing an increase of the prior conversion rate of 0.2272 shares per $1,000 principal amount of the Convertible Notes.

Time charter-in update

In May 2017, Scorpio Tankers entered into a new time charter-in agreement on an MR product tanker that was previously time chartered-in for six months at $13,000 per day. This agreement was effective in June 2017. Scorpio Tankers has options to extend this charter for a further six months at $13,250 per day and, should the initial option be exercised, a second option for an additional year at $14,500 per day.

In June 2017, Scorpio Tankers entered into a time charter-in agreement for an LR2 product tanker for six months at $14,750 per day. Scorpio Tankers has an option to extend this charter for an additional six months at $15,750 per day. This vessel is expected to be delivered during the third quarter of 2017.

Credit Facility Amendments

In June and July 2017, Scorpio Tankers reached agreements, in principle, with its lenders to amend certain financial covenants within all of its senior secured credit facilities. These amendments will reduce the minimum ratio of Consolidated EBITDA to Consolidated Net Interest Expense to 1.50 to 1.00 from 2.50 to 1.00 through and including March 31, 2018. The ratio will increase to 2:50 to 1.00 thereafter.

Under Scorpio Tankers’ 2017 Credit Facility (with a group of financial institutions led by Macquarie Bank Limited (London Branch)), the minimum threshold for the aggregate fair market value of the vessels as a percentage of the then aggregate principal amount under such facility, has been amended to the following:

From	To	Minimum ratio
3-Aug-17	31-Dec-17	160%
1-Jan-18	31-Dec-18	155%
1-Jan-19	31-Dec-19	150%
1-Jan-20	Maturity	145%

Scorpio Tankers believes it was in compliance with all of its loan covenants prior to these amendments.

Unaudited Results for the Three Months Ended March 31, 2017

The table below sets forth Scorpio Tankers unaudited statement of profit or loss for the three months ended March 31, 2017 and 2016 and summary balance sheet data as of March 31, 2017 and December 31, 2016, which have been prepared in accordance with IRFS. The interim financial data is not necessarily indicative of future results.

	For the three months ended March 31,
In thousands of U.S. dollars except per share and share data	2017	2016
Revenue
Vessel revenue	$122,801	$165,128
Operating expenses
Vessel operating costs	(48,148)	(48,035)
Voyage expenses	(2,532)	(356)
Charterhire	(19,431)	(15,645)
Depreciation	(30,502)	(30,204)
General and administrative expenses	(11,910)	(17,017)
Loss on sale of vessels and write down of vessels held for sale	—	(2,215)

Total operating expenses	(112,523)	(113,472)

Operating income	10,278	51,656

Other (expense) and income, net
Financial expenses	(21,664)	(25,221)
Realized loss on derivative financial instruments	(116)	—
Unrealized gain on derivative financial instruments	—	1,002
Financial income	52	615
Other expenses, net	(83)	(21)

Total other expense, net	(21,811)	(23,625)

Net (loss) / income	$(11,533)	$28,031

(Loss) / earnings per share
Basic	$(0.07)	$0.17
Diluted	$(0.07)	$0.17
Basic weighted average shares outstanding	162,711,256	160,471,857
Diluted weighted average shares outstanding(1)	162,711,256	165,680,353

(1)	The dilutive effect of (i) unvested shares of restricted stock and (ii) the potentially dilutive securities relating to our Convertible Notes were excluded from the computation of diluted earnings per share for the three months ended March 31, 2017 because their effect would have been anti-dilutive. Weighted average shares under the if-converted method (which includes the potential dilutive effect of both the unvested shares of restricted stock and our Convertible Notes) were 201,397,805 for the three months ended March 31, 2017.

Summary balance sheet data

	March 31, 2017	December 31, 2016
In thousands of U.S. dollars	(unaudited)
Balance sheet data
Cash and cash equivalents	$129,459	$99,887
Vessels and drydock	3,025,031	2,913,254
Vessels under construction	84,067	137,917
Total assets	3,319,044	3,230,187
Current and non-current debt(1)	1,973,633	1,882,681
Shareholders’ equity	1,308,210	1,315,200

(1)	Current and non-current debt as of March 31, 2017 and December 31, 2016 is shown net of deferred financing fees of $39.7 million and $37.4 million, respectively.

The table below sets forth certain other operating data for the three months ended March 31, 2017 and 2016.

	For the three months ended March 31,
Time charter equivalent per day(1)	2017	2016
LR2 Vessels	$16,543	$27,383
LR1 Vessels	13,545	25,078
MR Vessels	13,429	18,525
Handymax Vessels	14,497	15,989

(1)	Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or TCE, per day, which is calculated by subtracting voyage expenses, including bunkers and port charges, from vessel revenue and dividing the net amount (time charter equivalent revenues) by the number of revenue days in the period. Revenue days are the number of days the vessel is owned less the number of days the vessel is off-hire for drydock and repairs.

INFORMATION ABOUT NPTI

Navig8 is a Marshall Islands corporation which together with its subsidiaries operates LR1 and LR2 tankers with fuel-efficient specifications and carrying capacities between 74,000 dwt and 113,000 dwt in the international shipping markets. NPTI operates 23 eco-design product tankers, of which eight are LR1s and 15 are LR2s delivered between 2015 and 2017.

Each of NPTI’s delivered vessels is operated in its Commercial Pools controlled by the Pool Companies pursuant to a time charter contract and pool agreement in respect of each vessel. By operating NPTI’s vessels in the Commercial Pools of the Navig8 Group, NPTI leverages Navig8 Group’s commercial experience, accesses a large existing customer base, and secures employment through a combination of voyage charters, contracts of affreightment (or “CoAs”) and time charters.

NPTI’s Fleet

As of August 3, 2017, NPTI had 23 product tankers (eight LR1 and 15 LR2) on the water, all built between November 2015 and May 2017. Below is summary of NPTI’s fleet:

•	Seven 109,999 DWT LR2 product tankers (which we refer to as the “Sungdong Vessels”) built at Sungdong Shipbuilding & Marine Engineering Co. (“Sungdong”). NPTI took delivery of the final Sungdong vessel in August 2016; all vessels operate in Navig8 Group’s Alpha8 pool.

•	Eight 113,000 DWT LR2 product tankers (which we refer to as the “CSSC Vessels”) built at CSSC Offshore & Marine Engineering (Group) Company Limited (which we refer to as “CSSC Offshore”), formerly known as Guangzhou Shipyard International Company. NPTI took delivery of the last vessel in May 2017; all vessels operate in Navig8 Group’s Alpha8 pool.

•	Four 74,000 DWT LR1 product tankers (which we refer to as the “STX Vessels”) built at STX Offshore & Shipbuilding Co., Ltd. (which we refer to as “STX”). NPTI took delivery of the final STX vessel in May 2016; all vessels operate in Navig8 Group’s LR8 pool.

•	Four 74,000 DWT LR1 product tankers (which we refer to as the “SPP Vessels”) built at SPP Shipbuilding Co., Ltd (which we refer to as “SPP”). NPTI took delivery of the final two SPP vessels during the three months ended December 31, 2016; all vessels operate in Navig8 Group’s LR8 pool.

The following table summarizes key information about NPTI’s fully delivered fleet.

Vessel Name		Type	Capacity (dwt)	Yard	Year Built
1	Navig8 Solidarity	LR2	109,999	Sungdong, Korea	2015
2	Navig8 Stability	LR2	109,999	Sungdong, Korea	2016
3	Navig8 Solace	LR2	109,999	Sungdong, Korea	2016
4	Navig8 Symphony	LR2	109,999	Sungdong, Korea	2016
5	Navig8 Sanctity	LR2	109,999	Sungdong, Korea	2016
6	Navig8 Experience	LR1	74,000	STX, Korea	2016
7	Navig8 Steadfast	LR2	109,999	Sungdong, Korea	2016
8	Navig8 Grace	LR2	113,000	CSSC, China	2016
9	Navig8 Gallantry	LR2	113,000	CSSC, China	2016
10	Navig8 Executive	LR1	74,000	STX, Korea	2016
11	Navig8 Express	LR1	74,000	STX, Korea	2016
12	Navig8 Excellence	LR1	74,000	STX, Korea	2016
13	Navig8 Pride	LR1	74,000	SPP, Korea	2016
14	Navig8 Supreme	LR2	109,999	Sungdong, Korea	2016
15	Navig8 Guard	LR2	113,000	CSSC, China	2016
16	Navig8 Providence	LR1	74,000	SPP, Korea	2016
17	Navig8 Guide	LR2	113,000	CSSC, China	2016
18	Navig8 Precision	LR1	74,000	SPP, Korea	2016
19	Navig8 Prestige	LR1	74,000	SPP, Korea	2016
20	Navig8 Goal	LR2	113,000	CSSC, China	2016
21	Navig8 Gauntlet	LR2	113,000	CSSC, China	2017
22	Navig8 Gladiator	LR2	113,000	CSSC, China	2017
23	Navig8 Gratitude	LR2	113,000	CSSC, China	2017
Total dwt:			2,265,993

Management of NPTI’s Business

History and Development of NPTI

Navig8 Product Tankers Inc was incorporated in the Republic of the Marshall Islands on August 6, 2013. As of June 30, 2017, Navig8 Product Tankers Inc has issued an aggregate of 46,877,945 of its common shares, resulting in net proceeds to NPTI of $421.7 million in aggregate.

NPTI agreed to acquire the 30 vessels in its fleet for an aggregate purchase price of $1,454.7 million. Excluding the three LR2 vessels which were sold to Scorpio Tankers in 2015, as of June 30, 2017, NPTI has made a total of $1,306.2 million in contractual payments to the shipyards for these vessels, all of which have been delivered.

Equity Private Placements

On September 4, 2013, Navig8 Product Tankers Inc. issued 14,000,000 common shares to its shareholders in a private placement, and issued an additional 3,000,000 common shares to its shareholders in an additional tranche of such private placement on September 27, 2013 at a subscription price of $10.00 per share.

Navig8 Product Tankers Inc. issued additional common shares in a series of private placements: 14,285,714 common shares on November 1, 2013 at a subscription price of $10.50 per share and 7,714,969 common shares on July 16, 2014 at a subscription price of $12.25 per share.

On November 23, 2016 and December 5, 2016, Navig8 Product Tankers Inc. issued a total of 3,000,000 Navig8 Preference Shares and 7,032,000 of its common shares in a rights offering to its shareholders of record as of November 14, 2016. The subscription price for the rights offering was $10.00 per unit, each unit comprising one Navig8 Preference Share and 2.344 common shares. The rights offering was offered to all holders of Navig8 common shares of record as of November 14, 2016 on the same basis and terms.

Officers and Crewing

As part of the services they provide, NPTI’s Technical Managers have the responsibility for the identification, selection and recruitment of all seafaring officers and crew members aboard NPTI’s vessels. NPTI expects that these personnel will be sourced from a combination of our Technical Managers’ own selection or, as may be necessary, from one or more other crewing agents.

NPTI’s Customers

NPTI believes that its vessel employment strategy and high-quality operations position it to be the transportation partner of choice for its customers. By employing its vessels in the spot and short-term time charter market through the Commercial Pools, NPTI is able to access its Commercial Manager’s expertise in identifying valuable chartering opportunities, extensive charterer relationship base as well as to benefit from information flow that enhances employment decision-making.

Competition

NPTI operates in shipping markets which are driven by the supply of and demand for tonnage, and which are highly competitive in nature. The Commercial Pools, which will include NPTI’s vessels and the vessels of other pool participants, compete for charters on the basis of price, vessel location, size, age and vessel condition as well as on the reputation of the owners participating in the Commercial Pools and the reputation of NPTI’s Commercial Manager. Ownership of product tanker vessels is very fragmented and typically comprises publicly listed, private, and state-owned companies. Within this market, the Commercial Pools may compete against other companies that may have greater resources, or that may operate vessels that are newer or offer greater operational versatility than the vessels in the Commercial Pools.

Seasonality

NPTI operates its vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charterhire rates. This seasonality may result in quarter-to-quarter volatility in its operating results, which could affect the amount of dividends, if any, that NPTI pays to its equity holders from quarter to quarter. The product tanker market is typically stronger in the fall and winter months in anticipation of increased consumption of oil and other petroleum products in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of such products. As a result, revenues of product tanker operators in general have historically been weaker during the fiscal quarters ended June 30 and September 30 and stronger during the fiscal quarters ended December 31 and March 31. This seasonality may materially affect NPTI’s operating results and cash available for dividends.

Inspection by Classification Societies

The vast majority of oceangoing vessels are “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys

For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys

Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Class Renewal Surveys

Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive dry docking in order to increase Available Days and decrease capital expenditures, provided the vessel is inspected underwater.

Most vessels are also dry docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the shipowner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies (the “IACS”). In 2013, the IACS adopted harmonized Common Structure Rules for oil tankers and bulk carriers, that align with the IMO goals standards. The new rules will apply to all oil tankers over 150 meters and bulk carriers over 90 meters in length contracted for construction on or after July 1, 2015. All newbuilding and secondhand vessels that NPTI acquires must be certified prior to their delivery under its standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, NPTI has no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance

The operation of any product tanker vessel includes risks such as mechanical and structural failure, hull damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental incidents, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market.

NPTI maintains hull and machinery insurance, war risks insurance, protection and indemnity cover, and freight, demurrage and defense cover for its fleet in amounts that NPTI believes to be prudent to cover normal risks in its operations. However, NPTI may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. In addition, while NPTI believes that the insurance coverage that NPTI has is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that NPTI will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery and War Risks Insurance

NPTI maintains marine hull and machinery, hull interest and war risks insurance, which includes coverage of the risk of actual or constructive total loss for all of its vessels. Each of its current vessels is covered up to at least the fair market value with deductibles of $50,000-$75,000 per vessel per incident and NPTI expects to have equivalent coverage on its newbuilding vessels. NPTI also maintains freight interest insurance coverage for all of its current vessels and expects to do so for its newbuilding vessel. Under this freight interest coverage, in the event of total loss of a vessel, NPTI will be able to recover the sum insured under the freight interest policy in addition to the sum insured under the hull and machinery and hull interest policy.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations (“P&I Associations”), which insure liabilities to third parties in connection with NPTI’s shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. NPTI’s P&I coverage is subject to and in accordance with the rules of the P&I Association in which the vessel is entered. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.” There is no express limit of liability for the risks covered, although there is an overall limit currently based on 2.5% of the property limitation funds under the 1976 Limitation Convention, save for:

•	oil pollution, $1.0 billion per event;

•	passenger and seaman risks, $3.0 billion per event, with a sub-limit of $2.0 billion per event for passenger claims only;

•	P&I Excess War Risks, $500.0 million per event and in the aggregate; and

•	in respect of certain war and terrorist risks the liabilities arising from biological and chemical attacks, $30.0 million per event.

The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. A Pooling Agreement defines the risks that can be pooled and how losses are to be shared between the participating clubs. The pool provides a mechanism for sharing all claims in excess of $9 million up to, currently, approximately $7.5 billion.

As a member of a P&I Association which is a member of the International Group, NPTI is subject to calls payable to the associations based on the group’s claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Permits and Authorizations

NPTI is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. NPTI expects to be able to obtain all permits, licenses and certificates currently required to permit its vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit NPTI’s ability to do business or increase the cost of NPTI doing business.

Legal Proceedings

To its knowledge, NPTI is not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on its financial position, results of operations or liquidity. As such, NPTI does not believe that pending legal proceedings, taken as a whole, should have any significant impact on its financial statements. From time to time in the future, NPTI may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While NPTI expects that these claims would be covered by its existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. NPTI has not been involved in any legal proceedings which may have, or have had, a significant effect on its financial position, results of operations or liquidity, nor is NPTI aware of any proceedings that are pending or threatened which may have a significant effect on its financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of NPTI’s equity interests.

Properties

Other than its vessels (including the contracts for the construction thereof), NPTI does not own any material property.

Certain Relationships and Related Party Transactions

Senior Management Service Agreements

Navig8 Product Tankers Limited, a subsidiary of NPTI, has entered into service agreements with each of the President, Chief Executive Officer and Chief Technical Officer dated April 27, 2015 and with the Chief Financial Officer dated February 24, 2017, as amended by two letters dated March 21, 2017. Navig8 Product Tankers LLC, a subsidiary of NPTI, has entered to a service agreement with the Chief Operating Officer dated April 27, 2015. These agreements set out each executive officer’s scope and duties of employment, remuneration and other terms of employment, including the terms and conditions for the grant of options to purchase NPTI’s common stock and the grant of restricted stock units to such executive officers.

These agreements will be terminated upon consummation of the Merger and the executive officers will be entitled to receive certain termination payments. Unvested equity awards held by NPTI’s executive officers will also vest pursuant to their terms upon the closing of the Merger. See “The Merger—Interests of Navig8’s Directors and Officers in the Merger—Termination Payments to NPTI’s Executive Officers”, “Unaudited Pro Forma Condensed Combined Financial Information—4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of December 31, 2016—B. Pro Forma Adjustments” and “Unaudited Pro Forma Condensed Combined Financial Information—3. Accounting for the Combination.”

Pool and Commercial Management Agreements

Each of NPTI’s delivered vessels is employed in one of the Commercial Pools controlled by the Pool Companies pursuant to a time charter contract and pool agreement in respect of each vessel. Each of the Pool Companies is controlled by Navig8 Group. Each of the Pool Companies has, since the formation of the pools that it controls, contracted their day-to-day commercial and administrative management to NPTI’s Commercial Manager pursuant to a commercial management agreement for all of the respective Pool Companies’ product tanker pools.

NPTI’s Commercial Manager is based in Singapore, was formed in 2006 as a commercial management company, and is wholly-owned by a Navig8 Group entity. NPTI’s Commercial Manager currently manages, through various tanker pools, an on-the-water fleet of 104 vessels. Commercial management of the Commercial Pools includes arranging the employment of vessels under spot charters, CoAs, subtime charters or other arrangements by the Pool Companies to charterers as well as the provision of certain administrative services to the Commercial Pools. Under the commercial management agreement for all of the Commercial Pools, each of the Pool Companies pays NPTI’s Commercial Manager a fee of 2% of all gross pool revenue plus an administration fee of $250 per vessel per day. Under the time charter contracts and pool agreements with the Pool Companies, each of NPTI’s vessels will indirectly bear its portion of the fees payable to NPTI’s Commercial Manager. NPTI’s agreements with the Pool Companies have been entered into on terms which NPTI believes are comparable to what would have been agreed to on an arms-length basis, primarily because NPTI’s vessels will operate through each of the Pool Companies’ tanker pools on the same principal economic terms as all other vessels participating in each of the Pool Companies’ tanker pools. As of March 31, 2016, after giving effect to delivery of all the vessels in NPTI’s fleet, approximately 75% of the vessels participating in the Pool Companies’ tanker pools were owned by non-affiliates.

NPTI’s agreements with each of the Pool Companies are for a minimum term of 12 months from each vessel delivery, with a right of termination thereafter by either NPTI’s vessel owning subsidiary or the relevant Pool Company upon 90 days’ advance notice, plus or minus 30 days in the relevant Pool Company’s option. The earliest that such 90 day termination notice can be given is the date falling 10 months after delivery of a vessel.

The term of the commercial management agreement runs indefinitely, though NPTI’s Commercial Manager or the relevant Pool Company may terminate the commercial management agreement on 90 days’ notice.

NPTI has received billings from its Commercial Manager of $0.3 million for the year ended December 31, 2015 and billings of $1.5 million for the year ended December 31, 2016 in connection with administration fee under the commercial management services agreement. As of December 31, 2016, $0.2 million was unpaid and is included in the consolidated balance sheets as accounts payable.

Pool Management Revenue Share Rights Agreement

Pursuant to a pool management revenue share agreement dated March 12, 2015 among Navig8 Product Tankers Inc, NPTI’s Commercial Manager and Navig8 Limited, NPTI’s Commercial Manager sold and Navig8 Product Tankers Inc purchased a 30% interest in the net revenues derived by NPTI’s Commercial Manager from the commercial management of the LR8 Pool and the Alpha8 Pool, or the Pool Management Revenue Share Rights. As consideration for such transfer, Navig8 Product Tankers Inc issued 336,963 of its common shares to Navig8 Limited (which shares shall be canceled and shall not be exchanged for Scorpio common shares upon the closing of the Merger) at an implied value of $4,127,796.75 and Navig8 Product Tankers Inc entered each of its vessels upon delivery from the relevant shipyard into the Alpha8 Pool or LR8 Pool for a minimum period of twelve months. In addition, Navig8 Product Tankers Inc agreed to pay a withdrawal fee under the Pool Management Revenue Share Rights Agreement for each vessel that Navig8 Product Tankers Inc withdraws from the pool earlier than two years from its entry into the relevant pool.

In connection with the Merger, on May 23, 2017, Navig8 Product Tankers Inc provided 90 days’ written notice to withdraw all of the vessels Navig8 Product Tankers Inc had entered into the LR8 Pool or the Alpha8 Pool.

In addition, in connection with the Merger, Navig8 Limited exercised a contractual right to buyback 100% of the Pool Management Revenue Share Rights by surrendering 336,963 shares of Navig8 Product Tankers common stock at no cost.

Technical Management and Construction Supervision Agreements

Each of NPTI’s vessels are technically managed by its Navig8 Technical Manager, its Scorpio Technical Manager, its Selandia Technical Manager, its Synergy Technical Manager, its TB Technical Manager, or any other technical manager to be appointed by NPTI. Technical management services include, among other things, arranging for and managing crews, maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. NPTI’s Navig8 Technical Manager is based in Singapore, was formed in 2005 as a ship management company, and is controlled by Navig8 Group. NPTI’s Navig8 Technical Manager, an affiliate, currently manages 33 vessels for Navig8 Group and third parties (including nine vessels for NPTI). NPTI’s Scorpio Technical Manager, an unaffiliated third party provider, is based in Monaco, was formed in 1971, and currently manages eight vessels for NPTI. NPTI’s Technical Managers are providing and will provide technical management services pursuant to separate technical management agreements with the applicable vessel-owning subsidiaries, with such management taking effect from delivery of each vessel. The agreements with NPTI’s Navig8 Technical Manager have been entered into on terms which NPTI believes are comparable to what would have been agreed to on an arms-length basis, primarily because the economic terms are similar to terms contained in agreements between NPTI’s Navig8 Technical Manager and third party owners and to terms contained in agreements between NPTI and NPTI’s other technical managers. Under the agreements with NPTI’s Technical Managers, NPTI pays a technical management fee of approximately $500 per vessel per day.

During the period from November 10, 2015 (the delivery date of the first vessel in our fleet) to December 31, 2015, NPTI received billings from NPTI’s Navig8 Technical Manager of $0.1 million. During the year ended December 31, 2016, NPTI received billings from NPTI’s Navig8 Technical Manager of $0.8 million. As of December 31, 2016, no amounts were unpaid to NPTI’s Navig8 Technical Manager.

Prior to delivery of the vessels in NPTI’s fleet, their construction at each of the Shipyards was supervised by an experienced and dedicated site team appointed by NPTI’s Navig8 Technical Manager under four construction supervision agreements (one per Shipyard) that have been entered into on terms which NPTI believes are comparable to what would have been agreed to on an arms-length basis, primarily because they were the result of arms-length negotiations between Navig8 Group and other principal shareholders. The services include, among other things, project management, plan approval, building specification, ordering owners’ supplies and negotiating owners’ benefits, the provision of a site team, managing vessel deliveries, reporting and documentation and handling disputes with Shipyards or suppliers. NPTI pays our Navig8 Technical Manager a construction supervision fee of $500,000 per vessel, in instalments that are broadly linked (in proportion and timing) to the yard instalments payable under the various shipbuilding contracts. From NPTI’s inception through December 31, 2016, $14.1 million has been paid under the construction supervision agreements.

NPTI has received billings from NPTI’s Navig8 Technical Manager of $4.3 million for the year ended December 31, 2015 and $7.1 million for the year ended December 31, 2016 in connection with the construction supervision agreements. As of December 31, 2016, no amounts were unpaid to NPTI’s Navig8 Technical Manager.

Administrative Services Agreement

NPTI’s Administrative Manager is based in Singapore, was formed in 2006 as a commercial management company, and is controlled by Navig8 Group. NPTI’s Administrative Manager provides NPTI with administrative services, including, among other things, finance, accounting, records, financial reporting, budgeting, counterparty relationship management (in consultation with NPTI) and legal support, pursuant to an agreement that has been entered into on terms which we believe are comparable to what would have been agreed to on an arms-length basis. NPTI pays our Administrative Manager an administration fee of $200 per vessel per day under this agreement that has been accruing since the date of the building contract for each vessel. From NPTI’s inception through December 31, 2016, $7.0 million has been paid under the administrative services agreement.

NPTI has received billings from our Administrative Manager of $2.1 million for the year ended December 31, 2015 and billings of $2.0 million for the year ended December 31, 2016 in connection with the administrative services agreement. As of December 31, 2016, $0.2 million was unpaid and is included in the consolidated balance sheets as accounts payable.

During the period from August 6, 2013 (date of inception) to December 31, 2016, there were also billings, amounting to $0.1 million, from NPTI’s Administrative Manager in relation to the settlement of liabilities on behalf of NPTI. No amounts were unpaid as of December 31, 2016.

In connection with the Merger, the administrative services agreement will be terminated, and Scorpio Tankers Inc. will make certain payments to the Navig8 Group in connection with such termination, in addition to the termination of each of the pool management revenue share agreement and agreements with the Pool Companies. Scorpio Tankers Inc. has agreed, in connection with the termination of these agreements and with certain of the matters described above under “—NPTI Employment and Vessel Operation Arrangement” and “—Termination Payments to NPTI’s Executive Officers”, to make cash payments to the Navig8 Group and the NPTI executive officers of $18.9 million in aggregate and to issue or to pay the cash equivalent of 1.5 million Scorpio common shares.

Rights Offering

On November 23, 2016 and December 5, 2016, Navig8 Product Tankers Inc issued a total of 3,000,000 Navig8 Preference Shares and 7,032,000 of its common shares in a rights offering to its shareholders of record as of November 14, 2016. Navig8 Product Tankers Inc issued a total of 238,605 of its Navig8 Preference Shares (193,449 on November 23, 2016 and 45,156 on December 5, 2016) to Navig8 Group and a total of 559,290 of its common shares (453,444 on November 23, 2016 and 105,846 on December 5, 2016) to Navig8 Group. In addition, Navig8 Product Tankers Inc issued 160,649 of its Navig8 Preference Shares and 376,561 of its common shares to D8 Product Tankers Investments LLC, a company in which Navig8 Group has a 50% interest, on December 4, 2016.

The subscription price for the rights offering was $10.00 per unit, each unit comprising one Navig8 Preference Share and 2.344 common shares. The rights offering was offered to all Navig8’s shareholders of record as of November 14, 2016 on the same basis and terms.

Recent Developments

CSSC HK Sale and Leaseback

Pursuant to the terms of the sale leaseback arrangements with CSSC (Hong Kong) Shipping Company Limited (which we refer to as “CSSC HK”), the value of each of the CSSC Vessels is required to be at least 125% of the outstanding principal amount thereunder with respect to such vessel. On July 12, 2017, NPTI received notice from CSSC HK, on behalf of the owners of the CSSC Vessels, that, based on valuations for the CSSC Vessels as of June 30, 2017, the values of certain of the CSSC Vessels were less than the values required under the sale leaseback arrangements.

Pursuant to the CSSC sale lease back arrangements, NPTI has 45 days from the date of the notice to either (i) provide cash collateral in the amount of approximately $13.6 million, which shall be held in escrow with a bank to be determined, or (ii) pay approximately $10.9 million as additional Advance Hire (as such term is defined under the CSSC sale leaseback arrangements), which would reduce the total amount outstanding under such financing arrangement. NPTI is currently in discussions with CSSC to resolve this issue within the 45 days allowed under the CSSC sale lease back arrangements.

NPTI Vessel Acquisition

In connection with the execution of the Merger Agreement, on May 23, 2017, Scorpio Tankers Inc. entered into the Stock Purchase Agreement with Navig8 E-Ships to acquire from Navig8 E-Ships the Seller Subsidiaries that own four LR1 tankers, consisting of the Navig8 Excel, Navig8 Excelsior, Navig8 Expedite and Navig8 Exceed (which we refer to as the “NPTI Acquisition Vessels”), for an aggregate purchase price of $156.0 million, consisting of $42.2 million in cash and $113.8 million in assumed debt (inclusive of accrued interest). We refer to this transaction as the “NPTI Vessel Acquisition.” The NPTI Vessel Acquisition closed on June 14, 2017. The purchase price is subject to adjustment, post-closing, as set forth in the Stock Purchase Agreement, based on the final determination of the net asset or net liability position of the Seller Subsidiaries as of June 14, 2017 (which is expected to be determined during the third quarter of 2017). The NPTI Acquisition Vessels are currently operating in the Navig8 Group’s LR8 pool and are expected to be delivered to a Scorpio Group pool during the third quarter of 2017.

Redemption of Navig8 Preference Shares

The signing of the Merger Agreement in connection with the Merger on May 23, 2017 was a Change of Control (as such term is defined in the statement of designation, as amended, for the Preference Shares) under the statement of designation, as amended, that requires the Navig8 Product Tankers Inc to redeem all of the outstanding Navig8 Preference Shares for the Per Share Redemption Consideration (as defined herein). On the same date, with the approval of the required number of holders of the Preference Shares, the statement of designation was amended to permit the payment of the Per Share Redemption Consideration on the closing of the Merger.

On May 23, 2017, Navig8 Product Tankers Inc gave notice of its intention to redeem all 3,000,000 outstanding Preference Shares from the registered holders thereof. The redemption of the Preference Shares will occur at the effective time of the pending merger of Navig8 Product Tankers Inc with a wholly owned subsidiary of Scorpio Tankers Inc., pursuant to the terms and conditions of the merger agreement. The Preference Shares will be redeemed at a redemption price equal to (x) the sum of their “original issue price” (as defined in the statement of designation, as amended) plus all accrued dividends, multiplied by (y) the applicable redemption premium set forth in the statement of designation, as amended. On the redemption date, the Preferred Stock will cease to accrue dividends.

Holders of Navig8 Preference Shares through Navig8 Product Tankers Inc’s VPS Registrar will have their shares redeemed in accordance with the applicable VPS procedures. On the redemption date, Scorpio Tankers Inc. will provide the funds necessary for the redemption of the Navig8 Preference Shares for the benefit of the holders thereof.

Upon deposit by Scorpio Tankers Inc. of the Per Share Redemption Consideration in trust for the account of the holders of the Preference Shares and from and after the redemption date, the Navig8 Preference Shares will no longer be deemed to be outstanding and all rights with respect to such units will cease and terminate (including, but not limited to, the right to receive interest from and after the redemption date) except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after such date, the amount payable upon the redemption thereof, without interest.

Unaudited Results for the Three Months Ended March 31, 2017 — NPTI

The table below sets forth the unaudited statement of profit or loss for the three months ended March 31, 2017 and 2016 and summary balance sheet data as of March 31, 2017 and December 31, 2016 for NPTI, which have been prepared in accordance with U.S. GAAP. The interim financial data is not necessarily indicative of future results.

	For the three months ended March 31,
In thousands of U.S. dollars except per share and share data	2017	2016
Vessel revenue (includes related party revenue of $38,199: 2016: $22,942)	$38,250	$22,942

Total operating revenue	38,250	22,942
Vessel expenses (includes related party expenses of $976; 2016: $311)	(14,039)	(9,603)
Depreciation	(11,626)	(3,180)
General and administrative expenses (includes related party expenses of $549; 2016: $491)	(2,200)	(1,830)

Total operating expenses	(27,865)	(14,613)
Net operating income	10,385	8,329

Financial items
Interest income	19	5
Interest expense and finance costs	(11,371)	(2,527)
Other financial items	(169)	8

Net financial items	(11,521)	(2,514)
Total income / (loss) before tax	(1,136)	5,815
Income tax	(23)	(16)

Net income / (loss)	$(1,159)	$5,799

Earnings per common share:
Basic(1)	$(0.04)	$0.15
Diluted(1)	$(0.04)	$0.15
Basic weighted average shares outstanding (in thousands)	46,973	39,846
Diluted weighted average shares outstanding (in thousands)	46,973	39,927

(1)	The computation of earnings per share is based on distributable net (loss)/income and the weighted average number of shares outstanding during the year. Distributable net loss for the three months ended March 31, 2017 was $1.9 million, which consists of the net loss of $1.2 million and cumulative undeclared dividends on preferred stock of $0.8 million.

Summary balance sheet data

	March 31, 2017	December 31, 2016
In thousands of U.S. dollars	(unaudited)
Balance sheet data
Cash and cash equivalents	$21,269	$34,276
Vessels, net	1,257,520	1,169,121
Vessels under construction	20,865	56,542
Total assets	1,359,495	1,316,311
Current and non-current debt(1)	887,905	843,060
Shareholders’ equity	443,465	444,521

(1)	Current and non-current debt as of March 31, 2017 and December 31, 2016 is shown net of unamortized debt issuance costs of $30.7 million and $30.6 million, respectively.

The following table provides selected operating data for the three months ended March 31, 2017 and 2016 which we believe is useful in understanding NPTI’s operating results:

	For the three months ended March 31, 2017		For the three months ended March 31, 2016
Selected Operating Data	LR1 Vessels	LR2 Vessels	LR1 Vessels	LR2 Vessels	Chartered-in Vessels
Vessels on the water at the end of the period	12	14	5	5	3
Total operating days(1)	1,080	1,226	312	300	273
Average TCE per day(2)	$15,429	$18,972	$22,949	$29,185	$28,515
Available calendar days(3)	1,080	1,227	312	300	273
Average daily operating expenditures(4)	$5,822	$5,642	$5,711	$5,836	$21,834

(1)	Total operating days is defined as the total days NPTI’s vessels were in its possession for the relevant period, net of any off-hire days (scheduled and unscheduled), including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(2)	Average TCE per day is defined as the average TCE revenue calculated as the gross time charter and vessel revenues less voyage expenses (including bunkers and port charges but excluding pool commission). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below for further discussion relating to the definition and calculation of Average TCE per day.
(3)	Available calendar days is defined as the total days NPTI vessels were in NPTI’s possession for the relevant period.
(4)	Average daily operating expenses for owned vessels include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs, but excluding transportation tax and pool administration fee. Average daily operating expenses are calculated by firstly computing the average opex per vessel, then adding the vessel averages together and finally dividing the aggregate of those averages by the total number of vessels.

Gross TCE is calculated as follows:

	For the three months ended March 31, 2017		For the three months ended March 31, 2016
(in $ millions, except per day data measured in U.S. dollars)	LR1 vessels	LR2 vessels	LR1 vessels	LR2 vessels	Chartered- in Vessels
Net Vessel Revenue*	$15.6	$22.5	$7.0	$8.4	$7.6
Add back: Pool commissions	1.1	0.8	0.2	0.3	0.2
Gross Time Charter Revenue	16.7	23.3	7.2	8.8	7.8
Total Operating Days(1)	1,080	1,226	312	300	273
Average TCE per day(2)	15,429	18,972	22,949	29,185	28,515

(1)	Total operating days is defined as the total days NPTI’s vessels were in its possession for the relevant period, net of any off-hire days (scheduled and unscheduled), including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(2)	Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or TCE, per day. Average Distributed Gross TCE in $ /day is calculated by dividing Total Operating Days by Gross Time Charter Revenue. Average TCE is not a measure of financial performance under U.S. GAAP (non-GAAP measure), and should not be considered as an alternative to voyage revenues, the most directly comparable U.S. GAAP measure, or any other measure of financial performance presented in accordance with U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NPTI” below for further discussion relating to the definition and calculation of Average TCE per day.
*	Vessel revenue for the three months ended March 31, 2017 of $38.2 million (2016: $22.9 million) comprised of net vessel revenue of $38.1 million (2016: $23.0 million) and a net gain on Pool Management Revenue Share Rights Agreement of $0.1 million (2016: net loss of $0.1 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NPTI

The following discussion and analysis should be read in conjunction with the “Selected Historical Combined Financial and Other Operating Data of NPTI” and the accompanying combined financial statements and related notes included elsewhere in this filing. The following discussion contains forward-looking statements that reflect NPTI’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside NPTI’s control. NPTI’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Unless otherwise indicated or the context otherwise requires, references to the “Pool Companies” are collectively to Navig8 Pool Inc., which controls the LR8 pool into which NPTI has entered its vessels and to V8 Pool Inc., which controls the Alpha8 pool into which NPTI has entered its vessels. References to NPTI’s “Commercial Manager” are to Navig8 Asia Pte Ltd., which provides NPTI with commercial management services as manager of the pools into which it has entered NPTI’s vessels. References to NPTI’s “Navig8 Technical Manager” refer to Navig8 Shipmanagement Pte Ltd., which does or will provide certain of NPTI’s vessels with technical management services. References in this proxy statement/prospectus to NPTI’s “Scorpio Technical Manager” refer to Scorpio Ship Management S.A.M, which does or will provide certain of NPTI’s vessels with technical management services. References to NPTI’s “Selandia Technical Manager” refer to Selandia Ship Management Pte Ltd., which does or will provide certain of NPTI’s vessels with technical management services. References to NPTI’s “Synergy Technical Manager” refer to Synergy Marine Pte Ltd., which does or will provide certain of NPTI’s vessels with technical management services. References to NPTI’s “TB Technical Manager” refer to TB Marine Shipmanagement GmbH & Co. KG, which does or will provide certain of NPTI’s vessels with technical management services. References to NPTI’s “Technical Managers” refer collectively to NPTI’s Navig8 Technical Manager, Scorpio Technical Manager, Selandia Technical Manager, Synergy Technical Manager and TB Technical Manager. References to NPTI’s “Administrative Manager” refer to Navig8 Asia Pte Ltd., which provides NPTI with operational, administrative and accounting services. References to NPTI’s “Managers” refer collectively to the Pool Companies, Commercial Manager, Technical Managers, and Administrative Manager. References to NPTI’s “Related Managers” refer collectively to the Pool Companies, Commercial Manager, Navig8 Technical Manager, and Administrative Manager. References to the “Commercial Pools” refer to the LR8 and Alpha8 pools controlled by the Pool Companies and managed by NPTI’s Commercial Manager. References to the “Navig8 Group” refer to Navig8 Ltd. and its subsidiaries, including the Related Managers.

We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the capacity of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this proxy statement/prospectus are to the lawful currency of the United States of America. References to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.

Overview

NPTI is an international shipping company focused on the transportation of petroleum products. As of August 3, 2017, NPTI had 23 product tankers (eight LR1 and 15 LR2) on the water, all built between November 2015 and May 2017.

All of the vessels in NPTI’s fleet were built by leading Korean and Chinese shipyards, comprising seven LR2s by Sungdong, eight LR2s by CSSC Offshore, eight LR1s by STX and four LR1s from SPP.

Each of NPTI’s delivered vessels is operated in its Commercial Pools controlled by the Pool Companies pursuant to a time charter contract and pool agreement in respect of each vessel. By operating NPTI’s vessels in the Commercial Pools of the Navig8 Group, NPTI leverages Navig8 Group’s commercial experience, accesses a large existing customer base, and secures employment through a combination of voyage charters, CoAs and time charters.

NPTI has a fleet of 23 vessels with an average age of 1.0 year and an aggregate carrying capacity of 2.6 million dwt, consisting of 15 LR2 vessels with a carrying capacity between 109,999 dwt and 113,000 dwt, and eight LR1 vessels with a carrying capacity of 74,000 dwt.

Navig8 Product Tankers Inc was formed in August 2013. While NPTI did have historical vessel operations during the years ended December 31, 2013, December 31, 2014, and December 31, 2015, such operations were not indicative of NPTI’s vessel operations once its fleet delivery program substantially commenced. The following table indicates the number of vessels (and the aggregate capacity of those vessels) that were in operation as of the dates specified:

Date	Number of Owned or finance leased Vessels in Operation	Aggregate Capacity (dwt)
December 31, 2013	0	—
December 31, 2014¹	0	—
December 31, 2015¹	2	183,999
December 31, 2016²	24	2,222,993

(1)	NPTI also time chartered-in three LR2 vessels during 2014 (June/July/October), each for a 2-year period.
(2)	NPTI redelivered the three time chartered-in LR2 vessels during 2016.

Key Performance Indicators

NPTI believes that the following are the most important measures for analyzing its results of operations:

•	Average number of vessels: The average number of vessels that constituted NPTI’s fleet for the relevant period, as measured by the sum of the number of days each vessel was part of NPTI’s fleet during the period divided by the number of calendar days in the period.

•	Available Calendar Days: Available Days is defined as the aggregate total number of days that each vessel in NPTI’s fleet was owned/controlled by it for the relevant period.

•	Operating Days: Operating Days is defined as the aggregate total number of days NPTI’s vessels were in its possession for the relevant period, net of any off-hire days (scheduled and unscheduled), including off-hire days associated with major repairs, drydockings or special or intermediate surveys.

•	Average TCE: Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or average TCE revenue per day. Average TCE is defined as the average TCE revenue calculated as the gross time charter and vessel revenues less voyage expenses (including bunkers and port charges but excluding pool commission).

Average TCE is not a measure of financial performance under U.S. GAAP (non-GAAP measure), and should not be considered as an alternative to voyage revenues, the most directly comparable U.S. GAAP measure, or any other measure of financial performance presented in accordance with U.S. GAAP. Average TCE is a performance measure used primarily to compare period-to-period changes in NPTI’s fleet performance and assists its management in making decisions regarding the deployment and use of its vessels in the Commercial Pools.

•	Average Opex: Daily vessel operating expenses for owned vessels include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs, but excluding transportation tax and pool administration fee. Average daily operating expenses are calculated by firstly computing the average opex per vessel, then adding the vessel averages together and finally dividing the aggregate of those averages by the total number of vessels.

Presentation of Financial information

Vessel Revenue

Vessel revenue primarily comprises pool revenue. Pool revenue for each vessel is determined in accordance with the profit sharing terms specified within each pool agreement. In particular, the pool manager aggregates the revenues and expenses of all of the pool participants and distributes the net earnings to participants based on the following allocation:

•	the pool weighting (vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics are taken into consideration); and

•	the number of days the vessel participated in the pool in the relevant period.

We recognize net pool revenue on a monthly basis when the vessel has participated in a pool during the period, and the amount of pool revenue for the month can be estimated reliably.

Vessel revenue also includes the revenue from the Pool Management Revenue Share Rights Agreement, in which NPTI has agreed to provide its ships to the Alpha8 Pool and LR8 Pool and receive a 30% share of the net revenues derived from the commercial management of the pools after deducting the agreed overheads derived from the commercial management of the two pools. We recognize the net revenue on a monthly basis, net of the amortization of the correlating Pool Management Revenue Share asset, when the vessels have participated in the two pools as per the agreement and the amount of revenue share for the month can be estimated reliably. $0.2 million was recorded as an offset to revenue in connection with this agreement during year ended 2016.

Vessel Expenses

Vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, transportation tax, pool administration fee and technical management fees, are expensed as incurred.

Drydock Expenditure

Vessels are typically drydocked every five years. Dry-docking costs are accounted for as a separate component of vessels and are amortized over the dry-docking interval. Part of the purchase price of a new-built vessel corresponding to the normal expected dry-docking expense is recognized as a separate component of the asset (dry-docking part of vessel). Expenses for routine maintenance and repairs are expensed as incurred.

Depreciation

Depreciation expense includes charges related to the depreciation of the historical cost of NPTI’s owned vessels (less an estimated residual value) over the estimated useful lives of the vessels and charges related to the amortization of drydocking expenditures over the estimated number of years to the next scheduled drydocking.

Interest Expense

Interest costs are expensed as incurred except for interest costs that are capitalized. Interest expenses incurred on pre-delivery financing arrangements are capitalized during construction of newbuildings at NPTI’s rate applicable to borrowings outstanding during the period.

Vessel Impairment

Vessels are assessed for impairment when events or circumstances indicate the carrying amount of the asset may not be recoverable. When such indicators are present, the carrying value of the vessels are tested for recoverability by comparing the estimate of future undiscounted net operating cash flows associated with all future expenditure necessary to operate the vessel and expected to be generated by the use of the vessel over its useful life and its eventual disposal to its carrying amount based on the expected service potential of the asset. Net operating cash flows are determined by applying various assumptions regarding future revenues net of commissions, operating expenses, scheduled drydocking, expected offhire and scrap values, and taking into account historical revenue data and published forecasts on future economic growth and inflation. An impairment charge is recognized if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair value of the asset.

Critical Accounting Policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the assets and liabilities of each subsidiary of NPTI. All intercompany balances and transactions have been eliminated on consolidation.

In the application of the accounting policies, we are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The significant judgments and estimates are as follows:

Revenue recognition

NPTI currently generates its revenue from vessels operating in pools and from the Pool Management Revenue Share Rights Agreement. Revenue recognition for vessels in pools is generally not complex or subjective. Pool revenues are determined by the pool managers from the total revenues and expenses of the pool and allocated to pool participants using a mechanism set out in the pool agreement. We recognize net pool revenue on a monthly basis when the vessel has participated in a pool during the period, and the amount of pool revenue for the month can be estimated reliably.

Revenue from the Pool Management Revenue Share Rights Agreement, in which NPTI has agreed to provide its ships to the Alpha8 Pool and LR8 Pool and receive a 30% share of the net revenues after deducting the agreed overheads, are derived from the commercial management of the two pools. We recognize the net revenue on a monthly basis, net of the amortization of the correlating Pool Management Revenue Share asset, when the vessels have participated in the two pools as per the agreement, and when the revenue share can be estimated reliably.

Depreciation

NPTI’s Vessels are recorded at their historical cost less accumulated depreciation. Vessel cost comprises acquisition costs directly attributable to the vessel and the expenditures made to prepare the vessel for its initial voyage. Vessels are depreciated on a straight-line basis over their estimated useful economic life from the date of initial delivery from the shipyard. The useful life of the vessels is estimated at 25 years, which is consistent with industry practice. Depreciation is based on cost less estimated residual scrap value. Residual scrap value is estimated as the lightweight tonnage of each vessel multiplied by the estimated scrap value per ton. The market price of scrap per tonne is calculated based on the historical ten year average. Residual values are reviewed annually.

An increase in the estimated useful life of a vessel or in its scrap value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a vessel or scrap value would have the effect of increasing the annual depreciation charge.

When regulations place significant limitations over the ability of a vessel to trade on a worldwide basis, the vessel’s useful life is adjusted to end at the date such regulations become effective. No such regulations have been identified that would have impacted the estimated useful life of NPTI’s vessels. The estimated salvage value of the vessels may not represent the fair market value at any one time since market prices of scrap values tend to fluctuate.

Drydock Expenditure

NPTI’s drydock costs are accounted for as a separate component of vessels and are amortized over the estimated dry-docking interval. Vessels are typically drydocked every five years. Part of the purchase price of a new-built vessel corresponding to the normal expected dry-docking expense is recognized as a separate component of the asset (dry-docking part of vessel). Expenses for routine maintenance and repairs are expensed as incurred.

Vessel Impairment

The carrying values of NPTI’s vessels and vessels under construction may not represent their fair market value at any point in time since the market prices of second-hand vessels fluctuate with changes in charter rates and the cost of constructing new vessels. NPTI assesses impairment for its vessels and vessels under construction when events or circumstances indicate the carrying amount of the asset may not be recoverable. When such indicators are present, the carrying value of the vessels are tested for recoverability by comparing the estimate of future undiscounted net operating cash flows associated with all future expenditure necessary to operate the vessel and expected to be generated by the use of the vessel over its useful life and its eventual disposal to its carrying amount based on the expected service potential of the asset. Net operating cash flows are determined by applying various assumptions regarding future revenues net of commissions, operating expenses, scheduled drydocking, expected offhire and scrap values, and taking into account historical revenue data and published forecasts on future economic growth and inflation. An impairment charge is recognized if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair value of the asset.

Illustrative Comparison of Possible Excess of Carrying Value Over Estimated Charter-Free Market Value of its Vessels

NPTI’s policy for impairing the carrying values of its vessels is discussed under the caption “— Impairment of Long-Lived Assets.” During the past few years, the market values of vessels have experienced particular volatility, with substantial declines in many vessel classes also affecting their charter-free market value, or basic market value. NPTI’s estimates of basic market value assume that its vessels are all in good and seaworthy condition without the need for repair and, if inspected, would be certified in class without notations of any kind. The fair values are determined through Level 2 inputs of the fair value hierarchy as defined in ASC 820 “Fair value measurements and disclosures” and are derived principally from various industry sources, including:

•	reports by industry analysts and data providers that focus on NPTI’s industry and related dynamics affecting vessel values;

•	news and industry reports of similar vessel sales;

•	news and industry reports of sales of vessels that are not similar to NPTI’s vessels, which can be used, after certain adjustments, to derive information used to inform NPTI’s estimates;

•	approximate market values for NPTI’s vessels or similar vessels that NPTI has received from shipbrokers, whether solicited or unsolicited, or that shipbrokers have generally disseminated;

•	offers that NPTI may have received from potential purchasers of its vessels; and

•	vessel sale prices and values of which NPTI becomes aware through both formal and informal communications with shipowners, shipbrokers, industry analysts and various other shipping industry participants and observers.

The carrying value of NPTI’s vessels as of December 31, 2016 was $1,225.7 million. Notwithstanding broker valuations showed indications of value impairment, NPTI believes, based on the undiscounted net operating cashflows of continued employment of the vessels, that value in use was higher and that, as a result, no impairment was recognized for the twelve-month period ended December 31, 2016 as further discussed in “Critical Accounting Policies — Impairment of Long-lived Assets.”

NPTI’s estimates of basic market value are inherently uncertain because it obtains information from various industry and other sources. In addition, vessel values are highly volatile and, as such, NPTI’s estimates may not be indicative of the current or future basic market value of its vessels or prices that NPTI could realize if it were to sell them. The market values of NPTI’s vessels may decline, which could limit the amount of funds that it can borrow, cause a breach of certain financial covenants in its credit facilities (including ship financing facilities) or result in an impairment charge, and NPTI may incur a loss if it sells vessels following a decline in their market value.

Results of Operations of NPTI for the Years Ended December 31, 2016 and December 31, 2015

The following table presents the principal components of NPTI’s consolidated income statement for the periods indicated:

	Year ended December 31, 2016	Year ended December 31, 2015	Dollar Change	Percentage Change
	(Thousands of U.S. dollars, except per share data and percentage changes)
Operating revenue:
Vessel revenue(1)	$108,201	$38,226	$69,975	183%

Total operating revenue	108,201	38,226

Gain on sale of vessels	—	24,144	(24,144)	(100)%
Operating expenses:
Vessel expenses(2)	(46,711)	(24,762)	(21,949)	(89)%
Depreciation	(28,175)	(466)	(27,709)	(5,946)%
General and administrative expenses(3)	(8,268)	(7,020)	(1,248)	(18)%

Total operating expenses	(83,154)	(32,248)	(50,906)	(158)%

Net operating income	25,047	30,122	(5,075)	(17)%

Financial items:
Interest income	51	119	(68)	(57)%
Interest expense and finance cost	(30,209)	(3,528)	(26,681)	(756)%
Other financial items	13	12	1	8%

Net financial items	(30,145)	(3,397)	(26,748)	(787)%

Total (loss)/ income before tax	(5,098)	26,725	(31,823)	(119)%

Income Tax	(74)	(69)	(5)	(7)%

Net (loss)/ income	$(5,172)	$26,656	$(31,828)	(119)%

(Loss)/earnings per common share
Basic (loss)/earnings per share	$(0.13)	$0.67	$(0.80)	(119)%
Basic weighted average shares outstanding (in ‘000)	40,569	39,711	858	2%
Diluted (loss)/earnings per share	$(0.13)	$0.67	$(0.80)	(119)%
Diluted weighted average shares outstanding (in ‘000)	40,569	39,768	801	2%

(1)	Received from related party.
(2)	Includes related party expenses of $2.4 million for 2016; $0.3 million for 2015.
(3)	Includes related party expenses of $2.3 million for 2016; $2.1 million for 2015.

The following table provides selected operating data for the year ended December 31, 2016 and 2015 which we believe is useful in understanding NPTI’s operating results:

	Year ended December 31, 2016				Year ended December 31, 2015
Selected Operating Data	LR1 Vessels	LR2 Vessels	Chartered In-Vessels		LR1 Vessels	LR2 Vessels	Chartered In-Vessels
Vessels on the water at end of period	12	12	—	*	1	1	3
Total operating days(1)	2,808	2,674	633		50	38	1,095
Average TCE per day(2)	$15,374	19,907	24,428		23,235	27,364	33,597
Available calendar days(3)	2,830	2,708	633		52	39	1,095
Average daily operating expenditures(4)	$5,501	5,575	21,841		5,268	5,351	21,857

*	The last time chartered-in vessel, Captain Spiro, was redelivered in October 2016

(1)	Total operating days is defined as the total days NPTI’s vessels were in its possession for the relevant period, net of any off-hire days (scheduled and unscheduled), including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(2)	Average TCE per day is defined as the average TCE revenue calculated as the gross time charter and vessel revenues less voyage expenses (including bunkers and port charges but excluding pool commission).
(3)	Available calendar days is defined as the total days NPTI vessels were in NPTI’s possession for the relevant period.
(4)	Average daily operating expenses exclude transportation tax and pool administration fees, and are calculated by firstly computing the average operating expense per vessel, then adding the vessel averages together and finally dividing the aggregate of those averages by the total number of vessels.

Gross TCE is calculated as follows:

	Year ended December 31, 2016			Year ended December 31, 2015
(in $ millions, except per day data measured in U.S. dollars)	LR1 Vessels	LR2 Vessels	Chartered In-Vessels	LR1 Vessels	LR2 Vessels	Chartered In-Vessels
Net vessel revenue(1)	41.8	51.6	15.0	1.1	1.0	35.8
Add back: Pool Commissions	1.4	1.6	0.4	**	**	1.0
Gross Time Charter revenue	43.2	53.2	15.4	1.1	1.0	36.8
Total operating days, see (1) above	2,808	2,674	633	50	38	1,095
Average TCE per day	15,374	19,907	24,428	23,235	27,364	33,597

**	Less than $50k
(1)	Net vessel revenue excludes the gains and/or losses from the Pool Management Revenue Share Rights agreement (loss of $0.2 million in 2016, gain of $0.3 million in 2015). These amounts should be included to reconcile to Vessel revenue in the above consolidated income statement.

Significant Factors Affecting the Comparability of Results.

NPTI took delivery of 22 of the vessels during the year ended December 31, 2016, and all of these were employed in Commercial Pools as of December 31, 2016. In comparison, NPTI had only taken delivery of two of the vessels along with three time chartered-in vessels, during the year ended December 31, 2015.

The $31.8 million decline in NPTI’s net income to a loss of $5.2 million for the year ended December 31, 2016 from net income of $26.7 million for the year ended December 31, 2016 is primarily attributable to the following factors:

Vessel revenue

Vessel revenue increased by $70.0 million to $108.2 million in the year ended December 31, 2016, compared to $38.2 million in the year ended December 31, 2015, which was primarily attributable to the increase in the number of vessels employed in NPTI’s operating fleet from 5 vessels as of December 31, 2015 to 24 vessels as of December 31, 2016 and the corresponding increase in distributions of net pool earnings that were received from the Commercial Pools.

Gain on sale of vessels

In May 2015, NPTI sold three LR2 vessels to Scorpio Tankers, which were under construction at Sungdong Shipbuilding & Marine Engineering Co, Ltd, Korea, for total sale proceeds of $178.5 million, of which $74.3 million was paid directly to the shipyard. All three vessels were delivered to Scorpio Tankers during 2015 resulting in a realized net gain on sale of $24.1 million. This was a one off transaction which was not repeated in 2016.

Vessel expenses

Vessel expenses increased by $21.9 million to $46.7 million for the year ended December 31, 2016, compared to $24.8 million in the year ended December 31, 2015 and is attributable to the increase in the number of vessels that NPTI operated. This increase was partially offset by lower charterhire expense on NPTI’s time chartered-in vessels which were redelivered during 2016 and thus only operated for a portion of that year, as compared to a full year in 2015.

Depreciation

Depreciation expenses increased by $27.7 million to $28.2 million for the year ended December 31, 2016 from $0.5 million for the year ended December 31, 2015. This increase was attributable to the increase in the number of vessels that were delivered during the period.

General and administrative expenses

General and administrative expenses increased by $1.2 million to $8.3 million for the year ended December 31, 2016 compared to $7.0 million for the year ended December 31, 2015. This increase is primarily attributable to higher employee related expenses incurred in 2016.

Interest Expense and finance cost

Interest and finance costs increased to $30.2 million in the year ended December 31, 2016 from $3.5 million in the year ended December 31, 2015 due to the debt financing incurred in 2016 for NPTI’s operating vessels. Interest and finance costs in 2016 included interest on financing (long term debt and sale and leaseback financings) of $23.2 million, $1.0 million relating to the early termination of the DVB credit facility (as described below) for three Sungdong Vessels, and $6.0 million of amortization of commitment fees and debt issuance costs.

Liquidity and Capital Resources

NPTI’s initial fleet consisted of 30 modern, fuel-efficient newbuilding product tankers, 24 of which have been delivered and are in operation as of December 31, 2016, three of which were sold during 2015 with the remaining fleet fully delivered by May 2017. During the second quarter of 2015, NPTI sold three LR2 vessels which were under construction at Sungdong Shipbuilding & Marine Engineering Co, Ltd, Korea, to Scorpio Tankers for total sale proceeds of $178.5 million, realizing a total net gain on sale of $24.1 million. These vessels were delivered to the Scorpio Tankers in 2015.

As of December 31, 2016, NPTI has made a total of $1,214.3 million in contractual payments for the vessels in its initial fleet. NPTI has since financed the remaining contractual commitments under its shipbuilding and vessel purchase contracts of $91.9 million, through the sale and leaseback arrangements with CSSC, which are further described below.

NPTI’s liquidity requirements relate to servicing its debt and funding capital expenditures and working capital. NPTI’s revenues are generated from its vessels operating in commercial pools. NPTI receives charter payments on a monthly basis. The charter payments vary depending on the pool earnings and funds available for distribution. The majority of NPTI’s operating costs are paid on a monthly basis. NPTI’s short-term liquidity requirements relate to funding working capital, including vessel operating expenses and payments under its management agreements. NPTI’s long-term liquidity requirements relate to funding capital expenditures, including NPTI’s vessels under construction and the service of its long-term debt and obligations under sale and leaseback agreements. See “Contractual Obligations” below for a tabular disclosure of these obligations.

NPTI’s principal uses of funds have been capital expenditures to establish and grow its fleet, comply with international shipping standards, and fund working capital requirements. In monitoring its working capital needs, NPTI projects its charter income and vessel maintenance and operating expenses, capital expenditures, debt and bareboat-service obligations and seeks to maintain adequate cash reserves in order to provide sufficient liquidity to meet funding requirements. NPTI’s funding and treasury activities are intended to maximize investment returns while maintaining appropriate liquidity. Cash and cash equivalents are held primarily in U.S. dollars.

As of December 31, 2016, NPTI had cash and cash equivalents of $34.3 million, an increase of $29.8 million compared to $4.5 million, as of December 31, 2015. The higher cash balance as at December 31, 2016, is due primarily to proceeds received from loans prior to the year end in anticipation of vessel instalments which were due in January 2017 upon delivery of the respective vessels. In addition, as of December 31, 2016 and 2015, NPTI had restricted cash, relating to bank balances that are required under its borrowing arrangements, of $9.4 million and $2.4, million respectively.

As of December 31, 2016 and December 31, 2015, NPTI had an aggregate net amount of $843.1 million and $133.2 million, respectively of indebtedness, net of any unamortized debt issuance costs, outstanding under the debt facilities. The increase was due primarily to indebtedness incurred to fund instalment payments on newbuilding vessels as they are constructed and/or delivered. See “— NPTI’s Borrowing Activities” for a description of these facilities.

Cash Flows

The following table summarizes NPTI’s net cash flows from operating, investing and financing activities and its cash and cash equivalents for the year ended December 31, 2016 and 2015:

	Year ended December 31, 2016	Year ended December 31, 2015
	($ in thousands)
Cash Flow Data:
Net Cash provided by/ (used in) Operating activities	$6,288	$(1,103)
Net Cash used in Investing activities	(521,090)	(238,779)
Net Cash provided by Financing activities	544,598	130,215

Net increase / (decrease) in cash and cash equivalents	29,796	(109,667)
Cash and cash equivalents at beginning of year	4,480	114,147

Cash and cash equivalents at end of the year	$34,276	$4,480

Net cash used in operating activities

Net cash provided by operating activities increased by $7.4 million to $6.3 million for the year ended December 31, 2016, compared to $1.1 million used in operating activities for the year ended December 31, 2015. The increase was primarily attributable to an increase in cash generated from operating activities as a result of the delivery of 22 of vessels during the year ended December 31, 2016. In comparison, NPTI had only taken delivery of two of vessels as of December 31, 2015, and these, along with our three chartered in vessels were in operation as of that date.

Net cash used in investing activities

Net cash used in investing activities increased by $282.3 million to $521.1 million for the year ended December 31, 2016, compared to $238.8 million for the year ended December 31, 2015. Net cash used in investing activities for the year ended December 31, 2016 consisted of $514.1 million in payments for vessels under construction in addition to $7.0 million of restricted cash deposited into debt service reserve accounts in accordance with the terms of our various loan and sale and leaseback agreements. Net cash used in investing activities for the year ended December 31, 2015 consisted of $340.7 million of payments for vessels under construction in addition to $2.4 million of restricted cash deposited into debt service reserve accounts in accordance with the terms of our the loan and sale and leaseback agreements. The cash used in investing activities for the year ended December 31, 2015 was partially offset by the receipt of $102.4 million of proceeds from the sale of three LR2 vessels in addition to a refund for vessel related deposits on NPTI’s time chartered-in vessels of $2.0 million (which was paid as security in 2014).

Net cash provided by financing activities

Net cash provided by financing activities increased by $414.4 million to $544.6 million for the year ended December 31, 2016, compared to $130.2 million for the year ended December 31, 2015. Net cash provided by financing activities for the year ended December 31, 2016 consisted primarily of proceeds from loans, net of any debt issuance costs, of $670.4 million less loan repayments of $155.7 million. Further, net cash provided by financing activities for the year ended December 31, 2016 also included net proceeds of $29.8 million from the issuance of series A cumulative redeemable perpetual preferred stock — which is described under “Information about NPTI — Equity Private Placements.”

Net cash provided by financing activities for the year ended December 31, 2015 consisted of proceeds from loans, net of any debt issuance costs, of $130.5 million less $0.3 million of loan repayments.

NPTI’s Borrowing Activities

Loan financings from commercial banks

Senior Secured DVB Credit Facility

In September 2014, the relevant ship-owning subsidiaries of NPTI entered into the original Senior Secured Credit Facility with DVB Bank SE, and the proceeds of which were intended to be used to fund a portion of the purchase price of six LR2 vessels under construction at Sungdong shipyard and two LR2 vessels under construction at GSI shipyard. In September 2015, NPTI amended the original Senior Secured DVB Credit Facility to reduce the number of vessels that it partially funds to three LR2 vessels (Navig8 Solace, Navig8 Solidarity, and Navig8 Stability) at Sungdong due to the sale of the three other Sungdong vessels and the alternative financing arrangements entered into for the two GSI vessels (see CSSC Sale and Leaseback further below). On August 11, 2016, the three remaining vessels financed under this credit facility were entered into sale and leaseback financing arrangements with BCFL (see BCFL Sale and Leaseback further below). As part of this arrangement, the senior debt outstanding under this facility of $95.5 million as of August 11, 2016 was repaid in full.

Senior Secured CA-CIB Credit Facility

In November 2015, NPTI’s relevant ship-owning subsidiaries entered into a $64.3 million Senior Secured Credit Facility with Credit Agricole Corporate and Investment Bank (which we refer to as “CA-CIB”), to finance two LR1 vessels (Navig8 Excel and Navig8 Excelsior) which were under construction at STX shipyard. In January 2016, NPTI increased the aggregate principal amount available under this facility to $128.5 million (in so doing, BNP Paribas became an additional lender), in order to finance a further two vessels (Navig8 Expedite and Navig8 Exceed) under construction at STX. The debt financing covered approximately 65% of the contract price of each of the four vessels. This loan was drawn down fully in 4 tranches with the final tranches drawn down in connection with vessel deliveries in January and February 2016, respectively. Interest is calculated on each tranche at LIBOR plus (i) 2.75% if the Navig8 Product Tankers Inc is not listed on an active exchange, or if it is listed but (a) the tangible net worth of NPTI is less than $600.0 million on the date of such listing or (b) thereafter, the tangible net worth of NPTI is less than $600.0 million and the security cover ratio on the relevant testing date is less than 165%, or (ii) 2.50% if Navig8 Product Tankers Inc is listed on an active exchange and (a) the tangible net worth of NPTI is at least $600.0 million on the date of such listing or (b) thereafter, the tangible net worth of NPTI is less than $600.0 million but the security cover ratio is at least 165%. Principal repayments of approximately $535,400 for each vessel are made on a quarterly basis, with a balloon payment paid with the final instalment. The loan fully matures in 2023.

Senior Secured Citi Credit Facility

On April 22, 2016, the relevant ship-owning subsidiaries of NPTI entered into a $130.3 million senior secured credit facility agreement with Citibank N.A., London Branch and Caixabank, S.A. to provide financing for four LR1 vessels (Navig8 Experience, Navig8 Executive, Navig8 Express, and Navig8 Excellence) constructed or under construction at STX shipyard. The facility comprises a commercial debt tranche of $26.1 million and an ECA-covered tranche of $104.2 million provided by the Korea Trade Insurance Corporation (“K-Sure”). The loan was drawn down fully in four tranches, one in March and three in May 2016 respectively, in connection with vessel deliveries. Interest is calculated at LIBOR plus 2.50% on the commercial tranche and LIBOR plus 1.60% on the K-Sure covered tranche. Principal repayments of approximately $526,000 for each vessel are made on a quarterly basis, with a balloon payment made after six years following drawdown for each vessel. Assuming the refinancing of the commercial debt tranche after six years, the K-Sure tranche matures in 2028.

Senior Secured ABN Credit Facility

In July 2016, the relevant ship-owning subsidiaries of NPTI entered into a $66.0 million senior secured credit facility agreement with ABN AMRO Bank, to finance two LR1 vessels (Navig8 Precision and Navig8 Prestige), which were under construction at SPP shipyard. The Facility consists of two separate tranches, a $13.2 million commercial tranche and an ECA-covered tranche of $52.8 million provided by K-Sure. The loan was drawn down fully in two tranches, in October and November 2016 respectively, in connection with vessel deliveries. Interest is calculated at LIBOR plus 2.75% on the commercial tranche (if the total debt outstanding under the facility is equal to or more than 50% of the aggregate of the market values of the two subject vessels or 2.50% if the total debt outstanding under the facility is less than 50% of the aggregate of the market values of the two subject vessels, at any relevant time) and LIBOR plus 1.80% on the K-Sure covered tranche. Principal repayments of approximately $481,000 for each vessel are made on a quarterly basis, with a balloon payment made after six years following drawdown for each vessel. Assuming the refinancing of the commercial debt tranche after six years, the K-Sure tranche matures in 2028.

Sale and Leaseback Arrangements

Ocean Yield Sale and Leaseback

On July 10, 2015, the relevant ship-owning subsidiaries of NPTI entered into sale and leaseback arrangements with Ocean Yield ASA in respect of four LR2 vessels (Navig8 Symphony, Navig8 Sanctity, Navig8 Steadfast, and Navig8 Supreme) that were delivered by Sungdong between February 2016 and August 2016. These transactions have been accounted for as financing transactions. The net proceeds from the financings (after a 5% seller’s credit) was $188.1 million. As of December 31, 2016, NPTI has fully drawn down on the financings and no further amounts are available for borrowing.

Under the arrangement, four vessels were delivered to Ocean Yield upon delivery from Sungdong and thereafter the relevant ship-owning subsidiaries of NPTI entered into 13-year bareboat charters for each vessel, each commencing upon their respective deliveries. NPTI has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such options exercisable on the seventh anniversary from the delivery date of the subject vessel. Post-delivery charterhire under the arrangement comprises a fixed per day rate, paid monthly in advance. This charterhire rate is subject to annual adjustment based on the prevailing LIBOR rate. The average remaining daily charterhire rate was approximately $12,200 as of December 31, 2016.

In addition, as part of the Ocean Yield Sale and Leaseback Arrangement, we entered into a $19.8 million pre-delivery loan facility agreement with Ocean Yield in respect of each of the four subject vessels. As of December 31, 2016, we had repaid all the outstanding borrowings under the pre-delivery loan facility agreements via the sale and leaseback arrangements upon delivery of each subject vessel from Sungdong. The fixed interest rate on outstanding borrowings under the pre-delivery loan facility agreements was 7% and was payable quarterly in arrears.

CSSC Sale and Leaseback

On June 25, 2015, the relevant ship-owning subsidiaries of NPTI entered into sale and leaseback arrangements with CSSC HK, in respect of eight LR2 vessels (Navig8 Grace, Navig8 Gallantry, Navig8 Guard, Navig8 Guide, Navig8 Goal, Navig8 Gauntlet, Navig8 Gladiator, and Navig8 Gratitude) that are scheduled to be delivered/or have been delivered by GSI. Under the arrangements, we partially novated the shipbuilding contracts for each of the eight relevant vessels so that the obligation to pay and the right to take delivery of each vessel from the shipyard was transferred to CSSC HK. These transactions have been, and will be accounted for as financing transactions.

The net proceeds from the financings are expected to be $304 million. As of December 31, 2016, NPTI has fully drawn down on the pre-delivery financings made by CSSC HK and up to $92.0 million remains available for borrowing. The pre-delivery installments accrue interest but principal borrowings are not repayable as fixed charterhire until after delivery of the relevant vessel.

As of December 31, 2016, NPTI had $183.3 million of outstanding borrowings under the post-delivery charterhire component of the arrangements. Under the arrangements, NPTI has entered or will enter into 10-year bareboat charters with CSSC for each of the eight subject vessels, each commencing upon their respective deliveries. NPTI has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such options exercisable on the fourth anniversary from the delivery date of the subject vessel, and a purchase obligation on the tenth anniversary of the delivery of each vessel. Post-delivery charterhire under the arrangements comprises a fixed charterhire of $197,917 per month (assuming there is no reduction in the estimated purchase price of the subject vessels under the novation agreements as a result of a fall in the fair market value of such vessels at delivery) and a variable charterhire at a rate of LIBOR plus 4.6%, payable monthly in advance. The fixed charterhire shall be adjusted down in the event that the purchase price for a vessel under a novation agreement is reduced as a result of a fall in the fair market value of such vessel at delivery. Pre-delivery interest is payable on the pre-delivery instalments made by CSSC HK for each vessel at a fixed rate of 7.25%.

Pursuant to the terms of the CSSC sale leaseback arrangements, the value of each of the CSSC Vessels is required to be at least 125% of the outstanding principal amount thereunder with respect to such vessel. On July 12, 2017, NPTI received notice from CSSC HK, on behalf of the owners of the CSSC Vessels that, based on valuations for the CSSC Vessels as of June 30, 2017, the values of certain of the CSSC Vessels were less than the values required under the sale leaseback arrangement. Pursuant to the CSSC sale lease back arrangements, NPTI has 45 days from the date of the notice to either (i) provide cash collateral in the amount of approximately $13.6 million, which shall be held in escrow with a bank to be determined, or (ii) pay approximately $10.9 million as additional Advance Hire (as such term is defined under the CSSC sale leaseback arrangements), which would reduce the total amount outstanding under such financing arrangement. NPTI is currently in discussions with CSSC to resolve this issue within the 45 days allowed under the CSSC sale lease back arrangements.

CMBFL Sale and Leaseback

On March 17, 2016, the relevant ship-owning subsidiaries of NPTI entered into sale and leaseback agreements with CMBFL, for two LR2 vessels (Navig8 Pride and Navig8 Providence) that were under construction at SPP shipyard. These transactions are treated as financing transactions and the relevant vessels will continue to be recorded as assets on NPTI’s balance sheet. The net proceeds from the transactions amounted to $76.9 million. As of December 31, 2016, NPTI has fully drawn down on the financings, in connection with vessel deliveries in July and August 2016.

Under the arrangement, both vessels were delivered to CMBFL upon delivery from SPP and thereafter the relevant ship-owning subsidiaries of NPTI entered into 7-year bareboat charters for each vessel, each commencing upon their respective deliveries. NPTI has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such options exercisable on the third anniversary from the delivery date of the respective vessel. There is a purchase obligation for each of the subject vessels on the seventh anniversary of the delivery to CMBFL.

Post-delivery charterhire under the arrangement comprises a fixed charterhire of 0.6 million and a variable charterhire at a rate of LIBOR plus 3.75%, payable quarterly in advance.

Under the CMBFL Sale and Leaseback, CMBFL also financed the pre-delivery instalments for the vessels with such payments by CMBFL accruing, in the pre-delivery period, interest at a rate of LIBOR plus a margin of 4.5%. As of December 31, 2016, we had repaid all the outstanding borrowings under the pre-delivery loan facility agreements via the sale and leaseback arrangements upon each delivery of each subject vessel from SPP.

BCFL Sale and Leaseback

On August 4, 2016, the relevant ship-owning subsidiaries of NPTI entered into sale and leaseback arrangements with BCFL for three LR2 vessels (Navig8 Solidarity, Navig8 Solace and Navig8 Stability) previously financed under the Senior Secured DVB Credit Facility. These transactions are treated as financing transactions and the three subject vessels will continue to be recorded as assets on NPTI’s balance sheet. As part of this arrangement, the amount outstanding under the Senior Secured DVB Credit Facility of $95.5 million was repaid in full on August 11, 2016. The net proceeds from the transactions amounted to $118.8 million.

Under the arrangements, all three vessels were delivered to BCFL upon completion of the transactions in August 2016 and, on the same day the relevant ship-owning subsidiaries of NPTI entered into 10-year bareboat charters for each vessel. NPTI has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such option exercisable on the fourth anniversary from the delivery date to BCFL. There is a purchase obligation for each of the subject vessels on the tenth anniversary of the delivery to BCFL.

Post-delivery charterhire under the arrangement is payable monthly in advance. The charterhire comprises principal repayment and an amount of variable charterhire at a rate of LIBOR plus 3.5%.

Financial Covenants

The above financings have, where indicated, the following financial covenants that require us to maintain (based on terms defined in the credit/sale and leaseback agreements):

•	for each financing arrangement described above other than the CSSC Sale and Leaseback Arrangement and the BCFL Sale and Leaseback Arrangement, cash or cash equivalents of at least the aggregate of (i) $1,400,000 in respect of each delivered LR2 vessel owned by NPTI and (ii) an amount equal to four per cent (4%) of the applicable total net debt for each other vessel owned by NPTI;

•	for each financing arrangement described above other than the CSSC Sale and Leaseback Arrangement and the BCFL Sale and Leaseback Arrangement, a ratio of total net debt to total fixed assets of not more than 75%;

•	for each financing arrangement described above other than the CSSC Sale and Leaseback Arrangement and the BCFL Sale and Leaseback Arrangement, a tangible net worth of at least US$272,254,000 provided that this threshold is to be increased on each testing date by an amount equal to the aggregate of (i) 25% of the aggregate consolidated net income of NPTI during the 6 month period prior to the relevant testing date and (ii) 50% of the aggregate amount of any equity raised by NPTI during the 6 month period prior to such testing date; and

•	The above financings have, where indicated, a security covenant that requires us to maintain a minimum level of security coverage such that:

•	for each bank finance facility the aggregate fair market value of the vessels collateralizing the credit facility is at least, 135% of the debt outstanding (as calculated for each credit facility); and,

•	for the CMBFL Sale and Leaseback Arrangement and CSSC Sale and Leaseback Arrangement, the fair market value of each vessel is respectively at least 115% and 125% of the debt outstanding (as calculated for each sale and leaseback arrangement) in respect of such vessel.

Each of our financings discussed above have, unless indicated otherwise below and among other things, the following restrictive covenants which would restrict our ability to:

•	incur additional indebtedness;

•	under the bank financing facilities, sell the collateral vessel;

•	make additional investments or acquisitions;

•	pay dividends, in the event of a default, or if an event of default would occur as a result of the payment of dividends; in the case of all of the bank financings, our ability to pay dividends is additionally restricted if the debt service reserve accounts are not fully funded and in the case of certain of the bank financings, our ability to pay dividends is restricted if

•	satisfactory cash flow forecasts are not provided; and,

•	under the bank financing facilities and certain of the sale and leaseback arrangements, effect a change of control of NPTI.

NPTI’s obligations under the sale and leaseback arrangements are secured by, among other things, assignments of earnings and insurances, stock pledges and account charges in respect of the subject vessels and are unconditionally and irrecoverably guaranteed by us.

In addition, NPTI’s financings contain customary events of default, including cross-default provisions.

As of December 31, 2016, NPTI was in compliance with the financial covenants of each of its financing arrangements.

In connection with the Merger, Scorpio Tankers has been actively approaching each of the financial institutions and leasing companies above in order to obtain their Change of Control Consents (where applicable) and Technical Consents. These consents require amendments to:

•	Align the financial covenants (where applicable) to be consistent, in all material respects, to Scorpio Tankers existing credit facilities.

•	Rename each vessel and amend each mortgage, if required.

•	Change each vessel’s commercial & technical manager, and move the NPTI vessels into the Scorpio Group Pools.

•	Other logical amendments as so required.

While Scorpio Tankers has received commitments from each of NPTI’s financial institutions to provide Scorpio Tankers with the required consents, Scorpio Tankers has not received a Change of Control Consent or

Technical Consent from BCFL. To the extent Scorpio Tankers is unable to obtain the required Change of Control Consent or Technical Consent from BCFL prior to the consummation of the Merger, Scorpio Tankers has arranged a commitment from ABN AMRO to refinance these bareboat charter arrangements. In addition, Scorpio Tankers has not received a Technical Consent from CMBFL. While Scorpio Tankers expects to receive this Technical Consent prior to closing the Merger, the receipt of such consent is not a condition to the closing of the Merger.

Up to 11 NPTI vessels are expected to be redelivered from the applicable Navig8 Group product tanker pools to the NPTI subsidiary that owns each such vessel prior to the closing of the Merger. To facilitate the transition of the commercial management of these vessels, SCM has agreed to provide commercial management services to these NPTI vessels upon delivery to the relevant NPTI subsidiary and prior to the closing of the Merger. Such transfer of commercial management requires the consent of the counterparties under the financing arrangements relating to these vessels. While Scorpio Tankers and NPTI expect to obtain the required consents, failure to obtain such consents may result in the relevant vessels temporarily trading in the spot market or being left idle until such consents are obtained or the closing of the Merger, which may have an negative impact on such vessels’ earnings during this time period. Neither Scorpio Tankers nor NPTI expects that proceeding with this arrangement will delay or impede the completion of the Merger.

Off-balance sheet arrangements

As of December 31, 2016, NPTI was committed to payments on its newbuilding vessel orders as described below.

Contractual obligations

The following table sets forth NPTI’s total contractual obligations at December 31, 2016:

In thousands of U.S. dollars	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Bank Loan facilities(1)	$20,835	$41,670	$41,670	$193,970
Estimated interest payments on bank loan facilities(2)	10,034	21,926	20,496	6,942
Sale and Leaseback financing arrangements(3)	48,607	96,256	95,028	311,834
Pre-Delivery financing arrangement(4)	24,240	—	—	—
Technical management fees(5)	1,713	—	—	—
Commercial management fees(6)	6,143	612	—	—
Administrative management fees(7)	1,971	1,971	—	—
Newbuilding instalments(8)	91,923	—	—	—

Total	$205,466	$162,435	$157,194	$512,746

(1)	Represents principal payments due on NPTI’s secured credit facilities, as described above in “NPTI’s Borrowing Activities — Loan Financings from Commercial Banks”. These payments are based on NPTI’s outstanding borrowings as of December 31, 2016.

(2)	Represents estimated interest payments on NPTI’s secured bank debt credit facilities. These payments were estimated taking into consideration: (i) the margin on each credit facility and (ii) the forward interest rate curve calculated from interest swap rates, as published by a third party, as of December 31, 2016.

The forward curve was calculated as follows as of December 31, 2016:

Year 1	1.19%
Year 2	1.75%
Year 3	2.15%
Year 4	2.34%
Year 5	2.44%
Year 6	2.51	%(1)
Year 7	2.69%

(1)	Third party published six year interest swap rates were unavailable. As such, we interpolated the year six forward rate using an average of the five and seven year published swap rates from the third party.

The margins on each credit facility that have amounts outstanding at December 31, 2016 are as follows:

Facility	Margin
Senior Secured CA-CIB Credit(1) Facility	2.75%
Senior Secured Citi Credit Facility
- Commercial Tranche	2.50%
- ECA tranche	1.60%
Senior Secured ABN Credit Facility
- Commercial tranche(2)	2.75%
- ECA tranche	1.80%

(1)	2.50% if listed on an active exchange and total net worth>$600million.
(2)	2.50% if the loan to value is below 50%.

Interest was then estimated using the above mentioned rates multiplied by the amounts outstanding under NPTI’s various credit facilities using the balance as of December 31, 2016 and taking into consideration the scheduled amortization of such facilities going forward until their respective maturities

(3)	Represents amounts due under NPTI’s sale and leaseback financing arrangements as of December 31, 2016 and excludes Purchase Options for 8 CSSC Sale and Leaseback for vessels totaling $70.5 million and four Ocean Yield Sale and Leaseback vessels totaling $35.6 million.

Excluding interest amount of $106.4 million (per table below), the net financing arrangements liability is $551.4 million

In thousands of U.S. dollars	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years
Estimated interest payments Sale and Leaseback financing Arrangements	$14,354	$26,036	$22,279	$43,719

(4)	Represents amounts due under NPTI’s pre-delivery financing with CSSC for the vessels under construction as of December 31, 2016. Excluding interest amount of $0.2 million, the net financing arrangements liability is $24.0 million

(5)	NPTI pays its technical managers, the following per day rates per owned vessel, across both LR1 and LR2 vessels:

Technical Manager	Per Day Rate ($)
TB Marine SM	460
Navig8 SM	493
Selandia SM	395
Scorpio	493
Synergy Marine	460

These fees are subject to a notice period of two months and a payment equal to three months of management fees which would be due and payable upon termination.

(6)	NPTI pays its Commercial Manager a fee of $250 per vessel per day for its vessels, plus a 2.00% commission on all gross revenue for our vessels that are operating in the Pools. These fees are subject to a minimum commitment period of 13 months from the date upon delivery of the respective vessels into the Alpha8 Pool and LR8 Pool. Under the Pool Management Revenue Share Rights Agreement, NPTI has committed to pay a withdrawal fee, in respect of each vessel, equal to $210,000 minus the product of multiplying i) $287.6712 by ii) the number of days that each vessel is operating in either of the Commercial Pools, in the event such vessel is withdrawn from its respective Pool less than 2 years after delivery into such Pool.
(7)	Under a Corporate Administration Agreement dated 3 September 2013 (as amended from time to time), NPTI pays its Administrative Manager a fee of $200 per vessel per day for its vessels. There is no termination by notice provision within the Corporate Administration Agreement; for the sake of illustration, however, contracted fees have been shown for the next 2 years.
(8)	Represents obligations under NPTI’s agreements with CSSC Offshore & Marine Engineering (Group) Company Limited, formerly Guangzhou Shipyard International Company Limited (“GSI”), for the construction of three LR2s under NPTI’s Newbuilding Program as of December 31, 2016.

Quantitative and Qualitative Disclosures About Market Risk

NPTI is exposed to various market risks, including changes in interest rates, foreign-currency fluctuations, inflation and credit risk. Other than interest rate risk, NPTI does not currently hedge its exposure to those risks through derivative contracts, but its management monitors fluctuations on a continuous basis and will seek to enter into hedge transactions when appropriate.

Interest Rate Risk

The seaborne transportation industry is a capital-intensive industry, requiring significant amounts of investment. Much of the investment for the vessels in NPTI’s Combined Fleet has been or will be provided in the form of long-term debt, including pursuant to the Financing Arrangements. Most of these long-term debt obligations contain or will contain an interest rate that fluctuates with LIBOR. As of December 31, 2016, NPTI had variable-rate borrowings totaling $849.6 million.

NPTI is exposed to the impact of interest rate changes primarily through its unhedged variable-rate borrowings. Significant increases in interest rates could adversely affect its operating margins, results of operations and its ability to service its debt. From time to time, NPTI will use interest rate swaps to reduce its exposure to market risk from changes in interest rates. The principal objective of these contracts is to minimize the risks and costs associated with NPTI’s variable-rate debt and are not for speculative or trading purposes.

Based on the floating rate debt at December 31, 2016 and 2015, a one-percentage point increase in the floating interest rate would increase interest expense by $5.5 million and $0.6 million per year, respectively. The charterhire rates NPTI pays under the Ocean Yield and Bank of Communications Sale and Leaseback Arrangements are subject to annual adjustment based on the prevailing rate of LIBOR; for these facilities, a one percent increase in LIBOR would increase NPTI’s charterhire payments by $2.6 million per year.

The following table presents the due dates for the principal payments on NPTI’s fixed and floating rate debt:

	As of December 31,
In thousands of U.S. dollars	2017	2018—2019	2020—2021	Thereafter
Principal payments floating rate debt (unhedged)	$69,442	$137,926	$136,699	$505,515
Principal payments fixed rate debt	24,032	—	—	—

Total principal payments on outstanding debt	$93,474	$137,926	$136,699	$505,515

Spot Market Rate Risk

The cyclical nature of the tanker industry causes significant increases or decreases in the revenue that NPTI earns from its vessels that participate in pools that are concentrated in the spot market such as the V8 Pool and the Alpha8 Pool. A $1,000 per day increase or decrease in spot rates for all of NPTI’s vessel classes would have increased or decreased NPTI’s operating income by $6.1 million and $1.2 million for the years ended December 31, 2016 and 2015, respectively.

Foreign Exchange Rate Risk

NPTI’s primary economic environment is the international shipping market. This market utilizes the US dollar as its functional currency. Consequently, virtually all of NPTI’s revenues and the majority of NPTI’s operating expenses are in US dollars. However, NPTI incurs some of its combined expenses in other currencies. The amount and frequency of some of these expenses (such as vessel repairs, supplies and stores) may fluctuate from period to period. Depreciation in the value of the US dollar relative to other currencies will increase the US dollar cost of paying such expenses. The portion of NPTI’s business conducted in other currencies could increase in the future, which could expand NPTI’s exposure to losses arising from currency fluctuations.

There is a risk that currency fluctuations will have a negative effect on NPTI’s cash flows. NPTI has not entered into any hedging contracts to protect against currency fluctuations. However, NPTI has some ability to shift the purchase of goods and services from one country to another and, thus, from one currency to another, on relatively short notice. NPTI may seek to hedge this currency fluctuation risk in the future.

Bunker Price Risk

Our operating results are affected by movement in the price of fuel oil consumed by the vessels — known in the industry as bunkers. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability. NPTI does not hedge our exposure to bunker price risk.

Inflation

NPTI does not expect inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

BENEFICIAL OWNERSHIP OF NAVIG8 COMMON SHARES

The following table sets forth the beneficial ownership of Navig8 common shares, as of August 3, 2017, held by each person or entity that we know beneficially owns 5% or more of Navig8 Product Tankers Inc’s common shares and each of Navig8 Product Tankers Inc’s executive officers and directors.

Beneficial ownership is determined in accordance with the Commission’s rules. All holders of Navig8 common shares, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name	Number of Shares(1)		Percentage Owned(13)
Avenue Capital Management II LP*	10,193,852	(2)	21.86%
Monarch Alternative Capital LP*	10,231,525	(3)	21.93%
GSO Capital Partners LP*	8,399,184	(4)	18.01%
Solus Alternative Asset Management, LP*	5,239,827	(5)	11.24%
Oceanic Investment Management Ltd*	4,181,301	(6)	8.97%
GSH Nav Tankers	2,598,292	(7)	5.57%
Navig8 Ltd	2,791,707	(8)	5.99%
Gary Brocklesby	82,556	(9)	**
Nicolas Busch	76,792	(10)	**
Jason Klopfer	6,190	(11)	**
Geir Frode Abelsen	5,759	(12)	**

(1)	For purposes of calculating beneficial ownership of executive management, stock options awarded under stock option agreements with each executive for which the exercise price of the option is greater than the price per share of Navig8 common shares are excluded.
(2)	The business address is Avenue Capital Management II, L.P. 399 Park Avenue, 6th Floor, New York, NY 10022
(3)	The business address is Monarch Alternative Capital LP, 535 Madison Avenue, 17th Floor, New York, NY 10022
(4)	The business address is GSO Capital Partners LP, 345 Park Avenue, 31st Floor New York, NY 10154
(5)	The business address is Solus Alternative Asset Management LP, 410 Park Avenue, 11th Floor New York, NY 10022
(6)	The business address is: Oceanic Investment Management Ltd. St. George’s Court, Upper Church Street, Douglas, Isle of Man 1M1 1EE
(7)	The business address is c/o: Garrison Investment Group LP, 1290 Avenue of the Americas, Suite 914, New York, NY 10104
(8)	The business address is Navig8 Limited, First Island House, Peter Street, St. Helier, Jersey. Gary Brocklesby, Nicolas Busch, Per Juul Jensen, Jason Klopfer and Philip Stone, being the board of directors of Navig8 Limited, may be collectively deemed to have shared voting and dispositive power over the shares owned by Navig8 Ltd.
(9)	Excludes 357,660 shares issuable under stock options for which the exercise price of the option is greater than the price per Navig8 common share. Mr. Brocklesby’s business address is c/o Navig8 Product Tankers Inc, 2nd Floor Kinnaird House, 1 Pall Mall East, London, SW1Y 5AU.
(10)	Excludes 357,660 shares issuable under stock options for which the exercise price of the option is greater than the price per Navig8 common share. Mr. Busch’s business address is c/o Navig8 Product Tankers Inc, 2nd Floor Kinnaird House, 1 Pall Mall East, London, SW1Y 5AU.
(11)	Excludes 26,825 shares issuable under stock options for which the exercise price of the option is greater than the price per Navig8 common share. Mr. Klopfer’s business address is c/o Navig8 Product Tankers Inc, 2nd Floor Kinnaird House, 1 Pall Mall East, London, SW1Y 5AU.
(12)	Excludes 26,825 shares issuable under stock options for which the exercise price of the option is greater than the price per Navig8 common share. Mr. Abelsen’s business address is c/o Navig8 Product Tankers Inc, 2nd Floor Kinnaird House, 1 Pall Mall East, London, SW1Y 5AU.
(13)	Percentages based on 46,635,880 Navig8 common shares outstanding as of August 3, 2017.
*	Includes certain funds managed thereby.
**	Less than 1%.

COMPARISON OF RIGHTS OF SCORPIO TANKERS INC. SHAREHOLDERS AND HOLDERS OF NAVIG8 COMMON SHARES

As a result of the Merger, holders of Navig8 common shares will receive Scorpio common shares in exchange for their Navig8 common shares and will thereafter have the rights of Scorpio Tankers Inc. shareholders. Navig8 Product Tankers Inc and Scorpio Tankers Inc. were both incorporated under the laws of the Marshall Islands and are subject to the laws of the Marshall Islands, including the BCA. The rights of Navig8 Product Tankers Inc and Scorpio Tankers Inc. shareholders are governed by the Marshall Islands law and the respective articles of incorporation and bylaws of Navig8 Product Tankers Inc and Scorpio Tankers Inc., as such have been amended. The rights of holders of Navig8 common shares are also governed by and shareholders agreement of Navig8 Product Tankers Inc.

The following is a summary comparison of material differences between the rights of holders of Navig8 common shares and the rights of Scorpio Tankers Inc. shareholders. This summary is qualified in its entirety by reference to the full text of Scorpio Tankers Inc.’s articles of incorporation and bylaws and Navig8 Product Tankers Inc’s articles of incorporation, bylaws and shareholders agreement, each as amended and currently in effect and as will be in effect at the completion of the Merger, and the full text of the BCA.

Navig8 Product Tankers Inc	Scorpio Tankers Inc.

Authorized Capital Stock

Navig8 Product Tankers Inc’s fourth amended and restated articles of incorporation authorize the issuance of up to (i) 500,000,000 shares of Navig8 Product Tankers Inc common stock, par value $0.01 per share, (ii) 100,000,000 shares of Navig8 Product Tankers Inc preferred shares, par value $0.01 per share.

As of August 3, 2017, Navig8 Product Tankers Inc had 46,635,880 common shares issued and outstanding (which excludes 129,737 of restricted stock units that will vest upon the closing of the Merger).

Navig8 common shares are listed on the Norwegian OTC under the symbol “EIGHT”.

Navig8 Product Tankers Inc’s fourth amended and restated articles of incorporation authorizes the board of directors to establish one or more series of preferred stock with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the board providing for the issuance of such preferred shares.

Under the holders of Navig8 common shares agreement, Navig8 Product Tankers Inc cannot create or authorize the creation of, or issue, or authorize the issuance of any debt or equity security in a single transaction or series of related transactions, in each case for consideration in excess of $25,000,000.

Scorpio Tankers Inc.’s amended and restated articles of incorporation authorize the issuance of up to 400,000,000 shares of Scorpio Tankers Inc. common stock, par value $0.01 per share, and up to 25,000,000 shares of Scorpio Tankers Inc. preferred stock, par value $0.01 per share.

As of August 3, 2017, 224,629,755 Scorpio common shares were issued and outstanding.

Scorpio common shares are listed on the NYSE under the symbol “STNG.”

Scorpio Tankers Inc.’s amended and restated articles of incorporation authorizes the board of directors to establish one or more series of preferred stock with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the board providing for the issuance of such preferred shares.

Navig8 Product Tankers Inc	Scorpio Tankers Inc.

Shareholders Agreement

The Navig8 shareholders have entered into a shareholders agreement, which provides for certain of the governance matters relating to Navig8 Product Tankers Inc and among, other things, the voting and transfer or common shares.

Directors

Navig8 Product Tankers Inc’s directors are elected by a plurality of the votes cast at a meeting of the holders of Navig8 common shares by the holders of shares entitled to vote in the election. Cumulative voting shall not be used to elect directors.

Navig8 Product Tankers Inc shall have five members of the board of directors. The Shareholders’ agreement provides that for so long as certain shareholder entities maintain certain thresholds of ownership in Navig8 Product Tankers Inc, such shareholder entities will have the right to nominate board representatives. If such entities fail to nominate any person to the board, the board of directors can designate a director to the board.

The term of office of each director shall expire at each annual meeting of shareholders held after the director was elected. Any vacancies in the board of directors for any reason may be filled by the vote of not less than a majority of the members of the board then in office, although less than a quorum, and any directors chosen shall hold office until the next meeting of shareholders.

Navig8 Product Tankers Inc’s fourth amended and restated articles of incorporation and amended and restated bylaws also provide that NPTI’s directors may be removed at any time with or without cause only upon the affirmative vote of the holders of a majority of common stock entitled to vote generally in the election of directors.

Scorpio Tankers Inc.’s directors are elected by a plurality of the votes cast by the Scorpio’s shareholders entitled to vote in an election. Cumulative voting shall not be used to elect directors.

Scorpio Tankers Inc.’s amended and restated articles of incorporation provide that its board of directors must consist of at least one member, with the exact number to be fixed by a vote of at least two-thirds of the entire board of directors. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified.

Scorpio Tankers Inc.’s amended and restated articles of incorporation provide that directors may be removed at any time but only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of the capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Scorpio Tankers Inc.’s amended and restated articles of incorporation provide that Scorpio Tankers Inc.’s board of directors serve staggered, three-year terms. Approximately one-third of Scorpio’s board of directors is elected each year.

Quorum and Action by the Board of Directors

A majority of the Navig8 Product Tankers Inc directors at the time in office, present in person or by proxy or by communication equipment, shall constitute a quorum for the transaction of business. The vote of the majority of the directors, present in person, by proxy or by conference telephone, at a meeting at which a quorum is present shall be the act of the directors.	A majority of the Scorpio Tankers Inc. directors at the time in office, present in person or by proxy or by conference telephone, shall constitute a quorum for the transaction of business. The vote of the majority of the directors, present in person, by proxy or by conference telephone, at a meeting at which quorum is present shall be the act of the directors.

Navig8 Product Tankers Inc	Scorpio Tankers Inc.

Director and Officer Limitation on Liability and Indemnification

Navig8 Product Tankers Inc’s fourth amended and restated articles of incorporation provide that no Navig8 Product Tankers Inc director or officer shall be personally liable to Navig8 Product Tankers Inc or any of its shareholders for breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same may exist or be amended.

Navig8 Product Tankers Inc’s amended and restated bylaws include a provision that entitles any of Navig8 Product Tankers Inc’s directors or officers to be indemnified by Navig8 Product Tankers Inc to the full extent permitted by the BCA if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Navig8, and with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Navig8 Product Tankers Inc shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification.

Navig8 Product Tankers Inc’s amended and restated bylaws authorize Navig8 Product Tankers Inc to purchase and maintain directors’ and officers’ insurance as a protection against any liability asserted against Navig8 Product Tankers Inc’s directors and officers acting in their capacity as directors and officers regardless of whether Navig8 Product Tankers Inc would have the power to indemnify such director or officer against such liability by law or under the provisions of Navig8 Product Tankers Inc’s amended and restated bylaws.

Scorpio Tankers Inc.’s amended and restated bylaws include a provision that entitles any of Scorpio Tankers Inc.’s directors or officers to be indemnified by Scorpio Tankers Inc. upon the same terms, under the same conditions and to the same extent as authorized by the BCA if he acted in good faith and in a manner reasonably believed to be in and not opposed to Scorpio Tankers Inc.’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Scorpio Tankers Inc. shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification.

Scorpio Tankers Inc.’s amended and restated bylaws also authorize Scorpio Tankers Inc. to carry directors’ and officers’ insurance as a protection against any liability asserted against Scorpio Tankers Inc. directors and officers acting in their capacity as directors and officers regardless of whether Scorpio Tankers Inc. would have the power to indemnify such director or officer against such liability by law or under the provisions of its amended and restated bylaws.

Shareholder Meetings

Annual Meetings. Navig8 Product Tankers Inc’s amended and restated bylaws provide that annual shareholder meetings will be held at a time and place selected by Navig8 Product Tankers Inc’s board of directors. Navig8 Product Tankers Inc’s board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.	Annual Meetings. Scorpio Tankers Inc.’s amended and restated bylaws provide that annual shareholder meetings will be held at a time and place selected by Scorpio’s board of directors. The meetings may be held in or outside of the Marshall Islands. Scorpio’s board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Navig8 Product Tankers Inc	Scorpio Tankers Inc.

Special Meetings. Navig8 Product Tankers Inc’s amended and restated bylaws provide that special meetings of its shareholders may be called for any purpose by (i) any director or (ii) any shareholder owning not less than eight percent (8%) of all the outstanding shares of Navig8 Product Tankers Inc entitled to vote at such meeting and from and following the listing of Navig8 Product Tankers Inc on an internationally recognized stock exchange, (i) by the majority of the board of directors, or (ii) by shareholders owning not less than a third of all the outstanding shares. No other person or persons are permitted to call a special meeting and no business may be conducted at the Navig8 Product Tankers Inc special meeting other than business brought before the meeting by the NPTI board of directors. Notice of every annual and special meeting of shareholders, other than any meeting the giving of notice which is prescribed by law, stating the date, time, place and purpose thereof, and in the case of special meetings, the name of the person or persons at whose direction the notice is being issued, shall be given personally or sent by mail or telefax, at least fifteen (15) but not more than sixty (60) before such meeting, to each shareholder of record entitled to vote thereat and to each shareholder of record who, by reason of any action proposed at such meeting would be entitled to have his shares appraised if such action were taken, and the notice shall include a statement of that purpose to that effect. The business transacted at any special meeting shall be limited to the purposes stated in the notice.

Special Meetings. Scorpio Tankers Inc.’s amended and restated bylaws provide that special meetings of its shareholders may be called for any purpose at any time by Scorpio Tankers Inc.’s chairman of the board, a majority of the board of directors, or any Scorpio Tankers officer who is also a director. No other person or persons are permitted to call a special meeting and no business may be conducted at the special meeting other than business brought before the meeting by the Scorpio Tankers Inc. Board of Directors. Such meetings shall be held at such place and on a date and at such time as may be designated in the notice thereof by the Scorpio Tankers Inc. officer designated by the board of directors to deliver the notice of such meeting. The business transacted at any special meeting shall be limited to the purposes stated in the notice.

Quorum of Shareholders

Except as otherwise expressly provided by law, shareholders representing at least one-third of the total voting rights of the total issued and outstanding shares of Navig8 Product Tankers Inc common stock present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.	One or more shareholders representing at least one-third of the total voting rights of Scorpio Tankers Inc.’s total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Voting Rights

Navig8 Product Tankers Inc’s bylaws provide that once quorum is present, the affirmative vote of a majority of the votes cast by holders of shares of stock present in person or represented by proxy shall be the act of the shareholders.	Scorpio Tankers Inc.’s amended and restated bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, Scorpio Tankers Inc’s amended and restated articles of incorporation or Scorpio Tankers Inc.’s amended and restated bylaws, the affirmative vote of a majority of votes of the shares of Scorpio Tankers Inc. stock at the meeting shall be the act of the Scorpio Tankers Inc. shareholders.

Navig8 Product Tankers Inc	Scorpio Tankers Inc.

Shareholder Proposals and Nominations

Navig8 Product Tankers Inc’s amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors, to bring business before an annual meeting of shareholders or proposing to remove a director must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely a shareholder’s notice must be received at Navig8 Product Tankers Inc’s principal executive offices not less than 60 days nor more than 90 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders.	Scorpio Tankers Inc.’s amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors, to bring business before an annual meeting of shareholders or proposing to remove a director must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at Scorpio Tankers Inc’s principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders.

Shareholder Action Without a Meeting

Any action required to be or permitted to be taken at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	Any action required to be or permitted to be taken at a meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Amendments of Governing Instruments

Amendments of Articles of Incorporation and Bylaws.

The Navig8 shareholders’ agreement provides that the unanimous approval of the full board, or the affirmative vote of shareholders owning greater than 66.66% of the issued and outstanding commons shares entitled to vote is required to amend, alter or repeal any provisions of the articles of incorporation or bylaws of Navig8 Product Tankers Inc then in effect.

Amendments of Articles of Incorporation. Notwithstanding any other provision in Scorpio Tankers Inc.’s amended and restated articles of incorporation or its amended and restated bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of the holders of two-thirds or more of the outstanding shares of Scorpio Tankers Inc. common stock entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal provisions dealing with directors, amendments to Scorpio Tankers Inc.’s bylaws and anti-takeover.

Amendments of Bylaws. The board of directors is expressly authorized to make, alter or repeal the bylaws by a vote of not less than a majority of the entire board of directors, unless otherwise provided in the amended and restated bylaws.

Preemptive Rights

Holders of Navig8 Product Tankers Inc shares do not have preferential or preemptive rights to subscribe to any of Navig8 Product Tankers Inc’s shares or securities convertible or exchangeable into such shares.	Holders of Scorpio common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of Scorpio Tankers Inc.’s securities.

Navig8 Product Tankers Inc	Scorpio Tankers Inc.

Derivative Actions

Under the BCA, any holders of Navig8 common share may bring an action in Navig8 Product Tankers Inc’s name to procure a judgment in Navig8 Product Tankers Inc’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Navig8 common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.	Under the BCA, any Scorpio Tankers Inc. shareholder may bring an action in Scorpio Tankers Inc.’s name to procure a judgment in Scorpio Tankers’ favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Scorpio common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-Takeover Provisions

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Marshall Islands and “interested shareholders”, Navig8 Product Tankers Inc has included these provisions in its shareholders agreement. Navig8 Product Tankers Inc may not enter into or become a party to any transaction with any shareholder, affiliate, director, officer or employee of Navig8 Product Tankers Inc (i) relating to or involving extraordinary compensation, fees, payments or consideration to any such person (ii) that is not on arm’s length or deviates from market terms.

Additionally, Navig8 Product Tankers Inc cannot merge or consolidate with or into another Person, or otherwise enter into any change of control transaction, or sell all or substantially all of the assets of Navig8 Product Tankers Inc, or cause or permit any subsidiary or controlled affiliate to, in a single transaction or a series of transaction, merge or consolidated with or into another Person, or otherwise enter into any change of control transaction.

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” Scorpio Tankers Inc. has included these provisions in its amended and restated articles of incorporation. Scorpio Tankers Inc.’s amended and restated articles of incorporation contain provisions which prohibit it from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, Scorpio’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Scorpio Tankers Inc. outstanding at the time the transaction commenced; (iii) at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder; and (iv) the shareholder became an interested shareholder prior to the consummation of the initial public offering.

For purposes of these provisions, a “business combination” includes mergers, consolidations,

exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested

Navig8 Product Tankers Inc	Scorpio Tankers Inc.
shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of Scorpio Tankers Inc.’s outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity, other than Scorpio Tankers Inc., provided, however, that the term “interested shareholder” does not include any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by Scorpio Tankers Inc.; provided that such person shall be an interested shareholder if thereafter such person acquires additional Scorpio Tankers Inc.’s voting shares, except as a result of further action by Scorpio Tankers Inc. not caused, directly or indirectly, by such person.

REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS

Scorpio Tankers Inc.’s corporate affairs are governed by its articles of incorporation and bylaws, and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be applied and construed in accordance with the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and Scorpio Tankers Inc. shareholders cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the U.S. Thus, Scorpio Tankers Inc. shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.	Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.	Unless otherwise provided in the certificate of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one- third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one- third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Unless otherwise stated in the certificate of incorporation, any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the Merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Marshall Islands	Delaware

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to certain exceptions.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of dissenting shareholders under the BCA to receive payment of the appraised fair value of their shares may not be available “if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.”	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

DISSENTERS’ RIGHTS

General. Holders of common shares of Marshall Islands corporations may have the right under Marshall Islands law to dissent from a merger and to receive the “fair value” of such shares, as determined by the High Court of the Republic of the Marshall Islands. Shareholders awarded “fair value” for its shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following is intended as a summary of the material provisions of the BCA statutory procedures that a shareholder entitled to dissenters’ rights must follow in order to dissent from the merger and perfect its dissenters’ rights. The following discussion is qualified in its entirety by the full text of Sections 100 and 101 of the BCA that is attached to this proxy statement/prospectus as Annex E.

A shareholder that elects to exercise dissenters’ rights must comply with all provisions of Section 101 of the BCA in order to perfect such rights. Failure to precisely follow any of the statutory procedures set forth in Section 101 of the BCA will result in a termination or waiver of dissenters’ rights. If a shareholder loses dissenters’ rights, it will be entitled to receive the merger consideration.

The following discussion also does not constitute any legal or other advice.

How to Exercise and Perfect Dissenters’ Rights. In order to enforce a right to receive payment for common shares of a Marshall Islands corporation in connection with a merger, shareholders must send to the corporation before the special meeting of shareholders with respect to such merger, or at the special meeting of shareholders but before the vote, a written objection to the adoption of the merger. All written objections for the exercise of dissenters’ rights must be delivered before the vote on the merger agreement is taken at such special meeting and should be executed by, or on behalf of, the record holder of such corporation’s common shares. The objection shall include a statement that the shareholder intends to demand payment for its common shares if the merger is approved.

A dissenting shareholder must also not vote in favor of the approval of a merger. If voting by proxy, a shareholder that wishes to exercise its dissenters’ rights must vote against the approval of the merger agreement or abstain from voting its shares. Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of a merger agreement will not constitute a written objection for appraisal as required by Section 101 of the BCA. The written objection must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. To be effective, a demand for the exercise of dissenters’ rights by a holder of common shares of a Marshall Islands corporation must be made by, or in the name of, such shareholder of record, fully and correctly, as the shareholder’s name appears on its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make a demand for the exercise of dissenters’ rights. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for the exercise of dissenters’ rights should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for dissenters’ rights for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise its right of dissent with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which dissenters’ rights are sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

A shareholder that holds common shares in a brokerage account or in other nominee form and wishing to exercise dissenters’ rights, should consult with its broker or the other nominee to determine the appropriate procedures for the making of a demand for the exercise of dissenters’ rights by the nominee.

Actions after approval of the Merger. Within 20 days after the date the merger agreement is approved, Marshall Islands corporations are required to give written notice of the approval of the merger agreement by registered mail to each shareholder that filed written objections or from whom written objection was not required, excepting any shareholder that voted for or consented in writing to the merger.

Within 20 days after such notice, any shareholder to whom such notice was required to be given and which elects to dissent shall file with the corporation a written notice of such election, stating its name and address (including a home address for individuals), the number and classes of shares as to which it dissents, and a demand for payment of the fair value of its common shares. A shareholder may not dissent to fewer than all the common shares held by it of record that it owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to fewer than all the common shares of such owner held of record by such nominee or fiduciary.

Upon filing a notice of election to dissent, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its common shares.

Within seven days after the expiration of the period within which shareholders may file their notices of election to dissent, or within seven days after the merger is consummated, whichever is later, the corporation shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for its common shares at a specified price that the corporation considers to be their fair value. If within 30 days after the making of such offer, the corporation and any dissenting shareholder agree upon the price to be paid for its common shares, payment therefore shall be made within 30 days after the making of such offer upon the surrender of the certificates representing such shares (if any).

If the corporation fails to make such offer within seven days, or if it makes the offer and any dissenting shareholder fails to agree with it within the period of 30 days thereafter upon the price to be paid for shares owned by such shareholder, the following procedures apply:

•	The Corporation shall, within 20 days after the expiration of whichever is applicable of the two periods last mentioned above, institute a special proceeding in the High Court of the Republic of the Marshall Islands in which the corporation’s office is located to determine the rights of dissenting shareholder and to fix the fair value of its shares.

•	If the corporation fails to institute such proceedings within such period of 20 days, any dissenting shareholder may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If such proceeding is not instituted within such 30 day period, all dissenters’ rights shall be lost unless the court, for good cause shown, shall otherwise direct.

•	All dissenting shareholders, excepting those who have agreed with the corporation upon the price to be paid for their common shares, shall be made parties to such proceeding. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder in the manner provided by law for the service of a summons.

•	The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such a determination, is entitled to receive payment for its common shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, the court shall proceed to fix the value of the shares, which shall be the fair value as of the close of business on the day prior to the date a merger is approved, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may appoint an appraiser to receive evidence and recommend a decision on the question of fair value.

•	The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder that is a party to the proceeding and is entitled thereto for the value of its common shares so determined. Within 60 days after the final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due it, upon surrender of the certificates representing its common shares (if any).

The corporation’s common shares acquired by it upon the payment of the agreed value therefore or the amount due under the final order of the court shall become treasury shares or be cancelled, or may be held and disposed of as a merger agreement may otherwise provide.

The enforcement by a shareholder of its right to receive payment for its shares in the manner provided in the BCA shall exclude the enforcement by such shareholder of any right to which such shareholder might otherwise be entitled by virtue of share ownership, except that the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to such shareholder is not excluded.

In determining fair value, and, if applicable, interest, the High Court of the Marshall Islands is required to take into account all relevant factors. Shareholders should be aware that the fair value of shares as determined under Section 101 of the BCA could be more than, the same as, or less than the value that they are entitled to receive under the terms of a merger agreement.

In view of the complexity of Section 101 of the BCA, shareholders who may wish to dissent from a merger and pursue dissenters’ rights should consult their legal advisors.

MATERIAL TAX CONSIDERATIONS

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Navig8 Product Tankers Inc shares or Scorpio Tankers Inc. shares, other than an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes, that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of that income or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) was in existence on August 20, 1996 and has properly elected under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Navig8 Product Tankers Inc shares or Scorpio Tankers Inc. shares that is neither a U.S. Holder nor a partnership or other type of pass-through entity for U.S. federal income tax purposes. If an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes holds Navig8 Product Tankers Inc shares or Scorpio Tankers Inc. shares, the tax treatment of a partner or beneficial owner of such entity or arrangement may depend on the status of the partner or beneficial owner and the activities of the partnership or entity. Partners and beneficial owners in such entities or arrangements holding Navig8 Product Tankers Inc shares or Scorpio Tankers Inc. shares are urged to consult their own advisors as to the particular U.S. federal income tax consequences applicable to them.

Unless otherwise noted, this discussion is based upon the Code, applicable United States Treasury Regulations, Internal Revenue Service rulings and judicial decisions, all as in effect as of the date hereof. Subsequent developments in the tax laws of the United States, including changes in or differing interpretations of the foregoing authorities, which may be applied retroactively, could have a material effect on the tax consequences described below. This discussion only applies to shareholders who hold their Navig8 Product Tankers Inc or Scorpio Tankers Inc. shares as a “capital asset” within the meaning of Code Section 1221(a)(1). This is not a complete description of all the tax consequences of the Merger and may not address U.S. federal income tax considerations applicable to holders of Navig8 common shares subject to special treatment under U.S. federal income tax law. This summary does not discuss the net investment income tax or state and local tax consequences. Shareholders subject to special treatment include, for example, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships and other pass-through entities for U.S. federal income tax purposes and holders who hold Navig8 Product Tankers Inc shares as part of a “hedge,” “straddle,” “conversion” or “constructive sale” transaction. This discussion does not apply to shareholders who or that are the beneficial owner of more than 10% of Navig8 Product Tankers Inc shares or Scorpio Tankers Inc. shares and to Non-U.S. Holders of shares of Navig8 Product Tankers Inc or Scorpio Tankers Inc. that are present in the United States for more than 183 days in a taxable year.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes material U.S. federal income tax consequences of the Merger to a U.S. Holder (defined above) and a Non-U.S. Holder (defined above) of Navig8 Product Tankers Inc shares.

Navig8 Product Tankers Inc did not obtain a ruling from the Internal Revenue Service or an opinion of counsel with respect to the tax consequences of the Merger. This summary is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth herein. In addition, this discussion does not address the tax consequences of these transactions under applicable U.S. federal estate, gift or alternative minimum tax laws, or any U.S. state, local or non-U.S. tax laws.

Each holders of Navig8 common share is urged to consult with its own tax advisors to determine the U.S. federal income tax consequences to it of the Merger, as well as the effects of U.S. state, local and non-U.S. tax laws.

U.S. Holder

The Merger will be treated for U.S. federal income tax purposes as a taxable sale by a U.S. Holder of the Navig8 Product Tankers Inc shares that such holder surrenders in the Merger. As a result of the Merger:

•	A U.S. Holder will recognize gain or loss equal to the difference between (1) the sum of the cash consideration (including any cash received in lieu of fractional shares) and the fair market value of the Scorpio Tankers Inc. shares (at the time the Merger is completed) received in the Merger and (2) such holder’s adjusted tax basis in the Navig8 Product Tankers Inc shares surrendered in the Merger;

•	A U.S. Holder’s adjusted tax basis in the Scorpio Tankers Inc. shares that such holder receives in the Merger will equal the fair market value of the Scorpio Tankers Inc. shares at the time the Merger is completed; and

•	A U.S. Holder’s holding period for the Scorpio Tankers Inc. shares that such holder receives in the Merger should generally begin on the day after the completion of the Merger.

Because the merger consideration consists of Scorpio Tankers Inc. shares in addition to cash in lieu of fractional shares, a U.S. Holder of Navig8 Product Tankers Inc shares may need to sell a portion of the Scorpio Tankers Inc. shares received in the Merger, or raise cash from other sources, to pay any tax obligations resulting from the Merger.

If a U.S. Holder acquired different blocks of Navig8 Product Tankers Inc stock at different times and at different prices, any gain or loss will be determined separately with respect to each such block of Navig8 Product Tankers Inc stock surrendered, and the cash and Scorpio Tankers Inc. shares that such holder receives will be allocated pro rata to each such block of Navig8 Product Tankers Inc stock.

Unless Navig8 Product Tankers Inc is a passive foreign investment company, or PFIC, any gain or loss that a U.S. Holder recognizes in connection with the Merger will generally be capital gain or loss. Gain or loss will be long-term capital gain or loss provided that such shareholder’s holding period for such shares is more than 12 months at the effective time of the Merger. If an individual shareholder’s holding period for the Navig8 Product Tankers Inc shares is one year or less at the effective time of the Merger, any gain will be subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to limitations under the Code.

For corporations, capital gain is taxed at the same rate as ordinary income, and capital losses in excess of capital gains are not deductible. Corporations, however, generally may carry back and carry forward capital losses for certain periods.

A holder of Navig8 Product Tankers Inc shares may be subject to “backup withholding” at a rate of 28% with respect to the amount of cash received in the Merger, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and Non-U.S. Holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the Internal Revenue Service in a timely manner.

Non-U.S. Holder

Any gain realized on the receipt of Scorpio Tankers Inc. shares and cash in the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year in which the Merger is completed and certain other conditions are met.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, tax-advice to any particular holder of Navig8 Product Tankers Inc shares. This summary does not purport to be a complete analysis or discussion of all potential tax consequences relevant to holders of Navig8 common shares. Each holders of Navig8 common share is urged to consult with its own tax advisors to determine the U.S. federal income tax consequences to it of the Merger, as well as the effects of U.S. state, local and non-U.S. tax laws.

Material Tax Considerations with Respect to the Taxation of Scorpio Tankers and its Operations

In the opinion of Seward & Kissel LLP, Scorpio Tankers’ U.S. counsel, the following are the material U.S. federal income tax consequences relevant to Scorpio Tankers’ operation and the operation of its vessels. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

United States Federal Income Taxation of Operating Income: In General

Scorpio Tankers earns and anticipates that it will continue to earn substantially all it income from the hiring or leasing of vessels for use on a time charter basis, from participation in a pool or from the performance of services directly related to those uses, all of which is referred to as Shipping Income.

Unless exempt from United States federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, Scorpio Tankers will be subject to United States federal income taxation on its Shipping Income that is treated as derived from sources within the United States, which is referred to as “United States Source Shipping Income.” For United States federal income tax purposes, “United States Source Shipping Income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping Income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources entirely outside the United States. Shipping Income derived from sources outside the United States will not be subject to any United States federal income tax.

Shipping Income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, we are not permitted by United States law to engage in the transportation of cargoes that produces 100% United States Source Shipping Income.

Unless exempt from tax under Section 883, our gross United States Source Shipping Income would be subject to a 4% tax imposed without allowance for deductions, as described more fully below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 and the Treasury Regulations thereunder, a foreign corporation will be exempt from United States federal income taxation on its United States Source Shipping Income if:

(1) it is organized in a “qualified foreign country,” which is one that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

(2) one of the following tests is met:

(A) more than 50% of the value of its shares is beneficially owned, directly or indirectly, by “qualified shareholders,” which as defined includes individuals who are “residents” of a qualified foreign country, which we refer to as the “50% Ownership Test”; or

(B) its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer as the “Publicly-Traded Test”.

The Republic of the Marshall Islands, the jurisdiction where Scorpio Tankers Inc. and its ship-owning subsidiaries are incorporated, has been officially recognized by the IRS as a qualified foreign country that grants the requisite “equivalent exemption” from tax in respect of each category of shipping income it earns and currently expects to earn in the future. Therefore, Scorpio Tankers Inc. will be exempt from United States federal income taxation with respect to its United States Source Shipping Income if it satisfies either the 50% Ownership Test or the Publicly-Traded Test.

For our 2016 taxable tax year, Scorpio Tankers Inc. adopted the position that it satisfied the Publicly-Traded Test and Scorpio Tankers Inc. anticipates that it will continue to satisfy the Publicly-Traded Test for future taxable years. However, as discussed below, this is a factual determination made on an annual basis. Scorpio Tankers Inc. does not currently anticipate a circumstance under which it would be able to satisfy the 50% Ownership Test.

Publicly-Traded Test

The Treasury Regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Scorpio Tankers’ common shares are “primarily traded” on the NYSE because the number of common shares traded on the NYSE exceed the number of preferred shares that are currently outstanding.

Under the Treasury Regulations, Scorpio common shares will be considered to be “regularly traded” on an established securities market if one or more classes of its stock representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, which is referred as the “Listing Threshold.” Since its common shares are listed on the NYSE, Scorpio Tankers Inc. expects to satisfy the Listing Threshold.

It is further required that with respect to each class of stock relied upon to meet the Listing Threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, or the “Trading Frequency Test”; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, or the “Trading Volume Test.” Scorpio Tankers Inc. currently satisfies and anticipates that it will continue to satisfy the Trading Frequency Test and Trading Volume Test. Even if this were not the case, the Treasury Regulations provide that the Trading Frequency Test and Trading Volume Tests will be deemed satisfied if, as is the case with Scorpio common shares, such class of stock is traded on an established securities market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year during which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares, which is referred as the “5% Override Rule.”

For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of Scorpio common shares, or “5% Shareholders,” the Treasury Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC as owning 5% or more of our common shares. The Treasury Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5% Override Rule is triggered, the Treasury Regulations provide that the 5% Override Rule will nevertheless not apply if Scorpio Tankers Inc. can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of Scorpio common shares for more than half the number of days during the taxable year. In order to benefit from this exception to the 5% Override Rule, Scorpio Tankers Inc. must satisfy certain substantiation requirements in regards to the identity of its 5% Shareholders.

Scorpio Tankers Inc. believes that it currently satisfies the Publicly-Traded Test and adopted this position on its United States federal income tax return for the 2016 taxable year. However, there are factual circumstances beyond Scorpio Tankers’ control that could cause us to lose the benefit of the Section 883 exemption. There is no assurance, after the Merger or in any future taxable year, that Scorpio Tankers Inc. will have sufficient qualified 5% Shareholders to preclude nonqualified 5% Shareholders from owning 50% or more of Scorpio common shares for more than half the number of days during such taxable year, or that Scorpio Tankers Inc. will be able to satisfy the substantiation requirements in regards to it 5% Shareholders.

United States Federal Income Taxation in Absence of Section 883 Exemption

If the benefits of Section 883 are unavailable, Scorpio Tankers’ United States Source Shipping Income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which is referred to as the “4% Gross Basis Tax Regime,” to the extent that such income is not considered to be “effectively connected” with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on United States Source Shipping Income would never exceed 2% under the 4% Gross Basis Tax Regime.

To the extent Scorpio Tankers Inc.’s or any of its subsidiaries’ United States Source Shipping Income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States Source Shipping Income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 35%. In addition, Scorpio Tankers Inc. or its subsidiaries would generally be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States Source Shipping Income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	Scorpio Tankers. has, or is considered to have, a fixed place of business in the United States involved in the earning of United States Source Shipping Income; and

•	substantially all of Scorpio Tankers Inc. or its subsidiaries’ United States Source Shipping Income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not currently have, intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, it is anticipated that none of our United States source shipping income will be “effectively connected” with the conduct of a United States trade or business.

United States Federal Income Taxation of Gain on Sale of Vessels

If Scorpio Tankers Inc. qualifies for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of its vessels, then a gain from the sale of any such vessel should likewise be exempt from United States federal income tax under Section 883. If, however, our shipping income from such vessels does not for whatever reason qualify for exemption under Section 883, then any gain on the sale of a vessel will be subject to United States federal income tax if such sale occurs in the United States. To the extent possible, Scorpio Tankers Inc. intends to structure the sales of our vessels so that the gain therefrom is not subject to United States federal income tax. However, there is no assurance Scorpio Tankers Inc. will be able to do so.

Material Tax Considerations with Respect to the Ownership and Disposition of Scorpio Common Shares

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non U.S. Holder, each as defined above, with respect to the ownership and disposition of Scorpio common shares to be delivered as part of the merger consideration.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, Scorpio Tankers’ Marshall Islands counsel, the following are the material Marshall Islands tax consequences of Scorpio Tankers’ activities to Scorpio Tankers Inc. and Scorpio Tankers’ shareholders. Scorpio Tankers Inc. is incorporated in the Marshall Islands. Under current Marshall Islands law, Scorpio Tankers Inc. is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by Scorpio Tankers Inc. to its shareholders.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, Scorpio Tankers’ U.S. counsel, the following are the material U.S. federal income tax consequences relevant to the ownership of and disposition by a U.S. Holder of Scorpio common shares received as part of the merger consideration. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

Distributions

Subject to the discussion of PFICs below, any distributions made by Scorpio Tankers Inc. with respect to its common shares to a U.S. Holder, will generally constitute dividends, to the extent of Scorpio Tankers’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Scorpio Tankers’ earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Scorpio common shares on a dollar-for-dollar basis and thereafter as capital gain. Because Scorpio Tankers Inc. is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Scorpio Tankers. Dividends paid with respect to the Scorpio common shares will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

The Scorpio common shares are traded on the NYSE, an established securities market in the United States, and therefore, any dividends paid on the Scorpio common shares will be treated as “qualified dividend income” which is taxable at preferential rates to U.S. Holders who are individuals, trusts or estates.

Sale, Exchange or other Disposition of Scorpio common shares

Assuming Scorpio Tankers Inc. does not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Scorpio common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC, for U.S. federal income tax purposes. In general, a foreign corporation will be treated as a PFIC with respect to a U.S. shareholder in such foreign corporation, if, for any taxable year in which such shareholder holds stock in such foreign corporation, either:

•	at least 75% of the corporation’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether a foreign corporation is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. If Scorpio Tankers Inc. is treated as a PFIC, then a U.S. person would be treated as indirectly owning shares of its foreign corporate subsidiaries for purposes of the PFIC rules.

Income earned by a foreign corporation in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless the foreign corporation is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Scorpio Tankers Inc. does not believe that it is currently a PFIC. Based on Scorpio Tankers’ current operations and future projections, Scorpio Tankers Inc. does not believe that it has been, is, or will be a PFIC with respect to any taxable year. Although Scorpio Tankers Inc. intends to conduct its affairs in the future in a manner to avoid being classified as a PFIC, Scorpio Tankers Inc. cannot assure you that the nature of its operations will not change in the future.

As discussed more fully below, if Scorpio Tankers Inc. were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat Scorpio Tankers Inc. as a “Qualified Electing Fund,” which election Scorpio Tankers Inc. refers to as a “QEF election.” In addition, if Scorpio Tankers Inc. were to be treated as a PFIC for any taxable year, a U.S. Holder would be required to file an annual report with the Internal Revenue Service for that year with respect to such holder’s Scorpio common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of Scorpio Tankers’ ordinary earnings and net capital gain, if any, for Scorpio Tankers’ taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from Scorpio Tankers Inc. by the Electing Holder. The Electing Holder’s adjusted tax basis in his Scorpio common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in his Scorpio common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of Scorpio common shares. A U.S. Holder would make a QEF election with respect to any year that Scorpio Tankers Inc. is a PFIC by filing Internal Revenue Service Form 8621 with his U.S. federal income tax return. If Scorpio Tankers Inc. was aware that it was to be treated as a PFIC for any taxable year, Scorpio Tankers Inc. would, if possible, provide each U.S. Holder with all necessary information in order to make the QEF election described above. It should be noted that Scorpio Tankers Inc. may not be able to provide such information if it did not become aware of its status as a PFIC in a timely manner.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if Scorpio Tankers Inc. Inc. were to be treated as a PFIC for any taxable year and Scorpio Tankers Inc. Inc. common share, as anticipated, are treated as “marketable stock,” a U.S. Holder would be allowed to make a Mark-to-Market election with respect to the Scorpio Tankers Inc. Inc. common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year that Scorpio Tankers Inc. Inc. is a PFIC the excess, if any, of the fair market value of the Scorpio Tankers Inc. Inc. common share at the end of each taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss for each such taxable year in respect of the excess, if any, of the U.S. Holder’s taxable basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market election. A U.S. Holder’s tax basis in the common share would be adjusted to reflect any such income or loss amount. In any taxable year that Scorpio Tankers Inc. is a PFIC, gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income of the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if Scorpio Tankers Inc. was to be treated as a PFIC for any taxable year, a U.S. Holder who does not make a QEF or Mark-to-Market election for that year, whom Scorpio Tankers Inc. refers to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the Scorpio common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Scorpio common shares) and (2) any gain realized on the sale, exchange or other disposition of the Scorpio common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for his Scorpio common shares;

•	the amount allocated to the current taxable year and any taxable year before Scorpio Tankers Inc. became a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of Scorpio common shares. If a Non-Electing Holder who is an individual dies while owning Scorpio common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a U.S. Holder will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if paid to a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding tax is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer’s income tax liability by filing a refund claim with the Internal Revenue Service.

Other Tax Considerations

In addition to the tax consequences discussed above, Scorpio Tankers may be subject to tax in one or more other jurisdictions where Scorpio Tankers conducts activities. The amount of any such tax imposed upon Scorpio Tankers’ operations may be material.

ENFORCEABILITY OF SCORPIO TANKERS CIVIL LIABILITIES

Scorpio Tankers Inc. is a Marshall Islands company, and its principal executive office is located outside of the United States in Monaco, although Scorpio Tankers Inc. also has an office in New York. Some of Scorpio Tankers Inc.’s directors and officers and the experts named in this proxy statement/prospectus reside outside the United States. In addition, a substantial portion of Scorpio Tankers’ assets and the assets of certain of its directors and officers and the experts named in this proxy statement/prospectus are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon Scorpio Tankers or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Scorpio Tankers or these persons.

Furthermore, there is substantial doubt that courts in the countries in which Scorpio Tankers is incorporated or where Scorpio Tankers’ assets, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against Scorpio Tankers, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against Scorpio Tankers, directors or officers and such experts based on those laws.

LEGAL MATTERS

The validity of the Scorpio common shares offered hereby and other matters relating to Marshall Islands and U.S. law will be passed upon for Scorpio Tankers Inc. by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

EXPERTS

The financial statements of Navig8 Product Tankers Inc as of December 31, 2016 and 2015 and for each of the years then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Scorpio Tankers Inc. (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the NPTI board of directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before holders of Navig8 common shares at the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that are named as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the NPTI board of directors.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

For shareholder proposals (either for nominations of directors or for other business) to be considered at Navig8 Product Tankers Inc’s next annual meeting, written notice of such proposal or nomination must be delivered to or mailed and received at the principal executive offices of Navig8 Product Tankers Inc, to the Secretary, not less than sixty (60) days nor more than ninety (90) days prior to the one-year anniversary of the date of the immediately preceding annual meeting of shareholders (which would be between August 5, 2017 and September 4, 2017). If the annual meeting is held more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be delivered no earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and no later than the close of business on the later of the sixtieth (60th) day prior to the annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Navig8 Product Tankers Inc. Public announcement of adjournments of an annual meetings do not commence a new time period for giving notice.

A shareholder’s notice to the Secretary with respect to other business to be brought before the annual meeting must be in such form as complies with the requirements of Navig8 Product Tankers Inc’s bylaws, including, with respect to nominations of directors, setting forth, among other things, the name, age, business and residence address of the nominee, the principal occupation of the nominee, and the number of shares of capital stock held beneficially or of record by the nominee. The notice must be accompanied by a written consent of the nominee to being named as a nominee and to serve as a director if elected.

A shareholder’s notice to the Secretary with respect to other business to be brought before the annual meeting must be in such form as complies with the requirements of Navig8 Product Tankers Inc’s bylaws, including setting forth, among other things, a brief description of the business to be brought before the annual meeting, the name, record address and tax identification number of the shareholder, the number of shares of capital stock beneficially owned or owned of record by the shareholder, a description of arrangements between the shareholder and any other persons in connection with the proposal and a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

WHERE YOU CAN FIND MORE INFORMATION

As required by the U.S. Securities Act, Scorpio Tankers Inc. filed a registration statement relating to the securities offered by this proxy statement/prospectus with the SEC. This proxy statement/prospectus is a part of that registration statement, which includes additional information.

Government Filings

Scorpio Tankers Inc. files annual and other reports with the SEC. You may read and copy any document that Scorpio Tankers Inc. files and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Further information about Scorpio Tankers is available on its website at http://www.scorpiotankers.com. The information on that website does not constitute a part of this proxy statement/prospectus.

Information Incorporated by Reference

The SEC allows Scorpio Tankers Inc. to “incorporate by reference” information that Scorpio Tankers Inc. files with the SEC. This means that Scorpio Tankers Inc. can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and certain information that Scorpio Tankers Inc. files later with the SEC prior to the date of the Special Meeting, as it may be adjourned, will also be considered to be part of this proxy statement/prospectus and will automatically update and supersede previously filed information, including information contained in this document.

Scorpio Tankers Inc. incorporates by reference the documents listed below:

•	Scorpio Tankers Inc.’s annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, which contains its audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Scorpio Tankers Inc.’s reports on Form 6-K furnished to the SEC on January 20, 2017, February 13, 2017, February 15, 2017, February 17, 2017, February 21, 2017, February 22, 2017, March 7, 2017, March 17, 2017, March 29, 2017, March 31, 2017, April 24, 2017, April 28, 2017, May 8, 2017, May 11, 2017, May 23, 2017 and May 30, 2017; and

•	The description of Scorpio Tankers Inc.’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

A copy of each of these documents is being furnished together with the copy of this proxy statement/prospectus that is being sent to security holders.

Scorpio Tankers Inc. is also incorporating by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, all subsequent annual reports on Form 20-F that it files with the SEC and certain reports on Form 6-K that it furnishes to the SEC after the date of this proxy statement/prospectus (if they state that they are incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part) until prior to the date of the Special Meeting, as it may be adjourned. In all cases, you should rely on the later information over different information included in this proxy statement/prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and any accompanying prospectus supplement. Scorpio Tankers Inc. and NPTI have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Scorpio Tankers Inc. and NPTI are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this proxy statement/prospectus and any accompanying prospectus supplement as well as the information Scorpio Tankers Inc. filed with the SEC and is incorporated by reference, is accurate as of the dates on the front cover of those documents only. Scorpio Tankers Inc.’s business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing Scorpio Tankers Inc. incorporates by reference to this proxy statement/prospectus by writing or telephoning Scorpio Tankers Inc. at the following addresses:

Monaco

Scorpio Tankers Inc.

9, Boulevard Charles III

Monaco 98000

Telephone: +377-9798-5716

New York

Scorpio Tankers Inc.

150 East 58th Street

New York, New York 10155, USA

Telephone: +1 212-542-1616

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by August 21, 2017 (which is six business days before the date of the Special Meeting) in order to receive them before the Special Meeting.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

NAVIG8 PRODUCT TANKERS INC

Independent Auditor’s Report

To the Board of Directors of Navig8 Product Tankers Inc

We have audited the accompanying consolidated financial statements of Navig8 Product Tankers Inc and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, consolidated statement of changes in redeemable preferred shares and shareholders’ equity and consolidated statements of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navig8 Product Tankers Inc and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

March 24, 2017

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	2016 (‘000)	2015 (‘000)
Assets
Current assets
Cash and cash equivalents	$34,276	$4,480
Restricted cash	—	435
Trade receivables (related party)	19,574	6,474
Prepaid expenses and other assets	2,891	2,630
Related party prepaid expenses and other assets	5,103	7,793
Inventories	2,986	310

Total current assets	64,830	22,122

Non-current assets
Restricted cash	9,380	2,000
Vessels, net	1,169,121	100,886
Vessels under construction	56,542	451,504
Other asset (related party)	16,438	5,004

Total non-current assets	1,251,481	559,394

Total assets	$1,316,311	$581,516

Liabilities and shareholders’ equity

Current liabilities
Current portion of loans	79,120	87,754
Accounts payable and accrued expenses	4,506	6,580
Related party payable and accrued expenses	2,113	1,275

Total current liabilities	85,739	95,609

Non-current liabilities
Long-term loans, net of unamortized debt issuance cost	763,940	45,400
Other non current liabilities	1,497	—

Total non-current liabilities	765,437	45,400

Total liabilities	851,176	141,009

Commitments and contingent liabilities (Note 7)	—	—

Redeemable Preferred Stocks, $0.01 par value per share; 2016; authorized 100,000,000 shares; 3,000,000 shares issued and outstanding (2015: nil); liquidation value at $30.3 million.	20,614	—

Shareholders’ equity
Common stock, $0.01 par value per share; authorized 500,000,000 shares; 2016: 46,877,945 shares issued and outstanding (2015: 39,775,741 shares issued and outstanding)	469	398

Paid-in capital	424,219	415,104
Retained earnings	19,833	25,005

Total shareholders’ equity	444,521	440,507

Total liabilities and shareholders’ equity	$1,316,311	$581,516

See notes to consolidated financial statements.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	2016 (‘000)	2015 (‘000)
Operating revenue
Vessel revenue (related party)	$108,201	$38,226

Total operating revenue	108,201	38,226

Gain on sale of vessels	—	24,144

Operating expenses
Vessel expenses (includes related party expenses of $2,380; 2015: $341)	(46,711)	(24,762)
Depreciation	(28,175)	(466)
General and administrative expenses (includes related party expenses of $2,285; 2015: $2,099)	(8,268)	(7,020)

Total operating expenses	(83,154)	(32,248)

Net operating income	25,047	30,122

Financial items
Interest income	51	119
Interest expense and finance costs	(30,209)	(3,528)
Other financial items	13	12

Net financial items	(30,145)	(3,397)

Total income / (loss) before tax	(5,098)	26,725

Income tax	(74)	(69)

Net income / (loss)	$(5,172)	$26,656

Earnings per common share:
Basic	($0.13)	$0.67
Diluted	($0.13)	$0.67

See notes to consolidated financial statements.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED SHARES AND

SHAREHOLDERS’ EQUITY

	Redeemable Preferred Shares		Shareholders Equity
	Number of preferred shares outstanding	Preferred stock	Number of shares outstanding	Common stock		Paid-in capital		Retained earnings/ (deficit)	Total
	(‘000)	(‘000)	(‘000)	(‘000)		(‘000)		(‘000)	(‘000)
Balance as of Dec. 31, 2014	—	—	39,439	$394		$409,968		$(1,651)	$408,711

Net income / (loss)	—	—	—	—		—		26,656	26,656
Shares granted for services	—	—	337	4		4,124		—	4,128
Fair value of stock options granted for services	—	—	—	—		152		—	152
Fair value of restricted stock units granted for services	—	—	—	—		860		—	860

Balance as of Dec. 31, 2015	—	—	39,776	$398		$415,104		$25,005	$440,507

Net income / (loss)	—	—	—	—		—		(5,172)	(5,172)
Shares granted for services	—	—	70	—	*	—	*	—	—	*
Shares issued from Rights Offering	3,000	20,614	7,032	71		7,271		—	7,342
Fair value of stock options granted for services	—	—	—	—		984		—	984
Fair value of restricted stock units granted for services	—	—	—	—		860		—	860

Balance as of Dec. 31, 2016	3,000	$20,614	46,878	$469		$424,219		$19,833	$444,521

*	Common stock value is less than $1000

See notes to consolidated financial statements.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2016 (‘000)	2015 (‘000)
Operating activities
Net income / (loss)	$(5,172)	$26,656
Adjustments to reconcile net income/ (loss) to net cash provided by (used in) operating activities:
Shares issued for services	1,844	1,012
Gain on sale of vessels		(24,144)
Depreciation	28,175	466
Non cash portion of unamortized debt issuance costs for extinguished loans	3,708	—
Original debt issuance cost for extinguished loans	(4,149)	—
Amortization of debt issuance costs/ deferred financing charges	2,247	3,279
Amortization(1)	826	664
Changes in operating assets and liabilities:
Trade receivables (related party)	(13,100)	(2,830)
Prepaid expenses and other assets	(261)	(560)
Related party prepaid expenses and other assets	(9,568)	(6,334)
Inventories	(2,675)	(310)
Accounts payable and accrued expenses	3,576	229
Related party accounts payable and accrued expenses	837	769

Net cash provided by/ (used in) operating activities	6,288	(1,103)

Investing activities
Changes in restricted cash	(6,945)	(2,435)
Net proceeds from sales of vessels		102,440
Payments for vessels under construction(2)	(514,145)	(340,734)
Refund / (payment) for vessel related deposits	—	1,950

Net cash used in investing activities	(521,090)	(238,779)

Financing activities
Proceeds from issuance of preferred / common stock, net of expenses(2)	29,833
Proceeds from loans, net of debt issuance cost	670,447	130,551
Repayment of loans	(155,682)	(336)

Net cash provided by financing activities	544,598	130,215

Increase / (Decrease) in cash and cash equivalents	29,796	(109,667)
Cash and cash equivalents, beginning of year	4,480	114,147

Cash and cash equivalents, end of year	$34,276	$4,480

Supplementary disclosure of cash flow information:
Interest paid, net of interest capitalized	$22,476	$157

(1)	Relates to amortization of Pool Management Revenue Share Rights
(2)	Please refer to note 4 for non-cash items.

See notes to consolidated financial statements.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies

Company

Navig8 Product Tankers Inc and its subsidiaries (together referred to as “we”, “us” or the “Company” in these Consolidated Financial Statements) is a company formed for the purpose of acquiring and operating the long-range one (LR1) and long-range two (LR2) tankers with fuel-efficient specifications and carrying capacities between 74,000 dwt and 113,000 dwt in the international shipping markets. Navig8 Product Tankers Inc was incorporated in the Republic of the Marshall Islands on August 6, 2013 and since September 5, 2013, the Company’s shares are traded on the over the counter market in Oslo, Norway (“NOTC-List”).

The Company has ordered 30 newbuilding LR1 and LR2 tankers, of which 3 were sold in 2015. As of December 31, 2016, the Company had taken delivery of 24 vessels and, in line with commercial arrangements in place with V8 Pool Inc. and Navig8 Pool Inc., respectively commenced operations with Navig8’s Alpha8 and LR8 pools. The Company intends to operate the remaining three vessels in the same pools following delivery. The fleet is scheduled to be fully delivered by May 2017. During 2015 and 2016, the Company chartered 3 LR2 tankers from a third-party owner, which operated in the Alpha8 pool pursuant to commercial management arrangements with V8 Pool Inc. In the second quarter of 2016, the time charters for two of these tankers expired and they were redelivered to their owners; the time charter for the final LR2 tanker expired in the third quarter of 2016, and this vessel was similarly redelivered to its owner.

As of December 31, 2016, the Company has financing in place to fund the estimated commitments up to and including delivery of its remaining 3 newbuilding vessels, which aggregates to approximately $91.9 million (see Note 7 for details). These commitments are fully funded through the sale and leaseback arrangements with CSSC.

Basis of accounting

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the assets and liabilities of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

We evaluate our subsidiaries, and any other entities in which we hold a variable interest, in order to determine whether we are the primary beneficiary of the entity, and where it is determined that we are the primary beneficiary we fully consolidate the entity.

A variable interest entity is defined by the accounting standard as a legal entity where either (a) the total equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated support; (b) equity interest holders as a group lack either i) the power to direct the activities of the entity that most significantly impact its economic success, ii) the obligation to absorb the expected losses of the entity, or iii) the right to receive the expected residual returns of the entity; or (c) the voting rights of some investors in the entity are not proportional to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

The accounting standard requires a variable interest entity to be consolidated by its primary beneficiary, being the interest holder, if any, which has both (1) the power to direct the activities of the entity which most significantly impact the entity’s economic performance, and (2) the right to receive benefits or the obligation to absorb losses from the entity which could potentially be significant to the entity.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies (Continued)

Significant Accounting Policies

Accounting estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting year. Actual results could differ from those estimates.

In addition to the estimates noted above, significant estimates include vessel valuations, residual value of vessels, useful life of vessels and bargain purchase options included within sale and leaseback arrangements.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly-liquid investments with original maturities of three months or less, and that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.

Trade Receivables

Trade Receivables include amounts due from pools and other recoverable expenses due to the Company. At the balance sheet date, all potentially uncollectible accounts are assessed individually for the purposes of determining the appropriate provision for doubtful accounts. No provision was recorded as at December 31, 2016 (2015: nil).

Prepayments

Prepayments consist of payments in advance for insurance or other ad hoc prepaid purchases.

Other Assets

Other assets consist primarily of advances and deposits which primarily include amounts advanced to third-party technical managers for expenses incurred by them in operating the vessels, together with other necessary deposits paid during the course of business. Further, other assets also include the receivable from the Pool Management Revenue Share Rights Agreement entered into (see Note 20). This asset is recognized at cost at inception and amortized over its estimated useful life of five years.

Inventories

Inventories consist of lubricating oils and other consumables on board the Company’s vessels. Inventories are valued at the lower of cost and market value on a first-in-first-out basis. Cost is based on the normal levels of cost and comprises the cost of purchase, being the suppliers’ invoice price with the addition of charges such as freight or duty where appropriate.

Restricted Cash

Restricted cash consists mainly of bank deposits in the Debt Service Reserve Account, which must be maintained in accordance with the contractual arrangement under the CA-CIB, Citibank and ABN AMRO loan facility agreements (see Note 8 for details).

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies (Continued)

Vessels under construction

Vessels under construction are measured at cost and include costs incurred that are directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. These costs include instalment payments made to the shipyards, directly attributable financing costs, professional fees and other costs deemed directly attributable to the construction of the asset. Initial spares and equipment for the vessels under construction are capitalized.

For vessels under construction where the Company will be the lessee, and deemed to be the accounting owner, the legal form of the arrangement is disregarded. The vessel under construction is accounted for as if the Company were the legal owner of the vessel under construction. The cost paid for by the lessor is considered a financing arrangement. An asset is recorded for incurred construction costs in accordance with the policies for owned vessels under construction and the costs funded by the lessor is reflected as a borrowing (see Note 8).

Vessels under construction — impairment

Vessels under construction are assessed for impairment when events or circumstances indicate the carrying amount of the asset may not be recoverable. When such indicators are present, the carrying value of the vessels under construction is tested for recoverability by comparing the estimate of future undiscounted net operating cash flows associated with all future expenditure necessary to develop the vessel and expected to be generated by the use of the vessel over its useful life and its eventual disposal to its carrying amount based on the expected service potential of the asset once development is substantially completed. Net operating cash flows are determined by applying various assumptions regarding future revenues net of commissions, operating expenses, scheduled dry-dockings, expected offhire and scrap values, and taking into account historical revenue data and published forecasts on future economic growth and inflation. An impairment charge is recognized if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair value of the asset.

Vessels

Vessels are recorded at their cost less accumulated depreciation. Vessel cost comprises acquisition costs directly attributable to the vessel and the expenditures made to prepare the vessel for its initial voyage. Vessels are depreciated on a straight-line basis over their estimated useful economic life from the date of initial delivery from the shipyard. The useful life of the vessels is estimated at 25 years from the date of initial delivery from the shipyard. Depreciation is based on cost less estimated residual scrap value. Residual scrap value is estimated as the lightweight tonnage of each vessel multiplied by the estimated scrap value per ton. The market price of scrap per tonne is calculated based on the historical ten year average. Residual values are reviewed annually. The Company capitalizes and depreciates the costs of significant replacements, renewals and upgrades to its vessels over the shorter of the vessel’s remaining useful life or the life of the renewal or upgrade. The amount capitalized is based on management’s judgement as to expenditures that extend a vessel’s useful life or increase the operational efficiency of a vessel. Costs that are not capitalized are recorded as a component of direct vessel operating expenses during the period incurred. Expenses for routine maintenance and repairs are expensed as incurred.

Vessel Impairment

Vessels are assessed for impairment when events or circumstances indicate the carrying amount of the asset may not be recoverable. When such indicators are present, the carrying value of the vessels are tested for

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies (Continued)

recoverability by comparing the estimate of future undiscounted net operating cash flows associated with all future expenditure necessary to operate the vessel and expected to be generated by the use of the vessel over its useful life and its eventual disposal to its carrying amount based on the expected service potential of the asset. Net operating cash flows are determined by applying various assumptions regarding future revenues net of commissions, operating expenses, scheduled drydocking, expected offhire and scrap values, and taking into account historical revenue data and published forecasts on future economic growth and inflation. An impairment charge is recognized if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair value of the asset.

Drydock Expenditure

Vessels are typically drydocked every five years. Dry-docking costs are accounted for as a separate component of vessels and are amortized over the dry-docking interval. Part of the purchase price of a new built vessel corresponding to the normal expected dry-docking expense is recognized as a separate component of the asset (dry-docking part of vessel). Expenses for routine maintenance and repairs are expensed as incurred.

Operating Leases

The charters for the Company’s vessels are classified as operating leases for all periods presented, and the rental charges are charged against income on a straight-line basis over the life of the lease.

Financing arrangements Navig8 Product Tankers Inc may enter into transactions accounted for as sale and leasebacks, in which vessels are sold to a third party and then leased for use by Navig8 Product Tankers Inc. Under certain circumstances, the necessary criteria to recognize a sale of these assets may not occur and the transaction is reflected as a financing arrangement, with proceeds received from the transaction reflected as a borrowing (see Note 8). When the necessary criteria have been met to recognize a sale, gains or losses on the sale of the assets are generally deferred and amortized over the term of the transaction, except in certain limited instances when a portion of the gain or loss may be recognized upon inception.

Distributions to shareholders

Distributions to the shareholders are applied first to retained earnings. When retained earnings are not sufficient, distributions are applied to the additional paid in capital account.

Financial Instruments

The carrying values of cash and cash equivalents, trade receivables and trade payables reported in the consolidated balance sheet are reasonable estimates of their fair values due to their short-term nature. The fair values of long-term debt approximate the recorded values due to the variable interest rates payable.

In determining the fair value of all other financial instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including most derivatives, standard market conventions and techniques such as options pricing models are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies (Continued)

Deferred finance charges

Deferred financing charges include fees, commissions and legal expenses associated with securing financing facilities. Deferred financing charges are presented on the balance sheet as a contra-liability, against the debt liability. These costs are amortized, over the term of the debt, to interest expense and finance costs in the consolidated statement of operations using the straight — line method as the results obtained are not materially different from those that would result from use of the interest method.

Deferred initial up-front commitment fees paid to lenders for revolving credit facilities and lines of credit represent the benefit of being able to access capital over the contractual term, and therefore, meet the definition of an asset. These are presented as an asset and subsequently amortized ratably over the term of the commitment period for the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

Contingencies

Navig8 Product Tankers Inc provides for contingent liabilities when (i) it is probable that a liability has been incurred at the date of the financial statements and (ii) the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for material contingent liabilities that do not meet both these conditions if there is a reasonable possibility that a liability may have been incurred at the balance sheet date.

Preferred Stock

Navig8 Product Tankers Inc issued series A redeemable preference shares in a rights offering in November 2016. The shares are redeemable at the respective premiums upon the occurrence of certain events. In line with US GAAP, these conditionally redeemable securities are to be classified outside of permanent stockholders’ equity. Accordingly, the Company classifies these shares as mezzanine equity (see Note 10 for details).

Equity issuance costs

Incremental costs incurred that are directly attributable to an actual offering of equity securities, including those classified as mezzanine equity, are deducted from the related proceeds of the offering, and the net amount is recorded as contributions in the period when such shares are issued. Other costs incurred that are not directly attributable, but are related, to an actual offering are expensed as incurred.

Earnings per share

Basic earnings per share is calculated by dividing the net income/(loss) attributable to equity holders of the common shares by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by adjusting the net income/(loss) attributable to equity holders of the common shares and the weighted average number of common shares used for calculating basic earnings per share for the effects of all potentially dilutive shares. Such dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies (Continued)

Share-based compensation — Warrants

The warrants are issued for the payment of services in relation to the negotiation of the shipbuilding contracts. The Company calculates the fair value of warrants utilizing a binomial valuation model to which Monte Carlo simulations are applied. The model projects future share prices based on a risk-neutral framework. The parameters used include inception date, share price, subscription price, lifetime, expected volatility and expected dividends. The amount of share-based compensation recognized during a period is based on the fair value of the award at the time of issuance and is capitalized against the vessel costs.

Share-based compensation — Stock Options and Restricted Stock Units

In accordance with the guidance on ‘Share-based Payments’, the Company is required to expense the fair value of stock options and restricted stock units issued to employees over the period the options vest. The Company amortizes share-based compensation on a straight-line basis over which the employee is required to provide service in exchange for the reward — the vesting period. The Company records the share-based compensation expense, related to the equity granted, in the consolidated statement of operations as general and administrative expenses.

Taxes

Navig8 Product Tankers Inc and its subsidiaries that are incorporated in the Republic of the Marshall Islands, in accordance with the income tax laws of the Marshall Islands, are not subject to Marshall Islands’ income tax. The Company is generally not subject to state and local income taxation. Pursuant to various tax treaties, the Company’s shipping operations are not subject to foreign income taxes. However, the Company does not qualify for the exemption pursuant to Section 883 of the U.S. federal income taxation Code and therefore is subject to U.S. federal tax on its shipping income derived from the United States.

Certain of the Company’s subsidiaries are subject to income tax under local jurisdictions. The tax paid by subsidiaries of the Company that are subject to income tax is not material. The Company does not have any unrecognized tax benefits, material accrued interest or penalties relating to income taxes.

Foreign currencies

The individual financial statements of Navig8 Product Tankers Inc and each of its subsidiaries are presented in the currency of the primary economic environment in which we operate (its functional currency), which in all cases is U.S. dollars. For the purpose of the consolidated financial statements, our results and financial position are also expressed in U.S. dollars.

In preparing the financial statements of Navig8 Product Tankers Inc and each of its subsidiaries, transactions in currencies other than the U.S. dollar are recorded at the rate of exchange prevailing on the dates of the transactions. Any change in exchange rate between the date of recognition and the date of settlement may result in a gain or loss which is recognized in the consolidated statement of operations. At the end of each reporting period, monetary assets and liabilities denominated in other currencies are retranslated into the functional currency at rates ruling at that date. All resultant exchange differences have been recognized in the consolidated statement of operations.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information and significant accounting policies (Continued)

Revenue Recognition

Vessel revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for services provided in the normal course of business, net of discounts, and other sales-related or value added taxes.

Vessel revenue comprises pool revenue. Pool revenue for each vessel is determined in accordance with the profit sharing terms specified within each pool agreement. In particular, the pool manager aggregates the revenues and expenses of all of the pool participants and distributes the net earnings to participants based on the following allocation key:

•	the pool weighting (vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics are taken into consideration); and the number of days the vessel participated in the pool in the relevant period.

We recognize net pool revenue on a monthly basis when the vessel has participated in a pool during the period, and the amount of pool revenue for the month can be estimated reliably.

Vessel revenue also includes the revenue from the Pool Management Revenue Share Rights Agreement, in which the Company has agreed to provide its ships to the Alpha8 Pool and LR8 Pool and receive a 30% share of the net revenues after deducting the agreed overheads derived from the commercial management of the two pools. We recognize the net revenue on a monthly basis, net of the amortization of the correlating Pool Management Revenue Share asset, when the vessels have participated in the two pools as per the agreement. The amount of revenue share for the month can be estimated reliably.

Vessel Expenses

Vessel operating costs, which include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, transportation tax, pool administration fee and technical management fees, are expensed as incurred.

Interest expense

Interest costs are expensed as incurred except for interest costs that are capitalized. Interest expenses incurred on pre-delivery financing arrangements are capitalized during construction of newbuildings at the Company’s rate applicable to borrowings outstanding during the period.

2.	Newly issued accounting standards

In January 2016, the FASB issued ASU No. 2016-01, Financial instruments overall (Subtopic 825-10): Recognition and measurement of financial assets and financial liabilities. The amendments in this update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately, in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Newly issued accounting standards (Continued)

entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This update is effective for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. Early adoption is permitted for any entity in any interim or annual period. The Company is currently in the process of evaluating the impact of the update on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 is intended to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In order to meet that objective, the new standard requires recognition of the assets and liabilities that arise from leases. A lessee will be required to recognize on the balance sheet the assets and liabilities for leases with lease terms of more than 12 months. This update is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this standard will have on its financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-06, Derivatives and hedging (Topic 815): Contingent put and call options in debt instruments. Topic 815 requires that embedded derivatives be separated from the host contract and accounted for separately as derivatives if certain criteria are met, including the “clearly and closely related” criterion. The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The amendments apply to all entities that are issuers of or investors in debt instruments (or hybrid financial instruments that are determined to have a debt host) with embedded call (put) options. The standard is effective for annual periods beginning after December 15, 2016 and interim periods within those fiscal years. We do not expect these amendments to have a significant impact on our consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee-Share Based Payment Accounting. ASU 2016-09 is part of the FASB simplification initiative to identify, evaluate, and improve areas of generally accepted accounting principles (GAAP) for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The areas for simplification in this Update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to non-public entities. The amendments in this Update affect all entities that issue share-based payment awards to their employees. The amendments are effective for annual periods beginning after December 15, 2016 and interim periods within those fiscal years. We do not expect these amendments to have a significant impact on our consolidated financial statements.

In April 2016, the FASB issued ASU2016-10 — Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU No. 2016-10 suggests guidance for stakeholders on identifying performance obligations and licenses in customer contracts. In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Newly issued accounting standards (Continued)

the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2017, and interim periods within these annual reporting periods. The Company is evaluating the potential impact of this standard update on its consolidated financial statements and related disclosure.

In June 2016, the FASB issued ASU 2016-13-Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU require the measurement of all expected credit losses for financial assets, which include trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company is currently evaluating this ASU and any potential impacts the adoption of this ASU will have on our consolidated financial statements revised guidance for the accounting and reporting of financial instruments.

In August 2016, the FASB issued ASU 2016-15-Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Entities must apply the guidance retrospectively to all periods presented, but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company is currently evaluating the effect that adopting this standard will have on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU 2016-17 — Consolidation (Topic 810): Interests held through related parties that are under common control. The Board is issuing this Accounting Standards Update to amend the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (VIE) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Under the amendments, a single decision maker is not required to consider indirect interests held through related parties that are under common control with the single decision maker to be the equivalent of direct interests in their entirety. Instead, a single decision maker is required to include those interests on a proportionate basis consistent with indirect interests held through other related parties. The new guidance is effective fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. We do not expect these amendments to have a significant impact on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18 — Statement of cash flows (Topic 230): Restricted cash. Stakeholders indicated that diversity exists in the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. This Update addresses that diversity. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Newly issued accounting standards (Continued)

retrospective application would be impracticable. The Company is currently evaluating the effect that adopting this standard will have on its consolidated financial statements and related disclosures.

3.	Segment Information

The Company and the chief operating decision maker (“CODM”) measure performance based on the Company’s overall return to shareholders based on consolidated net income. The CODM does not review a measure of operating result at a lower level than the consolidated group and the Company has only one reportable segment.

The Company’s vessels operate worldwide and therefore management does not evaluate performance by geographical region as this information is not meaningful. The Company operates in one market, the product tanker market, as an international provider of seaborne transportation of products.

4.	Cash Flow Information

Non-cash investing activities not included in the consolidated statement of cash flows of:

	2016 (‘000)	2015 (‘000)
CSSC instalments directly paid to shipyard	$193,169	$9,439
Proceeds from the sale of vessels	—	74,275
Amounts unpaid for vessels under construction	—	5,865

Non-cash financing activities not included in the consolidated statement of cash flows of:

	2016 (‘000)	2015 (‘000)
Amounts unpaid for debt financing costs	$176	$341
Pool revenue share rights	—	(4,128)
Amounts unpaid for common / preference share issuance costs	380	—

5.	Cash and cash equivalents

The cash and cash equivalents as of December 31, 2016 and 2015 are denominated in United States Dollars. As of December 31, 2016 and 2015 the cash and cash equivalents balance relates solely to cash deposited with the banks.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	Vessels

(in thousands of $)	Vessels		Vessels under construction
Cost at December 31, 2014	—		284,553
Instalments and capitalized interest	—		416,549
Transfer from vessels under construction	101,352		—
Disposals	—		(152,571)
Transfer to vessels	—		(101,352)
Services capitalized*	—		4,325

Cost at December 31, 2015	101,352		451,504
Instalments and capitalized interest(1)	(322)		694,721
Transfer from vessels under construction	1,096,733		—
Disposals	—		—
Transfer to vessels	—		(1,096,733)
Services capitalized*	—		7,050

Cost at December 31, 2016	1,197,763		56,542
Accumulated Depreciation at December 31, 2014	—		—
Depreciation	(466)		—

Accumulated Depreciation at December 31, 2015	(466)		—
Depreciation	(28,175)		—

Accumulated Depreciation at December 31, 2016	(28,641)		—
Net Balance at December 31, 2014	—		284,553
Net Balance at December 31, 2015	100,886	(2)(3)	451,504
Net Balance at December 31, 2016	1,169,122	(2)(3)	56,542

Services capitalized relate to Project Management fees billed by Navig8 Shipmanagement Pte. Ltd (“N8S”) for the supervision during construction at the respective shipyards.

(1)	Final pre-delivery cost settlement (for vessels delivered in the last quarter of 2015) resulted in a $0.3 million reversal/reduction in overall pre-delivery cost
(2)	As of December 31, 2016, the balance includes a component of net capitalized drydock cost of $15.2 million (2015: $1.29 million), comprising of cost of $17.4 million (2015: $1.32 million) and accumulated depreciation of $2.2 million (2015: $0.03 million).
(3)	As of December 31, 2016, this balance relates to the carrying amount of vessels pledged as collateral under the Debt (See Note 8).

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	Vessels (Continued)

Navig8 Product Tankers Inc’s fleet as of December 31, 2016 is comprised as follows:

No.	Vessel Name	DWT	Yard	Built
1(5)	Navig8 Solidarity	109,999	Sungdong	November 2015
2(1)	Navig8 Excel	74,000	STX	November 2015
3(5)	Navig8 Stability	109,999	Sungdong	January 2016
4(5)	Navig8 Solace	109,999	Sungdong	January 2016
5(1)	Navig8 Excelsior	74,000	STX	January 2016
6(1)	Navig8 Expedite	74,000	STX	January 2016
7(3)	Navig8 Symphony	109,999	Sungdong	February 2016
8(1)	Navig8 Exceed	74,000	STX	February 2016
9(3)	Navig8 Sanctity	109,999	Sungdong	March 2016
10(1)	Navig8 Experience	74,000	STX	March 2016
11(3)	Navig8 Steadfast	109,999	Sungdong	May 2016
12(1)	Navig8 Express	74,000	STX	May 2016
13(1)	Navig8 Executive	74,000	STX	May 2016
14(1)	Navig8 Excellence	74,000	STX	May 2016
15(4)	Navig8 Grace	113,000	CSSC^	May 2016
16(4)	Navig8 Gallantry	113,000	CSSC^	June 2016
17(2)	Navig8 Pride	74,000	SPP	July 2016
18(3)	Navig8 Supreme	109,999	Sungdong	August 2016
19(4)	Navig8 Guard	113,000	CSSC^	August 2016
20(2)	Navig8 Providence	74,000	SPP	August 2016
21(4)	Navig8 Guide	113,000	CSSC^	October 2016
22(1)	Navig8 Precision	74,000	SPP	October 2016
23(1)	Navig8 Prestige	74,000	SPP	November 2016
24(4)	Navig8 Goal	113,000	CSSC^	November 2016

Under Construction				Scheduled Delivery
25(4)(6)	Navig8 Gauntlet	113,000	CSSC^	Q1 2017
26(4)(6)	Navig8 Gladiator	113,000	CSSC^	Q1 2017
27(4)(6)	Navig8 Gratitude	113,000	CSSC^	Q2 2017

^ Previously known as Guangzhou Shipyard International (GSI)

(1)	The Company’s owned vessels.
(2)	Vessels subject to the CMBFL financing arrangement (see Note 8).
(3)	Vessels subject to the Ocean Yield financing arrangement (see Note 8).
(4)	Vessels subject to the CSSC financing arrangement (see Note 8).
(5)	Vessels subject to the BCFL financing arrangement (see Note 8).
(6)	Vessels’ construction contracts are novated to CSSC under the financing arrangement (see Note 8).

7.	Commitments and Contingencies

The Company’s estimated commitments (see Note 8 for debt), as of December 31, 2016, through the expected delivery dates of the 3 vessels, aggregate approximately $91.9 million which will be payable as follows (in millions of dollars):

	2017	2018	2019	2020	After 5 years
Vessels — Newbuildings	$91.9	—	—	—	—

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Commitments and Contingencies (Continued)

There are no contingencies outstanding which are expected to have a material impact on the financial position, results of operations or cash flow either individually or in the aggregate.

8.	Debt

As at December 31, 2016 the Company had three bank loan facilities (2015: 2) and four sale and leaseback financings (2015: 2), which it has used to finance newbuildings. Where applicable, the Company’s ship-owning subsidiaries have granted first priority mortgages against the relevant vessels in favor of the lenders as security for their obligations under the bank loan facilities, and the Company also acts as guarantor of the bank loan facilities and the sale and leaseback financings. These mortgages and guarantees can be called upon following a payment default or other event of default or termination event.

The outstanding principal balance on each debt facility at the balance sheet date is as follows:

	2016 (‘000)	2015 (‘000)
Senior Secured DVB Credit Facility	$—	$32,055
Senior Secured CA-CIB Credit Facility	120,431	31,923
Senior Secured Citi Credit Facility	120,482	—
Senior Secured ABN Credit Facility	57,232	—
Ocean Yield Sale and Leaseback	180,918	64,371
CSSC Sale and Leaseback	183,342	—
CMBFL Sale and Leaseback	71,787	—
BCFL Sale and Leaseback	115,390	—
Pre-delivery financing arrangement (under CSSC Sale and Leaseback)	24,032	19,095

Total Debt	873,614	147,445
Less: Unamortized debt issuance cost	(30,554)	(14,291)

Net Debt	843,060	133,154
Less: Current portion	(79,120)	(87,754)

	$763,940	$45,400

Future minimum scheduled repayments under the Company’s loan facilities, sale and leaseback financing arrangements and pre-delivery financing arrangements for each year are as follows:

$’000	2017	2018	2019	2020	2021	Thereafter
Aggregate Bank Loan Facilities	20,835	20,835	20,835	20,835	20,835	193,970
Aggregate Sale and Leaseback	48,607	48,288	47,968	47,700	47,329	311,834
Financing Arrangements (1) (2)
Pre-delivery Financing Arrangement	24,032
Interest on Pre-delivery Financing Arrangement	208

Total	93,682	69,123	68,803	68,535	68,164	505,804

(1)	Amount excludes Purchase Options for 8 CSSC Sale and Leaseback for vessels totaling $70.5 million and 4 Ocean Yield Sale and Leaseback vessels totaling $35.6 million.
(2)	Excluding interest amount of $106.4 million, the net financing arrangements liability is $551.4 million.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Debt (Continued)

Senior Secured DVB Credit Facility

In September 2014, the relevant ship-owning subsidiaries of the Company entered into the original Senior Secured DVB Credit Facility, the proceeds of which were intended to be used to fund a portion of the purchase price of six vessels under construction at Sungdong shipyard and two vessels under construction at GSI shipyard. In September 2015, we amended the original Senior Secured DVB Credit Facility to reduce the number of vessels that it partially funds to three vessels at Sungdong due to the sale of the three other Sungdong vessels and the alternative financing arrangements entered into for the two GSI vessels (see CSSC Sale and Leaseback further below). On August 11, 2016, the three remaining vessels financed under this credit facility were entered into sale and leaseback financing arrangements with BCFL (see BCFL Sale and Leaseback further below). As part of this arrangement, the senior debt outstanding under this facility of $95.5 million as of August 11, 2016 was repaid in full.

Senior Secured CA-CIB Credit Facility

In November 2015, the relevant ship-owning subsidiaries of the Company entered into a $64.3 million Senior Secured CA-CIB Credit Facility (provided by CA-CIB), to finance two vessels under construction at STX shipyard. In January 2016, we increased the aggregate principal amount available under this facility to $128.5 million (in so doing, BNPP became an additional lender), in order to finance a further two vessels under construction at STX. The debt financing covers approximately 65% of the contract price of each of the four vessels. This loan was drawn down fully in 4 tranches with the final tranches drawn down in connection with vessel deliveries in January and February 2016 respectively. Interest is calculated on each tranche at LIBOR plus (i) 2.75% if the Company is not listed, or if it is listed but (a) the tangible net worth of the Company is less than US$600,000,000 on the date of such listing or (b) thereafter, the tangible net worth of the Company is less than US$600,000,000 and the security cover ratio on the relevant testing date is less than 165%, or (ii) 2.50% if the Company is listed and (a) the tangible net worth of the Company is at least US$600,000,000 on the date of such listing or (b) thereafter, the tangible net worth of the Company is less than US$600,000,000 but the security cover ratio is at least 165%. Principal repayments on loans are made on a quarterly basis, with a balloon payment paid with the final instalment. The loan fully matures in 2023.

Senior Secured Citi Credit Facility

On April 22, 2016, the relevant ship-owning subsidiaries of the Company entered into a $130.3 million senior secured credit facility agreement with Citibank N.A., London Branch and Caixabank, S.A. to provide financing for four vessels constructed or under construction at STX shipyard. The facility comprises a commercial debt tranche of $26.1 million and an ECA-covered tranche of $104.2 million provided by the Korea Trade Insurance Corporation (“K-Sure”). The loan was drawn down fully in four tranches, one in March and three in May 2016 respectively, in connection with vessel deliveries. Interest is calculated at LIBOR plus 2.50% on the commercial tranche and LIBOR plus 1.60% on the K-Sure covered tranche. Principal repayments on loans are made on a quarterly basis, with a balloon payment made after six years following drawdown for each vessel. Assuming the refinancing of the commercial debt tranche after six years, the K-Sure tranche matures in 2028.

Senior Secured ABN Credit Facility

In July 2016, the relevant ship-owning subsidiaries of the Company entered into a $66.0 million senior secured credit facility agreement with ABN AMRO Bank, to finance two vessels under construction at SPP shipyard. The Facility consists of two separate tranches, a $13.2 million commercial tranche and an ECA-covered tranche of $52.8 million provided by K-Sure. The loan was drawn down fully in two tranches, in

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Debt (Continued)

October and November 2016 respectively, in connection with vessel deliveries. Interest is calculated at LIBOR plus 2.75% on the commercial tranche (if the total debt outstanding under the facility is equal to or more than 50% of the aggregate of the market values of the two subject vessels or 2.50% if the total debt outstanding under the facility is less than 50% of the aggregate of the market values of the two subject vessels, at any relevant time) and LIBOR plus 1.80% on the K-Sure covered tranche. Principal repayments on loans are made on a quarterly basis, with a balloon payment made after six years following drawdown for each vessel. Assuming the refinancing of the commercial debt tranche after six years, the K-Sure tranche matures in 2028.

Ocean Yield Sale and Leaseback

On July 10, 2015, the relevant ship-owning subsidiaries of the Company entered into sale and leaseback arrangements with Ocean Yield ASA in respect of four vessels that were delivered by Sungdong between February 2016 and August 2016. These transactions are treated as financing transactions. The net proceeds from the financings (after a 5% seller’s credit) was $188.1 million. As of December 31, 2016, we have fully drawn down on the financings and no further amounts are available for borrowing.

Under the arrangement, four vessels were delivered to Ocean Yield upon delivery from Sungdong and thereafter the relevant ship-owning subsidiaries of the Company entered into 13-year bareboat charters for each vessel, each commencing upon their respective deliveries. The Company has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such options exercisable on the seventh anniversary from the delivery date of the subject vessel. Post-delivery charterhire under the arrangement comprises a fixed per day rate, paid monthly in advance. The fixed charterhire rate is subject to annual adjustment based on the prevailing LIBOR rate.

In addition, as part of the Ocean Yield Sale and Leaseback Arrangement, we entered into a $19.8 million pre-delivery loan facility agreement with Ocean Yield in respect of each of the four subject vessels. As of December 31, 2016, we had repaid all the outstanding borrowings under the pre-delivery loan facility agreements via the sale and leaseback arrangements upon delivery of each subject vessel from Sungdong. The fixed interest rate on outstanding borrowings under the pre-delivery loan facility agreements was 7% and was payable quarterly in arrears.

CSSC Sale and Leaseback

On June 25, 2015, the relevant ship-owning subsidiaries of the Company entered into sale and leaseback arrangements with CSSC (Hong Kong) Shipping Company Limited (“CSSC HK”), in respect of all eight vessels that are scheduled to be delivered/have been delivered by GSI. Under the arrangements, we partially novated the shipbuilding contracts for each of the eight relevant vessels so that the obligation to pay and the right to take delivery of each vessel from the shipyard was transferred to CSSC HK. These transactions are treated as financing transactions. The eight subject vessels will continue to be recorded as assets on our balance sheet.

The net proceeds from the financings is expected to be $304 million. As of December 31, 2016, we have fully drawn down on the pre-delivery financings made by CSSC HK and up to $92.0 million remains available for borrowing. The pre-delivery instalments accrue interest but principal borrowings are not repayable as fixed charterhire until after delivery of the relevant vessel.

As of December 31, 2016, we had $183.3 million of outstanding borrowings under the post-delivery charterhire component of the arrangements. Under the arrangements, we have entered or will enter into 10-year bareboat charters with CSSC for each of the eight subject vessels, each commencing upon their respective

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Debt (Continued)

deliveries. The Company has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such options exercisable on the fourth anniversary from the delivery date of the subject vessel, and a purchase obligation on the tenth anniversary of the delivery of each vessel. Post-delivery charterhire under the arrangements comprises a fixed charterhire of $197,917 per month (assuming there is no reduction in the estimated purchase price of the subject vessels under the novation agreements as a result of a fall in the fair market value of such vessels at delivery) and a variable charterhire at a rate of LIBOR plus 4.6%, payable monthly in advance. The fixed charterhire shall be adjusted down in the event that the purchase price for a vessel under a novation agreement is reduced as a result of a fall in the fair market value of such vessel at delivery. Pre-delivery interest is payable on the pre-delivery instalments made by CSSC HK for each vessel at a fixed rate of 7.25%.

CMBFL Sale and Leaseback

On March 17, 2016, the relevant ship-owning subsidiaries of the Company entered into sale and leaseback agreements with CMB Financial Leasing Co. Ltd (“CMBFL”), for two product tankers being built at SPP shipyard. These transactions are treated as financing transactions and the relevant vessels will continue to be recorded as assets on our balance sheet. The net proceeds from the transactions amounted to $76.9 million. As of December 31, 2016, we have fully drawn down on the financings, in connection with vessel deliveries in July and August 2016.

Under the arrangement, both vessels were delivered to CMBFL upon delivery from SPP and thereafter the relevant ship-owning subsidiaries of the Company entered into 7-year bareboat charters for each vessel, each commencing upon their respective deliveries. The Company has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such options exercisable on the third anniversary from the delivery date of the respective vessel. There is a purchase obligation for each of the subject vessels on the seventh anniversary of the delivery to CMBFL.

Post-delivery charterhire under the arrangement comprises a fixed charterhire of US$ 0.6 million and a variable charterhire at a rate of LIBOR plus 3.75%, payable quarterly in advance.

Under the CMBFL Sale and Leaseback, CMBFL also financed the pre-delivery instalments for the vessels with such payments by CMBFL accruing, in the pre-delivery period, interest at a rate of LIBOR plus a margin of 4.5%. As of December 31, 2016, we had repaid all the outstanding borrowings under the pre-delivery loan facility agreements via the sale and leaseback arrangements upon each delivery of each subject vessel from SPP.

BCFL Sale and Leaseback

On August 4, 2016, the relevant ship-owning subsidiaries of the Company entered into sale and leaseback arrangements with Bank of Communications Finance Leasing Co Ltd., (“BCFL”) for three vessels previously financed under the Senior Secured DVB Credit Facility (Navig8 Solidarity, Navig8 Solace and Navig8 Stability). These transactions are treated as financing transactions and the three subject vessels will continue to be recorded as assets on our balance sheet. As part of this arrangement, the amount outstanding under the Senior Secured DVB Credit Facility of $95.5 million was repaid in full on August 11, 2016. The net proceeds from the transactions amounted to $118.8 million.

Under the arrangements, all three vessels were delivered to BCFL upon completion of the transactions on August 11, 2016 and, on the same day the relevant ship-owning subsidiaries of the Company entered into 10-year

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Debt (Continued)

bareboat charters for each vessel. The Company has purchase options to re-acquire each of the subject vessels during the bareboat charter period, with the first of such option exercisable on the fourth anniversary from the delivery date to BCFL. There is a purchase obligation for each of the subject vessels on the tenth anniversary of the delivery to BCFL.

Post-delivery charterhire under the arrangement is payable monthly in advance. The charterhire comprises principal repayment and an amount of variable charterhire at a rate of LIBOR plus 3.5%.

Financial Covenants

The above financings have, where indicated, the following financial covenants that require us to maintain (based on terms defined in the credit/sale and leaseback agreements):

•	for each financing arrangement described above other than the CSSC Sale and Leaseback Arrangement and the BCFL Sale and Leaseback Arrangement,

•	cash or cash equivalents of at least the aggregate of (i) $1,400,000 in respect of each delivered LR2 vessel owned by the Company and (ii) an amount equal to four per cent (4%) of the applicable total net debt for each other vessel owned by the Company;

•	a ratio of total net debt to total fixed assets of no more than 75%;

•	a tangible net worth of at least US$272,254,000 provided that this threshold is to be increased on each testing date by an amount equal to the aggregate of (i) 25% of the aggregate consolidated net income of the Company during the 6 month period prior to the relevant testing date and (ii) 50% of the aggregate amount of any equity raised by the Company during the 6 month period prior to such testing date.

The above financings have, where indicated, a security covenant that requires us to maintain a minimum level of security coverage such that:

•	for each bank finance facility the aggregate fair market value of the vessels collateralizing the credit facility is at least, 135% of the debt outstanding (as calculated for each credit facility); and,

•	for the CMBFL Sale and Leaseback Arrangement and CSSC Sale and Leaseback Arrangement, the fair market value of each vessel is respectively at least 115% and 125% of the debt outstanding (as calculated for each sale and leaseback arrangement) in respect of such vessel.

Each of our financings discussed above have, unless indicated otherwise below and among other things, the following restrictive covenants which would restrict our ability to:

•	incur additional indebtedness;

•	under the bank financing facilities, sell the collateral vessel;

•	make additional investments or acquisitions;

•	pay dividends, in the event of a default, or if an event of default would occur as a result of the payment of dividends; in the case of all of the bank financings, our ability to pay dividends is additionally restricted if the debt service reserve accounts are not fully funded and in the case of certain of the bank financings, our ability to pay dividends is restricted if satisfactory cash flow forecasts are not provided; and,

•	under the bank financing facilities and certain of the sale and leaseback arrangements, effect a change of control of the Company.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Debt (Continued)

Our obligations under the sale and leaseback arrangements are secured by, among other things, assignments of earnings and insurances, stock pledges and account charges in respect of the subject vessels and are unconditionally and irrecoverably guaranteed by us.

In addition, our financings contain customary events of default, including cross-default provisions.

As of December 31, 2016, we are in compliance with the financial covenants of each of our financing arrangements.

9.	Common Shares and Series A Redeemable Preference Shares

On March 12, 2015, we issued 336,963 common shares to Navig8 Limited as payment for Pool Management Revenue Share Rights, included in the consolidated balance sheet as prepaid expenses and other assets. The issuance price per share was $12.25.

On January 15, 2016, we issued 70,204 shares of the Company’s common stock to four executive officers of the Company in full settlement of the RSUs granted to such officers in 2015 and which vested on December 31, 2015.

On November 15, 2016, we launched a rights offering of 3,000,000 units, or Units, each Unit consisting of one Series A redeemable preference share in the Company, the terms of which are summarized below, or the Series A redeemable Preference Shares, and 2.344 common shares in the Company, or the Common Shares, raising gross proceeds to the Company of $30 million, or the Rights Offering. The issuance price per Unit in the Rights Offering was $10.00, representing a par value of $0.01 per Series A redeemable Preference Share and a par value of $0.01 per 2.344 Common Shares. Proceeds from the right offering were allocated, based on their relative fair values after accounting for the fair value of the embedded derivative, to the common and preferred shares. The Rights Offering was undertaken in two tranches, which were on identical terms save for (i) the Subscription Right (as defined below) and (ii) the timeline for the application, allocation, payment for and issuance of shares.

On November 23, 2016, in the first tranche of the Rights Offering, we issued and sold 2,656,051 Units, comprising 2,656,051 new Series A redeemable Preference Shares and 6,225,782 new Common Shares, for net proceeds of $26,560,437.18 (such figure being net of bank charges), as denominated in USD as of that date. All proceeds have been duly received from shareholders.

On December 5, 2016, in the second tranche of the Rights Offering, we issued and sold 343,949 Units, comprising 343,949 new Series A redeemable Preference Shares and 806,218 new Common Shares. All proceeds have been duly received from shareholders.

As of December 31, 2016, we have:

•	46,877,945 shares (2015: 39,775,741 shares) of common stock issued and paid, the $0.01 par value of which is recorded as common stock of $468,779 (2015: $397,758). The common stock issued and paid includes a non-cash issuance of 70,204 shares (2015: 775,058 shares), amounting to $703 (2015: $7,751), to four executive officers of the Company in full settlement of the restricted stock units issued to them in 2015.

•	3,000,000 (2015: Nil) Series A redeemable Preference Shares issued and paid, the $0.01 par value of which is recorded as preferred stock (2015: Nil). The Preference Shares were fair valued at $21 million net of any direct issue costs amounting to $0.4 million (2015: nil). See note 10 for details.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	Common Shares and Series A Redeemable Preference Shares (Continued)

•	Paid-in capital of $424.2 million (2015: $415.1 million) represents the excess of net proceeds from common stock issuances over the par value, net of direct issuance costs of $9.8 million (2015: $9.7 million).

The paid-in capital includes the non-cash issuance of $1.8 million (2015: $1.0 million) for the issuance of stock options and restricted stock units

10.	Terms of the Series A Redeemable Preference Shares

The terms of the Series A redeemable Preference Shares are set out in full in the Statement of Designation of the Rights, Preferences and Privileges of Series A Cumulative Redeemable Perpetual Preferred Stock of the Company that was filed with the Republic of the Marshall Islands Registrar of Corporations on November 23, 2016 and which form part of our Articles of Incorporation. Such terms are summarized below:

Liquidation Preference — Holders of Series A redeemable Preference Shares will rank ahead of common shareholders in respect of return of capital and in liquidation. Each Series A redeemable Preference Share shall have a liquidation preference equal to $10.00 plus any accrued and unpaid dividend

Maturity — Subject to the occurrence of a change of control, there is no fixed maturity date in respect of return of Series A redeemable Preference Share capital.

Voting Rights — Holders of Series A redeemable Preference Shares shall have no voting rights, other than the right to vote as a class on any adverse changes to the rights of the Series A redeemable Preference Shares, including issuance of any senior or pari passu class of capital stock. A two-thirds majority vote of Series A redeemable preference shareholders shall be required to pass any matters requiring the approval of the Series A redeemable preference shareholders.

Dividends — Each Series A redeemable Preference Share shall receive a dividend equal to 10% per annum, or the Dividend Rate, multiplied by the sum of (i) $10.00 and (ii) all unpaid accrued and accumulated dividends in respect of that share. Each quarter following the original issue date, the Dividend Rate shall increase by 2% with a maximum Dividend Rate of 18%, Dividends on Series A redeemable Preference Shares will accrue and be cumulative on a compound basis from the date that the Series A redeemable Preference Shares are originally issued, being November 23, 2016. If no dividends on Series A redeemable Preference Shares are paid by the Company in a given quarter, such dividends shall accumulate and compound, whether or not declared, and shall remain accumulated and compounding dividends until paid. Dividends on Series A redeemable Preference Shares (including accumulated preference share dividends not paid out in previous quarters) are to be paid out in priority to dividends or distributions on, or redemptions of, Common Shares. As at December 31, 2016 $0.3 million of dividends is accumulated in aggregate on the Series A redeemable Preference Shares ($0.10 per preferred share).

Redemption Option — The Company has the right to redeem all, or a percentage of, the Series A redeemable Preference Shares in cash at a redemption price equal to the sum of the liquidation preference and accrued dividends multiplied by:

•	1.20 if the redemption is exercised prior to November 23, 2017

•	1.10 if the redemption is exercised prior to November 23, 2018

•	1.00 if the redemption is exercised on or after November 23, 2018

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Terms of the Series A Redeemable Preference Shares (Continued)

Upon a change of control of the Company, the Company must offer to repurchase all and not only part of the Series A redeemable Preference Shares at the then applicable redemption price. This is an embedded redemption option (redeemable only upon a change in control) within the terms of the Series A redeemable Preference Shares, fair valued at $1.5 million (recorded as a financial liability on the face of the balance sheet). As at the reporting date, redemption of the preferred stock is considered not probable as there are no plans for a change in control to occur.

Put Option — Following the closing of the Rights Offering, if the Company issues any new securities of the Company that rank senior or pari passu to the Series A redeemable Preference Shares (excluding on a first priority asset secured basis), or Preferred Securities, and the Company does not first offer the parties that subscribed in the first tranche of the Rights Offering the right to subscribe for their respective pro-rata share of such Preferred Securities, or Subscription Right, such pro-rata share being the percentage of the Series A redeemable Preference Shares that they purchased in the Rights Offering, then each holder of Series A redeemable Preference Shares at such time shall have an option, or Put Right, to put the Series A redeemable Preference Shares held by it to the Company at the then applicable Redemption Price. The Subscription Right shall not transfer in the event any of such Series A redeemable Preference Shares are transferred, and a shareholder’s Subscription Right shall terminate in the event such shareholder no longer holds any Series A redeemable Preference Shares.

11.	Earnings per share

The computation of basic earnings per share is based on distributable net income/(loss) and the weighted average number of shares outstanding during the year. The computation of diluted earnings per share is based on distributable net income and the weighted average number of shares outstanding based on the treasury stock method.

The warrants and stock options, as disclosed in note 12 and 13, are not included in the EPS calculation because doing so would be anti-dilutive.

The components of the numerator for the calculation of basic EPS and diluted EPS for Net income/ (loss), are as follows:

	2016 (‘000)	2015 (‘000)
Net income / (loss)	$(5,172)	$26,656
Less: Cumulative undeclared dividends on preferred stock	(294)	—

Distributable net income / (loss)	$(5,466)	$26,656

The components of the denominator for the calculation of basic EPS and diluted EPS are as follows:

	2016	2015
Weighted average number of shares outstanding — basic (in ‘000)	40,569	39,711
Weighted average number of shares outstanding — diluted (in ‘000)	40,569	39,768

12.	Share-based compensation — Warrants

The Company did not issue any warrants during 2016 and 2015. The Company’s warrants were not exercised and expired on December 31, 2015.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Share-based compensation — Warrants (Continued)

The following is a summary of the status of all the Company’s warrants as of December 31, 2016:

	Number of warrants (‘000)	Weighted- average exercise price	Weighted- average remaining contractual life (Years)	Aggregate intrinsic value (‘000)
Outstanding at December 31, 2014	1,700	$10.00	1.00	$170
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited or expired	1,700	10.00	—	—
Outstanding at December 31, 2015	—	—	—	—
Vested and expected to vest at December 31, 2015	—	—	—	—
Exercisable at December 31, 2015	—	—	—	—

Outstanding at December 31, 2015	—	—	—	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—
Outstanding at December 31, 2016	—	—	—	—
Vested and expected to vest at December 31, 2016	—	—	—	—
Exercisable at December 31, 2016	—	—	—	—

13.	Share-based compensation — Stock Options

On March 12, 2015, the Company entered into stock option agreements with four executive officers, to grant stock options to purchase a total of 190,566 shares of the Company’s common stock. The share options granted to the four executive officers of the Company in 2015 have (1) an exercise price of $12.25, being equal to the last traded price on or before the December 31, 2014 on the Norwegian OTC list, (2) a vesting date of December 31, 2015, subject to the executive’s continuous employment or service with the Company through the vesting date and (3) a five-year term expiring on January 1, 2020. Each executive may exercise his options (to the extent vested and not expired or terminated) by transmitting to the Secretary of the Company a written notice specifying the number of whole shares to be purchased pursuant to such exercise, together with payment in full of the aggregate exercise price payable for such shares and any amount of applicable withholding tax. If any executive’s employment terminates after December 31, 2015 for cause, his outstanding options will immediately terminate. If any executive’s employment terminates after December 31, 2015 for any reason other than cause, his outstanding options will terminate (i) 90 days following termination of employment for any reason other than death or (ii) one year following termination of employment by reason of death, provided, however, that no option may be exercised after the expiry of its stated term or before it becomes vested and exercisable.

The fair value of the 2015 stock options at grant date totaled $527,868. The fair value of the stock options is determined by using the Black & Scholes-Merton option-pricing model. The parameters used include grant date, share price (spot), exercise price, risk-free interest rate, expected option life, expected volatility and expected dividends. Assumptions were made to calculate the fair value of the 2015 stock options. The grant date is March 12, 2015, and the spot price was $12.25. The expected life of the stock options is 2.8 years. The risk-free interest rate used was 0.98%. The expected volatility of 32.61% is based on the historical share prices of similar listed companies. The Company assumed a dividend yield of 0%. The 2015 stock options will expire if they are not exercised by January 1, 2020.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Share-based compensation — Stock Options (Continued)

The share-based compensation expense is recognized on a straight-line basis over the vesting period. The Company recorded stock-based compensation expense related to equity granted in connection with services to the Company of $152,220 in the year ended December 31, 2015 and $375,648 was expensed as an out of period adjustment in 2016 relating to the 2015 share options.

On January 14, 2016, the Company entered into stock option agreements with four executive officers, to grant stock options to purchase a total of 268,080 shares of the Company’s common stock. The share options granted to the four executive officers of the Company in 2016 have (1) an exercise price of $9.06, being equal to the last traded price on or before the December 31, 2015 on the Norwegian OTC list, (2) a vesting date of December 31, 2016, subject to the executive’s continuous employment or service with the Company through the vesting date and (3) a five-year term expiring on January 1, 2021. Each executive may exercise his options (to the extent vested and not expired or terminated) by transmitting to the Secretary of the Company a written notice specifying the number of whole shares to be purchased pursuant to such exercise, together with payment in full of the aggregate exercise price payable for such shares and any amount of applicable withholding tax. If any executive’s employment terminates after December 31, 2016 for cause, his outstanding options will immediately terminate. If any executive’s employment terminates after December 31, 2016 for any reason other than cause, his outstanding options will terminate (i) 90 days following termination of employment for any reason other than death or (ii) one year following termination of employment by reason of death, provided, however, that no option may be exercised after the expiry of its stated term or before it becomes vested and exercisable.

The fair value of the 2016 stock options at grant date totaled $608,542. The fair value of the stock options is determined by using the Black & Scholes-Merton option-pricing model. The parameters used include grant date, share price (spot), exercise price, risk-free interest rate, expected option life, expected volatility and expected dividends. Assumptions were made to calculate the fair value of the 2016 stock options. The grant date is January 14, 2016, and the spot price was $9.06. The expected life of the stock options is 2.96 years. The risk-free interest rate used was 1.61%. The expected volatility of 37.7% is based on the historical share prices of similar listed companies. The Company assumed a dividend yield of 0%. The 2016 stock options will expire if they are not exercised by January 1, 2021.

The share-based compensation expense is recognized on a straight-line basis over the vesting period. The Company recorded stock-based compensation expense related to equity granted in connection with services to the Company of $608,542 for the year ended December 31, 2016.

The following is a summary of the status of all the Company’s stock options as of December 31, 2016:

	Number of stock options (‘000)	Weighted- average exercise price	Weighted- average remaining contractual life (Years) (as of 31 Dec 2016)	Aggregate intrinsic value (‘000)
Outstanding at December 31, 2015	191	$12.25	3.00	$—
Granted in 2016	268	9.06	4.00	—
Exercised in 2016	—	—	—	—
Forfeited or expired in 2016	—	—	—	—
Outstanding at December 31, 2016	458	10.39	3.42	—
Vested and expected to vest at December 31, 2016	458	10.39	3.42	—
Exercisable at December 31, 2016	191	12.25	3.00	—

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	Share-based compensation — Restricted Stock Units

On March 12, 2015, the Company entered into restricted stock unit agreements whereby 70,204 shares of the Company’s common stock were awarded to four executive officers. The restricted stock units, or RSUs, granted to the four executive officers of the Company in 2015 have a vesting date of December 31, 2015, subject to the executive’s continuous employment or service with the Company through the vesting date. Upon the vesting of the 2015 RSUs, which occurred on December 31, 2015, each executive has the right to receive one common share in the Company in full settlement of each vested RSU. The common shares are to be issued to the executives no later than 60 days after the RSU vesting date, subject to withholding and other conditions, all applicable laws, rules and regulations and to approvals by any governmental agencies or national securities exchanges as may be required.

The fair value of the 2015 RSUs at grant date, determined based on the Black & Scholes-Merton option-pricing model, totaled $859,999. At time of vest, the RSUs will convert to fully unrestricted shares.

The share-based compensation expense is recognized on a straight-line basis over the expected life. The Company recorded stock-based compensation expense related to equity granted in connection with services to the Company of $859,999 for the year ended December 31, 2015.

On January 14, 2016, the Company entered into restricted stock unit agreements whereby 94,898 restricted stock units, or RSUs, in the shares of the Company’s common stock were awarded to four executive officers. The RSUs granted to the four executive officers of the Company in 2016 have a vesting date of December 31, 2016, subject to the executive’s continuous employment or service with the Company through the vesting date. Upon the vesting of the 2016 RSUs, which occurred on December 31, 2016, each executive has the right to receive one common share in the Company in full settlement of each vested RSU. The common shares are to be issued to the executives no later than 60 days after the RSU vesting date, subject to withholding and other conditions, all applicable laws, rules and regulations and to approvals by any governmental agencies or national securities exchanges as may be required.

The fair value of the 2016 RSUs at grant date, determined based on the Black & Scholes-Merton option-pricing model, totaled $859,776. At time of vest, the RSUs will convert to fully unrestricted shares.

The share-based compensation expense is recognized on a straight-line basis over the expected life. The Company recorded stock-based compensation expense related to equity granted in connection with services to the Company of $859,776 for the year ended December 31, 2016.

The following is a summary of the status of all the Company’s RSU as of December 31, 2016:

	Number of RSU (‘000)	Weighted- average exercise price	Weighted- average remaining contractual life (Years)	Aggregate intrinsic value (‘000)
Outstanding at December 31, 2015	70	$12.25	0.00	$—
Granted	95	9.06	0.00	—
Exercised	70	12.25	—	—
Forfeited or expired	—	—	—	—
Outstanding at December 31, 2016	95	9.06	0.00	—
Vested and expected to vest at December 31, 2016	95	9.06	0.00	—
Exercisable at December 31, 2016	—	—	—	—

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Vessel revenue

During 2016, V8 Pool Inc. distributed $66.2 million (2015 $36.8 million) to the company in revenue from vessels participating in the Alpha8 Pool and $41.8 million (2015: $1.1 million) to the company in revenue from vessels participating in the LR8 pool.

Included within vessel revenue is net loss of $0.2 million (2015: net gain of $0.3 million) relating to net revenues from the Pool Management Revenue Share Rights agreement (see Note 20).

16.	Vessel expenses

	2016	2015
Vessel expenses ($’000)	46,711	24,762

During 2016 and 2015, vessel expenses include charter hire expenses attributable from the three chartered-in vessels, crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, pool administration fees, transportation tax and technical management fees, were incurred on the vessels delivered.

17.	General and administrative expenses

	2016 (‘000)	2015 (‘000)
Corporate Administration Fees (related party — see Note 20)	$1,976	$2,099
Executive management salaries and benefits	2,474	2,627
Share based compensation (non-cash)	1,844	1,012
Management Fee (related party — see Note 20)	308	—
Other expenses	1,666	1,282

	$8,268	$7,020

18.	Interest expense and finance costs

	2016 (‘000)	2015 (‘000)
Interest Incurred*	$28,418	$1,988
Capitalized Interest	(4,164)	(1,739)
Amortization of commitment fees and debt issuance cost	5,955	3,279

	$30,209	$3,528

*	Includes $1 million interest (2015: nil) relating to early termination of the DVB facility for 3 Sungdong Vessels (See Note 8)

19.	Financial Instruments

Interest rate risk management

In certain situations, the Company may enter into financial instruments to reduce the risk associated with fluctuations in interest rates. The Company does not hold or issue instruments for speculative trading purposes. As at December 31, 2016 and 2015, the Company is not party to any interest rate swaps to hedge interest rate exposure.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Financial Instruments (Continued)

Foreign currency risk

The majority of the Company’s transactions, assets and liabilities are denominated in United States dollars, the functional currency of the Company. There is no significant risk that the currency fluctuations will have a negative effect of the value of the Company’s cash flows.

Fair values

The carrying value and estimated fair value of the Company’s financial instruments at December 31, 2016 and 2015 are as follows:

(in thousands of $)	2016 Fair Value	2016 Carrying Value	2015 Fair Value	2015 Carrying Value
Level 1
Cash and cash equivalents	34,276	34,276	4,480	4,480
Restricted cash	9,380	9,380	2,435	2,435
Trade receivables	19,574	19,574	6,474	6,474
Level 2
Fixed rate financing	24,032	24,032	83,467	83,467
Floating rate financing	849,582	849,582	63,978	63,978
Level 3
Other non-current liabilities	1,497	1,497	—	—

There have been no transfers between different levels in the fair value hierarchy in 2016.

The fair values of cash and cash equivalents, restricted cash and trade receivables have been determined using level 1 inputs and are assumed to be their carrying values.

The fair value of floating rate debt has been determined using level 2 inputs and is considered to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis. The fixed rate financing has been determined using level 2 inputs and is considered to be equal to the carrying value given its short period to maturity.

The other non-current liabilities represent the embedded derivative of the preference share (the embedded redemption option) and is carried at its fair value which has been calculated using the Black-Scholes call option model. The significant input to the fair value measurement are those relating to : (1) liquidation preference based on the prescribed dividend rates and the redemption price premium (see Note 10), (2) estimates relating to likelihood of a change in control occurring (in the range 20% to 55%) (3) comparative market data for other companies in the same segment to estimate volatility (115%) and (4) risk free-rate of return (in the range 0.8% to 1.3%). The fair value of the embedded derivative is most sensitive to assumptions relating to likelihood of a change in control occurring.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Financial Instruments (Continued)

The following table is a roll forward of the Level 3 investments of other non-current liabilities at December 31, 2016 and 2015:

(in thousands of $)	Balance as of December 31, 2015	Net Issuance	Net Gain/(loss)	Balance as of December 31, 2016
Other non-current liabilities:
Embedded derivative of the preference share	—	1,497	—	1,497
Fair value activity of level 3 Other non-current liabilities	—	1,497	—	1,497

There is a concentration of credit risk with respect to cash and cash equivalents to the extent that substantially all of the amounts are carried with Credit Agricole Corporate and Investment Bank and Hong Kong Shanghai Banking Corporation.

20.	Related party transactions

As of December 31, 2016, the Company has 24 vessels (2015: 5 vessels) operating in the Alpha8 Pool, part of V8 Pool Inc, and LR8 Pool, part of Navig8 Pool Inc. The company pays working capital of $0.7 million for every vessel that enters the Alpha8 Pool and $0.5 million for every vessel that enters the LR8 Pool. The working capital is refundable when the vessel exits the respective pools (included as a non-current other asset on the balance sheet).

One of our Technical Managers (Navig8 Shipmanagement Pte Ltd), our Commercial Manager and Administrative Manager (Navig8 Asia Pte Ltd), collectively known as our “Related Managers”, are affiliates of Navig8 Group, which is majority owned and controlled (directly or indirectly) by senior employees of Navig8 Group. Under the agreements with our Related Managers for the management of our vessels, we (i) effectively pay our pro rata share of the fees the pool companies are obligated to pay our Commercial Manager, amounting to 2% of all gross pool revenue plus an administration fee of $250 per vessel per day, (ii) pay our Related Technical Manager a fee of approximately $500 per vessel per day for each vessel it technically manages plus a construction supervision fee of $500,000 for each vessel in the Initial Fleet, and (iii) pay our Administrative Manager a fee of $200 per vessel per day that has been accruing since the date of the building contract for each vessel.

In 2015, the Company entered into a Pool Management Revenue Share Rights Agreement with Navig8 Asia Pte Ltd and Navig8 Limited. 336,963 shares of common stock of the Company, amounting to $4,127,796.75, was authorized for issuance to Navig8 Limited as payment for the Pool Management Revenue Share Rights. The issuance price per share was $12.25. The Company will enter all vessels, upon delivery from the relevant shipyard, into the Alpha8 Pool and LR8 Pool for a minimum of 2 years (each), and in exchange receive a 30% share of the net revenues derived from the commercial management of the two Pools, after deducting the agreed overheads. The net revenue recognized in the statement of operations is after netting off amortization of the Pool Management Revenue Share Rights asset.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.	Related party transactions (Continued)

A summary of net amounts earned (incurred) from related parties for the years ended December 31, 2016 and 2015 are as follows:-

	2016 (000)	2015 (000)
V8 Pool Inc.	$66,555	$36,820
Navig8 Pool Inc.	41,808	1,126
Navig8 Asia Pte Ltd*	(162)	280
Navig8 Shipmanagement Pte Ltd**	(7,901)	(4,370)
Navig8 Europe Ltd	308	—
Navig8 Asia Pte Ltd	(3,347)	(2,395)

*	This is the net amount recognized; calculated as $0.7 million recognized from Navig8 Asia Pte Ltd for the Pool Management Revenue less $0.8 million relating to amortization of the Pool Management Revenue Share Rights asset.
**	This amount includes $7.1 million relating to services capitalized (see Note 6) for supervision fees incurred during construction at the respective shipyards.

Net amounts earned from related parties comprise pool distributable income and net income from the Pool Management Revenue Share Rights Agreement. Net amounts paid to related parties comprise construction supervision fees, technical management fees, commercial management administration fees, management services fees and corporate administration fees.

A summary of short-term and long-term balances due from related parties as at December 31, 2016 and 2015 is as follows:-

	2016 (000)		2015 (000)
Current Receivables. prepayments and other assets
V8 Pool Inc.	$11,307		$7,959
Navig8 Pool Inc.	8,504		765
Navig8 Shipmanagement Pte Ltd	4,513		5,540
Navig8 Asia Pte Ltd	353		—
Navig8 Chemicals Europe Ltd	—		3

	$24,677		$14,267

	2016 (000)		2015 (000)
Non-current Receivables. prepayments and other assets
V8 Pool Inc.	$7,800		750
Navig8 Pool Inc.	6,000		600
Navig8 Asia Pte Ltd	2,638	*	3,654

	$16,438		$5,004

*	This amount relates to the carrying value of the Pool Management Revenue Share Rights Agreement.

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.	Related party transactions (Continued)

A summary of short-term balances due to related parties as at December 31, 2016 and 2015 is as follows:

	2016 (000)	2015 (000)
Payables and accrued expenses
Navig8 Shipmanagement Pte Ltd	$(1,681)	$(1,013)
Navig8 Asia Pte Ltd	(353)	(206)
Navig8 Europe Ltd	(51)	(24)
Navig8 America LLC	(28)	(32)

	$(2,113)	$(1,275)

Short-term balances due from related parties comprise pool revenue receivables, pool working capital, net advances from ship manager, pool management revenue receivables and prepaid administrative expenses. Short-term balances due to related parties comprise unpaid project management fees, corporate administration fees, commercial management administration fees and accrued expenses.

Navig8 Pool Inc., V8 Pool Inc., Navig8 Shipmanagement Pte Ltd, Navig8 Asia Pte Ltd, Navig8 Chemicals Europe Ltd, Navig8 Europe Ltd and Navig8 Americas LLC are related companies to our shareholder, Navig8 Limited.

21.	Variable Interest Entities (“VIEs”)

As of December 31, 2016, the Company participates in a commercial pool arrangement with the commercial pools (Navig8’s Alpha8 Pool and LR8 Pool) respectively set up within V8 Pool Inc. and Navig8 Pool Inc. Commercial pools operate a large number of vessels as an integrated transportation system, which offers customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Participants in the commercial pools contribute one or more vessels and generally provide an initial contribution towards the working capital of the pool at the time they enter their vessels. The pools finance their operations primarily through the earnings that they generate.

The Company enters into the pool arrangement to take advantage of commercial opportunities. In the pool, the Company has the same relative rights and obligations and financial risks and rewards as other pool participants. The Company has determined that the pool arrangement met the criteria of a VIE and, therefore, the Company has reviewed its participation in the VIE to determine if it was the primary beneficiary of it. The Company reviewed the legal documents that govern the creation and management of the VIE described above and also analyzed its involvement to determine if the Company was a primary beneficiary. A VIE for which the Company is determined to be the primary beneficiary is required to be consolidated in its financial statements.

The pool agreements state that the commercial manager of each pool has decision making power over their significant decisions. The pool participants are members of a pool committee, however, the pool committee’s power is limited to approving the pool total costs for each vessel, which is how pool revenue is allocated to its participants, and approve any additional working capital financing from its pool participants. Since the Commercial Manager of the pool holds the power to make all significant economic decisions that affect the pools and the Company does not control a majority of either the board or pool committee, the Company is not considered a primary beneficiary of the pool.

As of December 31, 2016, the Company has $7.8 million (2015: $3.0 million) in the balance sheet related to aggregate working capital contributions to the Alpha8 Pool and $6.0 million (2015: $0.6 million) in the balance

NAVIG8 PRODUCT TANKERS INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.	Variable Interest Entities (“VIEs”) (Continued)

sheet related to the aggregate working capital contributions to the LR8 Pool. These working capital contribution made in respect of any vessel is expected to be returned to the Company in the event that such vessel leaves the pool. The company also has $11.1 million (2015: $5.7 million) and $8.5 million (2015: $0.8 million) in the balance sheet related to the pool distribution to be received from the Alpha8 and LR8 Pools respectively. The sum of these amounts represents the Company’s maximum exposure to the VIE. The company has no liquidity arrangements, guarantees or other third party commitments that may affect the fair value or risk of the reporting entity’s variable interest in the VIE.

22.	Disposal of Assets

There are no disposal of vessels in the 2016 financial year. In May 2015, the Company entered into an agreement with an unrelated third party to sell three LR2 vessels which were under construction at Sungdong Shipbuilding & Marine Engineering Co, Ltd, Korea, for total sale proceeds of $178.5 million, of which $74.3 million was paid directly to the shipyard. All three vessels were delivered to the buyer during the year with a total realized net gain on sale of $24.1 million.

23.	Subsequent events

We have evaluated subsequent events through March 24, 2017, which is the date the consolidated financial statements were available to be issued.

During 2017 and up to the date of these financial statements, the Company has taken delivery of two 113,000 LR2 product tankers from Guangzhou Shipyard International Company Limited. These vessels will enter and be operated in Navig8’s Alpha8 Pools.

On March 10, 2017, the Company entered into Stock Option Agreements and Restricted Stock Unit (RSU) Agreements with five executive officers. The Company awarded the executive officers 129,737 shares of RSU and granted them an option to purchase up to 321,149 shares of common stock, subject to the agreed terms. These shares vest on December 31, 2017, subject to the officers’ continuous employment or other service with the Company through the vesting date.

ANNEX A

AGREEMENT AND PLAN OF MERGER,

dated as of May 23, 2017,

among

Scorpio Tankers Inc.,

STI Merger Subsidiary Company Limited,

and

Navig8 Product Tankers Inc.

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2017 (this “Agreement”), among Scorpio Tankers Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“Parent”), STI Merger Subsidiary Company Limited, a corporation organized under the laws of the Republic of the Marshall Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Navig8 Product Tankers Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties wish to merge the Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent;

WHEREAS, a transaction committee (the “Transaction Committee”) established by the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended to the Company Board that this Agreement and the transactions contemplated hereby and thereby be approved by the Company Board and submitted to the Company Stockholders Meeting for approval;

WHEREAS, the Company Board, upon the recommendation of the Transaction Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) recommended that this Agreement and the transactions contemplated hereby be submitted to the Company Stockholders Meeting for approval;

WHEREAS, each of the board of directors of Parent (the “Parent Board”) (on its own behalf and as the sole stockholder of Merger Sub) and the board of directors of Merger Sub has approved the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions thereto;

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1. Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest by a Third Party relating to any transaction or series of related transactions involving (i) any direct or indirect acquisition, lease or other disposition of assets of the Company or its Subsidiaries (including any Company Vessels or voting securities of the Company’s Subsidiaries) equal to, individually or in the aggregate, 15% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated net income or revenues of the Company and its Subsidiaries for the then most recently completed four quarter period are attributable, (ii) any direct or indirect acquisition of 15% or more of the total outstanding equity or voting securities of the Company, including by way of tender offer or exchange offer, (iii) a merger, consolidation, spin-off, share exchange (including a split-off), business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving the Company or any of its Subsidiaries involving (A) 15% or more of the consolidated assets of the Company and its Subsidiaries, or assets of the Company and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated net income or revenues of the Company for the then most recently completed four quarter period or (B) 15% or more of the total outstanding equity or voting securities of the Company or (iv) a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company.

“Action” means any litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation (whether civil, criminal, administrative, labor or investigative) by or before a Governmental Authority or arbitrator(s).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition and as used otherwise in this Agreement, “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by Contract or otherwise; provided, that the portfolio companies of any Person shall not be deemed Affiliates of such Person. For the avoidance of doubt, the Company’s Subsidiaries are Affiliates of the Company.

“Aggregate Merger Consideration” means 55,000,000 shares of Parent Common Stock, as may be adjusted pursuant to Section 3.1(d).

“Benefit Plan” means, with respect to any Person, any employee benefit plan, including any (i) deferred compensation or retirement plan or arrangement, (ii) defined contribution retirement plan or arrangement, (iii) defined benefit retirement plan or arrangement, (iv) employee welfare benefit plan or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, retention, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, employee loan or other employee benefit plan, practice, contract, program, policy or other arrangement, whether written or oral, formal or informal, whether or not subject to ERISA, under which any present or former employee, director, officer, consultant or independent contractor of the Person or any of its Subsidiaries has any present or future right to compensation, payments or benefits and that is sponsored or maintained or contributed to by the Person or any of its Subsidiaries.

“Book-Entry Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time represented by book-entry.

“Business Day” means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by applicable Law to close.

“Certificate” means each certificate which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2016, and the footnotes thereto, audited by the Company’s auditors Pricewaterhouse Coopers AS.

“Company Balance Sheet Date” means December 31, 2016.

“Company Common Shareholders” means those Persons holding outstanding shares of Company Common Stock immediately prior to the Effective Time.

“Company Common Stock” means common shares of the Company, $0.01 par value per share.

“Company Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets (including Company Vessels) and liabilities (taken as a whole) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (A) changes or proposed changes in applicable Law, GAAP or IFRS or authoritative interpretations thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, or any escalation or worsening of the foregoing, or natural disasters, (E) the execution or performance of this Agreement or the announcement or consummation of the Transactions (provided, that the exception in this clause (E) shall not apply to any representation or warranty contained in Section 4.3 or Section 4.17(g), or to the determination of whether any inaccuracy in such representations or warranties constitutes, individually or in the aggregate, a Company Material Adverse Effect for purposes of Section 9.3(a)(iv)), (F) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (it being understood that this clause (F) shall not prevent a party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that is not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) the taking of any action required or permitted by, or the failure to take any action prohibited by this Agreement (provided, that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 4.3 or Section 4.17(g), or to the determination of whether any inaccuracy in such representations or warranties constitutes, individually or in the aggregate, a Company Material Adverse Effect for purposes of Section 9.3(a)(iv)), (H) any public disclosure by Parent regarding its plans with respect to the conduct of the Company’s business following Closing, or (I) the Specified Approvals having not been obtained at Closing; provided, that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other entities operating in the industry in which the Company and its Subsidiaries operate, or (ii) has or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or materially delay the consummation of the Transactions.

“Company Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of the Company’s or its Subsidiaries’ property and assets and arising by operation of law which secure obligations not yet due and payable or not more than thirty (30) days overdue, (v) restrictions on transfer of securities under applicable securities Laws, or (vi) Liens listed on Section 1.1(a) of the Company Disclosure Letter.

“Company Preferred Shareholders” means those Persons holding outstanding shares of Company Series A Preferred Stock immediately prior to the Effective Time.

“Company Preferred Stock” means preferred stock of the Company, $0.01 par value per share.

“Company RSU” means a restricted stock unit representing the right to earn one (1) share of Company Common Stock.

“Company Series A Preferred Stock” means a series of Company Preferred Stock designated by the Company Board as Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share.

“Company Shareholders Agreement” means the shareholders agreement dated as of July 11, 2014 by and among the Company and certain Shareholders of the Company.

“Company Stock Option” means an option to purchase shares of Company Common Stock.

“Company Vessels” means Company Owned Vessels and Company Leased Vessels.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, derivative, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.

“Control” has the meaning specified in the definition of Affiliate.

“Environmental Laws” means applicable Laws, any agreement with any Governmental Authority and Maritime Guidelines, in each case, relating to human health and safety, the environment or to pollutants, natural resources, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Oil Pollution Act of 1990, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any state and local or foreign counterparts or equivalents).

“Exchange Agent” means Computershare Shareowner Services LLC or such other exchange and paying agent as shall be reasonably acceptable to Parent and the Company.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including the Republic of the Marshall Islands), international, multinational, supranational (including the European Union or the European Central Bank) or other government or body, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization, including the NYSE and NOTC.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, accreditations, exemptions, variances, easements, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority.

“IFRS” means the international financial reporting standards adopted by the International Accounting Standards Board from time to time, consistently applied.

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication, any (i) obligation of such Person with respect to any indebtedness for borrowed money as of such date (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (ii) obligation of such Person with respect to any indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security as of such date (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (iii) obligation of such Person with respect to any sale/leaseback or similar arrangement in respect of a vessel (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (iv) commitments of such Person as of such date for which it assures a financial institution against loss (including all reimbursement obligations and contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (v) liability of such Person as of such date with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (vi) responsibility or liability of such Person as of such date directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing, and (vii) obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intervening Event” means a material fact, event, change, development, or set of circumstances (other than an Acquisition Proposal) affecting the business, assets or operations of the Company and occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Transaction Committee or the Company Board as of or prior to the date of this Agreement; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances (a) affects the product tanker shipping industry generally, or (b) resulted from or arose out of the announcement or consummation of the Transactions or the compliance by the Company with its covenants and agreements hereunder.

“Knowledge of Parent” or any similar phrase means the actual knowledge of the following persons: Emanuele Lauro, Robert Bugbee, Cameron Mackey, Brian Lee and Luca Forgione.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the following persons: Gary Brocklesby, Nicolas Busch, Paul Stevens, Jason Klopfer, Geir Frode Abelsen and Daniel Chu.

“Law” means any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, infringement, interference, right of first refusal, right of first offer, preemptive right, option or other adverse claim or encumbrance of any kind in respect of such property or asset.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel, as applicable, is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Company Vessel’s or Parent Vessel’s, as applicable, classification society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.

“material” means, (a) solely with respect to determining whether the second, third and fourth sentences of Section 4.4(c), Section 4.4(d), Section 4.4(e), Section 4.5(a), Section 4.5(c) (excluding the last sentence thereof), Section 4.5(d), Section 4.6, Section 4.14, Section 4.19 and Section 4.25 of this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) are true and correct in all material respects for purposes of Section 9.3(a)(iii), material to the Company and its Subsidiaries, taken as a whole, and (b) solely with respect to determining whether the second and third sentences of Section 5.4(b), Section 5.4(c), Section 5.4(d), Section 5.5(a), Section 5.5(c) (excluding the last sentence thereof), Section 5.5(d), Section 5.12, Section 5.13 and Section 5.18 of this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) are true and correct in all material respects for purposes of Section 9.2(a)(iii), material to Parent and Merger Sub, taken as a whole.

“Material Contracts” means each Contract set forth on, or required to be set forth on, Section 4.15(a) of the Company Disclosure Letter.

“Newbuildings” means vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, (i) the Company or any of its Subsidiaries or (ii) Parent or any of its Subsidiaries, as applicable.

“NOTC” means the Norwegian Over the Counter Market.

“NYSE” means the New York Stock Exchange.

“Option Merger Consideration” means, with respect to each Company Stock Option issued and outstanding immediately prior to the Effective Time, an amount of shares of Parent Common Stock equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) the excess, if any, of the Transaction Value per Share over the exercise price applicable to such shares of Company Common Stock subject to such Company Stock Option, divided by (ii) the Parent VWAP. If the exercise price applicable to shares of Company Common Stock subject to a Company Stock Option is equal to or greater than the Transaction Value per Share, no Option Merger Consideration shall be payable hereunder.

“Order” means any injunction, judgment, decree, order, ruling, writ, assessment, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent as of December 31, 2016, and the footnotes thereto, set forth in Parent’s annual report filed on Form 20-F for the fiscal year ended December 31, 2016.

“Parent Balance Sheet Date” means December 31, 2016.

“Parent Common Stock” means the common stock of Parent, $0.01 par value per share.

“Parent Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the SEC, NYSE, NOTC or other Governmental Authority by Parent or distributed or otherwise disseminated by Parent to the Parent’s stockholders, the Company’s stockholders or the holders of any outstanding Company Stock Options or Company RSUs in connection with the Transactions (including with respect to a Public Offering), including the Registration Statement and Proxy Statement.

“Parent Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by Parent and Merger Sub to the Company.

“Parent Equity Incentive Plan” means Parent’s 2010 Equity Incentive Plan, 2013 Equity Incentive Plan and any other outstanding equity incentive plan maintained by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business assets (including Parent Vessels) and liabilities (taken as a whole) or results of operations of Parent and Parent’s Subsidiaries, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (A) changes or proposed changes in applicable Law, GAAP or IFRS or authoritative interpretation thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which Parent and its Subsidiaries operate, (D) acts of war, sabotage, terrorism, or any escalation or worsening of the foregoing, or natural disasters, (E) the execution or performance of this Agreement or the announcement or consummation of the Transactions (provided, that the exception in this clause (E) shall not apply to any representation or warranty contained in Section 5.3, or to the determination of whether any inaccuracy in such representations or warranties constitutes, individually or in the aggregate, a Parent Material Adverse Effect for purposes of Section 9.2(a)(iii)), (F) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (it being understood that this clause (F) shall not prevent a party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that is not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (G) the Specified Approvals having not been obtained at Closing, or (H) the taking of any action required or permitted by, or the failure to take any specific action prohibited by this Agreement (provided, that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 5.3, or to the determination of whether any inaccuracy in such representations or warranties constitutes, individually or in the aggregate, a Parent Material Adverse Effect for purposes of Section 9.2(a)(iii)); provided, that the effect of any matter referred to in clauses (A), (B), (C) or (D) shall only be excluded to the extent that such matter does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other entities operating in the industry in which Parent and its Subsidiaries operate, or (ii) has or would reasonably be expected to materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

“Parent Permitted Liens” means (i) Liens disclosed on the Parent Balance Sheet, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Parent Balance Sheet), (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) other Liens incidental to the conduct of the business of Parent and its Subsidiaries or the ownership of Parent’s or its Subsidiaries’ property and assets and arising by operation of law which secure obligations not yet due and payable or not more than thirty (30) days overdue, (v) restrictions on transfer of securities under applicable securities Laws, or (vi) Liens listed on Section 1.1(b) of the Parent Disclosure Letter.

“Parent Preferred Stock” means the preferred stock of Parent, $0.01 par value per share.

“Parent Restricted Stock” means restricted stock granted under the Parent Equity Incentive Plan.

“Parent Stock Option” means an option to purchase shares of Parent Common Stock granted under the Parent Equity Incentive Plan.

“Parent Vessels” the Parent Owned Vessels and the Parent Leased Vessels.

“Parent VWAP” means the average of the volume weighted average price per share of Parent Common Stock on the NYSE (as reported on Bloomberg or, if not reported thereby, another alternative source as reasonably agreed by Parent and the Company) for the five (5) consecutive trading days ending on and including the trading day prior to the Closing Date.

“Per Share Merger Consideration” means a number of shares of Parent Common Stock equal to (i) the Aggregate Merger Consideration minus the aggregate Option Merger Consideration (if any), divided by (ii) the aggregate number of shares of Company Common Stock, without duplication, issued and outstanding immediately prior to the Effective Time or subject to Company RSUs issued and outstanding immediately prior to the Effective Time (excluding the Specified Company Shares).

“Per Share Redemption Consideration” means an amount of cash equal to the price per share payable in order to redeem an issued and outstanding share of Company Series A Preferred Stock on the Closing Date in accordance with the terms set forth in the Statement of Designation of the Company filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 23, 2016.

“Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a Governmental Authority.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors, investment bankers and other representatives of, or Persons retained by, such Person.

“SEC” means the United States Securities and Exchange Commission.

“Specified Approvals” means the consents and waivers set forth on Section 1.1(c) of the Company Disclosure Letter.

“Specified Company Shares” means any shares of Company Common Stock to be cancelled in accordance with Section 3.1(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax Returns” means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local and foreign income, profits, tonnage, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transactions” means the transactions contemplated hereby, including the Merger.

“Transaction Value per Share” means the product of (i) the Parent VWAP, and (ii) an amount equal to (A) the Aggregate Merger Consideration divided by (B) the aggregate number of shares of Company Common Stock, without duplication, issued and outstanding immediately prior to the Effective Time or subject to Company RSUs issued and outstanding immediately prior to the Effective Time (excluding the Specified Company Shares).

“Vessel Purchase and Sale” means the sale by Navig8 Product Tankers (E-Ships) Inc. of four (4) Company Subsidiaries that own the Company Vessels named Navig8 Excel, Navig8 Excelsior, Navig8 Expedite and Navig8 Exceed to Parent in cash, in each case pursuant to a stock purchase and sale agreement entered into as of the date hereof between Parent and Navig8 Product Tankers (E-Ships) Inc.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) a reference to any Contract will include such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed in the Company Disclosure Letter or the Parent Disclosure Letter, all such amendments, supplements or modifications must also be listed in the applicable Disclosure Letter; (x) all accounting terms used and not defined herein have the respective meanings given to them under IFRS, with respect to Parent, and GAAP, with respect to the Company; and (xi) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c) Additional Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Director	Section 2.1(g)
Adjournment Period	Section 8.1(e)
Adverse Recommendation Change	Section 6.4(a)
Agreement	Preamble
Articles of Merger	Section 2.1(c)
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Company	Preamble
Company Acquisition Agreement	Section 6.4(a)
Company Board	Recitals
Company Board Recommendation	Section 4.2(b)
Company Charter Documents	Section 4.1
Company Disclosure Information	Section 4.8

Term	Section
Company Group Charter Documents	Section 4.5(b)
Company Interested Party Transaction	Section 4.24
Company Leased Vessels	Section 4.14(a)
Company Owned Vessels	Section 4.14(a)
Company Securities	Section 4.4(c)
Company Stockholders Approval	Section 4.2(a)
Company Stockholders Meeting	Section 8.1(e)
Company Subsidiary Securities	Section 4.5(c)
Confidentiality Agreement	Section 6.3
D&O Insurance	Section 7.2(c)
Dissenting Shares	Section 3.6
Effective Time	Section 2.1(c)
End Date	Section 10.1(b)(i)
Equitable Exceptions	Section 4.2(a)
ERISA	Section 4.17(e)
Exchange Fund	Section 3.3(a)
Indemnified Person	Section 7.2(a)
Letter of Transmittal	Section 3.3(b)(i)
Material Company Breach	Section 10.1(f)
Material Parent Breach	Section 10.1(e)
Merger	Recitals
Merger Sub	Preamble
MIBCA	Section 2.1(a)
Notice Period	Section 6.4(b)(ii)
OFAC	Section 4.25
Parent	Preamble
Parent Board	Recitals
Parent Charter Documents	Section 5.1
Parent Disclosure Information	Section 5.8
Parent Interested Party Transaction	Section 5.17
Parent Leased Vessels	Section 5.12(a)
Parent Owned Vessels	Section 5.12(a)
Parent SEC Documents	Section 5.6(a)
Parent Securities	Section 5.4(b)
Parent Subsidiary Securities	Section 5.5(c)
Policies	Section 4.20
Premium Cap	Section 7.2(c)
Pricing Period	Section 10.1(d)
Proxy Statement	Section 8.1(a)
Public Offering	Section 7.4
Registration Statement	Section 8.1(a)
Subsidiary Charter Documents	Section 4.5(b)
Superior Proposal	Section 6.4(d)
Surviving Corporation	Section 2.1(a)
Tail Fee	Section 11.4(b)(ii)
Takeover Statute	Section 4.23
Terminated Contracts	Section 6.10
Termination Fee	Section 11.4(b)(i)
Transaction Committee	Recitals
Transaction Committee Recommendation	Section 4.2(b)
Transfer Taxes	Section 8.8

ARTICLE II

THE MERGER

SECTION 2.1. The Merger.

(a) The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Marshall Islands Business Corporations Act (the “MIBCA”), Merger Sub shall be merged with and into the Company. Following the Merger, the separate existence of Merger Sub will cease and the Company will continue its corporate existence under the MIBCA as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Closing. Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place: (i) in New York City at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 as soon as possible, but in any event no later than the date that is five (5) Business Days after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or (ii) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

(c) Effective Time. At the Closing, the Company and Merger Sub shall cause to be filed articles of merger (the “Articles of Merger”) with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and make all other filings or recordings required by the MIBCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands (or at such later time as may be mutually agreed upon by Parent, Merger Sub and the Company and specified in the Articles of Merger in accordance with the MIBCA) (the time the Merger becomes effective, the “Effective Time”).

(d) Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the MIBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and purposes of the Company and Merger Sub shall vest in the Surviving Corporation and all liabilities, obligations and penalties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Corporation.

(e) Articles of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended as set forth on Exhibit A hereto, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with such articles of incorporation and applicable Law, and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except the references to Merger Sub’s name shall be replaced by references to “Scorpio,” until thereafter amended in accordance with the articles of incorporation and applicable Law.

(f) Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(g) Parent Board. Prior to the Closing, Parent shall take such actions as are necessary to appoint an additional independent director to the Parent Board reasonably acceptable to the Company Board (such acceptance not to be unreasonably withheld, conditioned or delayed, and such additional director, the “Additional Director”), which appointment shall be effective at the Closing.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES

SECTION 3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Common Shareholder, Company Preferred Shareholder or the holder of any shares of common stock of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any Company Common Shareholder, be converted into the right to receive the Per Share Merger Consideration, less any applicable withholding Taxes. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any Company Preferred Shareholder, be converted into the right to receive the Per Share Redemption Consideration, less any applicable withholding Taxes. As of the Effective Time, all such shares of Company Common Stock and Company Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration or the Per Share Redemption Consideration, as the case may be.

(b) Each share of Company Common Stock that is owned by (i) the Company or its Subsidiaries, or (ii) Parent, Merger Sub or their respective Subsidiaries, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split or stock combination then, the Per Share Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split or stock combination. The foregoing shall not apply to the issuance of new shares of Parent Common Stock in the Public Offering contemplated by this Agreement.

SECTION 3.2. Effect on Company Stock Options and Company RSUs.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Stock Option, each then outstanding Company Stock Option (whether or not then vested and exercisable) shall terminate and be cancelled in exchange for the right to receive the Option Merger Consideration, less any applicable withholding Taxes. If the exercise price applicable to shares of Company Common Stock subject to such Company Stock Option is equal to or greater than the Transaction Value per Share, such Company Stock Option shall terminate and be canceled in exchange for no consideration. As of the Effective Time, each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration related to such Company Stock Option pursuant to Section 3.3.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company RSUs, each then outstanding Company RSU shall become fully vested and shall terminate and be canceled in exchange for the right to receive the Per Share Merger Consideration, less any applicable withholding Taxes. As of the Effective Time, each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration related to such Company RSU pursuant to Section 3.3.

SECTION 3.3. Exchange and Payment.

(a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Common Shareholders, the Company Preferred Shareholders and the holders of any outstanding Company Stock Options or Company RSUs, (i) the Aggregate Merger Consideration, (ii) the Per Share Redemption Consideration payable pursuant to Section 3.1 in exchange for the outstanding shares of Company Series A Preferred Stock, and (iii) cash to be paid in lieu of fractional shares of Parent Common Stock. Any Parent Common Stock and cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.

(b) Company Common Stock.

(i) Prior to the Effective Time, the Exchange Agent shall mail or otherwise deliver to each Company Common Shareholder: (A) a letter of transmittal (the “Letter of Transmittal”), which shall specify that in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof by the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify, (B) any notice required pursuant to the MIBCA, and (C) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares, as applicable, held by such Company Common Shareholder. In the event a Company Common Shareholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal and does not deliver the Certificate(s) or surrender the Book-Entry Shares, held by such Company Common Shareholder, such Person shall not be entitled to receive the Per Share Merger Consideration relating to such Certificate or Book-Entry Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) or Book-Entry Shares (or an affidavit in accordance with Section 3.5), as applicable, to the Exchange Agent. Until surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration pursuant to Section 3.1(a).

(ii) Upon the later of the Closing and the Exchange Agent’s receipt of a duly executed and completed Letter of Transmittal and the surrender of the Certificates or transfer of the Book-Entry Shares held by any Company Common Shareholder, the Exchange Agent shall issue, in accordance with Section 3.1(a), to such Company Common Shareholder an aggregate number of such shares of Parent Common Stock equal to the sum of such Company Common Shareholder’s Per Share Merger Consideration for each share of Company Common Stock held by such Company Common Shareholder.

(iii) The Per Share Merger Consideration paid or payable and issued or issuable upon the surrender of Company Common Stock in accordance with the terms of this Article III shall be paid or payable and issued or issuable in full satisfaction of all rights pertaining to the shares of Company Common Stock.

(c) Company Series A Preferred Stock. At the Closing, the Exchange Agent shall issue, in accordance with Section 3.1(a), to each Company Preferred Shareholder an aggregate amount of cash equal to the sum of such Company Preferred Shareholder’s Per Share Redemption Consideration for each share of Company Series A Preferred Stock held by such Company Preferred Shareholder. The Per Share Redemption Consideration paid or payable and issued or issuable at the Closing in accordance with the terms of this Article III shall be paid or payable and issued or issuable in full satisfaction of all rights pertaining to the shares of Company Series A Preferred Stock.

(d) From and after the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Company Common Stock or Company Series A Preferred Stock that was outstanding immediately prior to the Effective Time.

(e) In the case of Company Stock Options, the holder of any such Company Stock Options shall receive in exchange therefor the applicable Option Merger Consideration (if any) into which such Company

Stock Options have been converted pursuant to Section 3.2(a), to be paid through the payroll of the Company or its Affiliates on or as soon as practicable after the Effective Time. The Option Merger Consideration paid or payable in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock Options. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Stock Options that were outstanding immediately prior to the Effective Time.

(f) In the case of Company RSUs, the holder of any such Company RSUs shall receive in exchange therefor the applicable Per Share Merger Consideration into which such Company RSUs have been converted pursuant to Section 3.2(b), to be paid on or as soon as practicable after the Effective Time. The Per Share Merger Consideration paid or payable in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company RSUs. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company RSUs that were outstanding immediately prior to the Effective Time.

(g) No fractional shares of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, any Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating for each particular Certificate or Book-Entry Share all fractional shares of Parent Common Stock to be received by such Person) shall receive from Parent an amount in cash (without interest) equal to the product of (i) such fraction and (ii) the Parent VWAP. The parties acknowledge that payment of the cash consideration in lieu of delivering fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the delivery of fractional shares of Parent Common Stock.

(h) Any portion of the Exchange Fund made available to the Exchange Agent in respect of any Dissenting Shares will be returned to Parent, upon demand. Any other portion of the Exchange Fund which remains undistributed to the Company Common Shareholders, the Company Preferred Shareholders or the holders of any outstanding Company Stock Options or Company RSUs, for six (6) months after the Effective Time shall be delivered to Parent, and any such Person, to the extent such Person has not theretofore complied with this Section 3.3 shall thereafter look only to Parent for, and Parent shall remain liable for, the Per Share Merger Consideration, the Per Share Redemption Consideration or the Option Merger Consideration, as the case may be, to which such Person is entitled pursuant to this Agreement. Any such portion of the Exchange Fund remaining unclaimed by the Company Common Shareholders, the Company Preferred Shareholders or the holders of any outstanding Company Stock Options or Company RSUs for five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i) None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(j) The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(k) Prior to the Closing Date, any disputes regarding this Section 3.3 shall be addressed and resolved jointly by the Company and Parent, and any amendments to or waivers of any provision of this Section 3.3 shall be made jointly by the Company and Parent. After the Closing, any such disputes shall be addressed and resolved by the Parent Board, and any amendments to or waivers of this Section 3.3 shall be made in the sole discretion of the Parent Board.

SECTION 3.4. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law and shall timely pay such withholding amount to the appropriate Governmental Authority. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, to the extent timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 3.5. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Common Shareholder claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to Parent) and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it or the Exchange Agent, as the case may be, with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the shares of Company Common Stock, as the case may be, represented by such Certificate, as contemplated by this Article III.

SECTION 3.6. Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is (a) entitled to object to the Merger pursuant to Section 100 of the MIBCA and (b) properly objects to the proposed corporate action and makes a proper demand for payment of such shares in accordance with Sections 100 and 101 of the MIBCA shall not be converted into the right to receive the Per Share Merger Consideration provided in Section 3.1(a), but instead such holder shall be entitled to such rights as are granted by the MIBCA to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares, if any, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights as are granted by the MIBCA to a holder of Dissenting Shares. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to payment as a holder of Dissenting Shares under the MIBCA with respect to such shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the MIBCA, then the right of such holder to be paid under the MIBCA shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration provided in Section 3.1(a). The Company shall deliver prompt notice to Parent of any demands for payment or appraisal of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MIBCA that relate to such demand and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that (in each case with all representations and warranties stated in this Article IV, to the extent the context permits, being given as if the Vessel Purchase and Sale did not occur prior to the making thereof):

SECTION 4.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company (the “Company Charter Documents”) as currently in effect as of the date hereof.

SECTION 4.2. Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholders Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock required to complete the Transactions (the “Company Stockholders Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (clauses (i) and (ii), collectively, the “Equitable Exceptions”).

(b) At a meeting duly called and held, the Transaction Committee has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) declared advisable this Agreement and the Transactions, (iii) recommended to the Company Board that this Agreement and the Transactions be approved by the Company Board and submitted to the Company Stockholders Meeting for approval by the stockholders of the Company (such recommendation, the “Transaction Committee Recommendation”). At a meeting duly called and held, the Company Board has, upon the recommendation of the Transaction Committee, unanimously (A) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (B) approved, adopted and declared advisable this Agreement and the Transactions, (C) recommended that this Agreement and the Transactions be submitted to the Company Stockholders Meeting for approval by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

(c) Assuming the accuracy of the representations and warranties set forth in Section 5.2(b), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and recordation of appropriate merger or other documents as required by the MIBCA and by relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Articles of Merger), and (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable U.S. state or federal securities laws and the rules and requirements of the NYSE or the NOTC, including the filing of the Registration Statement, the Proxy Statement or any other Parent Disclosure Documents with the SEC.

SECTION 4.3. Noncontravention. Except as set forth in Section 4.3 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 4.2(c), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit of the Company or any of its Subsidiaries under any provision of any Material Contract or any Governmental Authorization of the Company or any of its Subsidiaries, or (iv) result in the loss of, or creation or imposition of any Lien (other than Company Permitted Liens) on, any asset of the Company or any of its Subsidiaries, except, in each case of clauses (ii), (iii) and (iv) which would not have a Company Material Adverse Effect.

SECTION 4.4. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, and (ii) 100,000,000 shares of Company Preferred Stock, of which 3,000,000 have been designated as Company Series A Preferred Stock. As of the date of this Agreement and (except as set forth in Section 4.4(a) of the Company Disclosure Letter) as of the Closing, (i) 46,972,843 shares of Company Common Stock are issued and outstanding, (ii) 3,000,000 shares of Company Series A Preferred Stock are issued and outstanding, (iii) 779,795 shares of Company Common Stock are issuable upon exercise of vested and unvested outstanding Company Stock Options, (iv) 129,737 shares of Company Common Stock are issuable upon the vesting or settlement of outstanding Company RSUs, and (v) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the MIBCA and the Company Charter Documents or any agreement to which the Company is a party or otherwise bound.

(b) Section 4.4(b) of the Company Disclosure Letter sets forth a list of all outstanding Company Stock Options and Company RSUs, indicating with respect to each such Company Stock Option or Company RSU, the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option or Company RSU that are vested and unvested, the exercise price, the date of grant, and the expiration date thereof.

(c) Except as set forth in Section 4.4(a) and (b) above, Section 4.4(b) of the Company Disclosure Letter, or Section 4.4(c) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company, or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except as set forth in Section 4.4(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except for the Company Shareholders Agreement, the Company and its Subsidiaries are not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of Company Common Stock, Company Preferred Stock or other Company Securities. Except as may be required by applicable securities Laws and regulations, the Company and its Subsidiaries are not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of Company Common Stock, Company Preferred Stock or other Company Securities.

(d) There is no outstanding Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) Except as set forth in this Section 4.4, none of (i) the shares of Company Common Stock or Company Preferred Stock, or (ii) any other Company Securities is owned by any Subsidiary of the Company.

SECTION 4.5. Subsidiaries.

(a) Section 4.5(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, together with the jurisdiction of incorporation or formation of each such Subsidiary, the form of organization of each such Subsidiary, the authorized and issued capital stock, voting securities or other ownership interests of each such Subsidiary and the name of each holder thereof. All outstanding ownership interests of such Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the Subsidiary Charter Documents (as defined below), or any agreement to which the Subsidiaries are a party or otherwise bound.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a Company Material Adverse Effect. Each such Subsidiary of the Company is duly qualified or licensed as a foreign corporation, limited liability company or other applicable entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation or bylaws (or comparable organizational documents, as applicable) of each of the Subsidiaries of the Company (the “Subsidiary Charter Documents,” and, together with the Company Charter Documents, the “Company Group Charter Documents”) as currently in effect.

(c) All of the outstanding shares of capital stock of, or voting securities of, or other ownership interests in, each Subsidiary of the Company, are owned by the Company directly or indirectly, free and clear of any Liens (other than Company Permitted Liens). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), together with all of the outstanding capital stock of, or other voting securities of, or ownership interests in, each Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interests in any Person, except for the Subsidiaries of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. The Company is not subject to any obligation or requirement to provide funds to or make any investment after the date of this Agreement (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or in any other Person (including in connection with any pool in which a Company Vessel is entered).

(d) There is no outstanding Indebtedness of the Subsidiaries of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of such Subsidiaries may vote.

(e) None of the Subsidiaries of the Company has any class of equity securities that is subject to registration with the SEC under Section 12(g) of the 1934 Act. At no time has any class of securities issued by any such Subsidiary been held of record by five hundred (500) or more Persons.

SECTION 4.6. Indebtedness. The aggregate amount of outstanding Indebtedness of the Company and its Subsidiaries as of April 30, 2017 is set forth in Section 4.6 of the Company Disclosure Letter (excluding any premiums, penalties, fees, expenses and breakage costs that are payable by the Company or its Subsidiaries as of such time), and no Contract in respect of Indebtedness has been entered into by the Company or its Subsidiaries since that date except in accordance with Section 6.1(b). Neither the Company nor its Subsidiaries are in default under, nor has any event occurred that, with or without notice or lapse of time or both, would constitute a default under or cause or permit the acceleration of, any Indebtedness of the Company or its Subsidiaries.

SECTION 4.7. Financial Statements.

(a) The Company has delivered to Parent true and complete copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2015 and 2016, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows of the Company for the fiscal years then ended (including related notes and schedules), in each case audited by the Company’s auditors Pricewaterhouse Coopers AS, which have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the combined financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods.

(b) The Company has delivered to Parent a true and complete copy of the unaudited consolidated balance sheet of the Company as of March 31, 2017 and the related unaudited consolidated statements of operations, changes in shareholders’ equity, and cash flows of the Company for the three months then ended, in each case which have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the combined financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments in amounts that are immaterial in nature and the absence of full footnote disclosure.

SECTION 4.8. Disclosure Documents. The information with respect to the Company and its Subsidiaries that the Company has supplied or will supply in writing specifically for use in the Registration Statement, the Proxy Statement or in any other Parent Disclosure Documents (the “Company Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of such Registration Statement, Proxy Statement or any other Parent Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.9. Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by the Company and each of its Subsidiaries have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. All material Taxes that are due and payable have been paid.

(b) There is no audit or other proceeding pending against or with respect to the Company or any of its Subsidiaries, with respect to any material amount of Taxes. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount Taxes or agreed to any extension of time with respect to any such Taxes.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).

(g) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.

(j) Neither the Company nor any of its Subsidiaries has, or since its formation has had, a permanent establishment in any country other than the country of its organization.

(k) The Company and its Subsidiaries have complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(l) Each of the Company and its Subsidiaries is, and has been for the last five (5) years, exempt from U.S. federal income taxation on its U.S.-source shipping income under Section 883 of the Code and has obtained all “ownership statements” required to establish such exemption in accordance with the Treasury Regulations interpreting Section 883 of the Code.

(m) No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation.

SECTION 4.10. Compliance with Laws; Governmental Authorizations.

(a) The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in compliance in all material respects with all Laws and Governmental Authorizations to which the Company or such Subsidiary, or any of its or their Company Vessels or other assets, is subject (including Maritime Guidelines).

(b) The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all material Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.

SECTION 4.11. Absence of Certain Changes; No Undisclosed Liabilities.

(a) Except as set forth on Section 4.11(a) of the Company Disclosure Letter, (i) since the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and (ii) since the Company Balance Sheet Date, there has not been a Company Material Adverse Effect.

(b) Other than as expressly required by this Agreement or set forth on Section 4.11(b) of the Company Disclosure Letter, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries or event that had such action occurred after the date of this Agreement without Parent’s consent, would constitute a breach of clauses (ii), (iv), (v), (viii), (x), (xii), (xiii), (xiv) or (xvi) of Section 6.1(b).

(c) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever (including in connection with any pool in which a Company Vessel is entered), whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) liabilities or obligations arising out of this Agreement or the Transactions and (iv) liabilities which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, nor do the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company.

SECTION 4.12. Tangible Personal Assets. The Company and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than Company Permitted Liens.

SECTION 4.13. Real Property. Neither the Company nor any of its Subsidiaries owns or leases any real property.

SECTION 4.14. Vessels; Maritime Matters.

(a) Section 4.14(a) of the Company Disclosure Letter contains a list of all vessels owned by the Company or any of its Subsidiaries (the “Company Owned Vessels”) or chartered-in by the Company or any of its Subsidiaries pursuant to charter arrangements (the “Company Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market), the pool in which entered, and manager (commercial or technical), of each Company Owned Vessel and Company Leased Vessel.

(b) Each Company Vessel is operated in compliance in all material respects with all applicable Maritime Guidelines and Laws. The Company and each of its Subsidiaries are qualified to own and operate the Company Owned Vessels under applicable Laws in all material respects, including the Laws of each Company Owned Vessel’s flag state. Each Company Vessel is seaworthy and in good operating condition, and has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated. Each Company Vessel is classed by a classification society which is a member of the International Association of Classification Societies and possesses class and trading certificates free from conditions or recommendations affecting class and valid through the Closing Date and, to the Knowledge of the Company, no event has occurred and no condition exists that would cause such Company Vessel’s class to be suspended or withdrawn.

(c) With respect to each of the Company Owned Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Company Vessel and has good title to such Company Vessel free and clear of all Liens other than Company Permitted Liens.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Letter, no Company Vessel has been permitted by Company or its Subsidiaries to carry, or contract to carry, crude petroleum or other “dirty” cargoes.

SECTION 4.15. Contracts.

(a) Section 4.15(a) of the Company Disclosure Letter lists the following Contracts to which the Company or any of its Subsidiaries is a party:

(i) each “material contract” (as such term is defined in Item 10.C and in Instructions As To Exhibits of Form 20-F) to which the Company or any of its Subsidiaries is a party to or bound;

(ii) each Contract not contemplated by this Agreement that limits the ability of the Company or any of its Subsidiaries or Affiliates to engage or compete in any line of business in any location or with any Person in any material manner;

(iii) each Contract that creates a partnership, joint venture or any strategic alliance with respect to the Company or any of its Subsidiaries;

(iv) each employment, consulting, services or similar Contract with any employee or independent contractor of the Company or any of its Subsidiaries involving more than $50,000 of annual compensation;

(v) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or Contract providing for Indebtedness in excess of $1,000,000;

(vi) each Contract that relates to the acquisition or disposition, directly or indirectly, of any business (whether by merger, sale of stock, sale of assets or otherwise) or assets, including any vessel (other than this (A) Agreement or (B) acquisitions or dispositions of supplies, inventory, merchandise or products (other than vessels) in the ordinary course of business or that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries), including any Contract that includes provisions that are in effect in respect of “earn-outs” or deferred or contingent consideration;

(vii) each ship-sales, memorandum of agreement, bareboat charter, or similar vessel acquisition Contract for Newbuildings and secondhand vessels contracted for by the Company or any of its Subsidiaries (other than Company Owned Vessels) and other Contracts with respect to Newbuildings of the Company or any of its Subsidiaries and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(viii) each pool agreement, management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Vessel;

(ix) any Contract with a Third Party for the charter of any Company Vessel;

(x) each collective bargaining agreement or other Contract with a labor union to which the Company or any of its Subsidiaries is a party or otherwise bound;

(xi) each Contract to which the Company or any of its Subsidiaries is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring the Company or its Affiliates (including, after the Closing, Parent or any of its Affiliates) to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;

(xii) each Contract pursuant to which the Company or any of its Subsidiaries spent or received, in the aggregate, more than $500,000 during the 12 months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $500,000 during the 12 months immediately after the date hereof; and

(xiii) each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries.

(b) The Company has heretofore made available to Parent true and complete copies of the Material Contracts as in effect as of the date hereof. Except as set forth on Section 4.15(b) of the Company Disclosure Letter or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect with respect to the Company and its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions and except for any Material Contracts that have expired or been terminated after the date hereof in accordance with its terms, and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

SECTION 4.16. Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any Company Vessels (including in connection with any pool in which a Company Vessel is entered). As of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries is a defendant in any Action commenced by any equityholder of the Company or any of its Subsidiaries with respect to the performance of his duties as an officer or a director of the Company or any such Subsidiary under any applicable Law. There is no unsatisfied judgment, penalty or award against the Company, any of its Subsidiaries or any Company Vessels (including in connection with any pool in which a Company Vessel is entered). Neither the Company nor any of its Subsidiaries nor any Company Vessels is subject to any Orders.

SECTION 4.17. Employee Benefits.

(a) Section 4.17(a) of the Company Disclosure Letter includes a list of all material Company Benefit Plans. The Company has delivered or made available to Parent copies of each Company Benefit Plan or, in the case of any unwritten Company Benefit Plans, a summary thereof.

(b) Section 4.17(b) of the Company Disclosure Letter includes a list of all employees of the Company and its Subsidiaries and independent contractors who perform substantially all of their personal services for the Company and its Subsidiaries pursuant to agreements to which the Company and its Subsidiary are parties and the amount of wages earned by each such individual and their place of employment.

(c) Each Company Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws in all material respects.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and (ii) to the Knowledge of the Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid or made in accordance with the terms of such Company Benefit Plan and any related agreement and in compliance with all applicable Laws.

(e) None of the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to any “employee benefit plan,” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”), that is covered by ERISA.

(f) None of the Company nor any of its Subsidiaries has incurred, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in, any unsatisfied liability of the Company and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.

(g) Except as set forth in Section 4.17(g) of the Company Disclosure Letter the execution and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result (i) in any payment, compensation or benefits (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former, directors, officer, employee, consultant or independent contractor or trigger the right of any current or former directors, officer, employee, consultant or independent contractor to terminate any employment or contractual relationship with the Company and its Subsidiaries, or (ii) the triggering or imposition of any restrictions or limitations on the right of the Company, or any of its Subsidiaries, to amend or terminate any Company Benefit Plan.

SECTION 4.18. Labor and Employment Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and all of its Subsidiaries have complied with all labor and employment Laws, including, all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy. There are no pending or, to the Knowledge of the Company, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any legal actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Since January 1, 2016, there has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down in respect of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives. To the Knowledge of the Company there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of the Company or any of its Subsidiaries.

SECTION 4.19. Environmental. (a) The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, (b) the Company and each of its Subsidiaries possesses and is and has been in compliance in all material respects with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations, (c) there are no Actions pending, or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of its Company Vessels (including any Company Vessel entered into a pool) alleging a material violation of or material liability under any Environmental Law and that are reasonably likely to result in a material amount of damages awarded against the Company or its Subsidiaries or to the imposition of material ongoing obligations on the Company or its Subsidiaries, and (d) to the Knowledge of the Company, there are no currently known conditions that would reasonably be expected to result in any such material liability pursuant to any Environmental Law.

SECTION 4.20. Insurance. The Company and its Subsidiaries maintain (a) insurance policies and fidelity bonds covering the Company, its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees, and (b) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Company Vessels in such amounts and types as are customary in the shipping industry (collectively, the “Policies”). Section 4.20 of the Company Disclosure Letter includes a list of all such Policies. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy. Neither the Company nor any of its Subsidiaries has received any written notice that any Policy has been cancelled or cover prejudiced or suspended. There are no material claims individually or in the aggregate by the Company or any of its Subsidiaries pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 4.21. Opinion of Financial Advisor. The Company Board and the Transaction Committee have received the opinion of PJT Partners LP, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Per Share Merger Consideration to be received by the Company’s shareholders in the Merger is fair to such shareholders from a financial point of view. The Company will make available to Parent for information purposes only a true and complete copy of such opinion promptly after the date of this Agreement.

SECTION 4.22. Fees. Except for PJT Partners LP, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Subsidiaries who might be entitled to any fee or commission in connection with this Agreement or the Transactions or the rendering of any fairness opinion. The Company has furnished to Parent true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

SECTION 4.23. Takeover Statutes. The Company and its Subsidiaries have taken all action required to be taken by them (if any) in order to exempt this Agreement and the Transactions from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority (each, a “Takeover Statute”) or similar provision contained in the Company Group Charter Documents.

SECTION 4.24. Interested Party Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter, any Company Benefit Plan or any travel or expense reimbursement of officers or directors in the ordinary course, (a) there are no Contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owner of 5% or more of the outstanding shares of Company Common Stock or Company Preferred Stock or any of such owner’s Affiliates, on the other hand (any such Contract or arrangement, a “Company Interested Party Transaction”), and (b) no current or former officer or director of the Company or its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of the Company or any of its Subsidiaries.

SECTION 4.25. Certain Business Practices. Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company), any director, officer, agent or employee of the Company or any of its Subsidiaries violated any provision of the Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, in each case relating to the business of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Neither the Company nor any of its Subsidiaries has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the Knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

SECTION 4.26. No Other Representations or Warranties. The Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries, which investigation, review and analysis was done by the Company and its representatives. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of Parent or its Affiliates (except the specific representations made in Article V). Except for the representations and warranties contained in Article V and in the certificate delivered by the Parent pursuant to Section 9.2(d), the Company acknowledges that (a) neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to Parent, its Subsidiaries, or the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, including with respect to (i) merchantability or fitness for any particular use or purpose or (ii) the probable success or profitability of Parent, its Subsidiaries or the business thereof after the Effective Time and (b) except in the case of fraud, neither the Parent, Merger Sub or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company or any other Person, or their use, of any information provided in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter or accurately disclosed in any of the Parent SEC Documents publicly available at least one Business Day prior to the date hereof (other than any risk factor disclosure or forward-looking statements included in such reports, schedules, forms or documents and any other disclosures included therein to the extent that such statements are cautionary, predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, represent and warrant to the Company (in each case with all representations and warranties stated in this Article V, to the extent the context permits, being given as if the Vessel Purchase and Sale did not occur prior to the making thereof) that:

SECTION 5.1. Organization, Qualification and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. Each of Parent and Merger Sub has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operates its properties and assets and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status would not have a Parent Material Adverse Effect. Each of (a) the Amended and Restated Articles of Incorporation as amended by the Articles of Amendment to the Amended and Restated Articles of Incorporation of Parent, each filed as an exhibit to Parent’s annual report filed on Form 20-F on March 31, 2015, and (b) the Amended and Restated Bylaws of Parent filed as an exhibit to Parent’s annual report filed on Form 20-F on June 29, 2010, is currently in effect, true and complete and has not been amended, supplemented or otherwise modified as of the date hereof (the “Parent Charter Documents”).

SECTION 5.2. Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No vote of the holders of Parent Common Stock is required to consummate the Transactions. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.2(c), the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and recordation of appropriate merger or other documents as required by the MIBCA and by relevant authorities of other jurisdictions in which Parent is qualified to do business (including the Articles of Merger), (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other state or federal securities laws and the rules and requirements of the NYSE or the NOTC, including the filing of the Registration Statement, the Proxy Statement or any other Parent Disclosure Documents with the SEC.

SECTION 5.3. Noncontravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.2(b), contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with matters referred to in Section 5.2(b), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to Parent or Merger Sub under any provision of any Contract binding Parent or Merger Sub or any Governmental Authorization of Parent or Merger Sub, or (iv) result in the loss of, or creation or imposition of any Lien (other than Parent Permitted Liens) on any asset of Parent or Merger Sub, except, in each case of clauses (ii), (iii) and (iv) which would not have a Parent Material Adverse Effect.

SECTION 5.4. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 25,000,000 shares of Parent Preferred Stock. As of the date of this Agreement, excluding the shares of Parent Common Stock issued in accordance with Section 6.2, (i) 174,629,755 shares of Parent Common Stock (including 10,334,336 shares of Parent Restricted Stock) are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued and outstanding, (iii) no shares of Parent Common Stock are issuable upon exercise of vested and unvested outstanding Parent Stock Options, and (iv) 49,980,592 shares of Parent Common Stock are held in the treasury of Parent. All outstanding shares of capital stock of Parent have been, and, when issued, all shares of Parent Common Stock constituting any part of the Aggregate Merger Consideration will be, duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under any provision of the MIBCA and the articles of incorporation or bylaws of Parent or any agreement to which Parent is a party or otherwise bound.

(b) Except as set forth in Section 5.4(a) above or Section 5.4(b) of the Parent Disclosure Letter, as of the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of Parent’s Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of

Parent’s Subsidiaries, or other obligation of Parent or any of Parent’s Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Parent, or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of Parent’s Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. Parent and Parent’s Subsidiaries are not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of Parent Common Stock or other Parent Securities. Except as may be required by applicable securities Laws and regulations and other than the Parent Charter Documents, Parent and Parent’s Subsidiaries are not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of Parent Common Stock or other Parent Securities.

(c) Except as set forth in Section 5.4(c) of the Parent Disclosure Letter, there is no outstanding Indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote.

(d) Except as set forth in this Section 5.4, none of (i) the shares of Parent Common Stock or Parent Preferred Stock, or (ii) any other Parent Securities is owned by any Subsidiary of the Parent.

SECTION 5.5. Subsidiaries.

(a) Section 5.5(a) of the Parent Disclosure Letter sets forth a complete and correct list of each Subsidiary of Parent as of the date hereof, together with the jurisdiction of incorporation or formation of each such Subsidiary, the form of organization of each such Subsidiary, the authorized and issued capital stock, voting securities or other ownership interests of each such Subsidiary and the name of each holder thereof. All outstanding ownership interests of such Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the Parent Charter Documents (as defined below), or any agreement to which the Subsidiaries are a party or otherwise bound.

(b) Each Subsidiary of Parent has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a Parent Material Adverse Effect. Each such Subsidiary of Parent is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

(c) All of the outstanding shares of capital stock of, or voting securities of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent directly or indirectly, free and clear of any Liens (other than Parent Permitted Liens). All outstanding ownership interests of such Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, such Subsidiaries’ articles of incorporation or bylaws (or comparable organizational documents, as applicable), or any agreement to which the Subsidiaries are a party or otherwise bound. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of Parent’s Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Parent Subsidiary, (ii) warrants, calls, options or other rights to acquire from Parent or any of Parent’s Subsidiaries to issue any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii), together with all of the outstanding capital stock of, or other voting securities of, or ownership interests in, each Subsidiary of Parent, being referred to collectively as the “Parent Subsidiary Securities”). Except as set forth in Section 5.5(c) of the Parent Disclosure Letter, none of the Subsidiaries of Parent owns, directly or indirectly, any equity or other ownership interests in any Person, except for other Subsidiaries of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities. Except as set forth in Section 5.5(c) of the Parent Disclosure Letter, Parent is not subject to any obligation or requirement to provide funds to or make any investment after the date of this Agreement (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Parent or in any other Person (including in connection with any pool in which a Parent Vessel is entered).

(d) There is no outstanding Indebtedness of the Subsidiaries of Parent having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of such Subsidiaries may vote.

(e) None of the Subsidiaries of Parent has any class of equity securities that is subject to registration with the SEC under Section 12(g) of the 1934 Act. At no time has any class of securities issued by any such Subsidiary been held of record by five hundred (500) or more Persons.

SECTION 5.6. Parent SEC Filings.

(a) Parent has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended or supplemented, required to be filed with or furnished to the SEC by Parent since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement will comply on its face, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, at the time of such filing. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Subsidiary of Parent is subject to the periodic reporting requirements of Section 13(a) and Section 15(d) of the 1934 Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in the Company Disclosure Information.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions in the Company Disclosure Information.

SECTION 5.7. Financial Statements.

(a) The audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied, and audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods.

(b) The unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied, and unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared or will be prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments in amounts that are immaterial in nature and the absence of full footnote disclosure.

SECTION 5.8. Disclosure Documents. The information with respect to Parent and its Subsidiaries that Parent has supplied or will supply in writing specifically for use in the Registration Statement, the Proxy Statement or in any other Parent Disclosure Documents (the “Parent Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of such Registration Statement, Proxy Statement or any other Parent Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.9. Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by Parent or any of its Subsidiaries have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. All material Taxes that are due and payable have been paid.

(b) There is no audit or other proceeding pending against or with respect to Parent or any of its Subsidiaries, with respect to any material amount of Taxes. There are no material Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Parent and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d) Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to any such Taxes.

(e) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f) Neither Parent nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Parent is the parent).

(g) Neither Parent nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) Neither Parent nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Parent nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.

(j) Neither Parent nor any of its Subsidiaries has, or since its formation has had, a permanent establishment in any country other than the country of its organization.

(k) Each of Parent and its Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(l) No written claim has ever been made by any Governmental Authority in a jurisdiction where neither Parent nor any of its Subsidiaries file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation.

SECTION 5.10. Compliance with Laws; Governmental Authorizations.

(a) Parent and each of its Subsidiaries is, and since January 1, 2016 has been, in compliance in all material respects with all Laws and Governmental Authorizations to which Parent or such Subsidiary, or any of its or their Parent Vessels other assets, is subject (including Maritime Guidelines).

(b) Parent and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all material Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.

SECTION 5.11. Absence of Certain Changes; No Undisclosed Liabilities.

(a) Except as set forth on Section 5.11(a) of the Parent Disclosure Letter, (i) since the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and (ii) since the Parent Balance Sheet Date, there has not been any Parent Material Adverse Effect.

(b) Other than as expressly required by this Agreement or set forth on Section 5.11(b) of the Parent Disclosure Letter, from the Parent Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries or event that had such action occurred after the date of this Agreement without the Company’s consent, would constitute a breach of clauses (iii), (iv) or (v) of Section 6.2(b).

(c) Except as set forth on Section 5.11(c) of the Parent Disclosure Letter, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever (including in connection with any pool in which a Parent Vessel is entered), whether accrued, contingent, known or unknown, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date, (iii) liabilities or obligations arising out of this Agreement or the Transactions and (iv) liabilities which are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor its Subsidiaries is a party to, nor does Parent or its Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between Parent on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent in the Parent SEC Documents.

SECTION 5.12. Vessels; Maritime Matters.

(a) Section 5.12(a) of the Parent Disclosure Letter contains a list of all vessels, as of the date of this Agreement, owned by Parent or any of its Subsidiaries (the “Parent Owned Vessels”) or chartered-in by the Company or any of its Subsidiaries pursuant to charter arrangements (the “Parent Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market), the pool in which entered, and manager (commercial or technical), of each Parent Owned Vessel and Parent Leased Vessel.

(b) Each Parent Vessel is operated in compliance in all material respects with all applicable Maritime Guidelines and Laws. Parent and each of its Subsidiaries are qualified to own and operate the Parent Owned Vessels under applicable Laws in all material respects, including the Laws of each Parent Owned Vessel’s flag state. Each Parent Vessel is seaworthy and in good operating condition, and has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Parent Vessel in the trades and geographic areas in which it is operated. Each Parent Vessel is classed by a classification society which is a member of the International Association of Classification Societies and possesses class and trading certificates free from conditions or recommendations affecting class and valid through the Closing Date and, to the Knowledge of Parent, no event has occurred and no condition exists that would cause such Parent Vessel’s class to be suspended or withdrawn.

(c) With respect to each of the Parent Owned Vessels, either Parent or one of its Subsidiaries, as applicable, is the sole owner of each such Parent Vessel and has good title to such Parent Vessel free and clear of all Liens other than Parent Permitted Liens.

(d) Except as set forth in Section 5.12(d) of the Parent Disclosure Letter, as of the date of this Agreement, no Parent Vessel has been permitted by Parent or its Subsidiaries to carry, or contract to carry, crude petroleum or other “dirty” cargoes.

SECTION 5.13. Environmental. (a) Parent and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws, (b) Parent and its Subsidiaries possess and are and have been in compliance in all material respects with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations, (c) there are no Actions pending, or to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of its Parent Vessels (including any Parent Vessel entered into a pool) alleging a material violation of or material liability under any Environmental Law and that are reasonably likely to result in a material amount of damages awarded against Parent or its Subsidiaries or to the imposition of material ongoing obligations on Parent or its Subsidiaries, and (d) to the Knowledge of Parent, there are no currently known conditions that would reasonably be expected to result in any such material liability pursuant to any Environmental Law.

SECTION 5.14. Litigation. Except as set forth in Section 5.14 of the Parent Disclosure Letter, there is no Action pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any Parent Vessels (including in connection with any pool in which a Parent Vessel is entered). As of the date of this Agreement, no officer or director of Parent or any of its Subsidiaries is a defendant in any Action commenced by any stockholder of Parent or any of Parent’s Subsidiaries with respect to the performance of his duties as an officer or a director of Parent or any such Subsidiary under any applicable Law. There is no unsatisfied judgment, penalty or award against Parent, any of Parent’s Subsidiaries or any Parent Vessels (including in connection with any pool in which a Parent Vessel is entered). Neither Parent nor any of its Subsidiaries nor any Parent Vessel is subject to any Orders.

SECTION 5.15. Fees. Except for Perella Weinberg Partners LP, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with this Agreement or the Transactions or the rendering of any fairness opinion.

SECTION 5.16. Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the Transactions.

SECTION 5.17. Interested Party Transactions. Except as set forth in Section 5.17 of the Parent Disclosure Letter, any Parent Benefit Plan or any travel or expense reimbursement of officers or directors in the ordinary course, there are no (a) Contracts or arrangements between Parent or any of its Subsidiaries, on the one hand, and any current or former officer or director of Parent or any of its Subsidiaries or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owner of 5% or more of the outstanding shares of Parent Common Stock or any of such owner’s Affiliates, on the other hand (any such Contract or arrangement, a “Parent Interested Party Transaction”), and (b) no current or former officer or director of Parent or its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of Parent or any of its Subsidiaries.

SECTION 5.18. Certain Business Practices. None of Parent, its Subsidiaries nor (to the Knowledge of Parent), any director, officer, agent or employee of Parent or any of its Subsidiaries violated any provision of the Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, in each case relating to the business of Parent or its Subsidiaries. Neither Parent nor, to the Knowledge of Parent, any director, officer, agent, employee, Affiliate or Person acting on behalf of Parent is currently subject to any U.S. sanctions administered by OFAC. Neither Parent nor any of its Subsidiaries has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the Knowledge of Parent, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

SECTION 5.19. No Other Representations or Warranties. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent, Merger Sub and their representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of the Company or its Affiliates (except the specific representations made in Article IV). Except for the representations and warranties contained in Article IV and in the certificate delivered by the Company pursuant to Section 9.3(d), each of Parent and Merger Sub acknowledges that (a) neither the Company nor any other Person on behalf of the Company makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to the Company, its Subsidiaries, or the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects thereof, including with respect to (i) merchantability or fitness for any particular use or purpose, or (ii) the probable success or profitability of the Company, its Subsidiaries or the business thereof after the Effective Time and (b) except in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other

Person resulting from the distribution to Parent, Merger Sub or any other Person, or their use, of any information provided in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1. Operation of the Company’s Business.

(a) Except (A) as expressly permitted by this Agreement, (B) as required by applicable Law, (C) for the transactions contemplated by the Vessel Purchase and Sale or (D) with the prior written consent of Parent, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to carry on its business in the ordinary course and in a manner consistent with past practice and (i) preserve intact its present business organization, goodwill and assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided that they shall not be obligated to increase the compensation of, or make any other payments or grant any concessions to, such officers and employees) and (iv) preserve its present relationships with customers, suppliers and other Persons with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice).

(b) Without limiting the generality of Section 6.1(a), except (A) as set forth in Section 6.1(b) of the Company Disclosure Letter, (B) as expressly required by this Agreement, (C) as required by applicable Law, (D) for the transactions contemplated by the Vessel Purchase and Sale or (E) with the prior written consent of Parent, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries (or, with respect to any Company Vessels that are entered into a pool, any applicable pool management company, to the extent that the Company shall have the right to consent to such action pursuant to the Contracts between such pool management company and the Company or the Company Subsidiaries) to, do any of the following:

(i) amend its articles of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any shares of Company Common Stock or Company Preferred Stock, other Company Securities or Company Subsidiary Securities, other than from a wholly-owned Subsidiary to its parent, (B) split, combine or reclassify any shares of Company Common Stock or Company Preferred Stock, other Company Securities or Company Subsidiary Securities, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of Company Common Stock or Company Preferred Stock, other Company Securities or Company Subsidiary Securities (D) purchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock, other Company Securities or Company Subsidiary Securities, other than the redemption of the Company Preferred Stock pursuant to its terms, or (E) amend, modify, change any term of, or take any action or omit to take any action that constitutes a default under, any Indebtedness of the Company or any of its Subsidiaries;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any shares of Company Common Stock or Company Preferred Stock, other Company Securities or Company Subsidiary Securities, or (B) amend any term of any Company Securities or any Company Subsidiary Securities (in each case, whether by merger, consolidation or otherwise);

(iv) accelerate or delay (A) the payment of any accounts payable or other liability or (B) the collection of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(v) other than pursuant to Contracts for Newbuildings in effect on the date of this Agreement or in connection with any matter specifically permitted by another subsection of this Section 6.1(b) or Section 6.1 of the Company Disclosure Letter, incur more than $200,000 of capital expenditures, in the aggregate;

(vi) acquire or commit to acquire (A) all or any substantial portion of a business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (B) any assets or properties involving a price in excess of $200,000 in the aggregate, other than (x) supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (y) pursuant to Contracts for Newbuildings in effect on the date of this Agreement or (z) in connection with any capital expenditure permitted by Section 6.1(b)(v);

(vii) other than in connection with any matter specifically permitted by another subsection of this Section 6.1(b) or Section 6.1(b) of the Company Disclosure Letter, enter into any Contract that, if in existence on the date hereof, would be a Material Contract or Interested Party Transaction, or amend, modify, extend or terminate any Material Contract or Interested Party Transaction (other than the expiration of any such Contract in accordance with its terms, and the termination of any such Contract in connection with any breach by the applicable counterparty);

(viii) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of, any of its assets or properties, except (A) sales of used equipment in the ordinary course of business consistent with past practice and (B) Company Permitted Liens;

(ix) to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of its Company Vessels, permit any of its Company Vessels to carry, or contract to carry, crude petroleum or other “dirty” cargoes, unless such Company Vessel was carrying any such cargoes on the date hereof;

(x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

(xi) (A) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase or enhancement in compensation, bonus or other benefits, (B) grant to any current or former director or executive officer or employee of the Company or any of its Subsidiaries any right to receive severance, change in control, retention or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except to the extent required under applicable Law, or (C) adopt, enter into or amend or commit to adopt, enter into or amend any Company Benefit Plan except for amendments as required under applicable Law;

(xii) except as required by GAAP, make any change in any method of accounting principles, method or practices;

(xiii) (A) incur or issue any Indebtedness (other than accrual of interest, drawdowns, premiums, penalties, fees, expenses and breakage costs under any Material Contract existing as of the date hereof), (B) make any loans, advances or capital contributions to, or investments in, any other Person (including in connection with any pool in which a Company Vessel is entered), other than to the Company or any of its Subsidiaries or (C) repay or satisfy any Indebtedness (other than scheduled payments of Indebtedness when due);

(xiv) change any material method of Tax accounting, make or change any material Tax election, file any material amended return, settle or compromise any material Tax liability, fail to complete and file, consistent with past practice, all Tax Returns required to be filed by the Company or any of its Subsidiaries, fail to pay all amounts shown due on such Tax Returns, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Taxes, surrender any right to claim a material Tax refund, offset or otherwise reduce a material Tax liability or take into account on any material Tax Return required to be filed prior to the Closing any adjustment or benefit arising from the Transactions;

(xv) institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding (other than actions, suits, litigations, investigations or proceedings where Parent is adverse to the Company) pending or threatened before any arbitrator, court or other Governmental Authority, in each case in excess of $50,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Company or its Subsidiaries;

(xvi) waive, release or assign any claims or rights having a value in excess of $150,000;

(xvii) fail to use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect; provided that neither the Company nor any of its Subsidiaries shall obtain or renew any insurance (or reinsurance) policy for a term exceeding three (3) months (or, if the End Date has been extended, a term exceeding six (6) months);

(xviii) directly or indirectly (A) purchase or construct any vessel or enter into any Contract for the purchase or construction of any vessel, (B) sell or otherwise dispose of any Company Vessel or enter into any contract for the sale or disposal of any Company Vessel, (C) make any payment to any Person in connection with the removal of any Company Vessel from a pool in which it is entered or the termination or amendment of any related pool agreement, management agreement or similar Contract (including any termination fees, administration fees, management fees, withdrawal fees or similar payments), or any other extraordinary payment to a pool or other manager of any Company Vessel, or (D) to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of such Company Vessel, (I) enter into any contract for the bareboat or spot or time charter-out of any Company Vessel in excess of sixty (60) calendar days, (II) change any manager of any Company Vessel, (III) defer scheduled maintenance of any Company Vessel, or (IV) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating the Company Vessels, provided that to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of such Company Vessel, the Company will not, and will cause its Subsidiaries not to enter into any Contract for the drydocking or repair of any Company Vessel where the estimated cost thereof is in excess of $200,000 unless, in the case of this clause (IV), such work cannot prudently be deferred and is required to preserve the safety and seaworthiness of such Company Vessel; or

(xix) authorize or enter into a Contract to take any of the actions described in clauses (i) through (xx) of this Section 6.1.

SECTION 6.2. Operation of Parent’s Business.

(a) Except (A) as expressly permitted by this Agreement (including Section 7.4), (B) as required by applicable Law, (C) for the transactions contemplated by the Vessel Purchase and Sale or (D) with the prior written consent of the Company, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to carry on its business in the ordinary course and in a manner consistent with past practice and (i) preserve intact its present business organization, goodwill and assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided that Parent shall not be obligated to, or to cause its Subsidiaries to, increase the compensation of, or make any other payments or grant any concessions to, such officers and employees) and (iv) preserve its present relationships with customers, suppliers and other Persons with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice); provided, that this Section 6.2(a) shall not prohibit any direct or indirect purchase, sale, sale/leaseback or similar transaction or arrangement involving one or more vessels in the ordinary course and in a manner consistent with past practice.

(b) Without limiting the generality of Section 6.2(a), except (A) as set forth in Section 6.2(b) of the Parent Disclosure Letter, (B) as expressly required by this Agreement, (C) as required by applicable Law, (D) for the transactions contemplated by the Vessel Purchase and Sale or (E) with the prior written consent of the Company, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to, do any of the following: (i) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of Parent Common Stock or Parent Preferred Stock, other Parent Securities or Parent Subsidiary Securities, other than (x) the issuance of any Parent Securities in connection with a Public Offering (y) issuances of Parent Common Stock reserved for issuance as of the date of this Agreement in connection with the Parent Equity Incentive Plan, or (z) the issuance of Parent Subsidiary Securities in connection with the formation of a Subsidiary that is wholly-owned by Parent or its other Subsidiaries; (ii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise) in a manner adverse to the Company Common Shareholders or the Company Preferred Shareholders; (iii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any shares of Parent Common Stock or Parent Preferred Stock, other Parent Securities or Parent Subsidiary Securities, other than (x) from a wholly-owned Subsidiary to its parent or (y) regular quarterly cash dividends consistent with past practice (including with respect to declaration, record and payment dates) by Parent at a rate not in excess of $0.01 per share of Parent Common Stock; (iv) split, combine or reclassify any shares of Parent Common Stock or Parent Preferred Stock, other Parent Securities or Parent Subsidiary Securities; or (v) purchase, redeem or otherwise acquire any shares of Parent Common Stock or Parent Preferred Stock, other Parent Securities or Parent Subsidiary Securities (other than the acquisition of the equity securities of any entity, in the ordinary course and in a manner consistent with past practice, in connection with the indirect purchase, sale, sale/leaseback or similar transaction or arrangement involving a vessel owned or chartered in by such entity).

SECTION 6.3. Access to Information. After the date hereof until the Effective Time and subject to applicable Law and the non-disclosure agreement dated as of October 20, 2016, as amended by an addendum dated as of November 1, 2016, between the Company and Parent (the “Confidentiality Agreement”), the Company shall: (i) give to Parent and its Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, as may be reasonably requested in connection with the parties’ efforts to consummate the transactions contemplated by this Agreement; provided, however, that any such access shall be conducted during normal business hours in a manner not to interfere with the businesses or operations of the Company and its Subsidiaries; (ii) use reasonable best efforts to furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request in connection with the parties’ efforts to consummate the transactions contemplated by this Agreement; and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in the matters described in clauses (i) and (ii) above. In accordance with the foregoing, the Company shall permit Parent and its Representatives to conduct inspections of Company Vessels that have not previously been inspected by Parent or its Representatives when such Company Vessels are at a port, upon reasonable notice and in accordance with reasonable procedures agreed by the Company and Parent. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide such access or disclose any information if doing so is reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Contract to which it is a party or to which it is subject or applicable Law.

SECTION 6.4. No Solicitation.

(a) General Prohibitions. Except as expressly permitted pursuant to Section 6.4(b), from and after the date hereof and prior to the earlier of the termination of this Agreement in accordance with Section 10.1 and the Effective Time, the Company shall not (and the Company shall (i) cause its Subsidiaries not to and (ii) not authorize or permit and shall instruct and use reasonable best efforts to cause its Representatives and any of its Subsidiaries’ Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate, encourage or assist any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, an Acquisition Proposal, (iii) fail to publicly make when required under this Agreement, qualify, withdraw, or modify or amend in a manner adverse to Parent, the Transaction Committee Recommendation or the Company Board Recommendation (or recommend an Acquisition Proposal), or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) approve, endorse, recommend or enter into (or agree or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement with a Third Party to whom the Company is permitted to provide information in accordance with Section 6.4(b)(i)) (a “Company Acquisition Agreement”) or (v) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or similar provision contained in the Company Charter Documents. The Company shall (and the Company shall (i) cause its Subsidiaries to and (ii) instruct and use reasonable best efforts to cause its Representatives and any of its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal or efforts to obtain an Acquisition Proposal, and shall also request such Third Party to promptly return or destroy all confidential information concerning the Company and its Subsidiaries prior to the date hereof.

(b) Exceptions.

(i) Prior to (but not at any time from or after) obtaining the Company Stockholders Approval, if the Company receives a bona fide, written Acquisition Proposal from a Third Party after the date hereof (that has not been withdrawn) that did not result from an intentional breach or violation of Section 6.4(a) and, prior to taking any action described in clauses (A) and (B) below, (x) the Transaction Committee determines in good faith, after consultation with outside legal counsel that based on the information then available and after consultation with its financial advisors of nationally recognized reputation, such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (y) the Company shall have complied with Section 6.4(c), then the Company may, in response to such Acquisition Proposal, directly or indirectly through its Representatives, (A) engage in negotiations or discussions with such Third Party and its Representatives or financing sources with respect to such Acquisition Proposal and (B) thereafter furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be promptly (and in any event within twenty-four (24) hours) provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.4; provided that all such information provided or made available to such Third Party (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent promptly (and in any event within twenty-four (24) hours) after the time it is provided or made available to such Third Party.

(ii) Prior to (but not at any time from or after) obtaining the Company Stockholders Approval, the Transaction Committee may, following receipt of or on account of a Superior Proposal, make an Adverse

Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from an intentional breach or violation of Section 6.4(a) and the Transaction Committee determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation that, in light of such Superior Proposal, the failure of the Transaction Committee to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, the Transaction Committee shall not be entitled to effect an Adverse Recommendation Change in connection with a Superior Proposal unless (A) the Transaction Committee promptly notifies Parent, in writing at least three (3) Business Days before making an Adverse Recommendation Change (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received an Acquisition Proposal that the Transaction Committee has determined to be a Superior Proposal and that the Transaction Committee intends to make an Adverse Recommendation Change; (B) the Transaction Committee attaches to such notice the proposed transaction agreements and the identity of the Third Party making such Superior Proposal; (C) during the Notice Period, if requested (orally or in writing) by Parent, the Transaction Committee has engaged, and has directed its Representatives to engage, in negotiations with Parent in good faith (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Notice Period, the Transaction Committee shall have considered in good faith any proposed amendments to this Agreement and determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, taking into account any changes to this Agreement made or proposed in writing by Parent, that such Superior Proposal continues to constitute a Superior Proposal and the failure of the Transaction Committee to make an Adverse Recommendation Change in connection with such Superior Proposal is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the Transaction Committee and a new Notice Period (except that the Notice Period shall be reduced to forty-eight (48) hours, or if there are less than forty-eight (48) hours prior to the Company Stockholder Meeting, as much notice as is reasonably practicable), and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any Notice Period.

(iii) Prior to (but not at any time from or after) obtaining the Company Stockholders Approval, the Transaction Committee or the Company Board may, if there has been an Intervening Event, make an Adverse Recommendation Change in connection with such Intervening Event if the Transaction Committee or the Company Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation that, in light of such Intervening Event, the failure of the Transaction Committee or the Company Board, as applicable, to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, the Transaction Committee and the Company Board shall not be entitled to effect an Adverse Recommendation Change in connection with an Intervening Event unless (A) the Company promptly notifies Parent, in writing at least three (3) Business Days before making an Adverse Recommendation Change, of the intention of the Transaction Committee or Company Board, as applicable, to take such action with respect to such Intervening Event, which notice shall include the facts underlying the Transaction Committee’s or the Company Board’s determination that an Intervening Event has occurred, and state the reasons that the Transaction Committee or the Company Board, as applicable, intends to make an Adverse Recommendation Change, in reasonable detail, (B) during such 3-Business Day period, if requested (orally or in writing) by Parent, the Company has engaged, and has directed its Representatives to engage, in negotiations with Parent in good faith (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that an Adverse Recommendation Change is no longer warranted as a result of the Intervening Event, and (C) following such 3-Business Day period, the Transaction Committee or the Company Board, as applicable, shall have considered in good faith any proposed amendments to this Agreement and determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, taking into account any changes to this Agreement made or proposed in writing by Parent, that the failure of the Transaction Committee or the Company Board, as applicable, to make an Adverse Recommendation Change in connection with such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, that the Company shall not be required to negotiate with Parent in connection with an Adverse Recommendation Change that the Company Board intends to effect in response to an Intervening Event if the Company has already negotiated with Parent in accordance with this Section 6.4(b)(iii) in connection with an Adverse Recommendation Change by the Transaction Committee in response to the same Intervening Event.

(iv) In addition, nothing contained herein shall prevent the Transaction Committee or the Company Board from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making legally required disclosure so long as any action taken or statement made to so comply is consistent with this Section 6.4.

(c) Required Notices. The Company and the Company Board shall not take any of the actions referred to in Section 6.4(b) unless the Company shall have first complied with the applicable requirements of this Section 6.4(c). The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, if received by any of the Company’s Representatives, after the Company is informed by such Representative) of any Acquisition Proposal or of any inquiries or other communication regarding the making of an Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal and providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, and the identity of the Person making (or inquiry or communications about) such Acquisition Proposal and its proposed financing sources, if any, and shall keep Parent reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that has informed the Company that it is considering making, or has made, an Acquisition Proposal. The Company shall also notify Parent promptly of the Company’s intention to take the actions set forth in clauses (A) or (B) of Section 6.4(b)(i). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Third Party pursuant to this Section 6.4 subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.4.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to “15%” in the definition of Acquisition Proposal shall be deemed replaced with references to “50%”) that the Transaction Committee has determined in good faith, after considering the advice of its outside legal counsel and financial advisors of nationally recognized reputation and taking into consideration all of the applicable terms, conditions, impacts and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal the Transaction Committee deems in good faith to be relevant, including, to the extent the Transaction Committee deems relevant, the identity of the Person making the Acquisition Proposal, financing and the status of any required financing relative to the Public Offering, regulatory approvals, stockholder litigation, termination fees, expense reimbursement provisions and the expected timing and risk and likelihood of consummation, (i) would result in a transaction more favorable, from a financial point of view, to the Company’s stockholders than the Merger provided hereunder (after taking into account and giving effect to any adjustments or amendment to this Agreement proposed by Parent) and (ii) is reasonably likely to be consummated in accordance with its terms (including, if there is any contingency relating to financing, that the contingency is reasonably likely to be satisfied).

(e) The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 6.4 by any Subsidiary or Representative of the Company shall be deemed to be a breach of this Section 6.4 by the Company.

SECTION 6.5. Litigation.

(a) The Company shall promptly advise Parent of any Action commenced or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any of their respective officers or directors, the Transaction Committee, or any Company Vessel, relating to this Agreement or the Transactions and shall keep Parent informed and consult with Parent regarding the status of such Action on an ongoing basis. The Company shall, and shall cause its Subsidiaries to, cooperate with and give Parent the opportunity to consult with respect to the defense or settlement of any such Action, and shall not agree to any settlement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Parent shall promptly advise the Company of any Action commenced or, to the Knowledge of Parent, threatened against or involving Parent or Merger Sub, any of their respective officers or directors, or any Parent Vessels, relating to this Agreement or the Transactions and shall keep the Company informed and consult with the Company regarding the status of the Action on an ongoing basis. Parent shall cooperate with and give the Company the opportunity to consult with respect to the defense or settlement of any such Action and shall not agree to any settlement without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 6.6. Takeover Provisions. If any Takeover Statute or similar provision contained in the Company Charter Documents shall become or is deemed to be applicable to the Transactions after the date of this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors and the Transaction Committee shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such Takeover Statute, or such similar provision contained in Company Charter Documents, as applicable, on the Transactions.

SECTION 6.7. Preferred Stock. On the date of this Agreement, the Company shall submit to the Company Preferred Shareholders the “Redemption Notice” required under Section 7 of the Statement of Designation of the Company filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 23, 2016 setting out the parties’ intention to redeem all outstanding shares of Company Series A Preferred Stock at the Effective Time in accordance with the terms of this Agreement and such Statement of Designation.

SECTION 6.8. Resignation of Company Officers and Directors. To the extent requested in writing by Parent no less than five (5) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent at to the Closing written resignations of each officer, director and manager of the Company and its Subsidiaries, which resignations shall be effective as of, and subject to the occurrence of, the Effective Time.

SECTION 6.9. Shareholder Agreements. On or prior to the Effective Time, the Company shall use its reasonable best efforts to cause the other parties to the Company Shareholders Agreement to take such actions as are necessary to terminate the Company Shareholders Agreement in its entirety, effective as of the Effective Time (other than the confidentiality provisions set forth in Section 1(d) therein which shall survive the termination thereof).

SECTION 6.10. Termination of Affiliated Contracts. At or prior to the Closing, the Company shall take all actions the Company is permitted to take under (and shall use its reasonable best efforts to cause its Affiliates to take all actions such Affiliates are permitted to take under) the Contracts set forth on Section 6.10 of the Company Disclosure Letter (the “Terminated Contracts”) to terminate such Contracts, effective as of the Effective Time, or amend such Contracts so as to eliminate any further liability or obligation of the Company or its Subsidiaries thereunder arising after the Effective Time, and shall provide to Parent evidence of such termination or amendment.

SECTION 6.11. Notices. With respect to each Company Vessel that is entered into a pool, the Company shall, and shall cause each of its Subsidiaries that is a party to a pool agreement to, on the date of this Agreement deliver notice (in a form reasonably satisfactory to Parent) to the applicable pool management company to withdraw such Company Vessel from such pool in ninety (90) days, plus or minus thirty (30) days, in accordance with the terms of such pool agreement. In addition, with respect to each Company Vessel, upon the request of Parent on any date between the date hereof and the Closing, the Company shall (and shall cause its Subsidiaries to) immediately give notice to terminate the technical management agreement applicable to such Company Vessel as of the earliest possible date permitted by such agreement.

SECTION 6.12. Additional Matters. Following the date of this Agreement, the Company shall, and shall cause its Affiliates to, take the actions set forth on Section 6.12 of the Company Disclosure Letter.

ARTICLE VII

COVENANTS OF PARENT

SECTION 7.1. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.2. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including, subject to receipt of any undertaking required by applicable Law, advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action arising out of or pertaining to the fact that the Indemnified Person is or was an officer or director of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted by the MIBCA or any other applicable Law or provided under the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such Action.

(b) For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the Company Group Charter Documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor to the business of the Surviving Corporation) regarding exculpation, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time or in any agreement, a complete copy of which agreement has been provided by the Company to Parent prior to the date of this Agreement, to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s articles of incorporation set forth in Exhibit A or in the other Company Group Charter Documents or any such agreement in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was an Indemnified Person; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(c) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance for such six (6)-year period from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance policies, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable (in the aggregate) to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.2(c) of the Company Disclosure Letter (the “Premium Cap”); provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.2(c); provided, that the aggregate premium for such policies shall not exceed the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(d) If either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, succeed to or assume the applicable obligations of such party set forth in this Section 7.2.

(e) The rights of each Indemnified Person under this Section 7.2 shall be in addition to any rights such Person may have under the Company Group Charter Documents, under the MIBCA or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.3. Stock Exchange Listing. Parent shall use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to ensure that the shares of Parent Common Stock comprising the Aggregate Merger Consideration are listed on the NYSE prior to or as of the Effective Time, and the Company shall cooperate with Parent with respect to such approval.

SECTION 7.4. Parent Public Offering. The Company acknowledges that Parent is in the process of registering an underwritten public offering of shares of Parent Common Stock under the Securities Act on terms reasonably acceptable to Parent, subject to market conditions and the sole discretion of the Parent Board or committee thereof, pursuant to which the aggregate gross proceeds to be received by Parent shall not be greater than $200 million (excluding any exercise of customary over-allotment options granted to underwriters in connection therewith; provided, that the aggregate gross proceeds to be received by Parent pursuant to any such over-allotment options shall not be greater than $30 million) (such offering, on the terms described in this sentence, the “Public Offering”). The Company shall use its reasonable best efforts to furnish to Parent all information concerning the Company and its Affiliates to be included in the Public Offering marketing materials and other Parent Disclosure Documents relating to such Public Offering unless such information has been provided on or prior to the date hereof, and shall provide such other assistance, in each case as may be reasonably requested by Parent or the relevant underwriters in connection with such Public Offering. Parent shall provide PJT Partners LP, as the Company’s financial advisor, with periodic communications regarding the status and timing of such Public Offering. If any event occurs with respect to the Company, or any change occurs with respect to information supplied by the Company for inclusion in the Parent Disclosure Documents relating to such Public Offering, in each case which is required by applicable Law to be described in an amendment of, or a supplement to, such Parent Disclosure Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent of such event or information, and Parent and the Company shall cooperate in the prompt (as the context may require) preparation and furnishing of any necessary amendment or supplement for inclusion in such Parent Disclosure Documents and, as required by applicable Law, in disseminating the information contained in such Parent Disclosure Documents to the applicable recipients thereof (if necessary). Parent shall not be responsible for any delay in the Public Offering or in furnishing any such amendment or supplement to such Parent Disclosure Documents to the applicable recipients thereof to the extent such delay arises from the Company’s review, after the date of this Agreement, of such amendment or supplement or Parent’s prompt and good faith consideration and incorporation of any comments to such amendment or supplement proposed by the Company or the Company’s auditors after the date of this Agreement.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

SECTION 8.1. Proxy Statement; Registration Statement; Company Stockholders Meeting.

(a) As soon as reasonably practicable but no later than five (5) Business Days following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC a registration statement on Form F-4 to register, under the 1933 Act, the shares of Parent Common Stock issuable in the Merger (together with all amendments supplements and exhibits thereto, the “Registration Statement”), which shall include a prospectus with respect to the shares of Parent Common Stock issuable in the Merger and a proxy statement to be sent to the stockholders of the Company (and, to the extent applicable, the holders of any outstanding Company Stock Options or Company RSUs) relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); provided, that the filing of the Registration Statement and Proxy Statement more than five (5) Business Days following the date of this Agreement shall not be deemed a breach of this Section 8.1(a) to the extent such delay resulted from the Company’s review of the Registration Statement or Parent’s prompt and good faith consideration and incorporation of any comments thereto proposed by the Company. Parent and the Company shall use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the 1933 Act as soon as reasonably practicable after such filing. The Company shall use its reasonable best efforts furnish to Parent all information concerning the Company and its Affiliates to be included in the Registration Statement and the Proxy Statement and requested by Parent no later than two (2) Business Days following the date of such request, and shall provide such other assistance, in each case as may be reasonably requested by Parent in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, and the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and Parent shall (i) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith all comments reasonably proposed by the other within a reasonable time after having been provided such document or response for its review. Parent shall advise the Company, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of the Registration Statement or Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) If prior to the Company Stockholders Meeting, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or

Registration Statement, in each case which is required by applicable Law to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company of such event or information, and the Company and Parent shall cooperate in the prompt, and in any event within the earlier of (i) three (3) Business Days following the receipt of such notice and (ii) the date of the Company Stockholders Meeting, preparation and furnishing to the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders (and, to the extent applicable, the holders of any outstanding Company Stock Options or Company RSUs); provided, that any delay in furnishing any such amendment or supplement to the SEC following the receipt of any such notice shall not be deemed a breach of this Section 8.1(b) by either party to the extent such delay resulted from the other party’s review of the amendment or supplement or the prompt and good faith consideration and incorporation of any comments thereto proposed by such other party. Nothing in this Section 8.1(b) shall limit the obligations of any party under Section 8.1(a).

(c) If prior to the Company Stockholders Meeting, any event occurs with respect to the Company or any of its Subsidiaries, any Acquisition Proposal is received by the Company or any Adverse Recommendation Change is made in connection with an Acquisition Proposal or Intervening Event as permitted by Section 6.4(b), or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, in each case which is required by applicable Law to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent of such event, and the Company and Parent shall reasonably cooperate in the prompt, and in any event within the earlier of (i) three (3) Business Days following the happening of such event requiring an amendment or supplement and (ii) the date of the Company Stockholders Meeting, preparation and furnishing to the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders (and, to the extent applicable, the holders of any outstanding Company Stock Options or Company RSUs); provided that any delay in furnishing any such amendment or supplement to the SEC following such event shall not be deemed a breach of this Section 8.1(c) by either party to the extent such delay resulted from the other party’s review of the amendment or supplement or the prompt and good faith consideration and incorporation of any comments thereto proposed by such other party. Nothing in this Section 8.1(c) shall limit the obligations of any party under Section 8.1(a).

(d) No amendment or supplement to the Registration Statement or the Proxy Statement will be made by Parent or the Company without the approval of the other party hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the Company, in connection with an Adverse Recommendation Change made in compliance with the terms hereof may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reason of the Transaction Committee for making such an Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing.

(e) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the stockholders (the “Company Stockholders Meeting”) for the sole purpose of seeking the Company Stockholders Approval, and shall not submit any other proposals in connection with such Company Stockholders Meeting without the prior written consent of Parent; provided that the Company (i) shall cause the Proxy Statement to be mailed to the Company’s stockholders (and, to the extent applicable, the holders of any outstanding Company Stock Options or Company RSUs) no later than two (2) Business Days after the Registration Statement is declared effective under the 1933 Act, and (ii) shall use its reasonable best efforts to hold the Company Stockholders Meeting on the fifteenth (15) calendar day following the first mailing of the Proxy Statement to the Company’s stockholders (or if such day is not a Business Day, on the next succeeding Business Day). Subject to Section 6.4(b), the Company shall use its reasonable best efforts to solicit the Company Stockholders Approval. The Transaction Committee and the Company Board shall recommend to the Company Common Shareholders that they give the Company Stockholders Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Transaction Committee or the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.4(b). The Company agrees that its obligations to hold the Company Stockholders Meeting pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, the occurrence of any Intervening Event or by the making of any Adverse Recommendation Change. The Company shall not adjourn or postpone the Company Stockholders Meeting without the prior written consent of Parent; provided, that the Company shall have the right to adjourn or postpone the Company Stockholders Meeting if: (i) after consultation with Parent, for a single period not to exceed ten (10) Business Days from the date on which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholders Approval; (ii) on the date on which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; or (iii) after consultation with Parent, the failure to adjourn or postpone the Company Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Proxy Statement to be timely provided to the holders of Company Common Stock (the period that the Company Stockholders Meeting is adjourned or postponed, the “Adjournment Period”) .

SECTION 8.2. Regulatory and Other Undertakings.

(a) Subject to the terms and conditions of this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Transactions, including certain Parent Disclosure Documents, (ii) obtaining and maintaining any approvals, consents, registrations, waivers, amendments, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions; (iii) making any other submissions required in connection with the consummation of the Merger under the 1933 Act, the 1934 Act, the MIBCA, applicable state or federal securities Laws or the NYSE or NOTC rules and regulations, and (iv) taking or causing to be taken all other actions necessary, proper or advisable consistent with this Section 8.2 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations under such Laws as soon as practicable; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries expressly permitted by Sections 6.4(b) or 8.1.

(b) Notwithstanding anything in this Section 8.2 or otherwise in this Agreement, none of Parent, Merger Sub or the Company shall be required or permitted, without the prior written consent of Parent, to consent to any requirement, condition, limitation, understanding, agreement or order of a Governmental Authority (x) to sell, divest, license, assign, transfer, hold separate or otherwise dispose of any portion of the assets or business of the Company, the Surviving Corporation, Parent or Merger Sub, or any of their respective Subsidiaries, or (y) that limits the freedom of action with respect to, or ability to retain, any of the businesses, services, or assets of the Company, the Surviving Corporation, Parent or Merger Sub or any of their respective Subsidiaries, in order to be permitted by such Governmental Authority to consummate the Transactions.

SECTION 8.3. Certain Filings. The parties hereto shall cooperate with one another (i) in connection with the preparation of the Registration Statement, the Proxy Statement or any other Parent Disclosure Documents (including with respect to the Public Offering), (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the Transactions, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any other Parent Disclosure Documents (including with respect to the Public Offering) and seeking timely to obtain any such actions, consents, approvals or waivers. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 8.4. Public Announcements. Subject to Section 6.4, the Company and Parent shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and neither the Company, Parent nor any of their Affiliates shall issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of Parent (in the case of the Company and its Affiliates) or the Company (in the case of Parent and its Affiliates), which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) the parties hereto each hereby consent to the filing of Parent’s Form 6-K on the date of this Agreement in the form previously provided by Parent to the Company, and to the filing, furnishing, distribution or dissemination of any Parent Disclosure Documents by Parent, and (b) that nothing herein will prohibit the making of any public statement or press release (x) by Parent to the extent required by the relevant underwriters in connection with the Public Offering or (y) by a party to the extent that in the judgment of such party upon the advice of its outside counsel such public statement or press release is required by applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case, the party making such public statement or press release will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties reasonable time to comment on such public statement or press release in advance of its issuance.

SECTION 8.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.6. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NOTC to enable the de-listing by the Surviving Corporation of the shares of Company Common Stock from the NOTC as promptly as practicable on or after the Effective Time, and in any event no more than ten days thereafter.

SECTION 8.7. Notices of Certain Events. Prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 10.1, each of the Company and Parent shall promptly notify the other if to the Knowledge of the Company or the Knowledge of Parent, as the case may be:

(a) any written notice or other written communication is received from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions;

(b) any written notice or other written communication is received from any Governmental Authority in connection with the Transactions;

(c) any action, suit, claim, investigation or proceeding is commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Company Vessels or Parent and any of its Subsidiaries or Parent Vessels, as applicable, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied;

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder occurs that would or would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied; and

(f) any event occurs that has had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Notwithstanding the foregoing, the failure by a party hereto to comply with this Section 8.7 shall not constitute a breach or noncompliance of a covenant by such party for determining the satisfaction of the conditions set forth in Section 9.2(c) or Section 9.3(c).

SECTION 8.8. Transfer Taxes. The parties to this Agreement shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, Parent shall pay or cause to be paid all Transfer Taxes.

ARTICLE IX

CONDITIONS TO THE MERGER

SECTION 9.1. Conditions to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction of the following conditions:

(a) no applicable Law preventing or prohibiting the consummation of the Merger shall be in effect;

(b) the Company Stockholders Approval shall have been obtained;

(c) (i) the Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order suspending the effectiveness thereof or any proceedings seeking any such stop order; and (ii) the shares of Parent Common Stock included in the Aggregate Merger Consideration shall have been approved for listing on NYSE, subject to the completion of the Merger;

(d) the Additional Director shall have been appointed to the Parent Board, effective as of the Closing; and

(e) the Public Offering shall have been consummated.

SECTION 9.2. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver by Company of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub contained in Section 5.11(a)(ii) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.1, Section 5.2(a), Section 5.4(a), the first sentence of Section 5.4(b) and Section 5.15 of this Agreement shall be true and correct (except for de minimis exceptions) as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct (except for de minimis exceptions) as of such other time), (iii) the representations and warranties of Parent and Merger Sub contained in the second and third sentences of Section 5.4(b), Section 5.4(c), Section 5.4(d), Section 5.5(a), Section 5.5(c) (excluding the last sentence thereof), Section 5.5(d), Section 5.12, Section 5.13 and Section 5.18 of this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time), and (iv) all of the other representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except (x) to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time or (y) where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect);

(b) Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants and obligations required to be performed or complied with by them under this Agreement on or prior to the Closing Date; and

(c) Parent shall have delivered to the Company as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of Parent to the effect that the conditions set forth in clauses (a) and (b) of this Section 9.2 have been satisfied as of the Closing Date.

SECTION 9.3. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Parent of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.11(a)(ii) of this Agreement shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.1, Section 4.2(a), Section 4.4(a), the first sentence of Section 4.4(c) and Section 4.22 of this Agreement shall be true and correct (except for de minimis exceptions) as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct (except for de minimis exceptions) as of such other time), (iii) the representations and warranties of the Company contained in the second, third and fourth sentences of Section 4.4(c), Section 4.4(d), Section 4.4(e), Section 4.5(a), Section 4.5(c) (excluding the last sentence thereof), Section 4.5(d), Section 4.6(a), Section 4.14, Section 4.19 and Section 4.25 of this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time), and (iv) all of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except (x) to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time or (y) where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect);

(b) all of the consents and waivers set forth on Section 9.3(b) of the Company Disclosure Letter shall be in full force and effect on the Closing Date;

(c) the Company shall have performed and complied with in all material respects with each of the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(d) the Company shall have delivered to Parent as of the Closing Date a certificate, dated as of such date, executed by an executive officer of the Company to the effect that the conditions set forth in clauses (a) and (c) of this Section 9.3 have been satisfied;

(e) the Company Shareholder Agreement and each Terminated Contract shall have been terminated effective as of the Effective Time (or, in the case of any Terminated Contract, amended so as to eliminate any further liability or obligation of the Company or its Subsidiaries thereunder arising after the Effective Time), and the Company shall have provided to Parent evidence of the foregoing.

SECTION 9.4. Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.2 or Section 8.5.

ARTICLE X

TERMINATION; AMENDMENT; WAIVER

SECTION 10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding the receipt of the Company Stockholders Approval) as follows; provided that approval of the Transaction Committee shall be necessary for termination by the Company and the Transaction Committee may prosecute any action related to this Agreement on behalf of the Company:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before July 7, 2017 (the “End Date”); provided, that if (A) the Company Stockholder Meeting shall not have occurred by such date and (B) all other conditions in Article IX (other than the conditions set forth in Section 9.1(b) and Section 9.1(c)) are satisfied or are capable of being satisfied by such date, then Parent or the Company may elect, by written notice to the other party, to extend the End Date to September 20, 2017; provided, further, that if the Company Stockholders Meeting shall have been adjourned or postponed in accordance with Section 8.1(e), the End Date will be extended by the Adjournment Period; provided, however, that the right to extend the End Date under this Section 10.1(b)(i) shall not be available to any party whose material breach of any covenants or agreements contained in this Agreement is the primary cause of the failure to consummate the Merger on or prior to the End Date; provided, further, however, that if the party terminating this Agreement is in material breach of any covenants or agreements contained in this Agreement and such material breach is the primary cause of the failure to consummate the Merger on or prior to the End Date, then the terminating party shall remain fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such material breach; or

(ii) the Company Stockholders Approval shall not have been obtained after a vote of the Company’s stockholders has been taken and completed at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof; or

(iii) there shall be any applicable Law that prohibits the Company, Parent, or Merger Sub from consummating the Merger and such prohibition shall have become final and nonappealable; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) prior to the taking of a vote to adopt this Agreement at the Company Stockholders Meeting or at any adjournment or postponement thereof, the Company shall have intentionally and materially breached any of the covenants or obligations under Section 6.4 (the parties acknowledging that the Company shall be deemed to have intentionally and materially breached such covenants or obligations if an Acquisition Proposal arises from an intentional breach or violation of Section 6.4(a));

(iii) prior to the receipt of the Company Stockholder Approval, the Transaction Committee or the Company Board fails publicly to reaffirm its recommendation of this Agreement or the Merger within ten (10) Business Days of an Acquisition Proposal being publicly announced (with 50% being substituted for references to 15% in the definition thereof for the purposes of this Section 10.1(c)(iii));

(d) by the Company, if within seven (7) Business Days following the public announcement of the execution of this Agreement (the “Pricing Period”), the Public Offering has not been priced by Parent, subject only to customary “T+3” settlement; provided, that the Company shall only have the right to terminate this Agreement pursuant to this Section 10.1(d) during the period beginning on the expiration of the Pricing Period and ending on the fifth (5th) Business Day thereafter; provided, further that if (i) the Company breaches any representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach results in (A) the information in the Parent Disclosure Documents relating to the Public Offering containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (B) the Company’s auditors not providing a customary comfort letter at the pricing of the Public Offering consistent with the circled request made prior to pricing, the Company’s auditors withdrawing such comfort letter prior to the pricing of the Public Offering, or the Company’s auditors not providing customary consent to incorporate the Company’s financial information into the Parent Disclosure Documents relating to the Public Offering, and (iii) the circumstances described in clauses (ii) are the primary cause of Parent’s failure to price such a Public Offering, then the Pricing Period shall be extended until the second Business Day after, in the case of clause (ii)(A), the misstatement or omission in the Parent Disclosure Documents relating to the Public Offering has been corrected through a supplement or amendment, and in the case of clause (ii)(B), the Company’s auditor provides a customary comfort letter or consent, as applicable (or in either case, such breach is cured or waived in all material respects);

(e) by the Company, (i) if Parent and Merger Sub shall have breached or failed to perform any of its covenants or obligations set forth in this Agreement, or (ii) if any representation or warranty of Parent and Merger Sub shall have become untrue, in each case of clauses (i) and (ii), which breach or failure to perform or to be true, individually or in the aggregate, has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(c) (such circumstance, a “Material Parent Breach”), and such Material Parent Breach cannot be or, to the extent curable by Parent or Merger Sub, has not been cured by the earlier of (1) the End Date and (2) twenty (20) days after the giving of written notice to Parent of such breach or failure; provided, that if such breach or failure to perform is capable of being cured by Parent by the End Date, such twenty (20) day period shall be extended until the second Business Day prior to the End Date solely to the extent during such period Parent is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 9.3(a) or Section 9.3(c); or

(f) by Parent, (i) if the Company shall have breached or failed to perform any of its covenants or obligations set forth in this Agreement (other than its covenants and obligations under Section 6.4), or (ii) if any representation or warranty of the Company shall have become untrue, in each case of clauses (i) and (ii), which breach or failure to perform or to be true, individually or in the aggregate has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(c) (such circumstance, a “Material Company Breach”), and such Material Company Breach cannot be or, to the extent curable by the Company, has not been cured by the earlier of (1) the End Date and (2) twenty (20) days after the giving of written notice to Parent of such breach or failure; provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date, such twenty (20) day period shall be extended until the second Business Day prior to the End Date solely to the extent during such period the Company is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 9.2(a) or Section 9.2(c).

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other parties.

SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the material breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.2 and Article XI shall survive any termination hereof pursuant to Section 10.1.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given,

if to Parent or Merger Sub, to:

Scorpio Tankers Inc.

Le Millenium

9, Boulevard Charles III

98000 Monaco

Attention: Luca Forgione

Email: legal@scorpiogroup.net

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Edward S. Horton and Michael S. Timpone

Email: horton@sewkis.com and timpone@sewkis.com

if to the Company, to:

Navig8 Product Tankers Inc.

2nd Floor, Kinnaird House

1 Pall Mall East, London SW1Y 5AU

Attention: Daniel Chu

Email: daniel@navig8group.com

with a copy to:

Navig8 Product Tankers Inc.

230 Park Avenue, 10th Floor, Suite 128

New York, New York 10169

Attention: Transaction Committee

Email: Navig8TC@Wlrk.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Steven A. Cohen

Email: SACohen@WLRK.com

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

SECTION 11.2. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 11.3. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment or waiver on behalf of the Company shall require the approval of the Transaction Committee, and (ii) after the Company Stockholders Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the MIBCA unless such amendment is subject to stockholder approval.

(b) No waiver shall be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

SECTION 11.4. Expenses.

(a) General. Except as expressly otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b) Termination Fee.

(i) If this Agreement (A) is terminated by Parent pursuant to Section 10.1(c), (B) is terminated by the Company or Parent pursuant to Section 10.1(b)(i) and at such time Parent could have terminated this Agreement pursuant to Section 10.1(c), (C) is terminated by the Company or Parent pursuant to Section 10.1(b)(ii), or (D) is terminated by the Company or Parent pursuant to Section 10.1(b)(i) and at such time Parent could have terminated this Agreement pursuant to Section 10.1(b)(ii), then the Company shall pay to

Parent in immediately available funds the Termination Fee, in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, at the time of such termination. “Termination Fee” means, (1) with respect to a termination pursuant to the foregoing clauses (A) or (B), $10,000,000 in cash, and (2) with respect to a termination pursuant to the foregoing clauses (C) or (D), $2,500,000 in cash.

(ii) If (A) this Agreement is terminated (x) by Parent pursuant to Section 10.1(f)(i), (y) by the Company or Parent pursuant to Section 10.1(b)(ii) or (z) by the Company or Parent pursuant to Section 10.1(b)(i) and at such time Parent could have terminated this Agreement pursuant to Section 10.1(b)(ii) or Section 10.1(f)(i), (B) at any time after the date of this Agreement and (I) in the case of a termination pursuant to Section 10.1(f)(i), or pursuant to Section 10.1(b)(i) at such time that Parent could have terminated this Agreement pursuant to Section 10.1(f)(i), prior to the applicable breach an Acquisition Proposal (with 50% being substituted for references to 15% in the definition thereof for the purposes of this Section 11.4(b)(ii)) shall have been made and shall not have been withdrawn, or (II) in the case of a termination pursuant to Section 10.1(b)(ii), or pursuant to Section 10.1(b)(i) when at such time Parent could have terminated this Agreement pursuant to Section 10.1(b)(ii), prior to the taking of a vote to adopt this Agreement at the Company Stockholders Meeting or at any adjournment or postponement thereof, an Acquisition Proposal shall have been made and shall not have been withdrawn (with 50% being substituted for references to 15% in the definition thereof for the purposes of this Section 11.4(b)(ii)) and (C) prior to the first anniversary of the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal shall have been consummated, then the Company shall pay to Parent a fee in the amount of $10,000,000 (the “Tail Fee”) (less any payment made by the Company pursuant to Section 11.4(b)(i)) in immediately available funds within two Business Days after the occurrence of the last of the events described in clauses (A), (B) and (C) of this Section 11.4(b)(ii).

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.4 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent on or prior to the date such amounts are due pursuant to this Section 11.4, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount due pursuant to this Section 11.4, the Company shall also pay any costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent or Merger Sub in connection with a legal action or proceeding to enforce the obligations to pay the Termination Fee or Tail Fee that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A., in effect on the date such amounts were originally due hereunder, from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Parent and Merger Sub agree that, upon any valid termination of this Agreement in accordance with the terms herein under circumstances where the Tail Fee (or Termination Fee if that is the amount payable and no payment could be payable under Section 11.4(b)(ii)) is payable by the Company pursuant to this Section and such Tail Fee (or Termination Fee) is received in full, Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions. In no event will the Company be required to (i) pay the Termination Fee to the other Party on more than one occasion or (ii) pay the Tail Fee to the other Party on more than one occasion.

SECTION 11.5. Exhibits; Disclosure Letters. All Exhibits annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References to this Agreement shall include the Company Disclosure Letter and the Parent Disclosure Letter. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the corresponding Section of this Agreement and any other representations and warranties that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

SECTION 11.6. Waiver. Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the Company Stockholders Meeting, Parent (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of the Company or with any conditions to its own obligations. Any agreement on the part of Parent (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of Parent by its duly authorized officer. Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the Company Stockholders Meeting, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of Parent or Merger Sub, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of Parent or Merger Sub or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 11.7. Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except (a) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger and (b) all matters relating to the fiduciary duties of the Company Board and the Transaction Committee shall be subject to the laws of the Republic of the Marshall Islands.

SECTION 11.8. Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT

THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

SECTION 11.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10. No Third Party Beneficiaries. Except as provided in Section 7.2 (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Person), the parties hereto hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties.

SECTION 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

SECTION 11.13. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.14. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 11.15. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.2, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in

Section 7.2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement after the Effective Time to any Affiliate of Parent or such Merger Sub; provided, that no such assignment shall relieve Parent of any obligations under this Agreement. Any purported assignment without such prior written consents shall be void.

SECTION 11.16. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.17. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SCORPIO TANKERS INC.

By:	/s/ Brian M. Lee
	Name:	Brian M. Lee
	Title:	Chief Financial Officer

STI MERGER SUBSIDIARY COMPANY LIMITED

By:	/s/ Brian M. Lee
	Name:	Brian M. Lee
	Title:	Secretary

NAVIG8 PRODUCT TANKERS INC.

By:	/s/ Nicolas Busch
	Name:	Nicolas Busch
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Composite Copy

SHAREHOLDER SUPPORT AND VOTING AGREEMENT

SHAREHOLDER SUPPORT AND VOTING AGREEMENT, dated as of May 23, 2017 as amended July 18, 2017 (this “Agreement”), by and among Scorpio Tankers Inc., a Marshall Islands corporation (the “Parent”), and each of the Persons listed on Schedule 1 hereto (each, a “Shareholder”). All references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to May 23, 2017.

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Navig8 Product Tankers Inc., a Marshall Islands corporation (“Company”), and STI Merger Subsidiary Company Limited, a Marshall Islands corporation and a direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of May 23, 2017 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as hereinafter defined) of a number of outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) as set forth herein, all of which shares such Shareholder controls the right to vote;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that each Shareholder agrees, and each Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein, including with respect to the Covered Shares (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE 1

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any Contract, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have a correlative meaning.

“Covered Shares” means, with respect to each Shareholder: (a) the Existing Shares that are Beneficially Owned by such Shareholder; and (b) any other shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Shareholder acquires Beneficial Ownership of and the right to vote, prior to the termination of this Agreement in accordance with this Agreement.

“Excess Value” means, with respect to each No-Vote Shareholder, the amount by which the aggregate cash and non-cash consideration or proceeds received by such No-Vote Shareholder as a result of the Transfer of its

Company Common Stock and Company Preferred Stock, a distribution or dividend by the Company, or otherwise, in each case, in an Alternative Transaction (the “Alternative Transaction Value”) exceeds the Transaction Value. For the purpose of calculating the non-cash consideration or proceeds included in the Alternative Transaction Value, any securities (other than a promissory note) will be valued as follows: (a) if such securities are traded on a stock exchange, the securities will be valued at the average of the volume weighted average price per share for the five (5) consecutive trading days ending on and including the trading day prior to the Termination Date; (b) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over a five (5) consecutive trading day period ending on and including the trading day prior to the Termination Date; and (c) if such securities have not been traded prior to the Termination Date, the securities will be valued at the fair market value thereof as of the day prior to the Termination Date, as such fair market value shall be mutually agreed by Parent and such No-Vote Shareholder acting in good faith, subject to the last sentence of this definition. The value of any purchase money or other promissory notes, installment sales contracts or other deferred consideration or proceeds shall be deemed to be the face amount thereof. Any other non-cash consideration or proceeds shall be valued at the fair market value thereof as of the day prior to the Termination Date, as such fair market value shall be mutually agreed by Parent and such No-Vote Shareholder acting in good faith, subject to the immediately following sentence. If Parent and such No-Vote Shareholder are not able to reach a mutually agreed valuation of any non-cash consideration (other than non-cash consideration described in clauses (a) and (b) of this definition), Parent and such No-Vote Shareholder shall mutually designate an Independent Appraiser whose determination of the fair market value of such non-cash consideration (which shall be either the valuation supplied by Parent or the valuation supplied by such No-Vote Shareholder, but no other amount) shall be final and binding upon Parent and such No-Vote Shareholder.

“Existing Shares” means, with respect to each Shareholder, the number of shares of Company Common Stock Beneficially Owned by such Shareholder on May 23, 2017, which are set forth in the aggregate opposite the name of such Shareholder or are included in the aggregate total set forth opposite the name of such Shareholder’s investment manager, as applicable, on Schedule 1 hereto.

“Independent Appraiser” mean an investment bank or financial advisory firm of internationally recognized reputation and with experience in the valuation of maritime and shipping businesses who is not affiliated with, and who has not provided any significant services within the two years (2) preceding the date of its engagement to, Parent or its Subsidiaries or Affiliates on the one hand, or any No-Vote Shareholder, its Subsidiaries or controlled Affiliates, or its or their directors, officers, general partners or managers, on the other hand.

“Transaction Value” means, with respect to each No-Vote Shareholder, the sum of (a) the aggregate Per Share Redemption Consideration that such Shareholder would have received if the Closing occurred on the date of the termination of the Merger Agreement, and (b) the product of (i) the average of the volume weighted average price per share of Parent Common Stock on the NYSE (as reported on Bloomberg or, if not reported thereby, another alternative source mutually agreed by Parent and the Shareholders acting in good faith) for the five (5) consecutive trading days ending on and including the trading day prior to the date of the termination of the Merger Agreement (the “Termination Date”), and (ii) the aggregate Per Share Merger Consideration that such No-Vote Shareholder would have received if the Closing occurred on the Termination Date.

“Transfer” means, directly or indirectly, to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, otherwise transfer, assign, pledge, encumber, hypothecate or otherwise dispose of by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract (including any profit or loss sharing arrangement) with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Company Common Stock, Company Preferred Stock or other securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock, Company Preferred Stock or such other securities, in cash or otherwise.

ARTICLE 2

VOTING

2.1 Agreement to Vote. Each Shareholder hereby agrees that during the term of this Agreement, at the Company Stockholders Meeting and at any other meeting of one or more classes of shareholders of the Company, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of one or more classes of shareholders of the Company, such Shareholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) except as expressly provided or permitted herein, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares: (i) in favor of the Merger and the authorization and approval of the Merger Agreement and the Transactions and (ii) against any Acquisition Proposal; provided, that in the event of an Adverse Recommendation Change, the aggregate number of Covered Shares shall be reduced solely for purposes of this Section 2.1(b) to an amount equal to thirty percent (30%) of the issued and outstanding Company Common Stock or other voting capital stock of the Company (or securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company), with such reduction being applied pro rata to each class of each Shareholder’s Covered Shares (the parties acknowledging that the remaining Covered Shares no longer subject to the provisions of this Section 2.1(b) as a result of such reduction may be voted by each Shareholder in any manner they determine);

(c) provided further that, notwithstanding the foregoing, if (i) the Merger Agreement is terminated (x) by the Company or Parent pursuant to Section 10.1(b)(ii) of the Merger Agreement or (y) by the Company or Parent pursuant to Section 10.1(b)(i) of the Merger Agreement and at such time Parent could have terminated the Merger Agreement pursuant to Section 10.1(b)(ii) of the Merger Agreement, (ii) prior to the taking of a vote to adopt the Merger Agreement at the Company Stockholders Meeting or at any adjournment or postponement thereof, an Acquisition Proposal shall have been made and shall not have been withdrawn and (iii) prior to the first anniversary of the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal shall have been consummated (with 50% being substituted for references to 15% in the definition of Acquisition Proposal for the purposes of this paragraph) (an “Alternative Transaction”), then each Shareholder that did not vote all of the Covered Shares (without reduction pursuant to Section 2.1(b)) at the Company Shareholders Meeting in favor of the Merger and the authorization and approval of the Merger Agreement and the Transactions (such Shareholder and its Affiliates that Beneficially Own Covered Shares, each a “No-Vote Shareholder”) shall pay to Parent any Excess Value it receives as a result of the Transfer of its Company Common Stock and Company Preferred Stock, a distribution or dividend by the Company, or otherwise, in each case, in such Alternative Transaction within five (5) Business Days after receipt thereof. Each such No-Vote Shareholder shall pay the Excess Value in cash, in immediately available funds. Notwithstanding anything herein to the contrary, if any Shareholder has (x) violated its obligations under this Agreement, or (y) entered into any agreement or understanding with another Shareholder or its Affiliates with respect to the voting of Covered Shares (other than an agreement in which all parties thereto agree to vote in favor of the Merger) or the sharing or division of any consideration or proceeds of an Alternative Transaction, such Shareholder and each of its Affiliates that Beneficially Own Covered Shares shall be deemed a No-Vote Shareholder for purposes of this Agreement.

2.2 No Inconsistent Agreements.

(a) Each Shareholder hereby represents, covenants and agrees that, except for this Agreement and the Company Shareholder Agreement, such Shareholder (i) has not entered into, and shall not enter into, any voting agreement, voting trust or similar agreement or understanding, with respect to any of the Covered Shares, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares, (iii) has not given, and shall not give, any voting instructions or authorities in any manner inconsistent with clause (a) and clause (b) of Section 2.1, with respect to any of the Covered Shares and (iv) has not taken and shall not take any action that such Shareholder knows would constitute a breach hereof or make any representation or warranty of such Shareholder contained herein untrue or incorrect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Shareholder is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder or any shareholder or equity holder thereof or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Equitable Exceptions.

(b) Ownership. Such Shareholder is the Beneficial Owner of such Shareholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to this Agreement and the Company Shareholder Agreement, (ii) restrictions on transfer of securities under applicable securities Laws, (iii) any Liens granted in connection with a general pledge of Covered Shares to such Shareholder’s prime broker, which do and will not affect such Shareholder’s Beneficial Ownership of the Covered Shares. Such Shareholder is also the owner of record of such Shareholder’s Existing Shares, other than the Existing Shares that are held by a nominee, which does and will not affect such Shareholder’s Beneficial Ownership of the Existing Shares. As of the date of this Agreement, such Shareholder’s Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Shareholder is the Beneficial Owner and has and will have at all times during the term of this Agreement Beneficial Ownership, voting power (including the right to control such vote as contemplated herein, but subject to the Company Shareholder Agreement), power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Shareholder at all times through the Closing Date.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by such Shareholder do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of such Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to such Shareholder or by which any of its assets or properties is bound, (iii) conflict with or result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contract to which such Shareholder is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of such Shareholder, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Shareholder to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Shareholder to obtain any consent, approval, order, waiver, authorization or permit of or any filing with or notification to, any Governmental Authority or other Person.

(e) Reliance by Parent. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Shareholder contained herein.

ARTICLE 4

OTHER COVENANTS

4.1 Prohibition on Transfers. During the term of this Agreement, each Shareholder hereby agrees (and, to the extent applicable, shall cause its nominees) not to Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, except for a transfer of Covered Shares (which Transfer includes all Beneficial Ownership, voting rights and other interests therein) (a) to other Shareholders that are party to this Agreement or (b) to a Third Party that, if prior to the effectiveness of such Transfer, the transferee executes a joinder hereto agreeing to be bound by all the terms hereof and notice of such Transfer is delivered to Parent pursuant to Section 5.4 of this Agreement (a Transfer under either of clauses (a) or (b) of this Section 4.1, a “Permitted Transfer”).

4.2 Short Sales. In recognition of the benefit that each Shareholder will receive as a result of Parent entering into the Merger Agreement, each Shareholder hereby agrees with the Company that, during the period beginning on the date hereof and ending on the earlier of the Effective Time and the termination of the Merger Agreement, it will not (and it shall cause its Subsidiaries and controlled Affiliates, and its and their officers, directors, managers or general partners, not to), without the prior written consent of the Parent, directly or indirectly engage in any transaction constituting a Short Sale relating to shares of Parent Common Stock, any security convertible into or exercisable or exchangeable for Parent Common Stock, or any other Parent Securities whether now owned or hereafter acquired, by the Shareholder or its controlled Affiliates or with respect to which such Shareholder or Affiliate has or hereafter acquires the power of disposition. For purposes of this paragraph, a “Short Sale” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act, whether or not against the box, and any forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the 1934 Act) and similar arrangements.

4.3 No Solicitation. Each Shareholder hereby agrees that it shall not (and it shall cause its Subsidiaries and controlled Affiliates and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to), directly or indirectly, take any action that, if taken by the Company, would constitute an intentional and material breach of Section 6.4 of the Merger Agreement (the parties acknowledging that any such action shall be deemed to be a material breach if an Acquisition Proposal arises from such action). Each Shareholder agrees immediately to cease and cause to be terminated all discussions or negotiations, if any, conducted by such Shareholder prior to the date of this Agreement with any Third Party with respect to any Acquisition Proposal.

4.4 Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Each Shareholder hereby agrees, while this Agreement is in effect, promptly to notify Parent of the number of any new shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company with respect to which Beneficial Ownership is acquired by such Shareholder, if any, after the date hereof and before the Effective Time. Any such shares or securities shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Shareholder as of the date hereof.

4.5 Waiver of Actions. Each Shareholder hereby irrevocably and unconditionally agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, any of the other parties to the Merger Agreement or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement or the Merger Agreement. Each Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights of dissent and appraisal under the MIBCA that such Shareholder may have in connection with the execution and performance of the Merger Agreement or the consummation of the Merger.

4.6 Further Assurances. During the term of this Agreement, from time to time, at Parent’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each Shareholder hereby severally as to itself only, but not jointly with any other Shareholder, authorizes Parent and the Company to publish and disclose in any Parent Disclosure Documents and in any other announcement or disclosure required by applicable Law such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement; provided, that Parent and the Company shall, to the extent practicable, consult with such Shareholder prior to making any such required announcement or disclosure.

ARTICLE 5

MISCELLANEOUS

5.1 Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (including after any extension thereof), and after the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, however, the provisions of (x) this Section 5.1 and Sections 5.3 through 5.14 shall survive any termination of this Agreement, (y) Section 2.1(c) shall survive any termination of this Agreement as a result of a termination of the Merger Agreement for the reasons stated in Section 2.1(c), and (z) Section 4.1 shall survive until the later of (A) the date on which it is no longer possible for the provisions of Section 2.1(c) to be applicable, and (B) such Shareholder has received its Per Share Merger Consideration in accordance with the Merger Agreement.

5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent and Merger Sub shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3 Fees and Expenses. All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

5.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given,

(a) if to Parent to:

Scorpio Tankers Inc.

Le Millenium

9, Boulevard Charles III

98000 Monaco

Attention: Luca Forgione

Email: legal@scorpiogroup.net

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Edward S. Horton and Michael S. Timpone

Email: horton@sewkis.com and timpone@sewkis.com

(b) if to any Shareholder: to such Shareholder at its address set forth on Schedule 1 hereto; or

(c) to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

5.5 Interpretation. Unless the express context otherwise requires:

(a) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires;

(c) references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified;

(e) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 5.5 is intended to authorize any Transfer not otherwise permitted by this Agreement;

(f) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g) with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(h) the word “or” shall be disjunctive but not exclusive;

(i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(j) a reference to any Contract will include such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(l) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

5.6 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

5.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger.

(b) EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY

APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.8 Amendment; Waiver. This Agreement may not be amended with respect to any Shareholder except by an instrument in writing signed by Parent and such Shareholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and such Shareholders.

5.9 Remedies.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

(b) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

5.11 Successors and Assigns; Third Party Beneficiaries. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment without such prior written consent shall be null and void. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.13 Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Shareholder are made solely with respect to such Shareholder and the Covered Shares Beneficially Owned by such Shareholder, severally and not jointly, and no Shareholder shall be liable for any breach or failure to perform any of the representations, warranties, covenants or agreements made herein by any other Shareholder or such other Shareholder’s Subsidiaries, Affiliates or Representatives (except to the extent that any such Representative is acting on behalf or at the direction of both Shareholders). Each Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including, without limitation, to the extent applicable, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 6.4 of the Merger Agreement. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Schedule 1

SHAREHOLDER INFORMATION

(All amounts as of May 23, 2017, except for Navig8 Ltd)

Beneficial Shareholder	Common Shares
Avenue PPF Opportunities Fund, L.P.
Avenue Special Situations Fund VI (Master), LP
Avenue Europe Opportunities Master Fund, L.P.
Avenue Europe Special Situations Fund II (U.S.), L.P.
Avenue Europe Special Situations Fund II (Euro), L.P.
Avenue-SLP European Opportunities Fund, L.P.
Avenue Entrust Customized Portfolio SPC
Avenue COPPERS Opportunities Fund, L.P.
Avenue Investments, L.P.
Managed Accounts Master Fund Services — MAP10
Avenue International Master, L.P.

Funds managed by Avenue Capital Management II LP	10,193,852	*

c/o Avenue Capital Group 399 Park Avenue, 6th Floor New York, NY 10022 Attention: Eric Ross

Monarch Alternative Solutions Master Fund Ltd
Monarch Capital Master Partners II LP
Monarch Capital Master Partners III LP
MCP Holdings Master LP
Monarch Debt Recovery Master Fund Ltd
P Monarch Recovery Ltd

Funds managed by Monarch Alternative Capital LP	10,231,525	*

Monarch Alternative Capital LP 535 Madison Avenue 17th Floor New York, NY 10022 Attention: Roger Schmitz

GSO Coastline Credit Partners LP
GSO Credit-A Partners LP
GSO Palmetto Opportunistic Investment Partners LP
GSO Special Situations Master Fund LP

Funds managed by GSO Capital Partners LP	8,399,184	*

c/o GSO Capital Partners 345 Park Avenue, 31st Floor New York, NY 10154 Attention: Michael Fabiano

Beneficial Shareholder	Common Shares
Oceanic Opportunities Master Fund L.P.
Oceanic Hedge Fund
Oceanic CL Fund LP

Funds managed by Oceanic Investment Management Ltd	4,181,301	*

Oceanic Investment Management Ltd St. George’s Court Upper Church Street Douglas Isle of Man 1M1 1EE

Navig8 Ltd	2,791,707	**

3 Temasek Avenue #25-01 Centennial Tower Singapore 039190 Attention: Philip Stone

Gary Brocklesby	82,556
Nicolas Busch	76,792
Jason Klopfer	6,190
Geir Frode Abelsen	5,759

Executive management members	171,297

c/o Navig8 Group 2nd Floor, Kinnaird House 1 Pall Mall East London SW1Y 5AU Attention: Daniel Chu

*	Represents the aggregate number of Existing Shares Beneficially Owned by all Shareholders listed above that are managed by such entity.
**	Represents the number of Existing Shares Beneficially Owned as of May 23, 2017, reduced by 336,963 shares surrendered to the Company upon execution of the Merger Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

SCORPIO TANKERS INC.

By:	/s/ Brian M. Lee
	Name:	Brian M. Lee
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

AVENUE COPPERS OPPORTUNITIES FUND, L.P. By: Avenue COPPERS Opportunities Fund GenPar, LLC its General Partner

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

AVENUE ENTRUST CUSTOMIZED PORTFOLIO SPC ON BEHALF AND FOR THE ACCOUNT OF AVENUE US/EUROPE DISTRESSED SEGREGATED PORTFOLIO

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Director

Witness:

AVENUE EUROPE OPPORTUNITIES MASTER FUND, L.P. By: Avenue Europe Opportunities Fund GenPar, LLC its General Partner

By:	/s/ Sonia Gardner

Name:	Sonia Gardner
Title:	Member

AVENUE EUROPE SPECIAL SITUATIONS FUND II (U.S.), L.P. By: Avenue Europe Capital Partners II, LLC its General Partner By: GL Europe Partners II, LLC its Managing Member

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

AVENUE EUROPE SPECIAL SITUATIONS FUND II (EURO) L.P. By: Avenue Europe Capital Partners II, LLC its General Partner By: GL Europe Partners II, LLC its Managing Member

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC its General Partner

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

AVENUE PPF OPPORTUNITIES FUND, L.P. By: Avenue PPF Opportunities Fund GenPar, LLC its General Partner

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

MANAGED ACCOUNTS MASTER FUND SERVICES—MAP10

a Sub Trust of Managed Accounts Master Fund Services

By:   Avenue Capital Management II, L.P.,

its Investment Manager

By:   Avenue Capital Management II GenPar, LLC,

its General Partner

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Director

Witness:

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P. By: Avenue Capital Partners VI, LLC its General Partner By: GL Partners VI, LLC its Managing Member

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

AVENUE-SLP EUROPEAN OPPORTUNITIES FUND, L.P. By: Avenue-SLP European Opportunities Fund GenPar, LLC its General Partner

By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

GSO Credit-A Partners LP
By: GSO Credit-A Associates LLC, its General Partner

GSO Coastline Credit Partners LP
By: GSO Coastline Credit Associates LLC, its General Partner

GSO Special Situations Master Fund LP
By: GSO Associates LLC, its General Partner

GSO Palmetto Opportunistic Investment Partners LP

GSO Palmetto Opportunistic Investment Partners (Cayman) L.P.

By: GSO Palmetto Opportunistic Associated LLC, its General Partner

By:	/s/ Marisa Beeney
	Name:	MARISA BEENEY
	Title:	AUTHORIZED SIGNATORY

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

MONARCH ALTERNATIVE SOLUTIONS MASTER FUND LTD

MONARCH CAPITAL MASTER PARTNERS II LP

MONARCH CAPITAL MASTER PARTNERS III LP

MCP HOLDINGS MASTER LP

MONARCH DEBT RECOVERY MASTER FUND LTD

P MONARCH RECOVERY LTD.

By: Monarch Alternative Capital LP, as investment manager

By:	/s/ Michael A. Weinstock
	Name:	Michael A. Weinstock
	Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

SCORPIO TANKERS INC.

By:	/s/ Brian M. Lee

Name:	Brian M. Lee
Title:	Chief Financial Officer

OCEANIC CL FUND LP

By:	/s/ Adrian Black	/s/ Andrew Malone

Name:	Adrian Black	Andrew Malone
Title:	Authorised Signatory	Authorised Signatory

OCEANIC HEDGE FUND

By:	/s/ Adrian Black	/s/ Andrew Malone

Name:	Adrian Black	Andrew Malone
Title:	Authorised Signatory	Authorised Signatory

OCEANIC OPPORTUNITIES MASTER FUND L.P.

By:	/s/ Adrian Black	/s/ Andrew Malone

Name:	Adrian Black	Andrew Malone
Title:	Authorised Signatory	Authorised Signatory

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

NAVIG8 LIMITED

By:	/s/ Philip Stone
	Name:	Philip Stone
	Title:	Director

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

GARY BROCKLESBY

By:	/s/ Gary Brocklesby
Name: Gary Brocklesby

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

GEIR FRODE ABELSEN

By:	/s/ Geir Frode Abelsen
Name: Geir Frode Abelsen

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

JASON KLOPFER

By:	/s/ Jason Klopfer
Name: Jason Klopfer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

NICOLAS BUSCH

By:	/s/ Nicolas Busch
Name: Nicolas Busch

[Signature Page to Voting Agreement]

ANNEX C

STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 23, 2017 by and between Navig8 Product Tankers (E-Ships) Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands (“Seller”), and Scorpio Tankers Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“Purchaser”).

WHEREAS, Seller owns, legally and beneficially, one hundred percent (100%) of the issued and outstanding capital stock (the “Shares”) of the entities set forth on Annex A under the heading “Company” (each such entity a “Company” and collectively, the “Companies”), each of which owns the vessel set forth opposite the name of such Company on Annex A (each a “Vessel” and collectively, the “Vessels”);

WHEREAS, simultaneously herewith, Purchaser, STI Merger Subsidiary Company Limited, a corporation organized under the laws of the Republic of the Marshall Islands and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and Navig8 Product Tankers Inc, a corporation organized under the laws of the Republic of the Marshall Islands and the parent company of Seller (“NPTI”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into NPTI, and NPTI will be the surviving corporation in accordance with the Marshall Islands Business Corporations Act (the “Merger”).

WHEREAS, Seller desires to sell to Purchaser, and Purchaser wishes to purchase, or cause its nominee to purchase the Shares, all upon the terms and subject to the conditions herein contained;

NOW, THEREFORE, in consideration of the mutual covenants described below and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

SECTION 1. Purchase and Sale of the Shares.

1.1 At the closing of the transactions contemplated herein (the “Closing”) and upon the terms and conditions hereinafter set forth, Seller shall deliver and sell the Shares to Purchaser and Purchaser shall purchase the Shares for One Hundred Fifty Six Million Dollars ($156,000,000), less estimated Closing Debt (as defined herein) of One Hundred Thirteen Million Seven Hundred Fifty Thousand Nine Hundred Sixty Three Dollars ($113,750,963), or Forty Two Million Two Hundred Forty Nine Thousand Thirty Seven United States Dollars ($42,249,037) (the “Estimated Purchase Price”), which shall be subject to adjustment pursuant to Section 1.2. Subject to the provisions of Section 5, the Closing shall take place: (a) in New York City at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 as soon as possible, but in any event no later than the date that is five (5) business days after the date the conditions set forth in Section 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or b) at such other place, at such other time or on such other date as Purchaser and Seller may mutually agree in writing. Purchaser agrees to waive the conditions set forth in Sections 5.1(d) (other than if the failure to obtain such notifications, consents, authorizations, approvals and clearances would result in the consummation of the transactions contemplated by this Agreement being illegal) (e), (i) and (j) on June 20, 2017, to the extent Seller is unable to satisfy those conditions by such dated having used its reasonable best efforts. In the event that the condition set forth in Section 5.1(d) is not satisfied because the Lenders (as defined in the Loan Agreement (as hereinafter defined)) have not consented in accordance with the Finance Documents (as defined in the Loan Agreement) to the transactions contemplated hereby and have not delivered to Seller and its applicable affiliates a customary release letter in respect of all of Seller’s and such affiliates’ obligations under the Finance Documents (such consent and release, the “Lenders’ Consent”), the Estimated Purchase Price to be paid at Closing shall be increased (but not above One Hundred

Fifty Six Million Dollars ($156,000,000)) by an amount sufficient to repay in full all the Seller’s obligations under the Loan Agreement and the other Finance Documents. The date on which the Closing actually takes place is referred to as the “Closing Date”.

1.2 As promptly as practicable (and in any event not more than 30 days) after the Closing Date, Seller shall deliver to Purchaser a statement (the “Closing Statement”) certifying as of the Closing Date (i) the actual amount of indebtedness (principal and interest), obligations and liabilities of the Companies as of the Closing Date after giving effect to any repayment by Seller of obligations under the Finance Documents), less the actual balance of the Debt Service Reserve Account (as defined in the Loan Agreement) (the “Closing Debt”), and (ii) a balance sheet of the Companies reflecting all assets of the Companies as of the Closing Date other than the Vessels (and other than the working capital (the “Working Capital”) of the Companies under pool agreements (collectively, the “Pool Agreements”) with Navig8 Pool Inc. (the “Pool Company”) intercompany receivables from NPTI and its subsidiaries, and any intangible assets) and all liabilities of the Companies as of the Closing Date other than the Closing Debt (and other than the contingent amounts which the Companies shall owe to the Pool Company for bunkers remaining on board the Companies’ vessels at redelivery under the Pool Agreements (the “Bunker Payment”) and intercompany payables to NPTI and its subsidiaries), calculated in accordance with U.S. generally accepted accounting principles (such assets minus such liabilities, the “Closing Net Assets Amount”). Seller shall promptly give Purchaser and its advisors access to all books and records and work papers reasonable requested in order for Purchaser to verify the accuracy and calculation of the items reflected in the Closing Statement. The parties will attempt to resolve and agree by not later than the date which is 45 days after the Closing Date all amounts in the Closing Statement and if not resolved by such date Purchaser shall deliver notice to Seller specifying its objections to the amounts reflected in the Closing Statement and the items with respect to which Purchaser has objected shall be resolved by submission to an independent public accounting firm (the “Dispute Accountants”) selected by mutual agreement of Seller and Purchaser.

Upon final agreement or determination (by agreement of Seller and Purchaser and/or by determination of the Dispute Accountants) of the amounts reflected in the Closing Statement (such amounts as finally so determined being referred to as the “Final Closing Statement”), an adjustment of the price payable hereunder shall be calculated as follows: (A) if the Closing Debt as reflected in the Final Closing Statement exceeds $113,750,963, then there shall be a negative adjustment in the amount of such excess; or if the Closing Debt as reflected in the Final Closing Statement is less than $113,750,963 , then there shall be a positive adjustment in the amount of such shortfall, and (B) if the Closing Net Asset Amount as reflected in the Final Closing Statement is a positive amount, then there shall be a positive adjustment in such amount; or if the Closing Net Asset Amount is a negative amount, then there shall be a negative adjustment in such amount. The net adjustment resulting from calculations in (A) and (B) above (the “Adjustment”) shall be paid by Seller to Purchaser or by Purchaser to Seller (as the case may be) in cash in immediately available funds within five business days after it is finally determined pursuant to this Section 1.2. The Estimated Purchase Price plus or minus the Adjustment (as the case may be) shall be referred to herein as the “Purchase Price”.

SECTION 2. Delivery of the Shares and Payment of Purchase Price. At the Closing:

2.1 Seller shall cause indefeasible delivery and transfer of the Shares to Purchaser or its nominee directly.

2.2 Purchaser shall deliver to Seller the full amount of the Estimated Purchase Price for the Shares by wire transfer of immediately available funds to an account or accounts specified in advance in writing by Seller.

2.3. The Parties intend that as from the date of this agreement Seller shall cause the Companies to not make any payments, other than in the ordinary course of business, and shall cause the Companies to not distribute any cash or other assets of the Companies to Seller or its affiliates at or prior to Closing.

2.4. The Parties hereby acknowledge and agree that the Working Capital, will be the property of the Purchaser upon distribution thereof by the relevant pool.

SECTION 3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

3.1 (a) Seller is a corporation, duly incorporated, validly existing and in good standing the under the laws of the Republic of the Marshall Islands. Seller has the power and authority to execute and deliver this Agreement and to perform the provisions hereof.

(b) Each Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands. Each Company has the power and authority to own or hold under lease the assets it owns, and to transact the business it transacts, and has the power and authority to execute and deliver any instruments or documents as required by this Agreement and to perform the provisions thereof. Other than the articles of incorporation and the by-laws of the Companies, there are no other agreements or documents to which a Company is a party with respect to the governance or capitalization of the Company.

3.2 The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 The Shares represent all of the authorized capital stock of each Company. When sold and delivered in accordance with the terms of this Agreement for the Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and non-assessable and shall be free of any liens or encumbrances.

3.4 Neither Seller nor the Companies is a party to, subject to or bound by any agreement other than the Loan Agreement, or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Seller or the transfer, conveyance and sale of the Shares to be sold by Seller to Purchaser pursuant to the terms hereof.

3.5 Neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will conflict with or result in any violation of or constitute a breach of any of the terms or provisions of the articles of incorporation, the by-laws or other organizational documents of Seller or the Companies.

3.6 All consents or approvals (including the consent of the Lenders (as defined in the Loan Agreement (as hereinafter defined) (in each case, other than the Lenders’ Consent, to the extent Purchaser waives the condition set forth in Section 5.1(d) with respect to the Lenders’ Consent) or authorizations of, or registrations, filings or declarations with, any governmental authority or any other person, if any, required in connection with the execution, delivery and performance by Seller of this Agreement or the transactions contemplated hereby have been or at the Closing Date will have been obtained by Seller and will be in full force and effect.

3.7 Seller is the sole owner of, and has good, valid and marketable title to, the Shares which are to be transferred to Purchaser by Seller pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever created by Seller.

3.8 There are no actions, suits, proceedings pending or, to Seller’s knowledge, threatened against Seller or any Company or against any of the properties or assets of Seller or any Company in any court or before any as arbitrator of any kind or before or by any governmental authority. Neither Seller nor any Company is a party to or subject to any writ, order, decree or judgment and there is no action, suit, proceeding or investigation by Seller or any Company currently pending or which Seller or any Company intends to originate.

3.9 Each Company has good and marketable title to its respective Vessel and all her spare parts, whether on board or not as of the Closing Date. There are no liens of any kind whatsoever on any property owned by the Companies other than (a) the lien with respect to each Vessel conferred under a first preferred ship mortgage (the “Mortgage”) granted by each Company to Credit Agricole Corporate and Investment Bank (“CA-CIB”), as security trustee, in connection with that certain common terms agreement dated November 2, 2015, as amended and restated by an amendment and restatement agreement dated January 8, 2016 (the “Loan Agreement”), and (b) any maritime liens incurred in the ordinary course of business and relating to amounts that are not yet due and payable (“Permitted Liens”). Other than the Loan Agreement, no Company has any indebtedness or other liabilities, matured or unmatured, direct or contingent.

3.10 Upon completion of the Closing, no Company shall be a party to any management agreement, administrative services agreement or any other contract, license, obligation, lease, agreement, commitment or the like, written or oral, other than the Loan Agreement (and the finance documents relating thereto), the technical management agreement entered by each Company relating to its Vessel and the Pool Agreement (and charters entered into in conjunction therewith) which shall be terminated in accordance with a separate termination agreement entered into on or about the date hereof. The Company is not in default under the Loan Agreement or the Pool Agreement, nor does an event exist which, with the giving of notice or lapse of time or both, would constitute such a default.

3.11 Each Vessel is operated in compliance with all applicable Maritime Guidelines (as defined in the Merger Agreement) and laws. Each Company is qualified to own and operate its respective Vessel under applicable laws, including the laws of its Vessels’ flag state. Each Vessel is seaworthy and in good operating condition, and has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated. Each Vessel is classed by a classification society which is a member of the International Association of Classification Societies as set forth on Annex A and possesses class and trading certificates free from conditions or recommendations affecting class and valid through the Closing Date and no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn. The Vessels are insured in accordance with the provisions of their respective ship mortgages and the requirements thereof and all requirements and conditions of such insurance have been complied with. The Vessels have not been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, or in any manner whatsoever which may render any such Vessel liable to condemnation in a court or to destruction, seizure or confiscation. The Vessels have not touched bottom since their most recent respective dry-docking. Each Company is the sole owner of its respective Vessel and has good title to such Vessel free and clear of all cargo, charters (other than charters entered into with respect to the Pool Agreement), taxes, debts, encumbrances, mortgages and maritime liens (other than the Mortgage and Permitted Liens). No Vessel has carried crude petroleum or other “dirty” cargoes.

3.12 Seller and the Companies are, and have heretofore operated, their respective businesses and the Vessels in compliance in all material respects with applicable laws including environmental and sanctions laws. The Companies do not have any employees.

3.13 No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Seller, other than PJT Partners LP.

3.14

(a) With respect to each Company (i) all Tax Returns required to be filed by, or with respect to, such Company prior to the date hereof have been duly and timely filed; (ii) all such Tax Returns were true, correct and complete in all material respects; (iii) all Taxes (whether or not shown on a Tax Return) owed by such Company have been timely paid; (iv) no Tax examination, audit or proceeding is currently being conducted with respect to such Company; (v) such Company has not received notification from any Tax authority that it intends to commence a Tax examination, audit or proceeding with respect to such Company; (vi) no claim has ever been made by any Tax authority in a jurisdiction where such Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Seller’s knowledge is any such assertion threatened; (vii) there is no outstanding request with respect to such Company for any extension of time within which to pay any Taxes or to file any Tax Returns; (viii) such Company has not waived in writing any statute of limitations of assessment or collection in respect of any Taxes (other than a waiver that has expired or terminated); (ix) there are no liens for any Tax (other than Taxes not yet due and payable) on the assets of such Company; (x) such Company does not have any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method; and (xi) such Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired.

(b) No Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold Taxes on the purchase of the Shares by reason of Section 1445 of the Code.

(c) No Company is a party to or bound by any contract, plan or arrangement covering any employee or former employee, nor is there any agreement (including this Agreement) that any Company is a party to that under any circumstances could obligate any Company, to make payments to an employee or former employee that, individually or in the aggregate, could give rise to any payment (nor have any payments been made) that would not be deductible pursuant to Section 162 or 280G of the Code.

(d) No Company has ever been a member of an affiliated group filing a consolidated United States federal income Tax Return. No Company is a party to any tax allocation, tax sharing or tax indemnification agreement or similar contract or arrangement, whether formal or informal. No Company has any liability for Taxes of any other person under the Code or any other law, as a transferee or successor, by contract or otherwise.

3.13 There are no sales, use or similar taxes or levies due in connection with the sale of the Shares to Purchaser hereunder.

SECTION 4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

4.1 Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands. Purchaser has the power and authority to transact the business it transacts and Purchaser has the power and authority to execute and deliver this Agreement and to perform the provisions hereof.

4.2 The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will conflict with or result in any violation of or constitute a breach of any of the terms or provisions of the articles of incorporation, the by-laws or other organizational documents of Purchaser.

4.4 All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority or any other person, if any, required in connection with the execution, delivery and performance by Purchaser of this Agreement or the transactions contemplated hereby have been or at the Closing Date will have been obtained by Purchaser and will be in full force and effect.

4.6. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Purchaser, other than Perella Weinberg Partners LP.

SECTION 5. Conditions Precedent to Closing.

5.1 Conditions Precedent to Closing by Purchaser. The obligation of Purchaser to purchase and pay for the Shares being purchased by Purchaser is subject to satisfaction of the following conditions precedent at or before the Closing Date:

(a) The representations and warranties made by Seller in Section 3 hereof shall be true and correct in all material respects at the time of the Closing (without regard to any qualification therein as to materiality or material adverse effect), with the same force and effect as if they had been made at and as of the time of the Closing;

(b) Seller shall have duly complied with and performed in all material respects all covenants and agreements of Seller herein which are required to be complied with and performed at or before the Closing;

(c) (i) There shall be no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against or affecting Seller or any or any property of Seller as of the date hereof in any court or before any arbitrator of any kind or before or by any governmental authority and (ii) there shall be no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against or affecting any Company or any or any property of any Company as of the date hereof in any court or before any arbitrator of any kind or before or by any governmental authority;

(d) All notifications, consents (including the Lenders’ Consent), authorizations, approvals and clearances from each governmental authority and any other person required to be made or obtained, in connection with the transactions provided for in this Agreement shall have been made or obtained on terms satisfactory to Purchaser;

(e) The Lender’s Consent and the amendments to Loan Agreement consented and agreed to by CA-CIB in that certain letter agreement dated May 17, 2017 (attached hereto as Exhibit 1) shall be effective;

(f) Since the date of this Agreement no Company shall have experienced any Material Adverse Effect (for the purposes of this Agreement, a “Material Adverse Effect” shall mean an uninsured liability for which such has not paid or discharged, provided, if Seller undertakes to Purchaser to pay the costs of such liability or to set off such liability against the Purchase Price, such incident shall not be deemed to be a Material Adverse Effect );

(g) Purchaser shall have been furnished with a certificate, dated as of the Closing Date and in form and substance satisfactory to Purchaser, executed by an authorized officer of Seller, certifying to the fulfillment of the conditions specified in Sections 5.1(a) through 5.1(f) hereof;

(h) Seller shall have delivered to Purchaser duly authorized and executed stock certificates representing the Shares along with duly executed stock powers in favor of Purchaser, the corporate formation and corporate governance documents and all amendments, minute books, stock book, share registers and all other corporate records of each Company;

(i) Seller shall have delivered to Purchaser the documents and instruments set forth on Annex B;

(j) Seller shall have delivered to Purchaser a Certificate of Ownership and Encumbrance issued by the Deputy Maritime Commissioner of the Republic of the Marshall Islands on the Closing Date evidencing that (i) each Company is the sole owner of its respective Vessel, and (ii) such Vessel is free from all encumbrances, mortgages and maritime liens other than the Mortgage; and

(k) the Public Offering (as defined in the Merger Agreement) shall have been consummated.

5.2 Conditions Precedent to Closing by Seller. The obligation of Seller to sell and deliver the Shares is subject to satisfaction of the following conditions precedent at or before the Closing Date:

(a) The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct all material respects at the time of the Closing (without regard to any qualification therein as to materiality or material adverse effect), with the same force and effect as if they had been made at and as of the time of the Closing;

(b) Purchaser shall have duly complied with and performed in all material respects all covenants and agreements of Purchaser herein which are required to be complied with and performed at or before the Closing Date;

(c) Seller shall have been furnished with a certificate, dated as of the Closing Date, executed by an authorized officer of Purchaser, certifying to the fulfillment of the conditions specified in Section 5.2(a) through 5.2(b) hereof; and

(d) the Public Offering (as defined in the Merger Agreement) shall have been consummated.

SECTION 6. Covenants

6.1. Interim Covenants. The covenants of NPTI set forth in Section 6.1 of the Merger Agreement shall apply to Seller and the Companies mutatis mutandis.

6.2 Tax Covenants

(a) For the purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Regulations” means the United States Treasury Regulations promulgated under the Code.

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means (A) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) as a result of transferee liability, of having been a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

(a) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall reimburse Purchaser for Taxes of each Company with respect to such periods within fifteen (15) days after payment by the Purchaser or such Company of such Taxes and Seller shall be credited for any refunds with respect to such Taxes reimbursed by Seller.

(b) Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns for periods beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) and shall cause each Company to pay the Taxes shown to be due thereon, provided, however, that Seller shall promptly reimburse Purchaser for the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”). In the case of any Straddle Period, (i) real, personal and intangible personal property Taxes of each Company (“property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of each Company (other than property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c) Purchaser, each Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include Purchaser and each Company providing to Seller the same information as provided to auditors at the same time that Purchaser or such Company provides such information to auditors, the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Company agrees to (i) retain all books and records with respect to Tax matters pertinent to such Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, such Company shall allow the other parties to take possession of such books and records.

(d) Any party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to any Company, or Seller with respect to any Company, which may give rise to liability of another party hereto, shall promptly notify Purchaser and Seller within ten (10) business days of the receipt of such notice. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties (including indemnity obligations hereunder). Seller shall have the right to represent each Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of Seller’s choice, but reasonably satisfactory to Purchaser, at Seller’s expense, but only to the extent such audit or other proceeding pertains to taxable periods ending on or before the Closing Date. Purchaser shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of Seller. Purchaser and Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period that includes but does not end on the Closing Date. Notwithstanding the foregoing, Seller shall not agree to any settlement for any taxable period that would affect Tax liabilities of Purchaser or any Company for any taxable period beginning on or after the Closing Date without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, and Purchaser shall not agree to any settlement for any taxable period that would affect Tax liabilities of Seller or any Company for any taxable period ending on or prior to the Closing Date or, though it ends after the Closing Date, affects taxable periods prior thereto without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

(e) Purchaser and Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

(f) From the date hereof through the Closing Date, Seller shall not cause any Company to make or change any election with respect to Taxes or any method of accounting.

(g) All tax sharing agreements or similar agreements with respect to or involving any Company (including any tax sharing agreement or similar agreement between Seller and any Company) shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

SECTION 8. Termination

8.1 This Agreement may be terminated by either party upon written notice if (i) the Closing does not occur by September 20, 2017 (the “Termination Date”) unless extended by mutual agreement, or (ii) in the event the other party is in material breach of this Agreement and has not cured such breach within thirty (30) days following written notice thereof. This Agreement may also be terminated at any time prior to the Closing Date by mutual written consent of Purchaser and Seller.

8.2 Either Party shall be entitled to the remedy of specific performance in the event it is ready, willing and able in good faith to proceed with the Closing and the other Party is able to perform but fails to take all steps necessary to perform and complete the Closing.

8.3 If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, that no such termination shall relieve or release Seller or Purchaser from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

SECTION 9. Survival of Representations, Warranties and Agreements. The covenants, representations and warranties of Seller and Purchaser contained herein shall survive the Closing.

SECTION 10. Indemnification and Remedies.

10.1 Subject to the terms and conditions of this Section 10, Seller agrees to indemnify and hold Purchaser harmless against any and all losses, costs and expenses (including legal expenses, taxes (including any interest and penalties) and other expenses), resulting from or relating to:

(a)	any misrepresentation or breach of any representation or warranty of Seller contained in this Agreement or in any certificate or other instrument delivered by Seller at the Closing;

(b)	any breach of any covenant of Seller contained in this Agreement; and

(c)	any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

Any payments made pursuant to Section 2.4, Section 6.1, or this Section 10 shall be treated as an adjustment to the Purchase Price for United States federal income tax purposes. Seller’s indemnification obligations under this Agreement are capped at the amount of the Purchase Price, other than for fraud.

10.2. In any instance in which Seller (the “Indemnifying Party”) shall be required to indemnify Purchaser (the “Indemnified Party”) under this Agreement: (a) the Indemnified Party shall give prompt notice of any claim to the Indemnifying Party, provided, that any delay shall not affect the Indemnified Party’s rights except to the extent of actual and material prejudice, (b) the Indemnified Party shall not make any admission or offer or accept any compromise without prior written consent of the Indemnified Party, (c) the Indemnifying Party may, at its option, assume defense of any proceeding, and (d) all indemnified defense costs shall be paid or reimbursed by the Indemnifying Party promptly following invoicing thereof.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given,

if to Purchaser, to:

Scorpio Tankers Inc.

Le Millenium

9, Boulevard Charles III

98000 Monaco

Attention: Luca Forgione

Email: legal@scorpiogroup.net

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Edward S. Horton and Michael S. Timpone

Email: horton@sewkis.com and timpone@sewkis.com

if to Seller, to:

Navig8 Product Tankers Inc.

2nd Floor, Kinnaird House

1 Pall Mall East, London SW1Y 5AU

Attention: Daniel Chu

Email: daniel@navig8group.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Steven A. Cohen

Email: SACohen@WLRK.com

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day.

SECTION 12. Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

SECTION 13. Amendments; Waiver. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of Seller and Purchaser.

SECTION 14. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Delivery of an executed copy of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed copy.

SECTION 15. Headings; Interpretation. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use in this Agreement of the term “including” means “including without limitation”. All references to monetary amounts are to the currency of the United States.

SECTION 16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, provided, in the event enforcement of this Agreement in the absence of the unenforceable or invalid provision would result in a party being deprived of a material benefit of the original bargain, the parties will in good faith reform this Agreement to reflect their original intentions as closely as possible.

SECTION 17. Expenses. Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

SECTION 18. Further Assurances. From and after the Closing, upon the request of a party, the other party will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

SECTION 19. Public Announcements. Neither party nor any of their affiliates shall issue any press release or make any other public statement or schedule any press conference or conference call without the consent of Purchaser (in the case of Seller and its affiliates) or Seller (in the case of Purchaser and its affiliates), which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) the parties hereto each hereby consent to the filing of Purchaser’s Form 6-K on the date of this Agreement in the form previously provided by Purchaser to NPTI, and to the filing, furnishing, distribution or dissemination of any Parent Disclosure Documents (as defined in the Merger Agreement) by Purchaser, and (b) that nothing herein will prohibit the making of any public statement or press release (x) by Purchaser to the extent required by the relevant underwriters in connection with the Public Offering or (y) by a party to the extent that in the judgment of such party upon the advice of its outside counsel such public statement or press release is required by applicable law or any listing agreement with or rule of any national securities exchange or association, in which case, the party making such public statement or press release will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties reasonable time to comment on such public statement or press release in advance of its issuance.

SECTION 20. Governing Law; Jurisdiction; Waivers.

20.1. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to this Agreement.

20.2. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

20.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SELLER:

NAVIG8 PRODUCT TANKERS (E-SHIPS) INC.

By:	/s/ Jason Klopfer
Name: Jason Klopfer
Title: Director

PURCHASER:

SCORPIO TANKERS INC.

By:	/s/ Brian M. Lee
Name: Brian M. Lee
Title: Chief Financial Officer

ANNEX A

COMPANIES; VESSELS

Company	Vessel	Classification Society
Navig8 Product Tankers 19 Inc.	Navig8 Excel (IMO No. 9735579)	Korean Register
Navig8 Product Tankers 20 Inc.	Navig8 Excelsior (IMO No. 9735581)	Korean Register
Navig8 Product Tankers 21 Inc.	Navig8 Expedite (IMO No. 9735593)	Korean Register
Navig8 Product Tankers 22 Inc.	Navig8 Exceed (IMO No. 9735608)	Korean Register

ANNEX B

Closing Certificates/Documents/Instruments

(a)	Declaration of Class* or (depending on the Classification Society*) a Class Maintenance Certificate* issued within five (5) Days prior to the Closing Date confirming that each Vessel is in class free of condition/recommendation;

(b)	Certificate of good standing of each Company dated not more than 5 Banking Days* prior to the Closing Date;

(c)	Letter of confirmation from the applicable Company addressed to Purchaser that, to the best of such Company’s knowledge, its Vessel is not blacklisted by any nation or international organization and such Vessel is eligible to trade worldwide within Institute Warranty Limits without limitation or restriction.

(d)	Letter of confirmation from the applicable Company addressed to Purchaser confirming that its Vessel has not, during the last 6 month period prior to the Closing Date, illegally traded with or called in Cuba, Iran, Syria, North Korea or any other area that at the time of such trade or calling was sanctioned or boycotted by the European Union and/or the United States of America and/or the United Nations.

(e)	Letter of confirmation from the applicable Company addressed to Purchaser that its Vessel has not touched bottom or suffered any underwater damage up to and including the Closing Date since its most recent dry-docking.

*	The underscored capitalized terms above shall have the customary industry meanings and usage commonly ascribed to them in BIMCO SALESFORM 2012.

EXHIBIT 1

LENDERS’ CONSENT

ANNEX D

May 22, 2017

Board of Directors

Transaction Committee of the Board of Directors

Navig8 Product Tankers Inc.

2nd Floor, Kinnaird House

1 Pall Mall East, London SW1Y 5AU

Members of the Board of Directors and

Members of the Transaction Committee of the Board of Directors:

We understand that Navig8 Product Tankers Inc. (“Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Company, Scorpio Tankers Inc. (“Scorpio”) and STI Merger Subsidiary Company Limited, a wholly-owned subsidiary of Scorpio (“Merger Sub”), pursuant to which Merger Sub will merge with and into Company (the “Merger”), with (i) the Company surviving as a wholly-owned subsidiary of Scorpio and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of Company (“Company Common Stock”) (other than shares of Company Common Stock (x) owned by Company, Purchaser, Merger Sub or any of their respective subsidiaries (collectively, the “Specified Company Shares”) or (y) as to which the holder thereof has properly exercised dissenters’ rights) converting into the right to receive the Consideration (as defined below). Pursuant to the Agreement, the term “Consideration” means a number of shares of common stock of Scorpio, par value $0.01 per share (“Scorpio Common Stock”), equal to (i) 55 million minus a number of shares of Scorpio Common Stock in respect of the exchange of any in-the-money options to purchase shares of Company Common Stock for shares of Scorpio Common Stock determined according to a formula set forth in the Agreement, divided by (ii) the aggregate number of shares of Company Common Stock, without duplication, issued and outstanding immediately prior to the effective time of the Merger or subject to restricted stock units representing the right to earn one share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (excluding the Specified Company Shares). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of Company and Scorpio;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of Company and Scorpio, including certain balance sheet information and information with respect to the assets and liabilities of Company and Scorpio, prepared and furnished to us by the management of Company and Scorpio, respectively;

(iii)	reviewed (a) valuations obtained from a third-party, online vessel valuation source with regard to the fleets owned by the Company and Scorpio, respectively, and (b) appraisals prepared by two third-party broker and appraisal firms with regard to the fleet owned by Company and provided to us by

280 Park Avenue  |  New York, NY 10017  |  t. +1.212.364.7800  |  pjtpartners.com

the Company, and (c) appraisals prepared by five third-party broker and appraisal firms with regard to the fleet owned by Scorpio and provided to us by Scorpio, such valuations and appraisals in each case approved for our use by Company’s management (collectively, the “Fleet Valuations”);

(iv)	reviewed certain estimates and forecasts of revenues and expenses relating to Scorpio’s chartered-in and chartered-out vessels that were based upon rates prepared by a third-party research firm and approved for our use by Company’s management (the “Scorpio Charter Rate Projections”);

(v)	held discussions with members of senior management of Company concerning, among other things, their evaluation of the Merger and Company’s and Scorpio’s respective businesses and operating environments, financial conditions, prospects and strategic objectives;

(vi)	reviewed certain internal estimates of the transaction costs and expenses estimated by management of Company and management of Scorpio to result from the Merger, prepared by management of Company and management of Scorpio, and approved for our use by Company’s management (the “Estimated Transaction Costs”);

(vii)	performed a net asset value analysis for each of Company and Scorpio, on a stand-alone basis and taking into account the Estimated Transaction Costs, using the Fleet Valuations and other information prepared and furnished to us by the management of Company and Scorpio, respectively;

(viii)	reviewed the historical market prices and trading activity for the shares of Scorpio Common Stock;

(ix)	compared financial information of Company with publicly available similar information for certain other similar public companies that we deemed to be relevant;

(x)	reviewed a draft, dated May 21, 2017, of the Agreement; and

(xi)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

As you are aware, we did not hold discussions with management of Scorpio.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. With regard to the Fleet Valuations, we have assumed, with your consent, that the Fleet Valuations provide an appropriate basis for evaluating Company and Scorpio, and we have relied upon such Fleet Valuations without independent verification thereof, in preparing this opinion. We have assumed with your consent that the Scorpio Charter Rate Projections and the assumptions underlying the Scorpio Charter Rate Projections, and all other financial analyses, estimates and forecasts provided to us by Company’s or Scorpio’s management, including the Estimated Transaction Costs, have been reasonably prepared in accordance with industry practice and represent the best currently available estimates and judgments as to the matters covered thereby. We assume no responsibility for and express no opinion as to the Scorpio Charter Rate Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by Company’s or Scorpio’s management, including the Estimated Transaction Costs. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of each of Company and Scorpio since the respective dates of the last financial statements made available to us. We have further relied with your consent upon the assurances of the management of Company and Scorpio that they are not aware of any facts that would make the information provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of Company or Scorpio. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Company or Scorpio, nor have we been furnished with any such evaluations or appraisals other than the Fleet Valuations, nor have we evaluated the solvency of Company or Scorpio under any applicable laws.

We also have assumed with your consent that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and the consummation of the Merger will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company or Scorpio or the contemplated benefits of the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of Company and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving Company or its assets. We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to Company or the effect of any other arrangement in which Company might engage and our opinion does not address the underlying decision by Company to engage in the Merger. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Merger, and our opinion does not address any other aspect or implication of the Merger, the Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. We further express no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Company or as to the underlying decision by Company to engage in the Merger. We also express no opinion as to the fairness of the amount or nature of the compensation to any of Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. At your direction, we express no opinion as to Scorpio’s offering of shares, including the price of any shares that will be offered, of Scorpio Common Stock in the Public Offering (as defined in the Agreement). In addition, we express no opinion as to the Vessel Purchase and Sale (as defined in the Agreement) or as to the prices or trading ranges at which the shares of Company Common Stock or the shares of Scorpio Common Stock will trade at any time.

This opinion does not constitute a recommendation to any holder of Company Common Stock as to how any shareholder should vote or act with respect to the Merger or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

This opinion is provided to the Board of Directors and the Transaction Committee of the Board of Directors (the “Transaction Committee”) in their capacities as such, in connection with and for the purposes of their evaluation of the Merger only and is not a recommendation as to any action the Board of Directors or the Transaction Committee should take with respect to the Merger or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including the Transaction Committee or any other committee of the Board of Directors, or Company, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document Company is required to file with the Securities and Exchange Commission in connection with the Merger. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to Company with respect to the Merger and have received and will receive a fee from Company for our services, a portion of which was paid as a work fee, a portion of which became payable upon our advising Company that we were prepared to deliver this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to Company or Scorpio and their respective affiliates and may receive compensation for the rendering of these services. Since the formation of PJT Partners Inc., our parent company, on October 1, 2015, we have acted as financial advisor to Company, for which we received compensation.

*        *        *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

ANNEX E

Marshall Islands Business Corporations Act

Division 10: Merger or Consolidation

§ 100. Right of dissenting shareholder to receive payment for shares.

Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions and receive payment of the fair value of his shares:

(a)    any plan of merger or consolidation to which the corporation is a party; or

(b)    any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all the net proceeds of sales be distributed to the shareholders in accordance with their respective interests within one (1) year after the date of sale; provided however,

(c)    that the right of a dissenting shareholder to receive payment of the fair value of his shares shall not be available under this section if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available under this section for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in Sections 96 and 98 (4) of this Division. [P.L. 1990-91, § 10.7; P.L 2009-15, § 100]

§ 101. Procedure to enforce shareholder’s right to receive payment for shares.

(1)    Objection by shareholder to proposed corporate action. A shareholder intending to enforce his rights under section 92 or 100 of this Act to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this Act or where the proposed action is authorized by written consent of shareholders without a meeting.

(2)    Notice by corporation to shareholders of authorized action. Within twenty (20) days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objections of from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

(3)    Notice by shareholder of election to dissent. Within twenty (20) days after the giving of notice to him, any shareholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 96 shall file a written notice of such election to dissent within twenty (20) days after the giving to him of a copy of the plan of merger or an outline of the material features thereof under section 96 of this division.

(4)    Dissent as to fewer than all shares. A shareholder may not dissent as to fewer than all the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to fewer than all the shares of such owner held of record by such nominee or fiduciary.

(5)    Effect of filing notice of election to dissent. Upon filing a notice of election to dissent, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares.

(6)    Offer by corporation to dissenting shareholder to pay for shares. Within seven (7) days after the expiration of the period within which shareholders may file their notices of election to dissent, or within seven (7) days after the proposed corporate action is consummated, which ever is later, the corporation or, in the case of a merger or consolidation, the surviving or consolidated corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. If within thirty (30) days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefore shall be made within thirty (30) days after the making of such offer upon the surrender of the certificates representing such shares.

(7)    Procedure on failure of corporation to pay dissenting shareholder. The following procedures shall apply if the corporation fails to make such offer within such period of seven (7) days, or if it makes the offer and any dissenting shareholder fails to agree with it within the period of thirty (30) days thereafter upon the price to be paid for shares owned by such shareholder:

(a)    The corporation shall, within twenty (20) days after the expiration of whichever is applicable of the two (2) periods last mentioned, institute a special proceeding in the High Court of the Republic in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. In the case of Marshall Islands corporations whose shares are traded on a national or local securities exchange located outside of the Marshall Islands, such proceedings may be instituted in any court in the country where the shares of the company are primarily traded. If, in the case of merger or consolidation, the surviving or consolidated corporation is a foreign corporation without an office in the Marshall Islands, such proceeding shall be brought in the country where the office of the domestic corporation, whose shares are to be valued, was located.

(b)    If the corporation fails to institute such proceedings within such period of twenty (20) days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty (30) days after the expiration of such twenty (20) day period. If such proceeding is not instituted within such thirty (30) day period, all dissenter’s rights shall be lost unless the court, for good cause shown, shall otherwise direct.

(c)    All dissenting shareholders, excepting those who, as provided in subsection (6) of this section have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporations shall serve a copy of the petition in such proceeding upon each dissenting shareholder in the manner provided by law for the service of a summons.

(d)    The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such a determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholder’s authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value.

(e)    The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined. Within sixty (60) days after the final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates representing his shares.

(8)    Disposition of shares acquired by the corporation. Shares acquired by the corporation upon the payment of the agreed value therefore or the amount due under the final order, as provided in this section, shall become treasury shares or be canceled except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(9)    Right to receive payment by dissenting shareholder as exclusive. The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any right to which he might otherwise be entitled by virtue of share ownership, except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to such shareholder. [P.L. 1990-91, § 10.8; amended by P.L. 1998-73, § 101.]

ANNEX F

Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB

Telephone: +44 20 3664 8000 sandp.ldn@arrowship.com

PRIVATE & CONFIDENTIAL

Nordea Bank AB (publ), New York Branch (as Agent and Lender)

ABN AMRO Bank NV (as Lender)

Skandinaviska Enskilda Banken AB (as Lender)

Dear Sirs

RE: Scorpio Tankers – 2016 Credit Facility as of December 31, 2016

As requested, we have made an assessment of the vessels listed below and following our appraisal, we are able to state that in our opinion the approximate fair and reasonable values as at 31st December 2016, as between a “willing Seller and a willing Buyer” are as shown below:

Name	Value
M/T “STI OPERA”	US $29,000,000
M/T “STI TEXAS CITY”	US $29,000,000
M/T “STI MERAUX”	US $29,000,000
M/T “STI SAN ANTONIO”	US $29,000,000
M/T “STI VIRTUS”	US $29,000,000
M/T “STI VENERE”	US $29,000,000
M/T “STI AQUA”	US $29,000,000
M/T “STI DAMA”	US $29,000,000
M/T “STI BENECIA”	US $29,000,000
M/T “STI REGINA”	US $29,000,000
M/T “STI ST.CHARLES”	US $29,000,000
M/T “STI YORKVILLE”	US $29,000,000
M/T “STI AMBER”	US $26,000,000
M/T “STI TOPAZ”	US $26,000,000
M/T “STI RUBY”	US $26,000,000
M/T “STI GARNET”	US $26,000,000

ALL FIGURES IN UNITED STATES DOLLARS

These opinions are arrived at on the understanding that the vessels would be in a position to give early delivery, within an acceptable area, free of charter and without giving value to any pooling arrangements, for cash payment on normal sale terms. We have presumed that the Sellers could give delivery of the vessels free from all debts, registered encumbrances and maritime liens.

A Division of Arrow Research Ltd.

Registered Office: Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB Registered in England 314 8180 VAT Registration No. 710 7440 68

We have not made a physical inspection nor have we inspected the classification records of the vessels but, for the purpose of this valuation, it has been presumed that the vessels are in a sound trading condition and have been maintained to standards expected for ships of their age and type. All vessels are presumed to comply fully with the latest IMO/MARPOL/SOLAS requirements and to be fully classed to the requirements of the Classification Society, free of recommendations with clean and valid trading certificates, conforming in all respects with the requirements of the appropriate registry.

The tankers are presumed to be acceptable for trading with the Oil Majors.

It is to be appreciated that the foregoing represents a statement of opinion only and is not representative of fact.

These valuations are given solely for the private use of the addressee and are not for publication or circulation without our prior written permission. This valuation is made as of the date specified and no assurance can be given that such value can be sustained or is realisable in actual transaction.

This valuation is given in good faith solely for your information but neither the Company nor its directors or employees shall be liable in any way whatsoever for any error or omission.

For and on behalf of

ARROW VALUATIONS

Janet McFee
Dated London:	16th January 2017	ARVAL-0117102

Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB

Telephone: +44 20 3664 8000 sandp.ldn@arrowship.com

PRIVATE & CONFIDENTIAL

BNP Paribas (the Agent)

16, rue de Hanovre

75002 Paris

France

Dear Sirs

RE: BNPP Credit Facility as of December 31, 2016

As requested, we have made an assessment of the vessels listed below and following our appraisal, we are able to state that in our opinion the approximate fair and reasonable values, as at 31st December 2016 as between a “willing Seller and a willing Buyer” are as shown below:

Name	Value
M/T “STI MEMPHIS”	US $29,000,000
M/T “STI BATTERY”	US $29,000,000

ALL FIGURES IN UNITED STATES DOLLARS

These opinions are arrived at on the understanding that the vessels would be in a position to give early delivery, within an acceptable area, free of charter and without giving value to any pooling arrangements, for cash payment on normal sale terms. We have presumed that the Sellers could give delivery of the vessels free from all debts, registered encumbrances and maritime liens.

We have not made a physical inspection nor have we inspected the classification records of the vessels but, for the purpose of this valuation, it has been presumed that the vessels are in a sound trading condition and have been maintained to standards expected for ships of their age and type. All vessels are presumed to comply fully with the latest IMO/MARPOL/SOLAS requirements and to be fully classed to the requirements of the Classification Society, free of recommendations with clean and valid trading certificates, conforming in all respects with the requirements of the appropriate registry.

The tankers are presumed to be acceptable for trading with the Oil Majors.

It is to be appreciated that the foregoing represents a statement of opinion only and is not representative of fact.

These valuations are given solely for the private use of the addressee and are not for publication or circulation without our prior written permission. This valuation is made as of the date specified and no assurance can be given that such value can be sustained or is realisable in actual transaction.

A Division of Arrow Research Ltd.

Registered Office: Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB Registered in England 314 8180 VAT Registration No. 710 7440 68

This valuation is given in good faith solely for your information but neither the Company nor its directors or employees shall be liable in any way whatsoever for any error or omission.

For and on behalf of

ARROW VALUATIONS

Janet McFee

Dated London:	9th January 2017	ARVAL-0117017

Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB

Telephone: +44 20 3664 8000 sandp.ldn@arrowship.com

PRIVATE & CONFIDENTIAL

NIBC BANK N.V. (as Agent)

Dear Sirs

RE: NIBC Credit Facility as of December 31, 2016

As requested, we have made an assessment of the vessels listed below and following our appraisal, we are able to state that in our opinion the current approximate fair and reasonable values, as between a “willing Seller and a willing Buyer” are as shown below:

Name	Value
M/T “STI FONTVIEILLE”	US $29,750,000
M/T “STI VILLE”	US $29,750,000

ALL FIGURES IN UNITED STATES DOLLARS

These opinions are arrived at on the understanding that the vessels would be in a position to give early delivery, within an acceptable area, free of charter and without giving value to any pooling arrangements, for cash payment on normal sale terms. We have presumed that the Sellers could give delivery of the vessels free from all debts, registered encumbrances and maritime liens.

We have not made a physical inspection nor have we inspected the classification records of the vessels but, for the purpose of this valuation, it has been presumed that the vessels are in a sound trading condition and have been maintained to standards expected for ships of their age and type. All vessels are presumed to comply fully with the latest IMO/MARPOL/SOLAS requirements and to be fully classed to the requirements of the Classification Society, free of recommendations with clean and valid trading certificates, conforming in all respects with the requirements of the appropriate registry.

The tankers are presumed to be acceptable for trading with the Oil Majors.

It is to be appreciated that the foregoing represents a statement of opinion only and is not representative of fact.

These valuations are given solely for the private use of the addressee and are not for publication or circulation without our prior written permission. This valuation is made as of the date specified and no assurance can be given that such value can be sustained or is realisable in actual transaction.

A Division of Arrow Research Ltd.

Registered Office: Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB Registered in England 314 8180 VAT Registration No. 710 7440 68

This valuation is given in good faith solely for your information but neither the Company nor its directors or employees shall be liable in any way whatsoever for any error or omission.

For and on behalf of

ARROW VALUATION

Janet McFee

Dated London:	31st December 2016	ARVAL-0117001

Nordea Bank AB, New York Branch as Agent

23rd Floor, 1211 Avenue of the Americas

New York, NY 10036

DNB Bank ASA

31st Floor, 200 Park Avenue

New York, NY 10166

ABN Amro Bank (Nederland) N.V.

Coolsingel 93, 3012 AE Rotterdam

The Netherlands

16th January 2017

Ref: cvl/18576-16

Dear Sirs,

In accordance with your request and subject to our Terms and Conditions which you have accepted, we have made an assessment of the below vessels, by collating brokers’ price ideas and using these, coupled with brokers’ market knowledge, as our reference points. We seek then to validate these ideas and that knowledge, where possible and appropriate, from details held on our database, from information shown in the relevant works of reference in our possession and from particulars given to us for the preparation of these valuations.

We should make it clear that we have not made a physical inspection of the below vessels, nor have we inspected the vessels’ Classification Records but we have assumed, for the purposes of these valuations, that the vessels were in good and seaworthy condition.

After consideration, we are of the opinion that the approximate market values of the below mentioned vessels, as at 31st December 2016, on the basis of prompt charterfree delivery, as between a willing Seller and a willing Buyer for cash payment under normal commercial terms, were:

Chemical & Oil Carriers
No.	Vessel Name	Dwt	Built	Builder	Loa (m)	Beam (m)	Main Engine	Charterfree Value as at 31-Dec-2016 (US$)
1	STI Duchessa	49,990	2014	Hyundai Mipo	183.1	32.2	MAN B&W 6G50ME-B9.3	28,750,000
2	STI Sapphire	49,990	2013	Hyundai Mipo	183.3	32.2	MAN B&W 6S50ME-B9.2	27,250,000

Clarkson Valuations Limited

Registered office address: Commodity Quay | St Katharine Docks | London | E1W 1BF | UK | England No. 3354934

T: +44 (0) 20 7334 0000 | www.clarksons.com

Quality system registered under ISO 9001, Certified by BSI, Licence Number FS 30573

VAT Number: GB 245 9035 56

1

3	STI Emerald	49,990	2013	Hyundai Mipo	183.3	32.2	MAN B&W 6S50ME-B9.2	27,250,000
4	STI Beryl	49,990	2013	Hyundai Mipo	183.3	32.2	MAN B&W 6S50ME-B9.2	27,250,000
5	STI Le Rocher	49,990	2013	Hyundai Mipo	183.3	32.2	MAN B&W 6S50ME-B9.2	27,250,000
6	STI Larvotto	49,990	2013	Hyundai Mipo	183.3	32.2	MAN B&W 6S50ME-B9.2	27,250,000
7	STI Onyx	49,990	2012	Hyundai Mipo	183.3	32.2	MAN B&W 6S50ME-B9.2	25,000,000

The figures set out above relate solely to a subjective opinion of the approximate market value, applying the methodology described above as at the above date and should not be taken to apply to any other date.

All statements made are statements of opinion and are not representations of fact. Any person contemplating entering a transaction of any nature whatsoever or otherwise having regard to these valuations should satisfy himself by an inspection of the vessel and its records, or otherwise, as to the correctness of the statements which these valuations contain.

No assurance or representation is given that the valuations given would have been sustained or that they would have been realisable in any actual transaction.

The vessels have been valued individually. If two or more ships were to have been placed on the market at the same time, no assurance may be given that the amount realisable would have been equal to the total of the individual values.

This statement has been provided solely for the private use of the person to whom it is addressed. By accepting the provision of our services under this Valuation Certificate, you have accepted our Terms and Conditions, a further copy of which is available upon request. The valuation is not for circulation or publication without our prior written consent and no responsibility may be accepted for any other person.

No person other than the named addressee of this valuation shall have any rights whatsoever against Clarkson Valuations Limited as arising out of or relating to this valuation under the Contract (Rights of Third Parties) Act 1999 or otherwise.

For and on behalf of CLARKSON VALUATIONS LIMITED

Director	Authorised Signatory

2

INDEPENDENT VALUATION REPORT

January 19, 2017

Re:  Scorpio Tankers Inc.

Vessel Valuation on the DVB Credit Facility

To the attention of:

DVB Bank America N.V. (as Facility Agent)

Gaitoweg 35

Willemstad, Curacao

COMPASS MARITIME - Valuation Credentials

The Compass Maritime Services brokerage team has an extensive record of appraising vessels and shipping assets on behalf of ship owners and operators, banks and financial institutions, attorneys, and insurance companies throughout the world. In addition to acting as brokers for the buying and selling of ships and offshore vessels, the team provides hundreds of ship valuations each year to its clients.

Compass Maritime is one of ten worldwide panel members on the Baltic Exchange Sale & Purchase Assessment Panel (BSPA) and one of six panel members of the Baltic Exchange Demolition Assessment Panel (BDA). Compass Maritime’s weekly data is included in the calculation of the respective Baltic Exchange ship valuation indices.

Valuations by Compass Maritime have been utilized in the prospectuses for the Initial Public Offerings (IPO) in the stock exchanges in the United States and overseas, annual reports of publicly traded companies, in the issuing of equity and debt (bonds), including valuations based on the Pfandbrief Act in Germany.

Compass Maritime provides the following types of vessel valuations:

•	Market Approach (basis prompt, charter-free delivery)

•	Income Approach. Our income approach valuation can entail detailed financial modeling on the calculation of future vessel earnings, calculation of discount rate & Weighted Average Cost of Capital (WACC) – even in cases that the interest expense is tied to LIBOR rates, and modeling on vessel residual values including statistical and VAR analysis.

•	Replacement Cost Method

•	Discounted Cash Flow Analysis (DCF)

•	Long Term Asset Value (LTAV) under Hamburg Shipbrokers Association Rules

To obtain a valuation, please contact valuations@compassmar.com

Page | 1

DESKTOP VALUATION CERTIFICATE

We would estimate fair market value as of December 31, 2016 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment and with no value to be given to any pooling arrangements:

mt “STI Wembley” (38,000 dwt Handymax Product Tanker built at HMD Oct 2014)

FAIR MARKET VALUE as of December 31, 2016 = $27,500,000

(Twenty-seven million five hundred thousand United States dollars)

mt “STI Milwaukee” (50,000 dwt MR Product Tanker built at HMD Oct 2014)

FAIR MARKET VALUE as of December 31, 2016 = $30,000,000

(Thirty million United States Dollars)

mt “STI Alexis” (114,000 dwt LR2 Product Tanker built at Daewoo Feb 2015)

FAIR MARKET VALUE as of December 31, 2016 = $47,000,000

(Forty-seven United States dollars)

mt “STI Seneca” (50,000 dwt MR Product Tanker built at HMD Jun 2015)

FAIR MARKET VALUE as of December 31, 2016 = $30,000,000

(Thirty million United States Dollars)

(Details given in good faith but without guarantee)

Page | 2

IMPORTANT DISCLAIMER

The valuation takes into consideration the Market, Income, & Cost approaches to value. That is to say, we will review the current and potential earnings of the vessel as well as the costs of replacing the asset. Under certain circumstances, there is a wide spread between a willing buyer’s “bid” and a willing seller’s “ask”. In these instances, we will weigh the different valuation approaches described above differently. The specific weighting will vary depending on the current market conditions and trends and the reliability and applicability of each approach at that time. It must be noted that the value of vessels can change very quickly and dramatically depending on the prevailing market conditions.

The valuation is valid only on the date first written above. No assurances can be given that the valuation will be sustained or is realizable in an actual transaction. COMPASS MARITIME SERVICES, LLC assumes that the vessel has been maintained in accordance with good commercial practice and is in class, in good working order, with all necessary trading certificates for world-wide trading, with her hull, machinery and equipment in a condition to be expected of a vessel of her age and type, in fair survey position and prepared for prompt charter free delivery in a commercial loading zone and free of any encumbrances, mortgages, liens, debts or claims whatsoever.

Neither COMPASS MARITIME SERVICES, LLC, nor the individual making the evaluation has inspected the vessel, her position of records or made any other independent inspection, investigation or examination whatsoever with respect to the vessel. Any interested party should conduct an independent inspection and investigation of the facts concerning the vessel. No one should rely on this value as a substitute for their own due diligence.

The evaluation is provided solely for the use of the persons to whom it is addressed. The value is to be used only for the specific purposes stated and any other use is invalid. No reliance may be made by any third party without our prior written consent.

COMPASS MARITIME SERVICES, LLC

Page | 3

INDEPENDENT VALUATION REPORT

January 19, 2017

Re:	Scorpio Tankers Inc.

Vessel Valuation on the KEXIM Credit Facility

To the attention of:

*	Export - Import Bank of Korea

*	Seven and Seven Ltd.

*	DNB Capital LLC

*	Skandinaviska Enskilda Banken AB (publ)

*	Siemens Financial Services, Inc. (together, the Lenders)

*	DNB BANK ASA, NEW YORK BRANCH (as Agent)

COMPASS MARITIME - Valuation Credentials

The Compass Maritime Services brokerage team has an extensive record of appraising vessels and shipping assets on behalf of ship owners and operators, banks and financial institutions, attorneys, and insurance companies throughout the world. In addition to acting as brokers for the buying and selling of ships and offshore vessels, the team provides hundreds of ship valuations each year to its clients.

Compass Maritime is one of ten worldwide panel members on the Baltic Exchange Sale & Purchase Assessment Panel (BSPA) and one of six panel members of the Baltic Exchange Demolition Assessment Panel (BDA). Compass Maritime’s weekly data is included in the calculation of the respective Baltic Exchange ship valuation indices.

Valuations by Compass Maritime have been utilized in the prospectuses for the Initial Public Offerings (IPO) in the stock exchanges in the United States and overseas, annual reports of publicly traded companies, in the issuing of equity and debt (bonds), including valuations based on the Pfandbrief Act in Germany.

Compass Maritime provides the following types of vessel valuations:

•	Market Approach (basis prompt, charter-free delivery)

•	Income Approach. Our income approach valuation can entail detailed financial modeling on the calculation of future vessel earnings, calculation of discount rate & Weighted Average Cost of Capital (WACC) – even in cases that the interest expense is tied to LIBOR rates, and modeling on vessel residual values including statistical and VAR analysis.

•	Replacement Cost Method

•	Discounted Cash Flow Analysis (DCF)

•	Long Term Asset Value (LTAV) under Hamburg Shipbrokers Association Rules

To obtain a valuation, please contact valuations@compassmar.com

Page | 1

DESKTOP VALUATION CERTIFICATE

We would estimate fair market value as of December 31, 2016 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment and with no value to be given to any pooling arrangements:

mt “STI Comandante” (38,000 dwt Handymax Product Tanker built at HMD May 2014)

mt “STI Brixton” (38,000 dwt Handymax Product Tanker built at HMD Jun 2014)

mt “STI Pimlico” (38,000 dwt Handymax Product Tanker built at HMD Jul 2014)

mt “STI Hackney” (38,000 dwt Handymax Product Tanker built at HMD Aug 2014)

mt “STI Acton” (38,000 dwt Handymax Product Tanker built at HMD Sep 2014)

mt “STI Fulham” (38,000 dwt Handymax Product Tanker built at HMD Sep 2014)

mt “STI Camden” (38,000 dwt Handymax Product Tanker built at HMD Sep 2014)

mt “STI Finchley” (38,000 dwt Handymax Product Tanker built at HMD Nov 2014)

mt “STI Clapham” (38,000 dwt Handymax Product Tanker built at HMD Nov 2014)

mt “STI Poplar” (38,000 dwt Handymax Product Tanker built at HMD Nov 2014)

FAIR MARKET VALUE as of December 31, 2016 = $27,500,000 per vessel

(Twenty-seven million five hundred thousand United States dollars per vessel)

mt “STI Elysees” (114,000 dwt LR2 Product Tanker built at HSHI Jul 2014)

mt “STI Madison” (114,000 dwt LR2 Product Tanker built at HSHI Sep 2014)

mt “STI Park” (114,000 dwt LR2 Product Tanker built at HSHI Sep 2014)

mt “STI Sloane” (114,000 dwt LR2 Product Tanker built at HSHI Nov 2014)

mt “STI Condotti” (114,000 dwt LR2 Product Tanker built at HSHI Nov 2014)

mt “STI Orchard” (115,000 dwt LR2 Product Tanker built at Daewoo Sep 2014)

mt “STI Broadway” (115,000 dwt LR2 Product Tanker built at Daewoo Nov 2014)

FAIR MARKET VALUE as of December 31, 2016 = $45,000,000 per vessel

(Forty-five million United States dollars per vessel)

mt “STI Veneto” (114,000 dwt LR2 Product Tanker built at HSHI Jan 2015)

FAIR MARKET VALUE as of December 31, 2016 = $47,000,000 per vessel

(Forty-seven million United States dollars per vessel)

(Details given in good faith but without guarantee)

Page | 2

IMPORTANT DISCLAIMER

The valuation takes into consideration the Market, Income, & Cost approaches to value. That is to say, we will review the current and potential earnings of the vessel as well as the costs of replacing the asset. Under certain circumstances, there is a wide spread between a willing buyer’s “bid” and a willing seller’s “ask”. In these instances, we will weigh the different valuation approaches described above differently. The specific weighting will vary depending on the current market conditions and trends and the reliability and applicability of each approach at that time. It must be noted that the value of vessels can change very quickly and dramatically depending on the prevailing market conditions.

The valuation is valid only on the date first written above. No assurances can be given that the valuation will be sustained or is realizable in an actual transaction. COMPASS MARITIME SERVICES, LLC assumes that the vessel has been maintained in accordance with good commercial practice and is in class, in good working order, with all necessary trading certificates for world-wide trading, with her hull, machinery and equipment in a condition to be expected of a vessel of her age and type, in fair survey position and prepared for prompt charter free delivery in a commercial loading zone and free of any encumbrances, mortgages, liens, debts or claims whatsoever.

Neither COMPASS MARITIME SERVICES, LLC, nor the individual making the evaluation has inspected the vessel, her position of records or made any other independent inspection, investigation or examination whatsoever with respect to the vessel. Any interested party should conduct an independent inspection and investigation of the facts concerning the vessel. No one should rely on this value as a substitute for their own due diligence.

The evaluation is provided solely for the use of the persons to whom it is addressed. The value is to be used only for the specific purposes stated and any other use is invalid. No reliance may be made by any third party without our prior written consent.

COMPASS MARITIME SERVICES, LLC

Page | 3

INDEPENDENT VALUATION REPORT

January 19, 2017

Re:	Scorpio Tankers Inc.

Vessel Valuation on the K-Sure Credit Facility

To the attention of:

*	DNB MARKETS, INC.

*	SKANDINAVISKA ENSKILDA BANKEN AB (publ)

*	KOREA EXCHANGE BANK

*	THE KOREA DEVELOPMENT BANK

*	CREDIT SUISSE AG

*	ING BANK N.V., LONDON BRANCH

*	DNB BANK ASA, NEW YORK BRANCH as Agent

COMPASS MARITIME - Valuation Credentials

The Compass Maritime Services brokerage team has an extensive record of appraising vessels and shipping assets on behalf of ship owners and operators, banks and financial institutions, attorneys, and insurance companies throughout the world. In addition to acting as brokers for the buying and selling of ships and offshore vessels, the team provides hundreds of ship valuations each year to its clients.

Compass Maritime is one of ten worldwide panel members on the Baltic Exchange Sale & Purchase Assessment Panel (BSPA) and one of six panel members of the Baltic Exchange Demolition Assessment Panel (BDA). Compass Maritime’s weekly data is included in the calculation of the respective Baltic Exchange ship valuation indices.

Valuations by Compass Maritime have been utilized in the prospectuses for the Initial Public Offerings (IPO) in the stock exchanges in the United States and overseas, annual reports of publicly traded companies, in the issuing of equity and debt (bonds), including valuations based on the Pfandbrief Act in Germany.

Compass Maritime provides the following types of vessel valuations:

•	Market Approach (basis prompt, charter-free delivery)

•	Income Approach. Our income approach valuation can entail detailed financial modeling on the calculation of future vessel earnings, calculation of discount rate & Weighted Average Cost of Capital (WACC) - even in cases that the interest expense is tied to LIBOR rates, and modeling on vessel residual values including statistical and VAR analysis.

•	Replacement Cost Method

•	Discounted Cash Flow Analysis (DCF)

•	Long Term Asset Value (LTAV) under Hamburg Shipbrokers Association Rules

To obtain a valuation, please contact valuations@compassmar.com

Page | 1

DESKTOP VALUATION CERTIFICATE

We would estimate fair market value as of December 31, 2016 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment and with no value to be given to any pooling arrangements:

mt “STI Battersea” (38,000 dwt Handymax Product Tanker built at HMD Oct 2014)

FAIR MARKET VALUE as of December 31, 2016 = $27,500,000 per vessel

(Twenty-seven million five hundred thousand United States dollars per vessel)

mt “STI Hammersmith” (38,000 dwt Handymax Product Tanker built at HMD Jan 2015)

mt “STI Rotherhithe” (38,000 dwt Handymax Product Tanker built at HMD Jan 2015)

FAIR MARKET VALUE as of December 31, 2016 = $29,500,000 per vessel

(Twenty-nine million five hundred thousand United States dollars per vessel)

mt “STI Mayfair” (52,000 dwt MR Product Tanker built at SPP Oct 2014)

mt “STI Soho” (52,000 dwt MR Product Tanker built at SPP Dec 2014)

mt “STI Tribeca” (52,000 dwt MR Product Tanker built at SPP Dec 2014)

mt “STI Gramercy” (52,000 dwt MR Product Tanker built at SPP Dec 2014)

FAIR MARKET VALUE as of December 31, 2016 = $30,000,000 per vessel

(Thirty million United States dollars per vessel)

mt “STI Bronx” (52,000 dwt MR Product Tanker built at SPP Feb 2015)

mt “STI Manhattan” (52,000 dwt MR Product Tanker built at SPP Mar 2015)

mt “STI Queens” (52,000 dwt MR Product Tanker built at SPP Apr 2015)

mt “STI Notting Hill” (52,000 dwt MR Product Tanker built at HMD May 2015)

mt “STI Westminster” (52,000 dwt MR Product Tanker built at SPP Jun 2015)

mt “STI Brooklyn” (52,000 dwt MR Product Tanker built at SPP Jul 2015)

FAIR MARKET VALUE as of December 31, 2016 = $31,500,000 per vessel

(Thirty-one million five hundred thousand United States dollars per vessel)

mt “STI Winnie” (115,000 dwt LR2 Product Tanker built at DSME Mar 2015)

mt “STI Oxford” (115,000 dwt LR2 Product Tanker built at HSHI Apr 2015)

mt “STI Lauren” (115,000 dwt LR2 Product Tanker built at DSME Apr 2015) mt

“STI Connaught” (115,000 dwt LR2 Product Tanker built at HSHI May 2015)

FAIR MARKET VALUE as of December 31, 2016 = $47,000,000 per vessel

(Forty-seven million United States dollars per vessel)

(Details given in good faith but without guarantee)

Page | 2

IMPORTANT DISCLAIMER

The valuation takes into consideration the Market, Income, & Cost approaches to value. That is to say, we will review the current and potential earnings of the vessel as well as the costs of replacing the asset. Under certain circumstances, there is a wide spread between a willing buyer’s “bid” and a willing seller’s “ask”. In these instances, we will weigh the different valuation approaches described above differently. The specific weighting will vary depending on the current market conditions and trends and the reliability and applicability of each approach at that time. It must be noted that the value of vessels can change very quickly and dramatically depending on the prevailing market conditions.

The valuation is valid only on the date first written above. No assurances can be given that the valuation will be sustained or is realizable in an actual transaction. COMPASS MARITIME SERVICES, LLC assumes that the vessel has been maintained in accordance with good commercial practice and is in class, in good working order, with all necessary trading certificates for world-wide trading, with her hull, machinery and equipment in a condition to be expected of a vessel of her age and type, in fair survey position and prepared for prompt charter free delivery in a commercial loading zone and free of any encumbrances, mortgages, liens, debts or claims whatsoever.

Neither COMPASS MARITIME SERVICES, LLC, nor the individual making the evaluation has inspected the vessel, her position of records or made any other independent inspection, investigation or examination whatsoever with respect to the vessel. Any interested party should conduct an independent inspection and investigation of the facts concerning the vessel. No one should rely on this value as a substitute for their own due diligence.

The evaluation is provided solely for the use of the persons to whom it is addressed. The value is to be used only for the specific purposes stated and any other use is invalid. No reliance may be made by any third party without our prior written consent.

COMPASS MARITIME SERVICES, LLC

Page | 3

INDEPENDENT VALUATION REPORT

January 19, 2017

Re:	Scorpio Tankers Inc.

Vessel Valuation on NIBC Credit Facility

To the attention of:

NIBC BANK N.V. (as Agent)

COMPASS MARITIME - Valuation Credentials

The Compass Maritime Services brokerage team has an extensive record of appraising vessels and shipping assets on behalf of ship owners and operators, banks and financial institutions, attorneys, and insurance companies throughout the world. In addition to acting as brokers for the buying and selling of ships and offshore vessels, the team provides hundreds of ship valuations each year to its clients.

Compass Maritime is one of ten worldwide panel members on the Baltic Exchange Sale & Purchase Assessment Panel (BSPA) and one of six panel members of the Baltic Exchange Demolition Assessment Panel (BDA). Compass Maritime’s weekly data is included in the calculation of the respective Baltic Exchange ship valuation indices.

Valuations by Compass Maritime have been utilized in the prospectuses for the Initial Public Offerings (IPO) in the stock exchanges in the United States and overseas, annual reports of publicly traded companies, in the issuing of equity and debt (bonds), including valuations based on the Pfandbrief Act in Germany.

Compass Maritime provides the following types of vessel valuations:

•	Market Approach (basis prompt, charter-free delivery)

•	Income Approach. Our income approach valuation can entail detailed financial modeling on the calculation of future vessel earnings, calculation of discount rate & Weighted Average Cost of Capital (WACC) – even in cases that the interest expense is tied to LIBOR rates, and modeling on vessel residual values including statistical and VAR analysis.

•	Replacement Cost Method

•	Discounted Cash Flow Analysis (DCF)

•	Long Term Asset Value (LTAV) under Hamburg Shipbrokers Association Rules

To obtain a valuation, please contact valuations@compassmar.com

Page | 1

DESKTOP VALUATION CERTIFICATE

We would estimate fair market value as of December 31, 2016 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment and with no value to be given to any pooling arrangements:

mt “STI FONTVIEILLE”

mt “STI VILLE”

Marshall Islands flag MR product tanker

Deadweight: 49,990 mts on 12.9 m draft

Built in 2013 at Hyundai Mipo Dockyard in Korea

Class: ABS

Gross: 29,715 / Net: 13,483

LOA: 183.31 m - Breadth 32.2 m - Depth 19.1 m

Oil Cap: 53,021 cbm

Tanks: 12

Pumps: 12

Tanks Coating: yes

SBT: yes, COW: yes, IGS: yes

IMO II/III

Main engine: MAN-B&W 6S50ME-B9 12,087 BHP

Generators: 3

(Details given in good faith but without guarantee)

FAIR MARKET VALUE as of December 31, 2016: 28,000,000 per vessel (Twenty-eight million United States dollars per vessel)

Page | 2

IMPORTANT DISCLAIMER

The valuation takes into consideration the Market, Income, & Cost approaches to value. That is to say, we will review the current and potential earnings of the vessel as well as the costs of replacing the asset. Under certain circumstances, there is a wide spread between a willing buyer’s “bid” and a willing seller’s “ask”. In these instances, we will weigh the different valuation approaches described above differently. The specific weighting will vary depending on the current market conditions and trends and the reliability and applicability of each approach at that time. It must be noted that the value of vessels can change very quickly and dramatically depending on the prevailing market conditions.

The valuation is valid only on the date first written above. No assurances can be given that the valuation will be sustained or is realizable in an actual transaction. COMPASS MARITIME SERVICES, LLC assumes that the vessel has been maintained in accordance with good commercial practice and is in class, in good working order, with all necessary trading certificates for world-wide trading, with her hull, machinery and equipment in a condition to be expected of a vessel of her age and type, in fair survey position and prepared for prompt charter free delivery in a commercial loading zone and free of any encumbrances, mortgages, liens, debts or claims whatsoever.

Neither COMPASS MARITIME SERVICES, LLC, nor the individual making the evaluation has inspected the vessel, her position of records or made any other independent inspection, investigation or examination whatsoever with respect to the vessel. Any interested party should conduct an independent inspection and investigation of the facts concerning the vessel. No one should rely on this value as a substitute for their own due diligence.

The evaluation is provided solely for the use of the persons to whom it is addressed. The value is to be used only for the specific purposes stated and any other use is invalid. No reliance may be made by any third party without our prior written consent.

COMPASS MARITIME SERVICES, LLC

Page | 3

INDEPENDENT VALUATION REPORT

January 19, 2017

Re:	Scorpio Tankers Inc.

Vessel Valuation – Scotiabank Credit Facility

To the attention of:

The Bank of Nova Scotia (the Agent)

COMPASS MARITIME - Valuation Credentials

The Compass Maritime Services brokerage team has an extensive record of appraising vessels and shipping assets on behalf of ship owners and operators, banks and financial institutions, attorneys, and insurance companies throughout the world. In addition to acting as brokers for the buying and selling of ships and offshore vessels, the team provides hundreds of ship valuations each year to its clients.

Compass Maritime is one of ten worldwide panel members on the Baltic Exchange Sale & Purchase Assessment Panel (BSPA) and one of six panel members of the Baltic Exchange Demolition Assessment Panel (BDA). Compass Maritime’s weekly data is included in the calculation of the respective Baltic Exchange ship valuation indices.

Valuations by Compass Maritime have been utilized in the prospectuses for the Initial Public Offerings (IPO) in the stock exchanges in the United States and overseas, annual reports of publicly traded companies, in the issuing of equity and debt (bonds), including valuations based on the Pfandbrief Act in Germany.

Compass Maritime provides the following types of vessel valuations:

•	Market Approach (basis prompt, charter-free delivery)

•	Income Approach. Our income approach valuation can entail detailed financial modeling on the calculation of future vessel earnings, calculation of discount rate & Weighted Average Cost of Capital (WACC) – even in cases that the interest expense is tied to LIBOR rates, and modeling on vessel residual values including statistical and VAR analysis.

•	Replacement Cost Method

•	Discounted Cash Flow Analysis (DCF)

•	Long Term Asset Value (LTAV) under Hamburg Shipbrokers Association Rules

To obtain a valuation, please contact valuations@compassmar.com

Page | 1

DESKTOP VALUATION CERTIFICATE

We would estimate fair market value as of December 31, 2016 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment as follows:

mt “STI ROSE”

Marshall Islands flag LR2 product tanker

Deadweight: 115,269 mts on 15.12 m draft Built in 2015 at Daehan

Shipbuilding in Korea

Class: NV

Gross: 62,684 / Net: 35,991

LOA: 255.9 m - Breadth 43.03 m - Depth 21.2 m

Oil Cap: 129,900 cbm

Tanks: 12

Pumps: 12

Tanks Coating: yes

SBT: yes, COW: yes, IGS: yes

Main engine: MAN-B&W 6G60ME-C9 15,228 BHP

Generators: 3

(Details given in good faith but without guarantee)

FAIR MARKET VALUE as of December 31, 2016: 47,000,000

(Forty-seven million United States dollars)

Page | 2

IMPORTANT DISCLAIMER

The valuation takes into consideration the Market, Income, & Cost approaches to value. That is to say, we will review the current and potential earnings of the vessel as well as the costs of replacing the asset. Under certain circumstances, there is a wide spread between a willing buyer’s “bid” and a willing seller’s “ask”. In these instances, we will weigh the different valuation approaches described above differently. The specific weighting will vary depending on the current market conditions and trends and the reliability and applicability of each approach at that time. It must be noted that the value of vessels can change very quickly and dramatically depending on the prevailing market conditions.

The valuation is valid only on the date first written above. No assurances can be given that the valuation will be sustained or is realizable in an actual transaction. COMPASS MARITIME SERVICES, LLC assumes that the vessel has been maintained in accordance with good commercial practice and is in class, in good working order, with all necessary trading certificates for world-wide trading, with her hull, machinery and equipment in a condition to be expected of a vessel of her age and type, in fair survey position and prepared for prompt charter free delivery in a commercial loading zone and free of any encumbrances, mortgages, liens, debts or claims whatsoever.

Neither COMPASS MARITIME SERVICES, LLC, nor the individual making the evaluation has inspected the vessel, her position of records or made any other independent inspection, investigation or examination whatsoever with respect to the vessel. Any interested party should conduct an independent inspection and investigation of the facts concerning the vessel. No one should rely on this value as a substitute for their own due diligence.

The evaluation is provided solely for the use of the persons to whom it is addressed. The value is to be used only for the specific purposes stated and any other use is invalid. No reliance may be made by any third party without our prior written consent.

COMPASS MARITIME SERVICES, LLC

Page | 3

Nordea Bank AB (publ), New York Branch as Agent

DNB BANK ASA

ABN AMRO BANK (NEDERLAND) N.V.

Name	IMO Number	Dwt	Type	Built	Yard	Value
STI ONYX	9629964	49,990	TANK	2012	Hyundai Mipo Dockyard Co Ltd	USD 25.50M
STI SAPPHIRE	9650573	49,990	TANK	2013	Hyundai Mipo Dockyard Co Ltd	USD 27.50M
STI EMERALD	9655913	49,990	TANK	2013	Hyundai Mipo Dockyard Co Ltd	USD 27.50M
STI BERYL	9658379	49,990	TANK	2013	Hyundai Mipo Dockyard Co Ltd	USD 27.50M
STI LE ROCHER	9645762	49,990	TANK	2013	Hyundai Mipo Dockyard Co Ltd	USD 27.50M
STI LARVOTTO	9645774	49,990	TANK	2013	Hyundai Mipo Dockyard Co Ltd	USD 27.50M
STI DUCHESSA	9669938	49,990	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 29.50M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 16 January 2017

VALUATION DISCLAIMER

(i) Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified. on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii) Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii) Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case, based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv) No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v) Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi) Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii) Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

Nordea Bank AB (publ), New York Branch (as Agent and Lender)

ABN AMRO Bank N.V. (as Lender)

Skandinaviska Enskilda Banken AB (as Lender)

Name	IMO Number	Dwt	Type	Built	Yard	Value
STI OPERA	9669940	49,990	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 29.50M
STI TEXAS CITY	9681106	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI MERAUX	9681118	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI SAN ANTONIO	9681120	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI VIRTUS	9686699	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI VENERE	9681390	49,990	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 29.50M
STI AQUA	9686704	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI DAMA	9686716	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI BENICIA	9681132	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI REGINA	9686728	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI ST CHARLES	9681144	49,990	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI YORKVILLE	9688350	49,990	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 29.50M
STI AMBER	9629926	49,990	TANK	2012	Hyundai Mipo Dockyard Co Ltd	USD 25.50M
STI TOPAZ	9629938	49,990	TANK	2012	Hyundai Mipo Dockyard Co Ltd	USD 25.50M
STI RUBY	9629940	49,990	TANK	2012	Hyundai Mipo Dockyard Co Ltd	USD 25.50M
STI GARNET	9629952	49,990	TANK	2012	Hyundai Mipo Dockyard Co Ltd	USD 25.50M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 18 January 2017

VALUATION DISCLAIMER

(i) Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii) Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii) Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case, based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv) No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v) Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi) Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii) Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

ABN AMRO Bank N.V. (the Agent)

DVB Bank SE

Landesbank Hessen-Thuringen Girozentrale

Name	IMO Number	Dwt	Type	Built	Yard	Value
STI SPIGA	9708148	109,999	TANK	06/2015	Daehan Shipbuilding - Haenam	USD 45.50M
STI SAVILE ROW	9708552	109,999	TANK	06/2015	Sungdong Shipbuilding & Eng	USD 45.50M
STI KINGSWAY	9712852	109,999	TANK	08/2015	Sungdong Shipbuilding & Eng	USD 45.50M
STI CARNABY	9708564	109,999	TANK	09/2015	Sungdong Shipbuilding & Eng	USD 45.50M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 31 December 2016

VALUATION DISCLAIMER

(i) Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii) Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii) Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case. based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv) No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v) Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi) Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii) Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

BNP Paribas (the Agent)

16, rue de Hanovre

75002 Paris

France

Name	IMO Number	Dwt	Type	Built	Yard	Value
STI MEMPHIS	9681156	49,995	TANK	2014	SPP Shipbuilding - Sacheon	USD 29.50M
STI BATTERY	9688362	49,990	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 29.50M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 16 January 2017

VALUATION DISCLAIMER

(i) Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii) Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii) Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case. based on our professional judgment. and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv) No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v) Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi) Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii) Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

DVB Bank America N.V. (as Facility Agent)

Gaitoweg 35

Willemstad, Curacao

Name	IMO Number	Dwt	Type	Built	Yard	Value
STI WEMBLEY	9691735	38,734	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 26.50M
STI MILWAUKEE	9686974	49,990	TANK	2014	Hyundai Mipo Dockyard Co Ltd	USD 29.50M
STI ALEXIS	9696694	109,999	TANK	2015	Daehan Shipbuilding - Haenam	USD 45.50M
STI SENECA	9704477	49,990	TANK	2015	Hyundai Mipo Dockyard Co Ltd	USD 32.00M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 24 January 2017

VALUATION DISCLAIMER

(i)	Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii)	Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii)	Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case, based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv)	No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v)	Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi)	Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii)	Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

ING Bank N.V., London Branch (the Agent)

Name	IMO Number	Dwt	Type	Built	Yard	Value
STI PONTIAC	9704465	49,990	TANK	03/2015	Hyundai Mipo Dockyard Co Ltd	USD 32.00M
STI BLACK HAWK	9704453	49,990	TANK	09/2015	Hyundai Mipo Dockyard Co Ltd	USD 32.00M
STI GRACE	9722584	109,999	TANK	03/2016	Daehan Shipbuilding - Haenam	USD 49.00M
STI OSCEOLA	9707807	49,990	TANK	04/2015	Hyundai Mipo Dockyard Co Ltd	USD 32.00M
STI LOMBARD	9708150	109,999	TANK	08/2015	Daehan Shipbuilding - Haenam	USD 45.50M
STI JERMYN	9722596	109,999	TANK	06/2016	Daehan Shipbuilding - Haenam	USD 49.00M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 04 January 2017

VALUATION DISCLAIMER

(i)	Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii)	Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii)	Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case, based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv)	No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v)	Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi)	Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii)	Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

The bank of Nova Scotia (the Agent)

Name:	STI ROSE	Type:	Crude/Oil Products Tanker
IMO Number:	9696682	Built:	01/2015
Dwt:	115,269	Yard:	Daehan Shipbuilding - Haenam

Estimated value:	USD 45.50M

as per	31 December 2016

This valuation is performed on “willing Seller and willing Buyer” basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions printed on the reverse side hereof.

Date: 03 January 2017

VALUATION DISCLAIMER

(i)	Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii)	Main valuation assumptions

This valuation is performed on the basis of “willing seller and willing buyer” at arm’s length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii)	Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case, based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalization of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid- or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise- or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv)	No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v)	Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi)	Addressees

This valuation is provided solely for the use of the person to whom it is addressed for the intended non-public purposes. No liability or responsibility can be accepted towards any other person, neither by ourselves or our officers or directors. The valuation should not be disclosed to any third party, published or circulated without our written permission.

(vii)	Date and duration

This valuation has been made as of the date specified and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.

Fearnsale / Fearnleys

VALUATION

as of 31 December 2016

for ABN AMRO Bank N.V. (the Agent)

DVB Bank SE

Landesbank Hessen-Thuringen Girozentrale

On the assumption that the vessels are in good order and in a condition in hull and machinery which is to be expected of vessels of their age, size and type, we are of the opinion - based on the available information and without sighting the vessels or their classification records - that the present market value of these vessels, as equipped, are approximately as stated below, cash on delivery and on the basis that they are sold without any charter attached. Our price assessment is furthermore based on a “willing seller and willing buyer” scenario.

Name and IMO number	Type	Built	DWT	Valuation in USD mill.
Sti Kingsway 9712852	Tanker	2015	109,999	46
Sti Savile Row 9708552	Tanker	2015	109,999	46
Sti Spiga 9708148	Tanker	2015	109,999	46
Sti Carnaby 9708564	Tanker	2015	109,999	46

The vessels have been valued on an individual basis. If all or some of the vessels were placed in the market at the same time, the total achieved may not amount to the sum of the individual values.

The figures mentioned above reflect our opinion of the market value of the above vessels on the date of this evaluation. No assurance can be given that such valuations can be sustained or are realisable in actual transactions.

We believe that the above valuation and particulars are reasonably accurate, but all statements made above are statements of opinion and are not to be taken as representations of fact.

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: LWA345159434

1

Anybody contemplating entering a transaction should satisfy himself by inspection or otherwise as to the correctness of the statements and assumptions made in this valuation.

This valuation has been provided solely for the private use of the addressee named above, is not for publication or circulation without our written permission and we shall not accept any responsibility towards any other person or entity.

Yours faithfully,

for MAERSK BROKER K/S

Henrik Franck	Aleksandra Cabaj

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: LWA345159434

2

VALUATION

as of 19 January 2017

for ING Bank N.V., London Branch (the Agent)

On the assumption that the vessels are in good order and in a condition in hull and machinery which is to be expected of vessels of their age, size and type, we are of the opinion - based on the available information and without sighting the vessels or their classification records - that the market value of these vessels, as equipped, are approximately as stated below, cash on delivery and on the basis that they are sold without any charter attached. Our price assessment is furthermore based on a “willing seller and willing buyer” scenario. We deem the value given below as a reflection of the valuation on 31 of December 2016, based on the conditions, information and variables available to us at the time of the valuation. Any developments since the date of the valuation has not been included.

Name and IMO number	Type	Built	DWT	Valuation in USD mill.
STI Pontiac 9704465	Tanker	2015	52,000	32.5
STI Black Hawk 9704453	Tanker	2015	52,000	32.5
STI Grace 9722584	Tanker	2016	110,000	49
STI Osceola 9707807	Tanker	2015	50,000	32.5
STI Lombard 9708150	Tanker	2015	110,000	46
STI Jermyn 9722596	Tanker	2016	110,000	49

The vessels have been valued on an individual basis. If all or some of the vessels were placed in the market at the same time, the total achieved may not amount to the sum of the individual values.

The figures mentioned above reflect our opinion of the approximate market value of the above vessels on the date of this evaluation. No assurance can be given that such valuations can be sustained or are realisable in actual transactions.

We believe that the above valuation and particulars are reasonably accurate, but all statements made above are statements of opinion and are not to be taken as representations of fact.

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: SDNA2017019

1

Anybody contemplating entering a transaction should satisfy himself by inspection or otherwise as to the correctness of the statements and assumptions made in this valuation.

This valuation has been provided solely for the private use of the addressee named above, is not for publication or circulation without our written permission and no responsibility can be accepted to any other person or entity.

Yours faithfully,

for MAERSK BROKER K/S

Henrik Franck	Alex Svolakis

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: SDNA2017019

2

VALUATION

as of 31 December 2016

for

Export-Import Bank of Korea

Seven and Seven Ltd.

DNB Capital LLC

Skandinaviska Enskilda Banken AB (publ)

Siemens Financial Services, Inc. (together, the Lenders)

DNB Bank ASA, New York Branch (the Agent)

On the assumption that the vessels are in good order and in a condition in hull and machinery which is to be expected of vessels of their age, size and type, we are of the opinion - based on the available information and without sighting the vessels or their classification records - that the present market value of these vessels, as equipped, are approximately as stated below, cash on delivery and on the basis that they are sold without any charter attached. Our price assessment is furthermore based on a “willing seller and willing buyer” scenario.

Name and IMO number	Type	Built	DWT	Valuation in USD mill.
STI Comandante 9686857	Tanker	2014	38,000	30
STI Brixton 9686869	Tanker	2014	38,000	30
STI Pimlico 9686871	Tanker	2014	38,000	30
STI Elysees 9688829	Tanker	2014	114,000	42.5
STI Hackney 9686883	Tanker	2014	38,000	30
STI Acton 9696553	Tanker	2014	38,000	30
STI Madison 9688831	Tanker	2014	114,000	42.5
STI Park 9690793	Tanker	2014	114,000	42.5
STI Fulham 9688374	Tanker	2014	38,000	30
STI Orchard 9690834	Tanker	2014	115,000	42.5
STI Camden 9688386	Tanker	2014	38,000	30

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: SDNA20170116

1

STI Sloane 9690808	Tanker	2014	114,000	42.5
STI Broadway 9690846	Tanker	2014	115,000	42.5
STI Condotti 9690810	Tanker	2014	114,000	42.5
STI Finchley 9696565	Tanker	2014	38,000	30
STI Clapham 9696577	Tanker	2014	38,000	30
STI Poplar 9696589	Tanker	2014	38,000	30
STI Veneto 9690822	Tanker	2015	114,000	46

The vessels have been valued on an individual basis. If all or some of the vessels were placed in the market at the same time, the total achieved may not amount to the sum of the individual values.

The figures mentioned above reflect our opinion of the market value of the above vessels on the date of this evaluation. No assurance can be given that such valuations can be sustained or are realisable in actual transactions.

We believe that the above valuation and particulars are reasonably accurate, but all statements made above are statements of opinion and are not to be taken as representations of fact.

Anybody contemplating entering a transaction should satisfy himself by inspection or otherwise as to the correctness of the statements and assumptions made in this valuation.

This valuation has been provided solely for the private use of the addressee named above, is not for publication or circulation without our written permission and we shall not accept any responsibility towards any other person or entity.

Yours faithfully,

for MAERSK BROKER K/S

Henrik Franck	Alex Svolakis

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: SDNA20170116

2

VALUATION

as of 16 January 2017

for

DNB MARKETS, INC.

SKANDINAVISKA ENSKILDA BANKEN (publ)

KOREA EXCHANGE BANK

THE KOREA DEVELOPMENT BANK

CREDIT SUISSE AG

ING BANK N.V., LONDON BRANCH

DNB BANK ASA, NEW YORK BRANCH as Agent

On the assumption that the vessels are in good order and in a condition in hull and machinery which is to be expected of vessels of their age, size and type, we are of the opinion - based on the available information and without sighting the vessels or their classification records - that the market value of these vessels, as equipped, are approximately as stated below, cash on delivery and on the basis that they are sold without any charter attached. Our price assessment is furthermore based on a “willing seller and willing buyer” scenario. We deem the value given below as a reflection of the valuation on 31 of December 2016, based on the conditions, information and variables available to us at the time of the valuation. Any developments since the date of the valuation has not been included.

Name and IMO number	Type	Built	DWT	Valuation in USD mill.
STI Mayfair 9686730	Tanker	2014	52,000	30.5
STI Battersea 9691723	Tanker	2014	38,000	30
STI Tribeca 9686742	Tanker	2015	52,000	32.5
STI Soho 9686754	Tanker	2014	52,000	30.5
STI Hammersmith 9706463	Tanker	2015	38,000	32
STI Rotherhithe 9706475	Tanker	2015	38,000	32
STI Gramercy 9686766	Tanker	2015	52,000	32.5
STI Bronx 9706839	Tanker	2015	52,000	32.5
STI Manhattan 9707261	Tanker	2015	52,000	32.5
STI Winnie 9696709	Tanker	2015	115,000	46

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: SDNA20170116

1

STI Oxford 9697595	Tanker	2015	115,000	46
STI Queens 9707273	Tanker	2015	52,000	32.5
STI Lauren 9696711	Tanker	2015	115,000	46
STI Connaught 9697600	Tanker	2015	115,000	46
STI Notting Hill 9706425	Tanker	2015	52,000	33.5
STI Westminster 9706437	Tanker	2015	52,000	33.5
STI Brooklyn 9706841	Tanker	2015	52,000	32.5

The vessels have been valued on an individual basis. If all or some of the vessels were placed in the market at the same time, the total achieved may not amount to the sum of the individual values.

The figures mentioned above reflect our opinion of the market value of the above vessels on the date of this evaluation. No assurance can be given that such valuations can be sustained or are realisable in actual transactions.

We believe that the above valuation and particulars are reasonably accurate, but all statements made above are statements of opinion and are not to be taken as representations of fact.

Anybody contemplating entering a transaction should satisfy himself by inspection or otherwise as to the correctness of the statements and assumptions made in this valuation.

This valuation has been provided solely for the private use of the addressee named above, is not for publication or circulation without our written permission and no responsibility can be accepted to any other person or entity.

Yours faithfully,

for MAERSK BROKER K/S

Henrik Franck	Alex Svolakis

MAERSK BROKER K/S 1, Midtermolen, DK-2100 Copenhagen , Denmark Phone: +45 3344 1515 Fax: +45 3344 1559 E-mail: valuations@maerskbroker.com

www.maerskbroker.com CVR 24 24 77 91 Ref: SDNA20170116

2

Navig8 Product Tankers Inc.

2nd Floor, Kinnaird House,

1 Pall Mall East,

London SW1Y 5AU

9th January 2017

Ref: cv1/18475-16

Dear Sirs,

In accordance with your request and subject to our Terms and Conditions which you have accepted, we have made an assessment of the below vessels, by collating brokers’ price ideas and using these, coupled with brokers’ market knowledge, as our reference points. We seek then to validate these ideas and that knowledge, where possible and appropriate, from details held on our database, from information shown in the relevant works of reference in our possession and from particulars given to us for the preparation of these valuations. PLEASE NOTE: We have relied upon price information provided by Brokers who are in the same group as those who, during the usual course of their business, have been commercially involved in the transaction of the vessels described below.

We should make it clear that we have not made a physical inspection of the below vessels, nor have we inspected the vessels’ Classification Records but we have assumed, for the purposes of these valuations, that the vessels were in good and seaworthy condition.

After consideration, we are of the opinion that the approximate market values of the below mentioned vessels, as at 31st December 2016, on the basis of charterfree delivery on the dates indicated, as between a willing Seller and a willing Buyer for cash payment under normal commercial terms, were:

Product Carriers
No.	Vessel Name	Dwt	Built	Builder	Loa (m)	Beam (m)	Main Engine	Charterfree Value as at 31/12/16 (US$)
1	Navig8 Supreme	109,999	Aug-16	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	47,000,000
2	Navig8 Steadfast	109,999	May-16	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	47,000,000
3	Navig8 Sanctity	109,999	Mar-16	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	47,000,000
4	Navig8 Symphony	109,999	Feb-16	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	47,000,000
5	Navig8 Solace	109,999	Jan-16	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	47,000,000
6	Navig8 Stability	109,999	Jan-16	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	47,000,000

Clarkson Valuations Limited

Registered office address: Commodity Quay | St Katharine Docks | London | E1W 1BF | UK | England No. 3354934

T: +44 (0) 20 7334 0000 | www.clarksons.com

Quality system registered under ISO 9001, Certified by BSI, Licence Number FS 30573

VAT Number: GB 245 9035 56

1

7	Navig8 Solidarity	109,999	Nov-15	Sungdong SB	249.9	44.0	MAN B&W 6G60ME-C9.2	44,000,000
8	N/B CSSC Hull H-068 tbn.’Navig8 Gratitude’	109,999	1Q 2017	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
9	N/B CSSC Hull H-067 tbn.’Navig8 Gladiator’	109,999	1Q 2017	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
10	N/B CSSC Hull H-062 tbn.’Navig8 Gauntlet’	109,999	1Q 2017	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
11	Navig8 Goal	109,999	Nov-16	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
12	Navig8 Guide	109,999	Oct-16	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
13	Navig8 Guard	109,999	Aug-16	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
14	Navig8 Gallantry	109,999	Jun-16	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
15	Navig8 Grace	109,999	May-16	CSSC Offshore Marine	250.0	44.0	MAN B&W 6G60ME-C9.2	44,750,000
16	Navig8 Prestige	74,000	Nov-16	SPP Sacheon	220.0	38.4	MAN B&W 6S60ME-C8.2	42,000,000
17	Navig8 Precision	74,000	Oct-16	SPP Sacheon	220.0	38.4	MAN B&W 6S60ME-C8.2	42,000,000
18	Navig8 Providence	74,000	Aug-16	SPP Sacheon	220.0	38.4	MAN B&W 6S60ME-C8.2	42,000,000
19	Navig8 Pride	74,000	Jul-16	SPP Sacheon	220.0	38.4	MAN B&W 6S60ME-C8.2	42,000,000
20	Navig8 Excellence	74,000	May-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	42,000,000
21	Navig8 Express	74,000	May-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	42,000,000
22	Navig8 Executive	74,000	May-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	42,000,000
23	Navig8 Experience	74,000	Mar-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	42,000,000
24	Navig8 Exceed	74,000	Feb-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6560ME-C8.2	42,000,000
25	Navig8 Expedite	74,000	Jan-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	42,000,000
26	Navig8 Excelsior	74,000	Jan-16	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	42,000,000
27	Navig8 Excel	74,000	Nov-15	STX SB (Jinhae)	219.0	38.0	MAN B&W 6S60ME-C8.2	39,500,000

2

The figures set out above relate solely to a subjective opinion of the approximate market value, applying the methodology described above as at the above date and should not be taken to apply to any other date.

All statements made are statements of opinion and are not representations of fact. Any person contemplating entering a transaction of any nature whatsoever or otherwise having regard to these valuations should satisfy himself by an inspection of the vessel and its records, or otherwise, as to the correctness of the statements which this valuation contains.

When making our assessment, we have assumed that the above mentioned newbuildings will be constructed under full supervision, by competent and qualified supervisors and will be in a position to give delivery in a sound and seaworthy trading condition.

When making our assessment, we have presumed that the original building contracts will remain in full force and effect and that all the benefits would accrue to any Buyer.

No assurance or representation is given that the valuations given would have been sustained or that they would have been realisable in any actual transaction.

The vessels have been valued individually. If two or more ships were to have been placed on the market at the same time, no assurance may be given that the amount realisable would have been equal to the total of the individual values.

This statement has been provided solely for the private use of the person to whom it is addressed, is not for circulation or publication without our prior written consent and no responsibility may be accepted for any other person.

No person other than the named addressee of this valuation shall have any rights whatsoever against Clarkson Valuations Limited as arising out of or relating to this valuation under the Contract (Rights of Third Parties) Act 1999 or otherwise.

For and on behalf of

CLARKSON VALUATIONS LIMITED

Director	Authorised Signatory

3

CERTIFICATE OF VALUATION

FOR:	NAVIG8
3 Temasek Ave, #25-01 Centennial Tower, Centennial Tower, Singapore 039190

Attn: KD Ahn

VESSEL	BUILT	DWT	ESTIMATED VALUE US$ M
NAVIG8 SOLIDARITY	2015	114,901	45.5
NAVIG8 SOLACE	2016	114,901	48.5
NAVIG8 STABILITY	2016	114,901	48.5
NAVIG8 SYMPHONY	2016	114,901	48.5
NAVIG8 SANCITY	2016	114,901	48.5
NAVIG8 STEADFAST	2016	114,901	48.5
NAVIG8 SUPREME	2016	114,901	48.5

This valuation is performed on a “willing Seller and willing Buyer” basis, assuming cash payment and normal commercial terms. This valuation is given to the best of our knowledge and based on our view of the sale & purchase market condition prevailing at the time mentioned subject to the vessel being delivered in an acceptable location, free of encumbrances, maritime liens and any other debts whatsoever, in sound seaworthy condition, in class, charter free and further subject to the terms and conditions printed on the final page hereof.

ESPEN ABRAHAMSEN S&P / Newbuilding

Date: 31.12.2016

Fearnleys Asia (Singapore) Pte Ltd	Visiting address:	Office numbers:
Co. Reg. No. 200616418N	3 Killiney Road #04-06/07	Tel: (65) 6305 0988
	Winsland House I	Fax: (65) 6736 1714
An Astrup Fearnley company	Singapore 239519	www.fearnleys.com

We have neither made a physical inspection of the vessel, nor have we inspected the vessel’s classification records. Our opinion is based on information of the vessel in the appropriate reference material and we assume no responsibility for the accuracy of such information. We have assumed the accuracy of the information provided to us and are not responsible for its verification. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition, in class and charter free.

This valuation and particulars are statements of opinion given in good faith and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date. Any typographical, clerical or other error or omission in any valuation certificate or other document issued by us shall be subject to correction without any liability on our part.

Any person contemplating entering a transaction or otherwise replying upon this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains. No assurance can be given that the value can be sustained or is realizable in actual transactions.

This valuation is provided solely for the use of the person to whom it is addressed and no responsibility can be accepted to any other person. The valuation should not be published or circulated without our prior written permission. No party other than the addressee shall have any rights against Fearnleys Asia (Singapore) Pte Ltd in relation to these valuations, by virtue of the Contracts (Rights of Third Parties) Act or otherwise.

This valuation shall be governed by and construed in accordance with the laws of England and Wales. Any and all disputes arising out of or in connection with this valuation, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (the “SCMA Rules”) for the time being in force at the commencement of the arbitration, which rules are deemed to be incorporated by reference in this paragraph.

CERTIFICATE OF VALUATION

FOR:	NAVIG8
3 Temasek Ave, #25-01 Centennial Tower, Centennial Tower, Singapore 039190

Attn: KD Ahn

VESSEL	BUILT	DWT	ESTIMATED VALUE US$ M
NAVIG8 GRACE	2016	112,400	47.5
NAVIG8 GALLANTRY	2016	112,400	47.5
NAVIG8 GUARD	2016	112,400	47.5
NAVIG8 GUIDE	2016	112,400	47.5
NAVIG8 GOAL	2016	112,400	47.5
NAVIG8 GAUNTLET	2017	112,400	48.5
NAVIG8 GLADIATOR	2017	112,400	48.5
NAVIG8 GRATITUDE	2017	112,400	48.5

This valuation is performed on a “willing Seller and willing Buyer” basis, assuming cash payment and normal commercial terms. This valuation is given to the best of our knowledge and based on our view of the sale & purchase market condition prevailing at the time mentioned subject to the vessel being delivered in an acceptable location, free of encumbrances, maritime liens and any other debts whatsoever, in sound seaworthy condition, in class, charter free and further subject to the terms and conditions printed on the final page hereof.

ESPEN ABRAHAMSEN S&P / Newbuilding

Date: 31.12.2016

Fearnleys Asia (Singapore) Pte Ltd	Visiting address:	Office numbers:
Co. Reg. No. 200616418N	3 Killiney Road #04-06/07	Tel: (65) 6305 0988
	Winsland House I	Fax: (65) 6736 1714
An Astrup Fearnley company	Singapore 239519	www.fearnleys.com

We have neither made a physical inspection of the vessel, nor have we inspected the vessel’s classification records. Our opinion is based on information of the vessel in the appropriate reference material and we assume no responsibility for the accuracy of such information. We have assumed the accuracy of the information provided to us and are not responsible for its verification. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition, in class and charter free.

This valuation and particulars are statements of opinion given in good faith and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date. Any typographical, clerical or other error or omission in any valuation certificate or other document issued by us shall be subject to correction without any liability on our part.

Any person contemplating entering a transaction or otherwise replying upon this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains. No assurance can be given that the value can be sustained or is realizable in actual transactions.

This valuation is provided solely for the use of the person to whom it is addressed and no responsibility can be accepted to any other person. The valuation should not be published or circulated without our prior written permission. No party other than the addressee shall have any rights against Fearnleys Asia (Singapore) Pte Ltd in relation to these valuations, by virtue of the Contracts (Rights of Third Parties) Act or otherwise.

This valuation shall be governed by and construed in accordance with the laws of England and Wales. Any and all disputes arising out of or in connection with this valuation, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (the “SCMA Rules”) for the time being in force at the commencement of the arbitration, which rules are deemed to be incorporated by reference in this paragraph.

CERTIFICATE OF VALUATION

FOR:	NAVIG8
3 Temasek Ave, #25-01 Centennial Tower, Centennial Tower, Singapore 039190

Attn: KD Ahn

VESSEL	BUILT	DWT	ESTIMATED VALUE US$ M
NAVIG8 EXCEL	2015	74,000	40
NAVIG8 EXCELSIOR	2016	74,000	43
NAVIG8 EXPEDITE	2016	74,000	43
NAVIG8 EXCEED	2016	74,000	43
NAVIG8 EXPERIENCE	2016	74,000	43
NAVIG8 EXECUTIVE	2016	74,000	43
NAVIG8 EXPRESS	2016	74,000	43
NAVIG8 EXCELLENCE	2016	74,000	43
NAVIG8 PRIDE	2016	74,000	43
NAVIG8 PROVIDENCE	2016	74,000	43
NAVIG8 PRECISION	2016	74,000	43
NAVIG8 PRESTIGE	2016	74,000	43

This valuation is performed on a “willing Seller and willing Buyer” basis, assuming cash payment and normal commercial terms. This valuation is given to the best of our knowledge and based on our view of the sale & purchase market condition prevailing at the time mentioned subject to the vessel being delivered in an acceptable location, free of encumbrances, maritime liens and any other debts whatsoever, in sound seaworthy condition, in class, charter free and further subject to the terms and conditions printed on the final page hereof.

ESPEN ABRAHAMSEN S&P / Newbuilding

Date: 31.12.2016

Fearnleys Asia (Singapore) Pte Ltd	Visiting address:	Office numbers:
Co. Reg. No. 200616418N	3 Killiney Road #04-06/07	Tel: (65) 6305 0988
	Winsland House I	Fax: (65) 6736 1714
An Astrup Fearnley company	Singapore 239519	www.fearnleys.com

We have neither made a physical inspection of the vessel, nor have we inspected the vessel’s classification records. Our opinion is based on information of the vessel in the appropriate reference material and we assume no responsibility for the accuracy of such information. We have assumed the accuracy of the information provided to us and are not responsible for its verification. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition, in class and charter free.

This valuation and particulars are statements of opinion given in good faith and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date. Any typographical, clerical or other error or omission in any valuation certificate or other document issued by us shall be subject to correction without any liability on our part.

Any person contemplating entering a transaction or otherwise replying upon this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains. No assurance can be given that the value can be sustained or is realizable in actual transactions.

This valuation is provided solely for the use of the person to whom it is addressed and no responsibility can be accepted to any other person. The valuation should not be published or circulated without our prior written permission. No party other than the addressee shall have any rights against Fearnleys Asia (Singapore) Pte Ltd in relation to these valuations, by virtue of the Contracts (Rights of Third Parties) Act or otherwise.

This valuation shall be governed by and construed in accordance with the laws of England and Wales. Any and all disputes arising out of or in connection with this valuation, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (the “SCMA Rules”) for the time being in force at the commencement of the arbitration, which rules are deemed to be incorporated by reference in this paragraph.